UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement.
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒  Definitive Proxy Statement.
☐  Definitive Additional Materials.
☐  Soliciting Material Pursuant to §240.14a-12.

INSWEB CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐  No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

INSWEB CORPORATION
10850 Gold Center Dr.
Suite 250
Rancho Cordova, CA 95670
Dear Stockholder:

You are invited to attend a special meeting of stockholders of InsWeb Corporation, which will be held on December 21, 2011 at 9:00AM, local time, at InsWeb’s corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670.

On October 10, 2011, InsWeb entered into an asset purchase agreement with Bankrate, Inc., pursuant to which InsWeb has agreed to sell substantially all of the operating assets of InsWeb, which we refer to as the “Asset Sale Transaction.”  InsWeb’s board of directors has unanimously approved the Asset Sale Transaction and recommends that stockholders vote in favor of such transaction.

At the special meeting of stockholders, you will be asked to approve the Asset Sale Transaction. You will also be asked to approve an amendment to our certificate of incorporation to change our name to Internet Patents Corporation, effective upon completion of the Asset Sale Transaction. Finally, you will be asked to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to InsWeb’s named executive officers in connection with the Asset Sale Transaction, including the agreements and understandings pursuant to which such compensation may be paid or become payable.  If there are insufficient votes to approve the Asset Sale Transaction, you will be asked to vote to adjourn or postpone the special meeting of stockholders to solicit additional proxies. The Asset Sale Transaction is conditioned upon receiving approval from the holders of a majority of the shares of common stock of InsWeb outstanding and entitled to vote thereon, but not on approval of the name change or compensation arrangements.

The accompanying proxy statement contains important information concerning the Asset Sale Transaction, certain benefits to be received by directors and executive officers of InsWeb in connection with the Asset Sale Transaction, specific information about the special meeting and how to cast your vote. We encourage you to read the accompanying proxy statement in its entirety.

Your vote is very important. Whether or not you plan to attend the special meeting of stockholders, please vote by proxy over the Internet, by telephone or by mailing the enclosed proxy card.

If your shares of InsWeb common stock are held in “street name” by your broker, bank or other nominee, then in order to vote you will need to instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, trust, bank or other nominee.

I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,
Hussein A. Enan
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Asset Sale Transaction, passed upon the merits or fairness of the Asset Sale Transaction or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated November 23, 2011 and is first being mailed to stockholders on or about November 28, 2011.

INSWEB CORPORATION
10850 Gold Center Dr.
Suite 250
Rancho Cordova, CA 95670

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on December 21, 2011

To Stockholders of InsWeb:

A special meeting of stockholders of InsWeb Corporation will be held on December 21, 2011 at 9:00AM, local time, at our corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670. At the special meeting, stockholders will be asked:

1)
To approve the sale of substantially all of the operating assets of InsWeb as contemplated by the asset purchase agreement between InsWeb and Bankrate, Inc., dated as of October 10, 2011 (as it may be amended from time to time in accordance with the terms thereof), a copy of which is attached as Appendix A to the accompanying proxy statement. We refer to this transaction as the “Asset Sale Transaction” and this proposal as the “Asset Sale Proposal;”

2)
To approve an amendment to our certificate of incorporation to change our name to Internet Patents Corporation effective upon completion of the Asset Sale Transaction. We refer to this proposal as the “Name Change Amendment Proposal;”

3)
To approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to InsWeb’s named executive officers in connection with the Asset Sale Transaction, including the agreements and understandings pursuant to which such compensation may be paid or become payable.  We refer to this as the “Compensation Proposal;” and

4)
To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal. We refer to this proposal as the “Proposal to Adjourn or Postpone the Special Meeting.”

By approving the Asset Sale Proposal, our stockholders are also authorizing us to make any non-material changes that our officers deem advisable to the asset purchase agreement and the other transaction documents contemplated in connection with the Asset Sale Transaction.

Our board of directors has fixed November 17, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, we had 6,406,066 shares of common stock outstanding and entitled to vote.

The proxy statement accompanying this notice is deemed to be incorporated into and forms part of this notice. The accompanying proxy statement, dated November 23, 2011, and proxy card for the special meeting are first being mailed to our stockholders on or about November 28, 2011.

Our board of directors has unanimously approved the asset purchase agreement and unanimously recommends that you vote “FOR” the Asset Sale Proposal, “FOR” the Name Change Amendment Proposal, “FOR” the Compensation Proposal, and “FOR” the Proposal to Adjourn or Postpone the Special Meeting. Your vote is very important. Please vote your shares by proxy whether or not you plan to attend the special meeting.

Only stockholders and persons holding proxies from stockholders may attend the special meeting. If your shares are registered in your name, you should bring a form of photo identification to the special meeting. If your shares are held in the name of a broker, bank or other nominee, you should bring a proxy or letter from that broker, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the special meeting. All stockholders are cordially invited to attend the special meeting.

By Order of the Board of Directors,

Hussein A. Enan
Chairman and Chief Executive Officer

Rancho Cordova, California
November 23, 2011

No Appraisal or Dissenters’ Rights	28
Interests of Certain Persons in the Asset Sale Transaction	28
Anticipated Accounting Treatment	30
Use of Proceeds	30
Material Income Tax Consequences	31
Vote Required	33
ASSET PURCHASE AGREEMENT	34
General	34
Purchase and Sale of Assets	34
Purchase Price	35
Voting and Support Agreements	35
Patent License Agreement	35
Conditions to Closing	36
Representations and Warranties	37
Covenants	39
Termination	42
PROPOSAL #2 NAME CHANGE AMENDMENT PROPOSAL	44
PROPOSAL #3 COMPENSATION PROPOSAL	45
PROPOSAL #4 PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING	47
RISK FACTORS	48
Risks Related to the Asset Sale Transaction	48
Risks Related to Our New Patent Licensing Business	49
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT OUR 2012 ANNUAL MEETING	53
HOUSEHOLDING OF MATERIALS	53
WHERE YOU CAN FIND MORE INFORMATION	53
OTHER MATTERS	54
APPENDIX A:	ASSET PURCHASE AGREEMENT
APPENDIX B:	OPINION OF GCA SAVVIAN
APPENDIX C:	INFORMATION ABOUT INSWEB CORPORATION
APPENDIX D:	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PERIOD ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2009
APPENDIX E:	INSWEB CORPORATION CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2009
APPENDIX F:	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2011
APPENDIX G:	INSWEB CORPORATION UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2011
APPENDIX H:	INSWEB CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX I:	INSWEB CORPORATION UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE BUSINESS TO BE SOLD
Exhibit 23	Consent of Independent Registered Public Accounting Firm

PROXY STATEMENT

InsWeb Corporation, a Delaware corporation (which we refer to as “InsWeb,” the “company,” “we,” “our,” and “us”) is soliciting the enclosed proxy for use at the special meeting of stockholders to be held on December 21, 2011 at 9:00AM, local time, at our corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670. This proxy statement, dated November 23, 2011, and proxy card are first being mailed to our stockholders on or about November 28, 2011.

SUMMARY TERM SHEET

This summary term sheet, together with the question and answer section that follows, highlights selected information from this proxy statement about the proposed sale of substantially all of the operating assets of InsWeb Corporation (which we refer to as the Asset Sale Transaction). This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the Asset Sale Transaction, you should carefully read this proxy statement and the asset purchase agreement attached hereto as Appendix A in their entirety. The location of the more detailed description of each item in this summary is provided in the parentheses in each sub-heading below. Also see “WHERE YOU CAN FIND MORE INFORMATION” on page 53.

Information About the Parties (page 15)

InsWeb Corporation

InsWeb Corporation was originally incorporated in California in February 1995 and re-incorporated in Delaware in October 1996, and is headquartered outside Sacramento, California. InsWeb’s headquarters and mailing address is 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670, and the telephone number at that location is (916) 853-3300. The principal InsWeb website is www.InsWeb.com.

InsWeb operates an online insurance marketplace that electronically matches consumers and providers of automobile, property, health, term life, and small business insurance. InsWeb has combined knowledge of the insurance industry, marketing and technological expertise and close relationships with insurance companies, agents and other providers to develop an integrated online marketplace. InsWeb’s marketplace enables consumers to research insurance-related topics, search for, analyze and compare insurance products, and request quotes for coverage for automobile, property, health, term life, and small business insurance. Management believes that the InsWeb marketplace supplies insurance providers with pre-qualified consumers at attractive acquisition costs, with the scalable, cost-efficient lead generation capabilities of InsWeb’s Internet-based model. On October 1, 2010, InsWeb acquired Potrero Media Corporation, which operates a complementary service focused on the health and term life insurance markets.

InsWeb’s principal source of revenues is transaction fees from participating insurance providers, which include insurance companies, national, statewide or nationwide insurance brokers, and local independent or exclusive agents (such as State Farm agents). Quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge.  InsWeb earns a majority of its revenues from participating insurance providers, based on the delivery of qualified leads from consumers who have completed an insurance form. In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website.  In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.” In addition, a minimal amount of revenue is derived from commissions earned by InsWeb’s licensed subsidiary on term life insurance policies sold prior to discontinuing that operation in April 2007. Collectively, we refer to these revenue generating operations as our lead generation business.

Bankrate, Inc.

Bankrate, Inc. is a leading publisher, aggregator and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes.  Bankrate also aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of nearly 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing on average over three million pieces of information daily. Bankrate’s comprehensive offering of personal finance content and product research has positioned it as a recognized personal finance authority with over 10,000 attributable media mentions or interviews in 2010, including numerous television features on major networks. Its online network, which consists of Bankrate.com, its flagship website, and its other owned and operated personal finance websites, had over 150 million visits in 2010. In addition, Bankrate distributes its content on a daily basis to over 175 major online partners and print publications, including some of the most recognized brands in the world.

Founded 35 years ago as a print-based financial and market data research business, Bankrate began moving online in 1996. Since 2004, under the leadership of its current management team, Bankrate has strategically broadened and diversified its product, content and consumer offerings through internal development activities and acquisitions. Bankrate now offers:

•	branded content that educates consumers and financial professionals on a variety of personal finance topics;

•	a market leading platform for consumers searching for competitive rates on mortgages, deposits, and money market accounts;

•	competitive quotes to consumers for auto, business, home, life, health and long-term care insurance from our network of insurance agents and carriers; and

•	comparative credit card offers to customers for consumer and business credit cards in the United States, Canada and the United Kingdom through our leading network of credit card websites.

Bankrate’s unique content and rate information is distributed through three main sources: its owned and operated websites, online co-brands, and print partners. Bankrate owns a network of content-rich, proprietary websites focused on specific vertical categories, including mortgages, deposits, insurance, credit cards and other personal finance categories. Bankrate also develops and provides web services to over 75 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, AOL, CNBC and Bloomberg. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

Asset Purchase Agreement (page 34 and Appendix A)

On October 10, 2011, we entered into an asset purchase agreement with Bankrate, Inc., pursuant to which we have agreed, subject to specified terms and conditions, including approval of the Asset Sale Transaction by our stockholders at the special meeting, to sell to Bankrate substantially all of the assets used in our insurance lead generation business, which we sometimes refer to as the lead generation business. We will retain primarily some cash and our patent portfolio. Bankrate generally will not assume liabilities associated with operation of the lead generation business prior to the closing of the Asset Sale Transaction other than liabilities related to the lead generation business to the extent set forth on a balance sheet to be delivered in connection with the closing and included in net working capital, contracts (other than real property leases) related to the lead generation business, post-closing liabilities to employees that are hired by Bankrate and that arise after the closing of the Asset Sale Transaction, and liabilities for taxes relating to the lead generation business that are attributable to periods arising after the closing of the Asset Sale Transaction.

A copy of the asset purchase agreement is attached as Appendix A to this proxy statement. We encourage you to read the asset purchase agreement in its entirety.

Purchase Price (page 35)

If the Asset Sale Transaction is completed, then at the closing Bankrate will be required to pay $65,000,000, in cash, to InsWeb, subject to a downward adjustment for the amount by which our non-cash working capital is less than $2,000,000 or an upward adjustment for the amount by which our non-cash working capital exceeds $2,000,000 (in each case, subject to a de minimis threshold).

Use of Proceeds (page 30)

Our company, and not our stockholders, will receive all of the net proceeds from the Asset Sale Transaction.  We anticipate using a portion of the net proceeds for general working capital purposes in connection with the development and operation of our new business focused on licensing and otherwise enforcing our patented technologies, which we sometimes refer to as our Patent Licensing Business.  In addition, we expect to use a significant portion of the net proceeds from the Asset Sale Transaction to make a special cash distribution to our stockholders in the first quarter of 2012.

Although our board of directors and management have had preliminary discussions regarding our operational needs in connection with the Patent Licensing Business, our board intends to continue to review with management the working capital needs, anticipated liabilities and potential strategic uses of capital in connection with the operation of such business.  Accordingly, we cannot specify with certainty the amount of net proceeds we will use for the Patent Licensing Business or the amount of the net proceeds that we will distribute to our stockholders.  Consequently, you should not vote in favor of the Asset Sale Transaction based upon any assumptions regarding the amount or timing of a special cash distribution to stockholders.

Reasons for the Asset Sale Transaction (page 20)

After taking into account all of the material factors relating to the asset purchase agreement and the Asset Sale Transaction, our board of directors unanimously concluded that the benefits of the asset purchase agreement and the Asset Sale Transaction outweigh the risks and that the asset purchase agreement and the Asset Sale Transaction are advisable and in the best interests of our company and our stockholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of our board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors (page 20)

After careful consideration, our board of directors unanimously recommends that you vote:

•	“FOR” the Asset Sale Proposal;

•	“FOR” the Name Change Amendment Proposal;

•	“FOR” the Compensation Proposal; and

•	“FOR” the Proposal to Adjourn or Postpone the Special Meeting.

Opinion of Our Financial Advisor (page 22 and Appendix B)

We retained GCA Savvian Advisors, LLC (“GCA Savvian”) as our financial advisor in connection with the Asset Sale Transaction.  At the meeting of our board of directors on October 7, 2011, GCA Savvian rendered to our board of directors its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, factors, and limitations set forth in the written opinion and described below, the aggregate consideration to be paid by Bankrate in the proposed Asset Sale Transaction was fair, from a financial point of view, to InsWeb.

The opinion of GCA Savvian was directed to, and for the use of, our board of directors in connection with its consideration of the Asset Sale Transaction, does not address the underlying business decision to proceed with or effect the Asset Sale Transaction or the relative merits of the Asset Sale Transaction as compared to any strategic alternatives that may be available to our company and does not constitute a recommendation as to how any of our stockholders should vote with respect to the Asset Sale Transaction.

The full text of the opinion of GCA Savvian dated as of October 7, 2011, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Appendix B to this proxy statement. We encourage you to read the opinion of GCA Savvian in its entirety.

Special Meeting (page 9)

Date, Time and Place.  The special meeting will be held on December 21, 2011 at 9:00AM, local time, at our corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on November 17, 2011, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you held at the close of business on the record date. There are 6,406,066 shares of our common stock entitled to be voted at the special meeting.

Required Vote.  The approval of the Asset Sale Proposal and of the Name Change Amendment Proposal each require the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting. The approval, on an advisory basis, of the Compensation Proposal, requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the special meeting.  If the Name Change Amendment Proposal and/or the Compensation Proposal is not approved, this will not affect approval of the Asset Sale Proposal; however, if the Asset Sale Proposal is not approved, neither the Name Change Amendment Proposal nor the Compensation Proposal will take effect.  If you attend the special meeting but abstain from voting, either in person or by proxy, or you hold your shares through a broker or other nominee and you do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, the Name Change Amendment proposal, and the Compensation Proposal.  If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal is greater than the number of shares voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting and no other business will be transacted thereat. Abstentions would have the same effect as a vote “AGAINST” this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

Proxy Solicitation.  We  have engaged Phoenix Advisory Partners to solicit proxies in connection with the matters to be voted on at the Special Meeting. The terms of the engagement require Phoenix Advisory Partners to telephone each non-objecting beneficial owner who owns at least 500 shares and to request their vote in favor of the proposals. Phoenix Advisory Partners has been authorized by our Board of Directors to take the vote of these shareholders by phone.  InsWeb will be solely responsible for the costs of the solicitation, which is anticipated to be less than $10,000.  Certain of InsWeb’s directors, officers and regular employees may also, without additional compensation, solicit proxies personally or by telephone or e-mail. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Following the original mailing, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Voting and Support Agreements (page 35)

In connection with the execution of the asset purchase agreement, Hussein A. Enan, our Chairman, Chief Executive Officer and Interim Chief Financial Officer, and various funds managed by Osmium Capital Partners, which, together with Mr. Enan, collectively owned approximately 40% of our outstanding shares on the date of the asset purchase agreement, have entered into voting and support agreements with Bankrate which obligate them to vote in favor of the Asset Sale Transaction and against other acquisition proposals.  Mr. Enan, who held approximately 24% of our outstanding shares on the date of the asset purchase agreement, has agreed that he will not, among other things, sell, transfer, assign, tender in any tender or exchange offer, or otherwise dispose of any of his shares or, with limited exceptions, exercise any stock options for our shares.

Interests of Certain Persons in the Asset Sale Transaction (page 28)

In considering the recommendation of our board of directors with respect to the Asset Sale Proposal, our stockholders should be aware that some of our directors and executive officers have interests in the Asset Sale Transaction that are different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them in approving the asset purchase agreement and the Asset Sale Transaction and recommending that our stockholders approve the Asset Sale Proposal. The interests include;

•
all outstanding options and other awards granted pursuant to the stock incentive plans held by our directors and executive officers will immediately vest upon the completion of the Asset Sale Transaction and will remain exercisable following the Asset Sale Transaction; and

•
certain of our executive officers are eligible to receive severance and other benefits in the case of qualifying terminations of employment (such as a termination of employment by us without "cause" or by the applicable executive officer for "good reason") in connection with a change in control under the InsWeb Corporation Executive Retention and Severance Plan.

Conditions to Closing (page 36)

The closing of the Asset Sale Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the asset purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, in addition to customary closing conditions, stockholder approval of the Asset Sale Proposal.

The obligation of Bankrate to complete the Asset Sale Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the asset purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others:

•	material performance by InsWeb of its covenants and agreements as specified in the asset purchase agreement;

•
generally, the truth and accuracy of each of InsWeb’s representations and warranties on the signing date and the closing date, except for changes contemplated by the asset purchase agreement or matters that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect;

•	approval by InsWeb’s stockholders;

•	absence of a material adverse effect, as defined in the asset purchase agreement;

•	absence of an injunction or other legal restraint; and

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the Hart-Scott-Rodino Act.

The obligation of InsWeb to complete the Asset Sale Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the asset purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others:

•	material performance by Bankrate of its covenants and agreements as specified in the asset purchase agreement;

•
generally, the truth and accuracy of each of Bankrate’s representations and warranties on the signing date and the closing date, except for changes contemplated by the Agreement or matters that, individually or in the aggregate, would not be reasonably likely to have a material and adverse effect on Bankrate’s ability to consummate the Asset Sale Transaction;

•	approval by InsWeb’s stockholders;

•	absence of an injunction or other legal restraint; and

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act.

No Solicitation of Transactions (page 39)

Generally, we and our subsidiaries and our representatives may not initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal, as defined in the asset purchase agreement.

If we receive a written unsolicited, bona fide acquisition proposal from a third party, however, we may furnish information to such third party and participate in discussions and negotiations regarding the acquisition proposal if our board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that the acquisition proposal constitutes or is reasonably likely to lead to a proposal that is superior to the Asset Sale Transaction.

Change of InsWeb Board Recommendation (page 39)

Our board of directors unanimously recommends that you vote for the Asset Sale Proposal. Our board of directors may withdraw or change its recommendation for approval of the Asset Sale Proposal only if it determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and we have engaged in good faith negotiations with Bankrate regarding potential changes to the terms of the asset purchase agreement for at least three business days.

Bankrate has the right to terminate the asset purchase agreement if our board of directors changes its recommendation prior to the approval by our stockholders of the Asset Sale Proposal. We do not have a right to terminate the asset purchase agreement upon a change in recommendation by our board of directors, and we are obligated to hold the special meeting notwithstanding such a change in recommendation.

Termination (page 42)

In certain circumstances, the asset purchase agreement may be terminated prior to the closing, as follows:

•	upon mutual written agreement of us and Bankrate;

•	by either party, if the Asset Sale Transaction has not closed by April 9, 2012;

•	by either party, if a court or governmental authority permanently restrains, enjoins or otherwise prohibits the Asset Sale Transaction;

•
by either party, if the other party has breached any representation, warranty, covenant or obligation contained in the asset purchase agreement in any material respect such that a closing condition would not be satisfied, and such breach or failure remains uncured for 30 days following written notice of such breach;

•	by us, if Bankrate’s conditions to closing have been satisfied for five continuous business days and Bankrate refuses to close;

•	by either party, if the approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained; and

•	by Bankrate, if there is a change in recommendation by our board of directors.

The termination of the asset purchase agreement generally relieves both parties from their obligations, except for certain obligations that customarily survive termination, including obligations relating to confidentiality. InsWeb is required to pay Bankrate a termination fee equal to $2,500,000 if:

•	Bankrate terminates the asset purchase agreement because our board of directors has changed its recommendation to stockholders;

•
either party terminates the asset purchase agreement because approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained after our board of directors has changed its recommendation to stockholders;

•
Bankrate terminates the asset purchase agreement because closing does not occur by April 9, 2012 or because approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained, and in either case, prior to such termination, there was another proposal to acquire our business disclosed publicly or to our stockholders, or another person announced an intention to make such a proposal, and, within nine months of termination, we enter into a definitive agreement or consummate another such transaction; or

•
Bankrate terminates the asset purchase agreement because we materially breach our obligations not to solicit other transactions or to hold a special meeting of our stockholders to approve the Asset Sale Proposal.

When the Asset Sale Transaction is Expected to be Completed (page 27)

We expect to complete the Asset Sale Transaction on the second business day after satisfaction or waiver of all of the closing conditions in the asset purchase agreement, including approval of the Asset Sale Proposal by our stockholders. Subject to the satisfaction or waiver of these conditions, we expect the Asset Sale Transaction to close by the end of 2011. However, there can be no assurance that the Asset Sale Transaction will be completed at all or, if completed, when it will be completed.

Effects on Our Company if the Asset Sale Transaction is Completed (page 27)

If the Asset Sale Transaction is completed, we will no longer conduct the lead generation business. Instead, we will focus on the new Patent Licensing Business. We intend to generate revenues and related cash flows from the grant of intellectual property rights for the use of, or pertaining to, our patented technologies. We currently own five issued patents and two patent applications. We may also consider the sale of one or more of our patents.

The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale Transaction. We believe that immediately after the Asset Sale Transaction we will continue to qualify for listing on the NASDAQ Capital Market. However, our business will be significantly smaller following the Asset Sale Transaction, and therefore we may fail to satisfy the continued listing standards of that market. If we are unable to satisfy the continued listing standards of the NASDAQ Capital Market, our common stock may be delisted from that market.

Effects on Our Company if the Asset Sale Transaction is Not Completed (page 28)

If the Asset Sale Transaction is not completed, we will continue our current focus on operating the lead generation business and we may consider and evaluate other strategic opportunities. We also will consider using a limited amount of our resources to generate patent licensing revenues as an ancillary business. In such a circumstance, there can be no assurances that our continued operation of the lead generation business, the patent monetization strategy or any alternative strategic opportunities will result in the same or greater value to our stockholders as the proposed Asset Sale Transaction.

If the asset purchase agreement is terminated under certain circumstances described in this proxy statement and set forth in the asset purchase agreement, we may be required to pay Bankrate a termination fee equal to $2,500,000.

Patent License Agreement (page 35)

At the closing of the Asset Sale Transaction, InsWeb and Bankrate will enter a patent license agreement granting Bankrate a non-exclusive, perpetual, royalty-free license to InsWeb’s patent portfolio. The terms of this license will not permit Bankrate to sublicense the patent rights to any unaffiliated third party.

No Appraisal or Dissenters’ Rights (page 28)

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale Proposal, the Name Change Amendment Proposal, the Compensation Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Anticipated Accounting Treatment (page 30)

Under generally accepted accounting principles, upon completion of the Asset Sale Transaction, we will remove the net assets and assumed liabilities sold from our consolidated balance sheet and we anticipate recording a gain from the Asset Sale Transaction.

Material Income Tax Consequences of the Asset Sale Transaction (page 31)

The Asset Sale Transaction will be treated for U.S. federal and state income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, we expect that our available net operating loss carryforwards will offset all or a substantial part of such gain.

The State of California has suspended the net operating loss carryforward deduction for the 2011 taxable year for any corporate taxpayer with annual federal taxable income, modified by any state adjustments, in excess of $300,000.  As a result, we will be unable to make any use of our California net operating loss carryforwards in 2011 for California tax purposes.

We may adopt a stockholder rights plan and an amendment to our bylaws intended to preserve our net operating loss carry forwards for federal tax purposes.  The rights plan and bylaw amendment would generally prevent or discourage certain ownership changes, including the acquisition of 4.9% or more of our common stock, that could result in the loss of all or a portion of our net operating loss carry forwards.  There is no assurance that the rights plan or the bylaw amendment will be adopted or that if adopted would have the intended effects. We do not anticipate that the rights plan and the bylaw amendment, if adopted, will affect the completion of the Asset Sale Transaction.

Risk Factors (page 48)

In evaluating the Asset Sale Proposal, in addition to the other information contained in this proxy statement, you should carefully consider the risk factors relating to the Asset Sale Transaction, our new Patent Licensing Business, and our company beginning on page 48, as well as the risk factors about our Company included as part of Appendix C – Information about InsWeb Corporation.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:           Why am I receiving this proxy statement?
A:           Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at the special meeting of stockholders, or at any adjournments or postponements of the special meeting.

Q:           When and where will the special meeting be held?
A:           The special meeting will be held on December 21, 2011, at 9:00AM local time, at our corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670.

Q:           What matters will the stockholders vote on at the special meeting?
A:           The stockholders will vote on the following four proposals:

•	To approve the Asset Sale Proposal;

•	To approve the Name Change Amendment Proposal;

•	To approve the Compensation Proposal; and

•	To approve the Proposal to Adjourn or Postpone the Special Meeting.

Q:           What is the Asset Sale Proposal?
A:           The Asset Sale Proposal is a proposal to sell substantially all of the operating assets of InsWeb, which we sometimes refer to as the lead generation assets, pursuant to an asset purchase agreement dated as of October 10, 2011 between InsWeb and Bankrate.

Q:           What will happen if the Asset Sale Proposal is approved by our stockholders?
A:           Under the terms of the asset purchase agreement, if the Asset Sale Proposal is approved by our stockholders and the other closing conditions under the asset purchase agreement have been satisfied or waived, we will sell substantially all of our operating assets to Bankrate and we will discontinue our lead generation business. By approving the Asset Sale Proposal, our stockholders are also authorizing us to make any non-material changes that our officers deem advisable to the asset purchase agreement and the other transaction documents contemplated by the asset purchase agreement in connection with the Asset Sale Transaction.

Q:           What is the Name Change Amendment Proposal?
A:           Under the asset purchase agreement, we have agreed promptly after the closing of the Asset Sale Transaction to change our corporate name and the corporate name of our subsidiaries, InsWeb Insurance Services, Inc. and Potrero Media Corporation, to names that do not include the words “InsWeb” or “Potrero.”  The Name Change Amendment Proposal is a proposal to change our name from “InsWeb Corporation” to “Internet Patents Corporation” effective upon completion of the Asset Sale Transaction.

Q:           What will happen if the Name Change Amendment Proposal is approved by our stockholders?
A:           If the Name Change Amendment Proposal is approved by our stockholders, then upon the completion of the Asset Sale Transaction, appropriate officers will be authorized and directed to take such steps and to execute such documents for and on behalf of InsWeb as may be necessary or proper to effectuate the name change through an amendment to our certificate of incorporation. If the Name Change Amendment Proposal is not approved, we will not effect the name change to “Internet Patents Corporation,” but because we have agreed with Bankrate to change our corporate name promptly after the closing of the Asset Sale Transaction, we will need to hold another special meeting of stockholders seeking stockholder approval of a change in our corporate name to a name that does not include the words “InsWeb” or “Potrero.”

Q:           What is the Compensation Proposal?
A:           The Compensation Proposal is a proposal to approve, on an advisory basis, the compensation that may be payable to InsWeb’s named executive officers that is based on or otherwise relates to the Asset Sale Transaction.

Q:           What will happen if the Compensation Proposal is approved by our stockholders?
A:           The approval or rejection of the Compensation Proposal is not binding on InsWeb or our board of directors, and approval of the Compensation Proposal is not a condition to completion of the Asset Sale Transaction. Therefore, if the Asset Sale Transaction is approved by our stockholders and completed, the compensation described in the Compensation Proposal may be payable to our named executive officers regardless of whether our stockholders approve the Compensation Proposal.

Q:           What is the Proposal to Adjourn or Postpone the Special Meeting?
A:           The Proposal to Adjourn or Postpone the Special Meeting is a proposal to permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative vote in favor of the Asset Sale Proposal is less than a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting.

Q:           What will happen if the Proposal to Adjourn or Postpone the Special Meeting is approved by our stockholders?
A:           If there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal, and the Proposal to Adjourn or Postpone the Special Meeting is approved at the special meeting, we will be able to adjourn or postpone the special meeting for purposes of soliciting additional proxies to approve the Asset Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Q:           Am I entitled to appraisal or dissenters’ rights in connection with the Asset Sale Proposal, the Name Change Amendment Proposal, the Compensation Proposal or the Proposal to Adjourn or Postpone the Special Meeting?
A:           No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the types of actions contemplated under the Asset Sale Proposal, the Name Change Amendment Proposal, the Compensation Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Q:           Who is entitled to vote at the special meeting?
A:           Holders of our common stock at the close of business on November 17, 2011, the record date for the special meeting established by our board of directors, are entitled to receive notice of, and to vote their shares at, the special meeting and any related adjournments or postponements. As of the close of business on the record date, there were 6,406,066 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:           What are the quorum requirements for the special meeting?
A:           The presence in person or by proxy of the holders of a majority of our outstanding shares of common stock that are entitled to vote at the special meeting constitutes a quorum. You are counted as present at the special meeting for quorum purposes if you are present and vote in person at the special meeting or if you properly submit a proxy by returning the proxy card accompanying this proxy statement in the postage-paid envelope provided or by the Internet procedures described under “Q: How do I vote?” A validly submitted proxy will result in your shares counting towards a quorum even if no voting instructions are provided.

Q:           What vote is required to approve each of the proposals?
A:           The approval of the Asset Sale Proposal and of the Name Change Amendment Proposal each require the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting. If you fail to vote, either in person or by proxy, or you attend the meeting or deliver a proxy but abstain from voting, or you do not instruct your broker or other nominee how to vote your shares, the resulting non-attendance, abstention or broker non-vote will have the same effect as a vote “AGAINST” the approval of such proposals.

The approval, on an advisory basis, of the Compensation Proposal, requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the special meeting.  If you neither attend the meeting nor deliver a proxy, this non-attendance will have no effect on the outcome of the vote on the Compensation Proposal.  If you attend the meeting or deliver a proxy, but abstain from voting, or you do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote will have the same effect as a vote “AGAINST” the approval of such proposals.

If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal is greater than the number of shares voted against that proposal. Non-attendance, abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting and no other business will be transacted thereat. Abstentions would have the same effect as a vote “AGAINST” this proposal and non-attendance and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

As of the record date, Hussein A. Enan, our Chairman, Chief Executive Officer and Interim Chief Financial Officer and various funds managed by Osmium Capital Partners representing an aggregate of approximately 39.1% of our outstanding common stock on that date have entered into voting and support agreements with Bankrate, pursuant to which they have agreed to vote all of their shares in favor of the Asset Sale Proposal.

Q:           How do I vote?
A:           You may vote by proxy or in person at the special meeting.

Voting in Person.  If you hold shares as a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Alternatively, you may provide us with a signed proxy card before voting is closed. If you would like to vote in person, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described below, so your vote will be counted if you are not able to attend. If your shares are held in street name, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting. To do this, you should contact your broker, bank or nominee as soon as possible.

Voting By Proxy.  If you hold your shares as stockholder of record, you may submit a proxy for your shares by mail, by telephone or on the Internet. If you submit a proxy by mail, by telephone or on the Internet, you should not return the proxy card accompanying this proxy statement.

●
Vote by Mail.  You may submit a proxy for your shares by mail by marking the proxy card accompanying this proxy statement, dating and signing it, and returning it to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Fax: 718.765.8712. Please allow sufficient time for mailing if you decide to submit a proxy for your shares by mail.

●
Vote on the Internet.  You may also submit a proxy for your shares on the Internet by following the instructions provided on the proxy card accompanying this proxy statement.  Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on December 20, 2011.

●
Vote by Telephone.  You may also submit a proxy for your shares by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Telephone voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on December 20, 2011.

If you hold your shares in street name, then you received this proxy statement from your broker, bank or nominee, along with a voting instruction card from your broker, bank or nominee. You will need to instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.  All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the stockholders giving those proxies.

Q:           What happens if I abstain?
A:           If you neither attend the special meeting nor delivery a proxy, the resulting non-attendance will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal and the Name Change Amendment Proposal, but will have no effect on the outcome of the vote for the Compensation Proposal or the Proposal to Adjourn or Postpone the Special Meeting.  If you attend the special meeting but abstain from voting, either in person or by proxy, the resulting abstention will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, the Name Change Amendment Proposal and the Compensation Proposal.  Abstentions will not have any effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if the proposal is submitted for stockholder action when a quorum is present at the special meeting. If the Proposal to Adjourn or Postpone the Special Meeting is submitted for stockholder action when a quorum is not present at the special meeting, abstentions will have the same effect as a vote “AGAINST” the proposal.

Q:           If I hold my shares in street name through my broker, will my broker vote these shares for me?
A:           If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote those shares. To do so, you should follow the voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct it how to vote, it will not have discretion to vote on any of the proposals at the special meeting.

Q:           What happens if I hold my shares in street name through my broker and I do not instruct my broker how to vote my shares?
A:           Brokers, banks or other nominees who hold shares in street name for their customers have the authority to vote on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on non-routine proposals when they have not received instructions from the beneficial owners of such shares. Each of the Asset Sale Proposal, the Name Change Amendment Proposal, the Compensation Proposal and the Proposal to Adjourn or Postpone the Special Meeting are non-routine proposals. As a result, absent instructions from the beneficial owner of such shares, brokers, banks and other nominees will not vote those shares. This is referred to as a “broker non-vote.” Broker non-votes are counted for purposes of determining whether there is a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, the Compensation Proposal and the Name Change Amendment Proposal. Broker non-votes will not have any effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting.

Q:           Can I change my vote?
A:           Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the special meeting by:

•	delivering to American Stock Transfer a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy (either by mail, by telephone or on the Internet) relating to the same shares prior to the vote at the special meeting; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to InsWeb c/o American Stock Transfer, American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Fax: 718.765.8712. You may request a new proxy card by calling our Corporate Secretary at (916) 853-3342.

If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Q:           What if I do not specify a choice for a matter when returning a proxy?
A:           If you hold your shares of record, proxies that are signed and returned without voting instructions will be voted in accordance with the recommendations of our board of directors. If your shares are held in street name, failure to give voting instructions to your broker, bank or other nominee will result in a broker non-vote.

Q:           What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:           If your shares are registered in your name, you are a stockholder of record. If your shares are held in an account with a broker, bank or another holder of record, these shares are held in street name.

Q:           Can I see a list of stockholders of record?
A:           You may examine a list of the stockholders of record as of the close of business on November 17, 2011 for any purpose germane to the special meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670. This list will also be made available at the special meeting.

Q:           What does it mean if I get more than one proxy card?
A:           If your shares are registered differently and are in more than one account, you may receive more than one proxy card. Please complete, sign, date, and return all of the proxy cards you receive regarding the special meeting to ensure that all of your shares are voted.

Q:           How are proxies solicited and what is the cost?
A:           We will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement. We have engaged Phoenix Advisory Partners to solicit proxies in connection with the matters to be voted on at the special meeting. The terms of the engagement require Phoenix Advisory Partners to telephone each non-objecting beneficial owner who owns at least 500 shares and to request their vote in favor of the proposals. Phoenix Advisory Partners has been authorized by our Board of Directors to take the vote of these shareholders by phone.  InsWeb will be solely responsible for the costs of the solicitation, which is anticipated to be less than $10,000.

Certain of InsWeb’s directors, officers and regular employees may also, without additional compensation, solicit proxies personally or by telephone or e-mail. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Following the original mailing, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Q:           What should I do if I have questions regarding the special meeting?
A:           If you have any questions about how to cast your vote for the special meeting or would like copies of any of the documents referred to in this proxy statement, you should call our Corporate Secretary at (916) 853-3342.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identifies forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those set forth under “RISK FACTORS,” on page 48, below, as well as the risk factors about our Company included as part of Appendix C – Information about InsWeb Corporation.

Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this proxy statement may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of InsWeb management as of the date of this proxy statement. Except as required by applicable law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

PROPOSAL #1
ASSET SALE PROPOSAL

Parties to the Asset Purchase Agreement

InsWeb Corporation

InsWeb operates an online insurance marketplace that electronically matches consumers and providers of automobile, property, health, term life, and small business insurance. InsWeb has combined knowledge of the insurance industry, marketing and technological expertise and close relationships with insurance companies, agents and other providers to develop an integrated online marketplace. InsWeb’s marketplace enables consumers to research insurance-related topics, search for, analyze and compare insurance products, and request quotes for coverage for automobile, property, health, term life, and small business insurance. Management believes that the InsWeb marketplace supplies insurance providers with pre-qualified consumers at attractive acquisition costs, with the scalable, cost-efficient lead generation capabilities of InsWeb’s Internet-based model. On October 1, 2010, InsWeb acquired Potrero Media Corporation, which operates a complementary service focused on the health and term life insurance markets.

InsWeb’s principal source of revenues is transaction fees from participating insurance providers, which include insurance companies, national, statewide or nationwide insurance brokers, and local independent or exclusive agents (such as State Farm agents).  Quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge.  InsWeb earns a majority of its revenues from participating insurance providers, based on the delivery of qualified leads from consumers who have completed an insurance form.  In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website.  In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.” In addition, a minimal amount of revenue is derived from commissions earned by InsWeb’s licensed subsidiary on term life insurance policies sold prior to discontinuing that operation in April 2007. Collectively, we refer to these revenue generating operations as the lead generation business.

Bankrate, Inc.

Bankrate, Inc. is a leading publisher, aggregator and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes.  Bankrate also aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of nearly 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing on average over three million pieces of information daily. Bankrate’s comprehensive offering of personal finance content and product research has positioned it as a recognized personal finance authority with over 10,000 attributable media mentions or interviews in 2010, including numerous television features on major networks. Its online network, which consists of Bankrate.com, its flagship website, and its other owned and operated personal finance websites, had over 150 million visits in 2010. In addition, Bankrate distributes its content on a daily basis to over 175 major online partners and print publications, including some of the most recognized brands in the world.

Founded 35 years ago as a print-based financial and market data research business, Bankrate began moving online in 1996. Since 2004, under the leadership of its current management team, Bankrate has strategically broadened and diversified its product, content and consumer offerings through internal development activities and acquisitions. Bankrate now offers:

•	branded content that educates consumers and financial professionals on a variety of personal finance topics;

•	a market leading platform for consumers searching for competitive rates on mortgages, deposits, and money market accounts;

•	competitive quotes to consumers for auto, business, home, life, health and long-term care insurance from our network of insurance agents and carriers; and

•	comparative credit card offers to customers for consumer and business credit cards in the United States, Canada and the United Kingdom through our leading network of credit card websites.

Bankrate’s unique content and rate information is distributed through three main sources: its owned and operated websites, online co-brands, and print partners. Bankrate owns a network of content-rich, proprietary websites focused on specific vertical categories, including mortgages, deposits, insurance, credit cards and other personal finance categories. Bankrate also develops and provides web services to over 75 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, AOL, CNBC and Bloomberg. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

Background of the Asset Sale Transaction

Over the past several years, the online insurance lead generation industry has become increasingly competitive. As one of the few publicly traded companies in the industry, InsWeb is faced with a cost structure that makes it difficult to grow revenues and increase profitability. Our board of directors and senior management have periodically reviewed various strategic alternatives in light of the operational challenges facing our company.  Examples of past initiatives include, our workforce reduction in September 2009 to lower our operating costs, and our acquisition of Potrero Media in October 2010 to diversify and strengthen our insurance product offerings and to add online marketing expertise.

During the fall of 2009, we began a series of discussions with Bankrate and another potential purchaser, referred to below as Party B, a private equity fund, concerning a possible business combination. Bankrate operates an insurance lead generation service, and InsWeb and Bankrate have had a long-standing business relationship pursuant to the standard industry practice of companies determining whether to send leads through other companies as well as to their own potential buyers if that maximizes the revenue from any given lead.  When leads are sent through another company, the revenue generated from any additional sales are shared among the originating company and subsequent company that brought the additional buyer.

On September 15, 2009, InsWeb entered into a Mutual Non-Disclosure Agreement with Party B.

On October 30, 2009 and November 13, 2009, Mr. Enan met with representatives of Bankrate and its controlling stockholder to discuss the possibility of combining InsWeb’s and Bankrate’s services. No decisions were reached at these meetings, but the parties agreed to continue discussions.

On November 11, 2009, InsWeb and Bankrate executed a Mutual Non-Disclosure Agreement and began to exchange more detailed information concerning their respective operations. InsWeb rejected some of Bankrate’s information requests on the grounds that the information that was sought was potentially competitively sensitive.  On January 13, 2010, Bankrate informed InsWeb that it had enough information and would discuss a potential transaction with its board of directors. No term sheet or detailed description of the transaction was created by the parties at this time. InsWeb was not informed expressly of the decision by Bankrate’s board, but Bankrate did not provide any further indication of interest in a potential transaction with InsWeb during the remainder of 2010.

On December 3, 2009, Mr. Enan had preliminary discussions with Party B to gauge the parties’ mutual interest in exploring a potential transaction in which the private equity firm would obtain a controlling interest in InsWeb and in a competing insurance lead generation business.  On December 8, 2009, Dennis Chookaszian, a member of our board of directors, met with representatives of Party B to discuss in general terms how a transaction might be structured. On December 15, 2009, Mr. Chookaszian had a follow-up telephone conversation with Party B.

On December 16, 2009, Mr. Enan had another meeting with Party B and representatives of the other competing insurance lead generation business Party B was considering acquiring to discuss each company’s respective operations, possible synergies from a combination of the competing operations, and potential deal structures.

In the later part of 2009 and early 2010, InsWeb and Party B exchanged information about their respective operations.  In January 2010, Mr. Enan and a representative of the other company met to discuss synergies and management of a potential combined organization.

Believing that the structure of a potential transaction with Party B could result in Mr. Enan’s interests not being aligned with other stockholders, on January 25, 2010, InsWeb’s board of directors authorized a special committee and empowered it to negotiate on behalf of the company. Mr. Chookaszian was named the chairman of the special committee.

On January 25, 2010, Party B delivered a draft letter of intent for a proposed transaction. The letter of intent suggested a transaction structure in which Party B would offer $6 per share to each InsWeb stockholder, except for specific stockholders, including Mr. Enan, who would be allowed to exchange their shares of InsWeb common stock for shares of a new corporation controlled by Party B. Option holders would receive the difference between $6 and their option exercise price. The letter of intent contained a “no-shop” provision that would prevent InsWeb from soliciting or negotiating with other potential bidders.

InsWeb did not sign the letter of intent, but continued to discuss a potential transaction with Party B. On February 3, 2010 representatives of Party B met with InsWeb’s board of directors. On February 5, Party B resubmitted its transaction proposal and raised its offer to $6.50 per share.  The InsWeb board of directors did not accept the modified proposal from Party B.

In August 2010, InsWeb began preliminary discussions with Party C, a private equity firm, regarding a potential strategic transaction that would result in a combination of InsWeb and an insurance lead generation company that Party C had previously acquired. Based on very limited initial due diligence, Party C indicated that an acceptable valuation of InsWeb’s business would be $75 million, plus the amount InsWeb had paid for Potrero Media, an online insurance lead generation business focused on the health insurance industry InsWeb had acquired on October 1, 2010, for approximately $12 million in a combination of cash, equity and contingent cash consideration.  However, Party C informed InsWeb in September 2010 that it was not interested in proceeding with a transaction.

In the first half of 2011, InsWeb began to receive inquiries from a number of parties, including Bankrate and Party C, regarding InsWeb’s interest in engaging in discussions relating to a strategic transaction. InsWeb determined that the preferred transaction structure would be a sale of the lead generation assets rather than a sale of the company as had been the basis of the previous discussions outlined above.  InsWeb believed that this structure would be more attractive to potential purchasers and would potentially increase the value they ascribed to the company, and InsWeb expected that it would be able to use its net operating loss carryforwards for tax purposes to offset a substantial part of the gain that would be recognized in the transaction.

In May 2011, InsWeb authorized GCA Savvian, which it had previously engaged as its financial advisor in connection with its acquisition of Potrero Media, to start work on preparing InsWeb for an auction process, and InsWeb began developing presentation materials for distribution to prospective bidders in the planned auction process.

Between July 11, 2011 and July 18, 2011, GCA Savvian contacted fourteen parties, including Bankrate and Party C, to gauge their interest in a potential transaction structured as an asset purchase.  InsWeb entered into non-disclosure agreements with six of these parties, each of which received a written management presentation that described the lead generation business and suggested possible synergies or market opportunities.

At its meeting on July 18, 2011, the board of directors discussed the status of the bidding process, their fiduciary duties in connection with a significant corporate transaction such as the Asset Sale Transaction, and the selection of outside legal advisors.  In addition, the audit committee pre-approved the provision of tax consulting services by Ernst & Young LLP in connection with the transaction.

In-person or teleconference meetings were held between management, GCA Savvian and representatives of each of the six parties between July 26, 2011 and August 9, 2011.  The meetings provided the interested parties with a basic understanding of InsWeb’s lead generation assets.  Following the meetings, the six parties were given access to a set of preliminary due diligence materials. InsWeb established a deadline of August 15, 2011 for the parties to provide a preliminary, non-binding indication of interest, including the aggregate value such party ascribed to InsWeb’s lead generation assets.

Three parties opted not to continue discussions. The remaining three parties, including Bankrate, timely submitted a preliminary, non-binding indication of interest as follows:

•	Bankrate ascribed an aggregate asset value of $61 million and also included a requirement for an escrow of a portion of the consideration.

•
Party C provided a range for the aggregate asset value of $48.8 million to $97.5 million, stating that the broad range was due to the need for further due diligence. Party C also indicated that they may use private company stock as a form of consideration for payment to InsWeb.

•	Party D ascribed a range for the aggregate asset value of $50 million to $60 million.

On August 17, 2011, the board of directors reviewed the results of the auction process, including the reasons provided by companies that did not submit a bid during phase one of the auction process. The board of directors determined that the phase one bids indicated serious interest in the assets by each of the three bidders and instructed management and GCA Savvian to move the three bidders into the second phase of the bidding process, including access to expanded due diligence materials. The board of directors also authorized the company to engage Sidley Austin LLP as its outside legal advisor.

On August 19, 2011, Bankrate and Parties C and D were told that they would be invited to Phase II of the sale process to continue more detailed diligence on the InsWeb lead generation business. From August 19, 2011 through September 19, 2011, the three bidders had access to GCA Savvian and InsWeb management for follow-up discussions and meetings.  On September 2, 2011, Bankrate and Parties C and D received a draft asset purchase agreement. The bidders were informed that their final bids were due on September 19, 2011.  Bankrate held conference calls and exchanged emails with GCA Savvian and members of InsWeb’s management team regarding the information provided in this phase of the bidding process, including InsWeb’s insurance agent network, the inclusion or exclusion of specific assets or liabilities in the working capital adjustment, and taxation.  Bankrate’s senior management team also held in person meetings with InsWeb’s senior management team in San Francisco on September 1, 2011.

On September 13, 2011, InsWeb’s management held a conference call with outside counsel for Bankrate concerning InsWeb’s ability to satisfy its on-going obligations to Bankrate after closing given InsWeb’s rejection of Bankrate’s request for an escrow provision.  Representatives from Sidley Austin LLP and GCA Savvian participated in this call.

On September 19, 2011, InsWeb’s management participated in a conference call between tax consultants representing InsWeb and Bankrate concerning InsWeb’s utilization of net operating loss carryforwards to offset potential gain on the sale of assets for tax purposes.

Only one bidder, Bankrate, provided a bid at the phase two deadline, September 19, 2011. Bankrate’s bid was $65 million, in cash, subject to a working capital adjustment, for substantially all of InsWeb’s assets and a license to InsWeb’s patent portfolio. Bankrate indicated that $100 million in financing was available under its existing revolving credit facilities. Bankrate provided a markup of the asset purchase agreement that included, among other things, a $3 million termination fee and an expanded right to avoid closing in the event of a material adverse effect on the InsWeb business between signing the asset purchase agreement and closing.  In addition, Bankrate requested several changes to the patent license agreement that expanded the scope of the license. The draft also required that certain InsWeb shareholders enter into voting and support agreements. Bankrate indicated that its due diligence was substantially complete, and requested that InsWeb enter into an exclusivity agreement.

On September 22, 2011, the board of directors held a meeting to review Bankrate’s bid, its request for exclusivity, and its requested changes to the asset purchase agreement and patent license agreement.  Representatives of GCA Savvian and Sidley Austin LLP were present at this meeting. The board of directors noted that Bankrate’s bid represented an acceptable aggregate value for the assets, but that the bid did not fully account for synergies that Bankrate would experience.  Accordingly, the board of directors requested that GCA Savvian continue negotiations with Bankrate.

Following this meeting, on September 22, 2011, GCA Savvian contacted representatives of Bankrate and requested that Bankrate reconsider its bid in light of the potential synergies.

On September 24, 2011, the board of directors held a meeting to receive a report from GCA Savvian on the negotiations with Bankrate. A representative of Sidley Austin LLP also participated on this call. GCA Savvian reported that despite the potential synergies, Bankrate was unable to improve its bid, citing concern about overall economic conditions and factors restricting growth in the insurance lead generation business. The InsWeb board of directors discussed the bid in detail and the opportunities presented by the proposed new Patent Licensing Business. Following the discussion, the board of directors approved the exclusivity agreement and directed management to work with Bankrate to finalize the terms of the asset purchase agreement and patent license agreement.

On September 24, 2011, InsWeb entered into an exclusivity agreement with Bankrate, which provided for an exclusivity period of 14 days.  During the exclusivity period, InsWeb’s management and its financial and legal advisors held a number of conference calls with Bankrate, its management and legal advisors regarding the terms of the asset purchase agreement and the patent license agreement.

On October 4, 2011, Mr. Enan and the chief executive officer of Bankrate had a telephone call to discuss the content and timing of public disclosure of the transaction if the asset purchase agreement was approved by InsWeb’s board of directors.

On October 6, 2011, representatives of InsWeb and Bankrate, and their respective legal advisors, held a conference call to discuss the matters disclosed in the disclosure schedules.

On October 7, 2011, Bankrate requested that InsWeb enter into an extension of the exclusivity agreement through October 9, 2011 to finalize the documentation for the transaction.

Also on October 7, 2011, the InsWeb board of directors held a telephonic meeting to consider and approve the asset purchase agreement and consider Bankrate’s request to extend the exclusivity period. Prior to the meeting, the board of directors received proposed resolutions to be adopted at the meeting, a summary of the transaction terms and a financial presentation from GCA Savvian, and a Sidley Austin LLP presentation setting forth the terms of and remaining issues in the asset purchase agreement. Each member of the board of directors attended the meeting. Representatives of GCA Savvian and Sidley Austin LLP also attended the meeting.

At the meeting, GCA Savvian presented its valuation analysis, including an analysis of historical trading ranges, comparable public company transactions, discounted cash flows, and premium to aggregate value and delivered to the board of directors its oral opinion that the consideration to be paid by Bankrate pursuant to the Asset Sale Transaction was fair, from a financial point of view, to InsWeb, which oral opinion was subsequently confirmed in writing on the same date. The full text of the opinion of GCA Savvian, dated as of October 7, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by GCA Savvian in rendering its opinion, is attached as Appendix B to this proxy statement.  Representatives of Sidley Austin LLP provided a detailed presentation of the material terms of the proposed asset purchase agreement, and discussed the remaining legal issues requiring negotiation with Bankrate.  Following discussion, the board of directors unanimously approved the sale of assets to Bankrate on the terms of the last bid, approved the extension of the exclusivity period through October 9, 2011, and authorized management to continue to negotiate the remaining terms of the asset purchase agreement.

On October 8 and October 9, 2011, Mr. Enan and the CEO of Bankrate had several telephone calls concerning outstanding issues in the asset purchase agreement, and representatives of Sidley Austin LLP also had several telephone calls with Wachtell, Lipton, Rosen & Katz, legal advisors to Bankrate, concerning outstanding issues in the asset purchase agreement.  The parties and their respective legal counsel and advisors revised and concluded all remaining terms of the definitive agreement, and the asset purchase agreement was signed on October 10, 2011.

Past Contacts, Transactions or Negotiations

Other than as described under “Background of the Asset Sale Transaction” above, we and Bankrate have not had prior contacts, transactions, or negotiations, and other than as described therein there are no present or proposed material agreements, arrangements, understandings or relationships between our executive officers or directors and Bankrate, its executive officers or directors.

Reasons for the Asset Sale Transaction and Recommendation of our Board of Directors

In reaching its decision to approve the asset purchase agreement and the transactions contemplated thereby, and to recommend that our stockholders vote to approve the Asset Sale Proposal, our board of directors consulted with management and outside financial and legal advisors. Our board of directors considered a wide range of material factors relating to the asset purchase agreement and the proposed Asset Sale Transaction, many of which our board of directors believed supported its decision, including the following:

•
the estimated consideration that we would receive in the Asset Sale Transaction is highly attractive in light of the risks associated with maintaining the lead generation business, which include those risk factors under "RISK FACTORS, "on page 48, below, as well as the risk factors about our Company included as part of Appendix C - Information about InsWeb Corporation;

•
our board of directors believes that the Asset Sale Transaction is more favorable to our company than maintaining the lead generation business due to the limited growth prospects in the lead generation business attributable to, among other factors, increased competition and fluctuations in the lead purchases by insurance companies, agents and other purchasers of consumer leads;

•	the consideration offered by Bankrate was accordingly greater than the value that our board of directors expected to receive from continuing to operate the lead generation business;

•
other strategic alternatives had been explored over the last two years but did not generate comparable market interest, and would have resulted in a change of control and substantial limitations on the use of a significant portion of our net operating loss carryforwards;

•
structuring the transaction as a sale of assets is expected to allow us to use the net operating loss carryforwards for U.S. federal income tax purposes to offset a substantial part of the gain recognized in the transaction;

•	the consideration we receive in the Asset Sale Transaction would provide us with substantial cash, a portion of which we intend to use to develop and operate the new Patent Licensing Business;

•
the auction process conducted with respect to the Asset Sale Transaction involved discussions with numerous parties to determine their potential interest in purchasing the lead generation assets and we believe did not lead to any proposals more favorable than the proposal by Bankrate;

•
the opinion of GCA Savvian, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the aggregate consideration to be paid to us at the closing of the Asset Sale Transaction, plus the assumption of certain liabilities by Bankrate, was fair to us, from a financial point of view (see “ASSET PURCHASE AGREEMENT —Opinion of Our Financial Advisor” below);

•
the Asset Sale Transaction will be subject to the approval of the holders of a majority of our outstanding shares of common stock, and the two stockholders of our company with the largest beneficial ownership agreed with Bankrate to vote in favor of and support the Asset Sale Transaction (see “ ASSET PURCHASE AGREEMENT —Voting and Support Agreements” below);

•	our stockholders will continue to own stock in our company and participate in our potential future earnings and growth generated by the new Patent Licensing Business; and

•	the terms of the asset purchase agreement and the patent license agreement were believed by the board to be customary and fair to InsWeb and its stockholders.

Our board of directors also considered and balanced against the potential benefits of the Asset Sale Transaction a number of potentially adverse factors concerning the Asset Sale Transaction, including the following:

•
the uncertainties created by various conditions to Bankrate’s obligations to complete the proposed Asset Sale Transaction, including obtaining stockholder approval and clearance under the Hart-Scott Rodino review, which neither we nor Bankrate control;

•
the restrictions on our ability to solicit or respond to acquisition proposals, as defined in the asset purchase agreement and as described under “ASSET PURCHASE AGREEMENT —Covenants –No Solicitation of Transactions; Change of Board Recommendation” below;

•	the requirement that we pay Bankrate a termination fee of $2,500,000 if the asset purchase agreement is terminated under certain circumstances;

•
the uncertainty regarding the amount of revenues and profitability, if any at all, that will be produced by the new Patent Licensing Business as compared with the lead generation business, and the expenses related to operating our new Patent Licensing Business as a public company;

•	the covenant not to compete in the lead generation business for a period of ten years (see “ASSET PURCHASE AGREEMENT—Covenant Not to Compete” below);

•	the risk of disruption to our lead generation business as a result of the public announcement of the Asset Sale Transaction; and

•	the other risks set forth under “RISK FACTORS— Risks Relating to the Asset Sale Transaction” and “RISK FACTORS— Risks Relating to Our New Patent Licensing Business” below.

After taking into account all of the material factors relating to the asset purchase agreement and the Asset Sale Transaction, including those factors set forth above, our board of directors unanimously concluded that the benefits of the asset purchase agreement and the Asset Sale Transaction outweigh the risks and that the asset purchase agreement and the Asset Sale Transaction are advisable and in the best interests of our company and our stockholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of our board of directors may have given different weights to different factors.

For the reasons set forth above, our board of directors has unanimously determined that the asset purchase agreement and the Asset Sale Transaction and other transactions contemplated by the asset purchase agreement are advisable and in the best interests of our company and our stockholders, and unanimously recommends that stockholders vote “FOR” the Asset Sale Proposal.

Opinion of Our Financial Advisor

We retained GCA Savvian as our financial advisor in connection with the Asset Sale Transaction.  At the meeting of our board of directors on October 7, 2011, GCA Savvian rendered to our board of directors its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, factors, and limitations set forth in the written opinion and described below, the aggregate consideration to be paid by Bankrate in the proposed Asset Sale Transaction was fair, from a financial point of view, to InsWeb.

The full text of GCA Savvian’s opinion dated October 7, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by GCA Savvian in rendering its opinion, is attached to this proxy statement as Appendix B and is incorporated in its entirety herein by reference.  The holders of InsWeb common stock are urged to read the opinion carefully in its entirety.  The GCA Savvian opinion is for the information of our board of directors in its evaluation of the purchase consideration.  The GCA Savvian opinion was approved by a fairness opinion committee of GCA Savvian.  The GCA Savvian opinion does not address any other term or aspect of the asset purchase agreement or Asset Sale Transaction, including, but not limited to, the fairness of the Asset Sale Transaction to the holders of InsWeb common stock, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any of InsWeb’s officers, directors or employees, or class of such persons, including without limitation, in relation to the purchase consideration.  The GCA Savvian opinion also does not address the underlying business decision by InsWeb to enter into the Asset Sale Transaction, or the relative merits of the Asset Sale Transaction as compared to any strategic alternatives that may be available to InsWeb, and it does not constitute a recommendation to InsWeb, its board of directors or any committee thereof, its stockholders, or any other person as to any specific action that should be taken in connection with the Asset Sale Transaction.  GCA Savvian was not asked to, and did not, offer any opinion as to the material terms of the asset purchase agreement or the structure of the Asset Sale Transaction.  The following is a summary of the GCA Savvian opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by GCA Savvian in rendering its opinion, and is qualified by reference to the full text of the opinion attached as Appendix B, which you are encouraged to read in its entirety.

In arriving at its opinion, GCA Savvian, among other things:

•	reviewed the draft of the asset purchase agreement dated October 6, 2011;

•	reviewed certain publicly available financial statements and other information provided by InsWeb relating to the lead generation business;

•	reviewed certain internal financial statements, other financial and operating data, and other information concerning the lead generation business, prepared by the management of InsWeb;

•	reviewed certain financial projections relating to InsWeb prepared by the management of InsWeb;

•	discussed the past and current operations, financial condition and the prospects of the lead generation business with the management of InsWeb;

•	compared the financial performance of the lead generation business with that of certain publicly-traded companies that GCA Savvian deemed comparable to the lead generation business;

•	reviewed the financial terms, to the extent publicly available, of certain transactions that GCA Savvian has identified as comparable to the Asset Sale Transaction;

•	analyzed discounted cash flow models for the lead generation business prepared based upon estimates and assumptions provided by the management of InsWeb;

•	analyzed premiums paid in certain other public company transactions that GCA Savvian has identified as comparable to the Asset Sale Transaction;

•	participated in discussions and negotiations among representatives of InsWeb and Bankrate and their respective legal and financial advisors with respect to the Asset Sale Transaction; and

•	performed such other analyses and considered such other factors as GCA Savvian deemed appropriate.

In preparing its opinion, GCA Savvian assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it. GCA Savvian did not undertake any independent investigation of any legal, accounting or tax matters affecting InsWeb or the Asset Sale Transaction, and GCA Savvian has assumed the correctness of all legal, accounting and tax advice given to InsWeb and its board of directors.   GCA Savvian did not undertake any formal valuation or appraisal of any of the assets, liabilities or securities of InsWeb, Bankrate or any of their respective affiliates, nor was GCA Savvian furnished with any such valuations or appraisals.  GCA Savvian also has not evaluated InsWeb’s go-forward business plan and has not performed any valuation or analysis with respect to the assets or liabilities that InsWeb may retain, or distribute, following the Asset Sale Transaction, or any related tax consequences.

With respect to the financial projections relating to InsWeb’s lead generation business and prepared by the management of InsWeb, GCA Savvian assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of InsWeb.  GCA Savvian further assumed that the Asset Sale Transaction would be consummated in accordance with the terms set forth in the asset purchase agreement last reviewed by it.

The opinion of GCA Savvian is necessarily based upon financial, economic, market and other conditions as in effect on, and the information made available to GCA Savvian as of, the date of its opinion.  GCA Savvian has assumed no responsibility to update or revise its opinion based upon events or circumstances occurring or becoming known to it after the date of the opinion.

Valuation Analyses of GCA Savvian

On October 7, 2011, in connection with preparing its opinion for our board of directors, GCA Savvian made a presentation of its valuation analyses of the Asset Sale Transaction to our board of directors.

The following is a summary of the material analyses contained in the presentation that was delivered to our board of directors on October 7, 2011.  The fact that any specific analysis has been referred to in the summary below and in this proxy statement does not mean that such analysis was given more weight than any other analysis. In arriving at its opinion, GCA Savvian made qualitative judgments as to the significance and relevance of each analysis and factor that it considered.  In reaching its conclusions, GCA Savvian arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and analyses performed by GCA Savvian in connection with its opinion operated collectively to support its determination as to the fairness of the aggregate consideration from a financial point of view to InsWeb. GCA Savvian did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, GCA Savvian made its determination as to the fairness of the purchase consideration from a financial point of view to InsWeb as of the date of its opinion on the basis of its financial and comparative analyses.  The following summary is not a complete description of all of the analyses performed and factors considered by GCA Savvian in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by GCA Savvian. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis.  GCA Savvian believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analysis and opinion.  With respect to the analysis of publicly traded companies and the analyses of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating InsWeb or the Asset Sale Transaction.  In addition, no company or transaction used as a comparison is either identical or directly comparable to InsWeb or the Asset Sale Transaction. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.  Although other valuation techniques may exist, GCA Savvian believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for GCA Savvian to arrive at the opinion.

The estimates of the future performance of InsWeb provided by our management and reviewed by GCA Savvian are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates.  Accordingly, the estimates used in, and the results derived from, GCA Savvian’s analysis are inherently subject to substantial uncertainty.  In performing its analyses, GCA Savvian considered industry performance, general business and economic conditions, and other matters, many of which are beyond the control of InsWeb.  Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies may actually be sold.

Although the purchase consideration was determined through negotiation between InsWeb and Bankrate in which GCA Savvian participated, the decision to enter into the asset purchase agreement was solely the decision of InsWeb and the InsWeb board of directors.  The opinion of GCA Savvian was only one of many factors considered by our board of directors in its evaluation of the Asset Sale Transaction and should not be viewed as determinative of the views of our board of directors or our management with respect to the Asset Sale Transaction or the purchase consideration. GCA Savvian did not recommend any specific purchase consideration to our board of directors or state that any specific purchase consideration constituted the only appropriate purchase consideration for the Asset Sale Transaction.

Comparable Companies Analysis.  Using publicly available information and estimates of future financial results published by equity research analysts, GCA Savvian compared financial and operating information and ratios for InsWeb with the corresponding financial and operating information and ratios for the following publicly traded companies.  The comparable companies used by GCA Savvian in this analysis were selected based on certain business and market criteria that GCA Savvian determined to be similar to characteristics of InsWeb’s lead generation business:

Comparable Companies:
QuinStreet, Inc.
Marchex Inc.
eHealth Inc.
XO Group Inc.
Move Inc.
Tech Target Inc.

GCA Savvian calculated implied reference aggregate value ranges for the lead generation business of InsWeb using revenue and EBITDA multiples of the comparable companies, which were based on the estimated calendar year 2011 revenue and EBITDA and estimated calendar year 2012 revenue and EBITDA (as derived from public filings, press releases and publicly available equity research analyst reports and estimates).  GCA Savvian then applied its judgment and derived from such range of revenue and EBITDA multiplies for the comparable companies a selected range of revenue and EBITDA multiples that it viewed as most appropriate for purposes of calculating the implied reference aggregate value ranges for the lead generation business of InsWeb.  Based on the 2011 estimated revenue selected multiple range of the comparable companies of 1.0x to 1.4x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $53.3 million to $74.6 million.  Based on the 2012 estimated revenue selected multiple range of the comparable companies of 0.9x to 1.3x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $59.5 million to $86.0 million.  Based on the 2011 estimated EBITDA selected multiple range of the comparable companies of 5.3x to 9.0x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $25.8 million to $43.8 million.  Based on the 2012 estimated EBITDA selected multiple range of the comparable companies of 4.8x to 7.5x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $44.5 million to $69.6 million.  GCA Savvian noted that the proposed aggregate consideration of $63.4 million (after reduction for an estimated net working capital shortfall as of the closing date of $1.6 million, based on current expectations of InsWeb’s net working capital balance as of the closing date and assuming a December 2011 closing date) was within the range indicated by the 2011 and 2012 estimated revenue multiples and the 2012 estimated EBITDA multiples for the comparable companies and above the range indicated by the 2011 estimated EBITDA multiples for the comparable companies.

 Precedent Transactions Analysis. GCA Savvian compared the Asset Sale Transaction to the acquisitions of private and public companies in the table below (the “comparable acquisitions”).  The precedent transactions used by GCA Savvian in this analysis were selected based on certain transaction characteristics, including target business model, that GCA Savvian determined to be similar to the contemplated sale of InsWeb’s lead generation business:

Date Announced	Acquiror	Target
1/1/2011	Bankrate, Inc.	Trouve Media, Inc.
9/1/2010	InsWeb Corporation	Potrero Media Corporation
7/29/2010	QuinStreet, Inc.	Insurance.com
6/29/2010	Bankrate, Inc.	NetQuote, Inc.
6/29/2010	Bankrate, Inc.	CreditCards.com
7/22/2009	Apax Partners	Bankrate, Inc.
2/5/2008	Bankrate, Inc.	InsureMe
12/10/2007	Bankrate, Inc.	Savingforcollege.com

In connection with this analysis, GCA Savvian measured a twelve month trailing revenue multiple, referred to below as the “LTM Revenue Multiple,” a twelve month forward revenue multiple, referred to below as the “NTM Revenue Multiple,” a twelve month trailing EBITDA multiple, referred to below as the “LTM EBITDA Multiple,” and a twelve month forward EBITDA multiple, referred to below as the “NTM EBITDA Multiple.”  Actual and estimated revenues and EBITDA for the constituent entities of the comparable acquisitions were derived from publicly available sources, including public filings, press releases and equity research analysts’ estimates.  GCA Savvian calculated implied reference aggregate value ranges for the lead generation business of InsWeb using the LTM Revenue Multiples, NTM Revenue Multiples, LTM EBITDA Multiples and NTM EBITDA Multiplies of the comparable acquisitions.  GCA Savvian then applied its judgment and derived from such range of LTM Revenue Multiples, NTM Revenue Multiples, LTM EBITDA Multiples and NTM EBITDA Multiples of the comparable acquisitions a selected range of LTM Revenue Multiples, NTM Revenue Multiples, LTM EBITDA Multiples and NTM EBITDA Multiples that it viewed as most appropriate for purposes of calculating the implied reference aggregate value ranges for the lead generation business of InsWeb.  Based on the LTM Revenue Multiple selected range of the comparable transactions of 0.6x to 1.5x and the NTM Revenue Multiple selected range of the comparable transactions of 0.5x to 1.4x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $30.0 million to $75.0 million based on the selected LTM Revenue Multiple range of the comparable transactions and an implied reference aggregate value range of $29.8 million to $83.5 million based on the selected NTM Revenue Multiple range of the comparable transactions.  Based on the LTM EBITDA Multiple selected range of the comparable transactions of 7.0x to 14.0x and the NTM EBITDA Multiple selected range of the comparable transactions of 4.5x to 10.0x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $29.7 million to $59.5 million based on the selected LTM EBITDA Multiple range of the comparable transactions and an implied reference aggregate value range of $30.0 million to $66.7 million based on the selected NTM EBITDA Multiple range of the comparable transactions.  GCA Savvian noted that the proposed aggregate consideration of $63.4 million (after reduction for an estimated net working capital shortfall as of the closing date of $1.6 million, based on current expectations of InsWeb’s net working capital balance as of the closing date and assuming a December 2011 closing date) was within the aggregate value range indicated by the LTM Revenue Multiple range, NTM Revenue Multiple range and NTM EBITDA Multiple range of the comparable acquisitions and above the aggregate value range indicated by the LTM EBITDA Multiple range of the comparable acquisitions.

Precedent Premiums Analysis. GCA Savvian reviewed public data covering a significant number of acquisition transactions involving publicly traded technology companies over the 18 month period prior to October 7, 2011 in which the aggregate transaction value was between $50.0 million and $500.0 million, to derive a range of aggregate value premiums paid relative to the target company’s aggregate value one day, thirty day average and twelve months average prior to the announcement of the acquisition transaction.  GCA Savvian then applied its judgment and derived from such range of aggregate value premiums of the precedent acquisition data a selected range of such aggregate value premiums that it viewed as most appropriate for purposes of calculating the implied reference aggregate value ranges for the lead generation business of InsWeb.  Based on the one day selected aggregate value premium range of the precedent acquisition data of 30% to 90%, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $43.4 million to $63.5 million.  Based on the thirty day average selected aggregate value premium range of the precedent acquisition data of 30% to 100%, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $40.7 million to $62.7 million.  Based on the twelve month average selected aggregate value premium range of the precedent acquisition data of 45% to 125%, GCA calculated an implied reference aggregate value range for the lead generation business of InsWeb of $55.9 million to $86.8 million.  GCA Savvian noted that the proposed aggregate consideration of $63.4 million (after reduction for an estimated net working capital shortfall as of the closing date of $1.6 million, based on current expectations of InsWeb’s net working capital balance as of the closing date and assuming a December 2011 closing date) was within the aggregate value range indicated by both the one day and twelve months average selected aggregate value premium range of the precedent acquisition data and above the aggregate value range indicated by the thirty day average selected aggregate value premium range of the precedent acquisition data.

Discounted Cash Flow Analysis.  Using projections provided by our management, GCA Savvian performed a discounted cash flow analysis for the lead generation business of InsWeb.  Based on the projections provided by our management, GCA Savvian calculated the unlevered free cash flows that the lead generation business of InsWeb is expected to generate during the fourth quarter of calendar year 2011 through 2015.  GCA Savvian also calculated a range of terminal values of our company by applying revenue growth rates in calendar years 2012 and 2013 ranging from 15.0% to 24.0% and 15.0% to 21.4%, respectively, and perpetual growth rates ranging from 3.0% to 5.0%.  GCA Savvian then discounted the unlevered free cash flows and the range of terminal values to present values (using a time horizon of four years) using a range of discount rates from 20.0% to 25.0%, which were chosen by GCA Savvian based upon an analysis of the weighted average cost of capital of our company.

Based on the information provided by InsWeb management and estimates consistent with market practice, GCA Savvian calculated a range of aggregate values for the lead generation business of InsWeb of $47.6 million to $67.7 million. GCA Savvian noted that the proposed aggregate consideration of $63.4 million (after reduction for an estimated net working capital shortfall as of the closing date of $1.6 million, based on current expectations of InsWeb’s net working capital balance as of the closing date and assuming a December 2011 closing date) was within the range of aggregate values indicated by the discounted cash flow analysis.

The discounted cash flow methodology relies on a number of assumptions, including perpetuity growth rates and discount rates. The valuations derived from the discounted cash flow analyses are not necessarily indicative of the present or future value or results of the lead generation business of InsWeb.

Miscellaneous. GCA Savvian is acting as financial adviser to our board of directors in connection with the Asset Sale Transaction. Under the terms of its engagement, we have agreed to pay GCA Savvian fees for its financial advisory services, including its opinion discussed above, a portion of which is payable in connection with the opinion discussed above and a substantial majority of which is payable upon the consummation of the Asset Sale Transaction. We have agreed also to reimburse GCA Savvian for expenses reasonably incurred in performing its services, and to indemnify GCA Savvian for certain liabilities related to or arising out of its engagement.

In addition to acting as financial adviser to our board of directors in connection with the Asset Sale Transaction, GCA Savvian has provided financial advisory and financing services to InsWeb in the past two years. Specifically, GCA Savvian advised InsWeb on its acquisition of Potrero Media Corporation, announced in September 2010 and completed in October 2010.  GCA Savvian and its affiliates may provide financial advisory and/or financing services to InsWeb and Bankrate in the future.  GCA Savvian was selected by our board of directors based on GCA Savvian’s qualifications, expertise and reputation.  GCA Savvian and its affiliates are engaged in investment banking and financial advisory services, principal investment and other financial and non-financial activities and services for various persons and entities.  In the ordinary course of these activities and services, GCA Savvian and its affiliates may at any time make or hold long or short positions and investments, as well as trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of InsWeb or Bankrate or any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the asset purchase agreement for their own account.

Governmental and Regulatory Approvals

Under the Hart-Scott-Rodino Act, we cannot consummate the Asset Sale Transaction until we and Bankrate have notified the Antitrust Division of the Department of Justice, or “DOJ,” and the Federal Trade Commission, or “FTC,” of the proposed sale, furnished them with certain information and materials relating to the Asset Sale Transaction, and the applicable waiting periods have terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the Hart-Scott-Rodino Act. InsWeb and Bankrate filed notification and report forms under the Hart-Scott-Rodino Act with the Antitrust Division of the DOJ and the FTC on October 24, 2011 and early termination of the waiting period was granted on November 16, 2011.

When the Asset Sale Transaction is Expected to be Completed

We expect to complete the Asset Sale Transaction on the second business day after all of the closing conditions in the asset purchase agreement, including approval of the Asset Sale Proposal by our stockholders, have been satisfied or waived. Subject to the uncertainty concerning the satisfaction or waiver of these conditions, we expect the Asset Sale Transaction to close by the end of 2011. However, there can be no assurance that the Asset Sale Transaction will be completed at all or, if completed, when it will be completed.

Effects on Our Company if the Asset Sale Transaction is Completed and the Nature of Our Business Following the Transaction

If the Asset Sale Transaction is completed, we will no longer conduct the insurance lead generation business, and will be prevented by the asset purchase agreement from reentering that business for a period of ten years.  We intend to develop and operate a business that licenses and otherwise enforces our patented technologies.  We expect to generate revenues and related cash flows from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. We own five issued patents and have filed applications for two additional, related patents. The assets that are currently used in connection with the lead generation business and are the subject of the asset purchase agreement are not needed to conduct the Patent Licensing Business.

The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale Transaction.  However, following the Asset Sale Transaction our business will be significantly smaller, and therefore we may fail to satisfy the continued listing standards of the NASDAQ Capital Market. In order to continue to be listed on the NASDAQ Capital Market, we must meet the bid price and total stockholders requirements as set forth in NASDAQ Listing Rule 5550(a) and at least one of the three standards in NASDAQ Listing Rule 5550(b), which include having stockholders’ equity of at least $2.5 million.

If we do not satisfy those standards and we are unsuccessful in taking corrective action to comply with the listing requirements, we may be delisted from the NASDAQ Capital Market.  If our common stock were to be delisted from the NASDAQ Capital Market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board.

Based on our pro forma condensed consolidated financial statements attached as Appendix H to this proxy statement, following the Asset Sale Transaction we expect to have stockholders’ equity of at least $2.5 million and qualify for listing on the NASDAQ Capital Market under the stockholders’ equity standard set forth above.  Our continued listing on the NASDAQ Capital Market will also be subject to the requirement that: (i) the bid price of our common stock does not fall below $1.00 per share for 30 consecutive trading days, (ii) we continue to have at least 300 total stockholders (including both beneficial holders and holders of record, but excluding any holder who is directly or indirectly an executive officer, director, or the beneficial holder of more than 10% of the total shares outstanding), (iii) we continue to have at least 500,000 publicly held shares with a market value of at least $1 million (excluding any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the Company), and (iv) we continue to have at least two registered and active market makers.

If we are unable to satisfy the continued listing standards of the NASDAQ Capital Market, we may be delisted from that market. If we are delisted from the NASDAQ Capital Market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Such trading could substantially reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock. See “RISK FACTORS—Risks Related to the Asset Sale Transaction” below.

Effects on Our Company if the Asset Sale Transaction is Not Completed

If the Asset Sale Transaction is not completed, we will continue our focus on operating the insurance lead generation business, and we may consider and evaluate other strategic opportunities. We also will consider using a limited amount of our resources to generate patent licensing revenues as an ancillary business. In such a circumstance, there can be no assurances that our continued operation of the lead generation business or any alternative strategic opportunities will result in the same or greater value to our stockholders as the Asset Sale Transaction.

If the asset purchase agreement is terminated under certain circumstances described in this proxy statement and set forth in the asset purchase agreement, we may be required to pay Bankrate a termination fee of $2,500,000. See “ASSET PURCHASE AGREEMENT —Termination” below.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale Proposal.

Interests of Certain Persons in the Asset Sale Transaction

In considering the recommendation of our board of directors with respect to the Asset Sale Proposal, our stockholders should be aware that some of our directors and executive officers have interests in the Asset Sale Transaction that are different from, or in addition to, the interests of our stockholders generally, including those described below and those described in “Proposal #3 – Compensation Proposal” beginning on page 45. Our board of directors was aware of these interests and considered them in approving the asset purchase agreement and the Asset Sale Transaction and recommending that our stockholders approve the Asset Sale Proposal.

Outstanding Stock Options

Specifically, the Asset Sale Transaction represents a sale of all or substantially all of our assets for purposes of the 1997 InsWeb Stock Option Plan, the 2008 InsWeb Stock Option Plan, and awards granted thereunder. As a result, all outstanding options and other awards granted pursuant to the stock incentive plans held by our directors and employees, including our executive officers will immediately vest upon the completion of the Asset Sale Transaction.

In addition, on October 31, 2011, our board approved amendments to the 1997 InsWeb Stock Option Plan and the 2008 InsWeb Stock Option Plan, contingent upon completion of the Asset Sale Transaction, which provide that all options outstanding as of the date of closing of the Asset Sale Transaction shall not terminate and shall remain exercisable until (i) the date on which the option grant would have otherwise terminated by its terms, or (ii) the date on which the option expires in connection with the optionee’s termination of service with InsWeb.  If our board of directors had not approved these amendments, all outstanding options that were not exercised prior to the date of the closing of the Asset Sale Transaction would have terminated.

The following table sets forth, as of November 15, 2011, information with respect to the outstanding options beneficially owned by each director and executive officer of our company.

				Weighted Avg.
				Exercise Price
Name	Options	Vested	Unvested(1)	of Unvested Options
Hussein A. Enan	506,500	461,500	45,000	$6.75
L. Eric Loewe	157,935	134,435	23,500	$6.55
Richard A. Natsch	0	0	0	N/A
Steven J. Yasuda	56,960	43,210	13,750	$6.59
Dennis H. Chookaszian	164,823	161,073	3,750	$7.00
James M. Corroon	108,605	104,855	3,750	$7.00
Elisabeth H. DeMarse	45,000	41,250	3,750	$8.51
Thomas W. Orr	130,262	126,512	3,750	$7.00
Robert A. Puccinelli	157,451	153,701	3,750	$7.00

(1) Unvested options will immediately vest upon the completion of the Asset Sale Transaction.

In connection with the execution of the asset purchase agreement, Hussein A. Enan, our Chairman, Chief Executive Officer and Interim Chief Financial Officer, entered into a voting and support agreement with Bankrate which obligates him to vote in favor of the Asset Sale Proposal and against other acquisition proposals.  Mr. Enan, who holds approximately 23% of our outstanding shares on the date hereof, has agreed that he will not, among other things, sell, transfer, assign, tender in any tender or exchange offer, or otherwise dispose of any of his shares or, with limited exceptions, exercise any stock options for our shares.

Employment Arrangements

While Bankrate is under no obligation to offer employment to any of our current employees, certain of our employees may be offered employment by Bankrate prior to or following the closing of the Asset Sale Transaction.

Severance and Change of Control Arrangements

Our executive officers, other than our Chief Executive Officer, are eligible to participate in the InsWeb Corporation  Executive Retention and Severance Plan (the “Executive Severance Plan”), which provides severance and other benefits if the executive’s employment is terminated in connection with a change in control of InsWeb, including the consummation of the Asset Sale Transaction.  In the event the employment of any participating executive officer is terminated without “cause” or the executive terminates his or her employment for “good reason” during the period beginning upon the announcement of the Asset Sale Proposal and ending 24 months after the closing of the Asset Sale Transaction, then such executive will be entitled to a severance benefit consisting of: (a) the continued payment of base salary over a period of 12 months, beginning on the 60th day after the date of termination; (b) continued health (including medical and dental), life insurance and long-term disability benefits through the severance period at the same premium cost and at the same coverage level as in effect as of such executive’s termination of employment or, instead, a reimbursement of the portion of the executive’s premiums that exceeds the amount of premiums that the executive would have been required to pay during such period; (c) a reimbursement of relocation expenses, up to a maximum of $25,000, if such executive has been employed by InsWeb for less than 12 months prior to the announcement of the Asset Sale Proposal and whose termination of employment occurs no later than 12 months after the closing of the Asset Sale Transaction and who relocated his or her primary residence more than 50 miles to accommodate his or her employment with InsWeb; and (d) acceleration of vesting of all unvested equity awards.  As of November 15, 2011, the cash severance benefits and continued welfare benefits would be as follows for each of the named executive officers:

	Cash Severance Benefits	Health, Life Insurance and Long-Term Disability Benefits
Name	($)(1)	($)(2)

Hussein A. Enan	$ N/A	$ N/A
L. Eric Loewe	$218,360	$10,637
Richard A. Natsch	$250,000	$2,194
Steven J. Yasuda	$169,753	$14,916

(1) Equals 12 months of current base salary.
(2) The employer-paid premiums for continued health (including medical and dental), life insurance and long-term disability benefits. This benefit ceases when the executive and/or his or her dependents becomes eligible for coverage under another employer’s benefit plans.

In the event that any payment, distribution or benefit received or to be received by an executive pursuant to the Executive Severance Plan would subject such executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by such executive with respect to such excise tax, then the executive will be entitled to receive an additional gross-up payment in an amount such that after payment by the executive of all taxes, the executive retains an amount of the gross-up payment equal to the excise tax imposed upon such payments.

The Executive Severance Plan defines “good reason” as the occurrence any of the following conditions without the executive’s written consent, which are not cured by InsWeb after notice from the executive: (i) a material adverse change in the executive’s duties; (ii) a material adverse change in the duties of the supervisor to whom the executive is required to report; or, if the executive reported directly to the board of directors, a requirement that the executive report to a corporate officer or other employee rather directly to the board of directors; (iii) a material decrease in the executive’s base salary or target bonus amount; (iv) the relocation of the executive’s work place to a location that increases his or her regular commute distance by more than 30 miles one-way; or (v) InsWeb’s material breach of the Executive Severance Plan.

All severance benefits are subject to the executive officer’s effective release of any claims against InsWeb and related parties and his or her compliance with certain noncompetition, nonsolicitation, nondisruption, nondisparagement and confidentiality agreements with InsWeb.

Anticipated Accounting Treatment

Under generally accepted accounting principles, upon completion of the Asset Sale Transaction, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet and we anticipate recording a gain from the Asset Sale Transaction.

Use of Proceeds

Our company, and not our stockholders, will receive all of the net proceeds from the Asset Sale Transaction.  We anticipate using a portion of the net proceeds for general working capital purposes in connection with the development and operation of our new Patent Licensing Business.  In addition, we expect to use a significant portion of the net proceeds from the Asset Sale Transaction to make a special cash distribution to our stockholders in the first quarter of 2012.

Although our board of directors and management have had preliminary discussions regarding our operational needs in connection with the Patent Licensing Business, our board intends to continue to review with management the working capital needs, anticipated liabilities and potential strategic uses of capital in connection with the operation of such business.  Accordingly, we cannot specify with certainty the amount of net proceeds we will use for the Patent Licensing Business or the amount of the net proceeds that we will distribute to our stockholders.  Consequently, you should not vote in favor of the Asset Sale Transaction based upon any assumptions regarding the amount or timing of a special cash distribution to stockholders.

Material Income Tax Consequences

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the Asset Sale Transaction.  A limited discussion of the California limitation on the use of net operating loss carryforwards and research credits is provided below.  This discussion is a summary for general information only and applies solely to holders of our common stock and to us.  The discussion addresses only the specific U.S. federal and California income tax consequences set forth below and does not address any other U.S. federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Asset Sale Transaction or any other transaction.

This discussion does not purport to be a complete analysis of all of the tax considerations applicable to all categories of stockholders, some of which (such as broker-dealers, stockholders who hold the common stock as part of hedging or conversion transactions, stockholders whose functional currency is not the U.S. dollar, and tax-exempt organizations) may be subject to special rules.

THIS DISCUSSION IS NOT INTENDED TO BE USED, AND IT CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the California Revenue and Taxation Code, all as in effect on the date hereof and all of which may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those described below. No rulings have been requested or received from the Internal Revenue Service, or IRS, as to the tax consequences of the Asset Sale Transaction and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of tax consequences of the Asset Sale Transaction discussed below or, if it does challenge the tax treatment, that it will not be successful.

Asset Sale Transaction

The Asset Sale Transaction will be treated for U.S. federal and state income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale Transaction will include the amount of cash received, the fair market value of any other property received, and total liabilities assumed or taken by Bankrate. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, we expect that our available net operating loss carryforwards will offset all or a substantial part of such gain.

The State of California has suspended the net operating loss carryforward deduction for the 2011 taxable year for any corporate taxpayer with annual U.S. federal taxable income, modified by any state adjustments, in excess of $300,000. As a result, we will be unable to make any use of our California net operating loss carryforwards in 2011 for California tax purposes.

We may adopt a stockholder rights plan and an amendment to our bylaws intended to preserve our net operating loss carry forwards for federal tax purposes.  The rights plan and bylaw amendment would generally prevent or discourage certain ownership changes, including the acquisition of 4.9% or more of our common stock, that could result in the loss of all or a portion of our net operating loss carry forwards.  There is no assurance that the rights plan or the bylaw amendment will be adopted or that if adopted would have the intended effects. We do not anticipate that the rights plan and the bylaw amendment, if adopted, will affect the completion of the Asset Sale Transaction.

Distribution

Generally, the Asset Sale Transaction will not produce any separate and independent U.S. federal income tax consequences to our stockholders. However, stockholders may be subject to U.S. federal income taxation on all or a portion of any distribution made to stockholders from the net proceeds.  Such distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Dividends paid to non-corporate shareholders in taxable years beginning on or before December 31, 2012 will generally be subject to a reduced long-term capital gains rate of 15% if certain holding period and other requirements are met.

To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will constitute a return of capital and will first reduce a stockholder’s adjusted tax basis in the common stock, but not below zero, and then will be treated as gain from the sale of the common stock.  Such gain generally will be long term capital gain if the common stock has been held for more than one year.  The maximum tax rate for non-corporate taxpayers on adjusted net capital gains is 15% for long-term capital gains recognized in taxable years beginning on or before December 31, 2012.

If you are a U.S. corporate stockholder and receive distributions that constitute dividends for U.S. federal income tax purposes described above, (i) you may be eligible for a dividends-received deduction and (ii) you may be subject to the “extraordinary dividend” provisions of the Code if you have not held your shares for more than two years before the date on which we first announce such distributions, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion (as defined in Code Section 1059) of the dividend. You should consult your tax advisor concerning the availability of the dividends-received deduction and the possible application of the “extraordinary dividend” rules of Section 1059 of the Code based on your particular circumstances.

Any dividend (out of earnings and profits) paid to a non-U.S. stockholder of our common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. stockholder must provide us with an Internal Revenue Service (“IRS”) Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by a non-U.S. stockholder that are effectively connected with a U.S. trade or business conducted by the non-U.S. stockholder (and, if required by an applicable tax treaty, attributable to a permanent establishment or fixed tax base maintained by the non-U.S. stockholder in the United States) are exempt from such withholding tax.  To obtain this exemption, the non-U.S. stockholder must provide us with an IRS Form W-8ECI properly certifying such exemption.  Such effectively connected dividends, although not subject to withholding tax, will be subject to U.S. federal income tax on a net income basis at the same graduated rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise.  In addition to the income tax described above, dividends received by corporate non-U.S. stockholders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-U.S. stockholder of our common stock may obtain a refund of any excess amounts withheld if the non-U.S. holder is eligible for a reduced rate of U.S. withholding tax and an appropriate claim for refund is timely filed with the IRS.

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules, or (iii) certify that you are not a U.S. person or otherwise establish an exemption. Backup withholding is not an additional tax. Any amount withheld under these rules will be refunded or credited against your federal income tax liability, provided that you timely furnish the IRS with certain required information.

EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE TRANSACTION OR A POTENTIAL DISTRIBUTION, AND AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES BASED ON HIS OR HER PARTICULAR FACTS AND CIRCUMSTANCES.

Vote Required

Approval of the Asset Sale Proposal requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock as of the record date for the special meeting. By approving the Asset Sale Proposal, our stockholders are also authorizing us to make any non-material changes that our officers deem advisable to the asset purchase agreement and the other transaction documents contemplated in connection with the Asset Sale Transaction. Failure to attend the special meeting, in person or by proxy, broker non-votes, and abstentions will have the same effect as an “AGAINST” vote on this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL #1, THE ASSET SALE PROPOSAL.

ASSET PURCHASE AGREEMENT

This section describes the material terms of the asset purchase agreement. Please note that the summary below and elsewhere in this proxy statement regarding the asset purchase agreement may not contain all of the information that is important to you. The summary below and elsewhere in this proxy statement of the asset purchase agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the asset purchase agreement, a copy of which is attached to this proxy statement as Appendix A.  We encourage you to read the asset purchase agreement carefully in its entirety for a more complete understanding of the Asset Sale Transaction, the terms of the asset purchase agreement, and other information that may be important to you.

General

On October 10, 2011, we entered into an asset purchase agreement with Bankrate pursuant to which we have agreed, subject to specified terms and conditions, including approval of the Asset Sale Proposal by our stockholders at the special meeting, to sell to Bankrate substantially all of the assets used in the lead generation business.

Purchase and Sale of Assets

Subject to certain exceptions described below, we agreed to sell or assign to Bankrate all of the assets currently used by us in our lead generation business, including:

•	all of our goodwill and the corporate name “InsWeb;”

•	substantially all of the furniture, equipment and other tangible personal property and personal property leases;

•	all trademarks, trade names, copyrights, trade secrets, domain names and similar intellectual property rights, except rights to any aspect of our patent portfolio;

•	causes of action, judgments or other rights related to our business;

•	all accounts receivable;

•	all rights to or arising out of any express or implied warranty;

•	all prepaid expenses, advances and deposits, including those related to lead purchases;

•	all books and records relating to our business;

•	all rights under contracts, licenses and other agreements to which we are a party and which relate to our business; and

•	refunds for taxes relating to the lead generation business that are attributable to periods arising after the closing of the Asset Sale Transaction.

Bankrate will also assume the following liabilities:

•	liabilities related to the lead generation business to the extent set forth on a balance sheet to be delivered in connection with the closing and included in net working capital;

•	contracts (other than real property leases) related to the lead generation business;

•	liabilities to InsWeb employees that are hired by Bankrate and that arise after the closing of the Asset Sale Transaction, and relating to any period of employment with Bankrate or its affiliates; and

•
liabilities for taxes (other than taxes for which we are liable pursuant to the Asset Purchase Agreement) relating to the lead generation business that are attributable to periods arising after the closing of the Asset Sale Transaction.

Under the asset purchase agreement, we are not selling or assigning to Bankrate:

•	cash, cash equivalents or short-term investments;

•	issued patents, any pending patent application, and any causes of action related to our patents;

•	leased real property;

•	losses, loss carryforwards or tax credits related to any taxable year on or before the closing date of the Asset Sale Transaction that Bankrate does not succeed to under applicable law;

•	current or prior insurance policies and any rights to insurance recoveries;

•	any employee benefit plans that we maintain;

•	books and records relating to our patent portfolio or regarding the proposed acquisition of our assets;

•	shares of stock in any of our subsidiaries; and

•	intercompany rights, contracts, loans or receivables.

Assets which are by their terms non-assignable without the consent of a third party are not transferred by the asset purchase agreement.  We are required to cooperate with Bankrate to obtain the consent of third parties; however, we are not required to incur any expenses not expressly contemplated by the lease or contract to obtain such consents.

Purchase Price

If the Asset Sale Transaction is completed, then at the closing Bankrate will be required to pay $65,000,000, in cash, to InsWeb, subject to a downward adjustment for the amount by which our non-cash working capital is less than $2,000,000 or an upward adjustment for the amount by which our non-cash working capital exceeds $2,000,000 (in each case, subject to a de minimis threshold).

Voting and Support Agreements

In connection with the execution of the asset purchase agreement, Hussein A. Enan, our Chairman, Chief Executive Officer and Interim Chief Financial Officer, and various funds managed by Osmium Capital Partners, which, together with Mr. Enan, collectively owned approximately 40% of our outstanding shares on the date of the asset purchase agreement, have entered into voting and support agreements with Bankrate which obligate them to vote in favor of the transaction and against other acquisition proposals.  Mr. Enan, who held approximately 24% of our outstanding shares on the date of the asset purchase agreement, has agreed that he will not, among other things, sell, transfer, assign, tender in any tender or exchange offer, or otherwise dispose of any of his shares or, with limited exceptions, exercise any stock options for our shares.

Patent License Agreement

At the closing of the Asset Sale Transaction, we and Bankrate will enter into a Patent License Agreement granting to Bankrate a perpetual, royalty free, non-exclusive, license to our issued patents and pending patent applications.  The terms of this license will not permit Bankrate to sublicense the patent rights to any unaffiliated third party.

Conditions to Closing

The obligation of Bankrate to complete the Asset Sale Transactions is subject to the satisfaction (or written waiver by Bankrate) of the following conditions:

•	InsWeb shall have materially performed its covenants and agreements as specified in the asset purchase agreement;

•
generally, each of InsWeb’s representations and warranties shall be true and correct in all respects on the signing date and the closing date, except for changes contemplated by the asset purchase agreement or matters that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect;

•	InsWeb shall have delivered to Bankrate a certificate, executed by a duly authorized officer, that the preceding two conditions are satisfied;

•	InsWeb shall have obtained stockholder approval of the Asset Sale Proposal;

•	there shall not have occurred and be continuing at the closing date a material adverse effect;

•
no governmental authority of competent jurisdiction shall have issued a decree, temporary restraining order, preliminary or permanent injunction or other order against the consummation of the transaction;

•
the waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated, and the parties shall have received all approvals and actions of or by all governmental authorities which are necessary to consummate the Asset Sale Transaction; and

•	InsWeb shall have executed and delivered to Bankrate a bill of sale, assignment and assumption agreement, and the patent license agreement.

The obligation of InsWeb to complete the Asset Sale Transaction is subject to the satisfaction (or written waiver by InsWeb) of the following conditions:

•	Bankrate shall have materially performed its covenants and agreements as specified in the asset purchase agreement;

•
generally, each of Bankrate’s representations and warranties shall be true and correct in all respects on the signing date and the closing date, except for changes contemplated by the Agreement or matters that, individually or in the aggregate, would not be reasonably likely to have a material and adverse effect on Bankrate’s ability to consummate the Asset Sale Transaction;

•	Bankrate shall have delivered to InsWeb a certificate, executed by a duly authorized officer, that the preceding two conditions are satisfied;

•	InsWeb shall have obtained stockholder approval of the Asset Sale Proposal;

•
no governmental authority of competent jurisdiction shall have issued a decree, temporary restraining order, preliminary or permanent injunction or other order against the consummation of the transaction;

•
the waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated, and the parties shall have received all approvals and actions of or by all governmental authorities which are necessary to consummate the Asset Sale Transaction; and

•	Bankrate shall have executed and delivered to InsWeb the assignment and assumption agreement and the patent license agreement.

Representations and Warranties

The asset purchase agreement contains customary representations, warranties and covenants made by InsWeb and Bankrate regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Asset Sale Transaction. Factual disclosures about InsWeb, Bankrate or their subsidiaries contained in this document or in public filings with the Securities and Exchange Commission may supplement, update or modify the factual disclosures about them that are contained in the asset purchase agreement. In reviewing the representations and warranties contained in the asset purchase agreement and described in this summary it is important to bear in mind that the parties negotiated the representations and warranties with the principal purpose of establishing the circumstances in which a party to the business combination agreement may have the right to terminate the combination if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters of fact.  The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with the negotiated terms of the asset purchase agreement and to a contractual standard of materiality that may be different from those generally applicable to stockholders.

InsWeb made representations and warranties to Bankrate concerning the following matters:

•	its corporate organization and its authority to enter in the asset purchase agreement and patent license agreement;

•	its authority to operate its business;

•	the validity and enforceability of the asset purchase agreement and patent license agreement;

•	the effect of the Asset Sale Transaction on contractual and other rights or obligations of InsWeb relating to the lead generation assets;

•
the absence of a requirement to obtain consent or approval of, or any notice to or other filing with, any governmental authority, except for as provided under the Hart-Scott-Rodino Act, SEC or stock exchange filings;

•
the completeness and accuracy of InsWeb’s registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended;

•	the preparation of financial statements in compliance with GAAP and other applicable accounting requirements;

•	the completeness and accuracy of InsWeb’s consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity;

•	the filing of tax returns, the payment of required taxes, including withholding from employees, and certain other tax matters;

•	InsWeb’s operation of the lead generation business in the ordinary course consistent with past practice;

•	litigation, investigations or proceedings relating to the lead generation business;

•	compliance with laws applicable to the ownership or operation of the lead generation business;

•	the status and enforceability of all contracts that are material to the lead generation business;

•	the validity and enforceability of the intellectual property rights transferred to Bankrate in the Asset Sale Transaction;

•	InsWeb’s ownership or license to the intellectual property rights transferred to Bankrate in the Asset Sale Transaction;

•	InsWeb’s grant of licenses to the intellectual property rights transferred to Bankrate in the Asset Sale Transaction;

•	claims of infringement or misappropriation concerning the intellectual property;

•	real estate owned or leased by InsWeb for use with respect to the lead generation business;

•	machinery, equipment, vehicles, furniture and other tangible personal property owned or leased by InsWeb used in the lead generation business;

•	compliance with environmental laws and environmental permits or licenses applicable to the lead generation business;

•	the completeness of the assets being purchased and the intellectual property to be licensed to Bankrate by InsWeb for the conduct of the lead generation business;

•	material compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code regarding all employee benefit plans;

•	absence of labor strikes, work stoppages or lockouts, or union organizational campaigns;

•
absence of pending or, to our knowledge, threatened charges against us or any current or former employee before any governmental authority responsible for the prevention of unlawful employment practices regarding the lead generation business;

•	InsWeb’s financial advisor’s opinion that the purchase price is fair, from a financial point of view, to InsWeb; and

•	brokers, finders or investment bankers who may be entitled to compensation in connection with the Asset Sale Transaction.

Bankrate made representations and warranties to InsWeb concerning the following matters:

•	Bankrate’s corporate organization and authority to execute and deliver the asset purchase agreement and the patent license agreement;

•	the validity and enforceability of the asset purchase agreement and patent license agreement;

•
the effect of Bankrate’s certificate of incorporation, bylaws or other organizational documents, and contracts on the authority of Bankrate to enter into the asset purchase agreement and ancillary agreements;

•	the required governmental consents and approvals being obtained;

•	the sufficiency of Bankrate’s cash and borrowing facilities to pay the purchase price contemplated by the asset purchase agreement; and

•	brokers, finders or investment bankers who may be entitled to compensation in connection with the Asset Sale Transaction.

Covenants

Stockholder Meeting.

We are required, as promptly as reasonably practicable, to duly call, give notice of, convene and hold a special meeting of stockholders to obtain stockholder approval of the Asset Sale Proposal. Unless there has been a change in the recommendation by our board of directors, we must use our reasonable best efforts to solicit stockholder proxies in favor of the approval of the Asset Sale Proposal.

No Solicitation of Transactions; Change of Board Recommendation.

We may not, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate the submission of any acquisition proposal, as defined in the asset purchase agreement, or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal, or (ii) participate in any discussions or negotiations, or furnish to any person any information, or cooperate with any person, with respect to an acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal. However, if we receive a written unsolicited, bona fide acquisition proposal from a third party prior to obtaining stockholder approval of the Asset Sale Proposal that our board of directors or any committee thereof determines in good faith, after consultation with our financial advisors and outside counsel, that constitutes or is likely to lead to a superior proposal, as defined in the asset purchase agreement, then we may furnish information to such third party and participate in discussions or negotiations with such third party regarding the terms of such acquisition proposal. We are required to notify Bankrate as promptly as practicable, and in any event within 24 hours, if we receive any written acquisition proposal, including a copy of such acquisition proposal and the identity of the party making such acquisition proposal.

Our board of directors or any committee thereof may withdraw or change its recommendation for approval of the Asset Sale Proposal if it determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, provided that we have engaged in good faith negotiations with Bankrate regarding potential changes to the terms of the asset purchase agreement for at least three business days.

Even if our board of directors changes its recommendation for approval of the Asset Sale Proposal, we are still required to call and hold the special meeting for the purpose of approving the Asset Sale Proposal.

Information and Documents.

We are required to give Bankrate reasonable access to the properties, assets, books, records, agreements, documents, data, files and personnel of, and such other information regarding, our lead generation business.

Investigation by Bankrate.

The asset purchase agreement contains a provision by which Bankrate acknowledged that it has been afforded the opportunity to review all written materials which InsWeb was required to deliver or make available to Bankrate pursuant to the asset purchase agreement, that it had been permitted full and complete access to the books and records, facilities, equipment, contracts, and other properties and assets of InsWeb, and that it had an opportunity to meet with the officers and employees of InsWeb to discuss our business prior to signing the asset purchase agreement.

Conduct of InsWeb’s Business Prior to Closing.

Until the earlier of the closing of the Asset Sale Transaction or the termination of the asset purchase agreement, we have agreed to conduct the lead generation business in the ordinary course consistent with our past practice, and we are required to use reasonable efforts to preserve relationships with customers, suppliers and other third parties. We also agreed, among other things, not to:

•	incur or guarantee any indebtedness for a principal amount in excess of $50,000 or create or assume any liens with respect to any of the assets to be sold in the Asset Sale Transaction;

•	dispose of any of the assets to be sold in the Asset Sale Transaction having a value in excess of $50,000 in the aggregate;

•	undertake or commit to capital expenditures in excess of $50,000 in the aggregate;

•	enter into any collective bargaining agreement;

•
amend, except in the ordinary course of business, any material term of, or waive any material right under or terminate, any material contract, or enter into any material contract, except in the ordinary course of business;

•	make changes in our working capital policies;

•	settle any material litigation related to the lead generation business; and

•	issue additional shares of stock other than pursuant to the exercise of outstanding options or pursuant to our employee stock purchase plan.

Our obligations relating to the conduct of the business prior to the closing date are subject to exceptions for actions that are required by the asset purchase agreement, applicable law or regulation.

Conduct of Bankrate’s Business Prior to Closing.

Until the earlier of the closing of the Asset Sale Transaction or the termination of the asset purchase agreement, Bankrate has agreed to conduct its commercial relationships with InsWeb in the ordinary course consistent with past practice.

Consents of Third Parties; Governmental Approvals.

We and Bankrate are required to use our commercially reasonable efforts to take the actions necessary to consummate the Asset Sale Transaction, including actions relating to obtaining any consent, authorization, or order by any governmental authority or a party to any material contract.  In addition, we and Bankrate are obligated to file, and have filed, with the FTC and the Antitrust Division of the DOJ the notifications and other information required to be filed under the Hart-Scott-Rodino Act.

Bulk Transfer Laws.

Bankrate has waived compliance by InsWeb with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the Asset Sale Transaction, and we have agreed to indemnify and hold harmless Bankrate against, and reimburse Bankrate for, any losses incurred that relate to the failure to comply with the provisions of any such bulk transfer laws.

Recordation of Transferred Intellectual Property.

We have agreed to reimburse Bankrate for 50% of the cost and expense of the recordation of the intellectual property being transferred to Bankrate in connection with the Asset Sale Transaction if such amount is in excess of $5,000.

Change of Corporate Name.

We have agreed to promptly change our corporate name and the corporate name of our subsidiaries, InsWeb Insurance Services, Inc. and Potrero Media Corporation, to names that do not include the words “InsWeb” or “Potrero.”

Further Assurances.

We and Bankrate have agreed to execute and deliver all documentation and take such other actions as may reasonably be requested to complete the transfer to Bankrate of the assets being purchased and the assumed liabilities.

Covenant Not to Compete.

InsWeb has agreed for a period of ten years not to (i) own, operate or control a business similar to or competitive with the lead generation business; or (ii) induce or persuade any employee, agent, supplier or customer of InsWeb to terminate an employment, agency or business relationship in order to enter into any a relationship with any other business organization in competition with the lead generation business. The covenant not to compete, however, does not restrict us from owning in the aggregate 5% or less of any class of capital stock of any corporation or selling all or a portion of, or licensing the rights to, the patent rights in connection with our Patent Licensing Business.

If we violate any of our obligations under the covenant not to compete, Bankrate may bring an action against us for damages or other relief as a court may deem appropriate, including the entry of a temporary restraining order, or a preliminary or final injunction.

Insurance.

We will continue to be entitled to the coverage under all insurance policies relating to the lead generation business. Bankrate is required to arrange for its own insurance policies with respect to the lead generation business.

Privacy Policy.

The personal information regarding our customers and users that Bankrate will receive as part of the assets being purchased is subject to our existing Privacy Policy & Security Statement.  Bankrate has agreed to maintain adequate privacy and security safeguards to protect the personal information in accordance with all applicable data protection laws. Bankrate has also agreed to include a prominent statement on the InsWeb website providing notice of the change in ownership of the purchased assets.

Employee and Benefits Matters.

Some of our employees may be offered employment with Bankrate after the closing. We have agreed to cooperate with Bankrate in communicating with these employees regarding post-closing employment matters, including post-closing employee benefit plans and compensation.

Except as required by applicable law, the employees hired by Bankrate will cease participating in our benefit plans.   Bankrate has agreed to permit all of our employees hired by Bankrate to commence participation in employee benefit plans and compensation arrangements sponsored and maintained by Bankrate in accordance with the terms of those plans and arrangements.   Any transferring employee who becomes a participant in any benefit plan or program of Bankrate or its affiliates, will receive service credit under such plans and programs for purposes of eligibility, vesting and benefit accrual (other than under a defined benefit pension plan), except as would result in any duplication of benefits.

Any welfare plan maintained by Bankrate or its affiliates in which transferring employees are eligible to participate after the closing date, will (i) provide eligibility for transferring employees as of the closing date, (ii) waive any preexisting condition, actively-at-work requirements and waiting periods to the extent waived under the corresponding welfare plan of InsWeb and (iii) honor any expense incurred by the transferring employees and their covered dependents under similar plans of InsWeb during the portion of the calendar year in which the closing date occurs for purposes of satisfying any analogous deductible, co-insurance and maximum  out-of-pocket requirements.

We will be responsible for paying out any vacation days earned and unused under our vacation policy, including any banked amounts, upon an employee’s termination of employment with us in accordance with our vacation policy.  We will continue to be responsible for the medical, life insurance, disability and other welfare plan expenses and benefits for such employees with respect to claims incurred by such employees or their covered dependents prior to the closing of the Asset Sale Transaction. We will also be responsible for all legally mandated continuation of health care coverage for all employees and any of their covered dependents who experience a qualifying event on or prior to the date of the closing.

Tax Matters

InsWeb is liable for (A) taxes imposed on or with respect to the business and assets being sold to, and the liabilities being assumed by Bankrate for all taxable periods (or portion thereof) ending on or before the closing of the Asset Sale Transaction; (B) taxes of InsWeb or any of its affiliates, taxes imposed on or resulting to Bankrate or any of its affiliates as a transferee or successor or otherwise attaching the assets being sold to Bankrate, in each case for all taxable periods (or portion thereof) ending on or before the closing of the Asset Sale Transaction and any transfer taxes for which InsWeb is liable pursuant to the asset purchase agreement; and (C) any costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (A) and (B). Bankrate is liable for taxes (other than taxes for which InsWeb is liable for pursuant to the asset purchase agreement) imposed on or with respect to the assets being sold to Bankrate for all taxable periods (or portion thereof) beginning after the closing of the Asset Sale Transaction.  InsWeb and Bankrate are each responsible for 50% of any sales, use or other transfer tax imposed on the sale of assets to Bankrate pursuant to the asset purchase agreement.

InsWeb and Bankrate have agreed to notify and cooperate with each other in any examination or claim by a taxing authority which might result in a tax liability imposed on the other party.  In addition, InsWeb and Bankrate have agreed to certain other covenants relating to tax returns tax contests and other tax matters.

Termination

In certain circumstances, the asset purchase agreement may be terminated prior to the closing, as follows:

•	upon mutual written agreement of us and Bankrate;

•	by either party, if the Asset Sale Transaction has not closed by April 9, 2012;

•	by either party, if a court or governmental authority permanently restrains, enjoins or otherwise prohibits the Asset Sale Transaction;

•
by either party, if the other party has breached any representation, warranty, covenant or obligation contained in the asset purchase agreement in any material respect such that a closing condition would not be satisfied, and such breach or failure remains uncured for 30 days following written notice of such breach;

•	by us, if Bankrate’s conditions to closing have been satisfied for five continuous business days and Bankrate refuses to close;

•	by either party, if the approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained; and

•	by Bankrate, if there is a change in recommendation by our board of directors.

The termination of the asset purchase agreement generally relieves both parties from their obligations, except for certain obligations that customarily survive termination, including obligations relating to confidentiality.  InsWeb is required to pay Bankrate a termination fee equal to $2,500,000 if:

•	Bankrate terminates the asset purchase agreement because our board of directors has changed its recommendation to stockholders;

•
either party terminates the asset purchase agreement because approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained after our board of directors has changed its recommendation to stockholders;

•
Bankrate terminates the asset purchase agreement because closing does not occur by April 9, 2012 or because approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained, and in either case, prior to such termination, there was another proposal to acquire our business disclosed publicly or to our stockholders, or another person announced an intention to make such a proposal, and, within nine months of termination, we enter into a definitive agreement or consummate another such transaction; or

•
Bankrate terminates the asset purchase agreement because we materially breach our obligations not to solicit other transactions and to hold a special meeting of our stockholders to approve the Asset Sale Proposal.

PROPOSAL #2
NAME CHANGE AMENDMENT PROPOSAL

If approved, this proposal would permit us to change our name from “InsWeb Corporation” to “Internet Patents Corporation” effective upon completion of the Asset Sale Transaction.  Under the asset purchase agreement, we have agreed promptly after the closing of the Asset Sale Transaction to change our corporate name and the corporate name of our subsidiaries, InsWeb Insurance Services, Inc. and Potrero Media Corporation, to names that do not include certain words, including “InsWeb” or “Potrero.”  If the Asset Sale Proposal is not approved, we will not effect the name change of InsWeb Corporation.

Vote Required

Approval of the Name Change Amendment Proposal requires the affirmative vote of holders of at least a majority of our outstanding shares of common stock that are entitled to vote at the special meeting. Failure to attend the special meeting, in person or by proxy, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the Name Change Amendment Proposal.  If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Name Change Amendment Proposal.

The name change is conditioned upon, and shall not take effect until the closing of the Asset Sale Transaction.  Accordingly, if the Asset Sale Proposal is not approved, the name change will not occur.

Stockholders who do not approve the Name Change Amendment Proposal may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL #2, THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM “INSWEB CORPORATION” TO “INTERNET PATENTS CORPORATION” EFFECTIVE UPON COMPLETION OF THE ASSET SALE TRANSACTION.

PROPOSAL #3
COMPENSATION PROPOSAL

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934 require that we seek an advisory (non-binding) vote from our stockholders to approve certain “golden parachute” compensation that our “named executive officers” may receive from our company in connection with the Asset Sale Transaction. Accordingly, we are asking our stockholders to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of InsWeb Corporation that are based on or otherwise relate to the Asset Sale Transaction, as disclosed in the section of the proxy statement entitled ‘Proposal #3 – Compensation Proposal.’”

Golden Parachute Compensation to Our Named Executive Officers

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that is based on or that otherwise relates to the Asset Sale Transaction to which the following individuals, each a named executive officer of InsWeb, are entitled under existing agreements. The table below assumes that:

•	the Asset Sale Transaction is consummated on November 15, 2011, which is the last practicable date prior to the filing of this proxy statement; and

•
the employment of each of the named executive officers is involuntarily terminated immediately following the effective time of the Asset Sale Transaction if it were consummated on November 15, 2011, which is the last practicable date prior to the filing of this proxy statement.

	Cash ($)(1)	Equity Awards ($)(2)	Perquisites/ Benefits ($) (3)	Other ($)	Total ($)
Hussein A. Enan CEO, Interim CFO	$0	$61,443	$0	$0	$61,443
L. Eric Loewe SVP, General Counsel and Secretary	$218,360	$36,820	$12,482	$0	$267,662
Kiran Rasaretnam Former CFO	$0	$0	$0	$0	$0

(1)
Represents cash severance payment equal to 12 months of current base salary to which the executive officer would be entitled as a participant in the InsWeb executive Retention and Severance Plan (the "Executive Severance Plan"). Payment is due if the employment of any participating executive officer is terminated without "cause" or the executive terminates his or her employment for "good reason" during the period beginning upon the announcement of the Asset Sale Proposal and ending 24 months after the closing of the Asset Sale Transaction. Payment of cash severance is conditioned upon the executive officer's effective release of any claims against InsWeb and related parties and his or her compliance with certain restrictive covenants.

(2)
Represents the aggregate intrinsic value of option awards for which vesting would be accelerated pursuant to the terms of the Executive Severance Plan, the 1997 InsWeb Stock Option Plan and the 2008 InsWeb Stock Option Plan upon the completion of the Asset Sale Transaction, based on the fair market value of InsWeb's common stock on November 15, 2011.

(3)
Represents the dollar value of employer-paid premiums for continued health (including medical and dental), life insurance and long-term disability benefits for executive officers who participate in the InsWeb Executive Severance Plan.  This benefit ceases when the executive and/or his or her dependents become eligible for coverage under another employer’s benefit plans. Payment of severance benefits is conditioned upon the executive officer's effective release of any claims against InsWeb and related parties and his or her compliance with certain restrictive covenants.

Vote Required

Approval of the Compensation Proposal requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the special meeting.

Failure to attend the special meeting, in person or by proxy, will have no effect on the outcome of the vote on the approval of the Compensation Proposal.  Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the Compensation Proposal.  If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.  Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Compensation Proposal.

Approval of the Compensation Proposal is not a condition to completion of the Asset Sale Transaction. Therefore, if the Asset Sale Transaction is approved by our stockholders and completed, the compensation described above may be payable to our named executive officers regardless of whether our stockholders approve the Compensation Proposal.

Stockholders who do not approve the Compensation Proposal may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL #3, THE PROPOSAL TO APPROVE, ON AN ADVISORY, NON-BINDING BASIS, THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO INSWEB’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE ASSET SALE TRANSACTION, INCLUDING THE AGREEMENTS AND UNDERSTANDINGS PURSUANT TO WHICH SUCH COMPENSATION MAY BE PAID OR BECOME PAYABLE.

PROPOSAL #4
PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING

If approved, this proposal would permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative vote in favor of the Asset Sale Proposal is less than a majority of our outstanding shares of common stock entitled to vote at the special meeting. If this proposal is approved and the Asset Sale Proposal is not approved at the special meeting, we will be able to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Asset Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Vote Required

If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Failure to attend the special meeting in person or by proxy, abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting. Abstentions would have the same effect as a vote “AGAINST” this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

Stockholders who do not approve the Proposal to Adjourn or Postpone the Special Meeting may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL #4, THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE ASSET SALE PROPOSAL.

RISK FACTORS

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors relating to the Asset Sale Transaction, our new Patent Licensing Business, and our company, as well as the risk factors about our Company included as part of Appendix C – Information about InsWeb Corporation.

Risks Related to the Asset Sale Transaction

The failure to complete the Asset Sale Transaction may result in a decrease in the market value of our common stock and limit our ability to grow and implement our lead generation business strategies.

Bankrate’s obligation to close the Asset Sale Transaction is subject to a number of contingencies, including approval by our stockholders, and other closing conditions set forth in the asset purchase agreement. We cannot control some of these conditions and we cannot assure you that they will be satisfied or that Bankrate will waive any that are not satisfied. If the Asset Sale Transaction is not completed, we may be subject to a number of risks, including the following:

•	there may not be another party interested in and able to purchase our lead generation business;

•	if an alternate purchaser and transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the Asset Sale Transaction;

•	the trading price of our common stock may decline to the extent that the current market price reflects a market assumption that the Asset Sale Transaction will be completed;

•	our relationships with our customers, suppliers and employees may be damaged and our business may be harmed; and

•	we may be required to pay Bankrate a termination fee of $2,500,000.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations and the market value of our common stock may decline.

While the Asset Sale Transaction is pending, it creates uncertainty about our future which could have a material adverse effect on our business, financial condition and results of operations.

While the Asset Sale Transaction is pending, it creates uncertainty about our future. As a result of this uncertainty, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending completion or termination of the Asset Sale Transaction. In addition, while the Asset Sale Transaction is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention from our day-to-day business;

•	the potential disruption to business partners and other service providers;

•	the loss of employees who may depart due to their concern about losing their jobs following the Asset Sale Transaction; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations.  Additionally, we have incurred substantial transaction costs and diversion of management resources in connection with the Asset Sale Transaction, and we will continue to do so until the closing.

The asset purchase agreement limits our ability to pursue alternatives to the Asset Sale Transaction.

The asset purchase agreement contains provisions that make it more difficult for us to sell the lead generation business to a party other than Bankrate. These provisions include a non-solicitation provision (including certain matching rights), a provision requiring that we submit the Asset Sale Transaction to our stockholders for approval unless the asset purchase agreement has been terminated in accordance with its terms, and provisions obligating us to pay Bankrate a termination fee of $2,500,000 under certain circumstances. These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of our lead generation business from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Bankrate.

Risks Related to Our New Patent Licensing Business

We expect our business to be significantly smaller following the Asset Sale Transaction, and our common stock may be delisted from the NASDAQ Capital Market if we fail to satisfy the continued listing standards of that market.

If we are unable to satisfy the continued listing standards of the NASDAQ Capital Market, our common stock may be delisted from that market. In order to continue to be listed on the NASDAQ Capital Market, we must meet all of the following requirements as set forth in NASDAQ Listing Rule 5550(a):

•	minimum bid price of at least $1.00 per share for 30 consecutive trading days;

•
at least 300 total stockholders (including both beneficial holders and holders of record, but excluding any holder who is directly or indirectly an executive officer, director, or the beneficial holder of more than 10% of the total shares outstanding);

•
at least 500,000 publicly held shares with a market value of at least $1 million (excluding any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the Company); and

•	at least two registered and active market makers, one of which may be a market maker entering a stabilizing bid.

We must also meet at least one of the three standards in NASDAQ Listing Rule 5550(b) as follows:

•	stockholders’ equity of at least $2.5 million;

•	market value of listed securities of at least $35 million; or

•	net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

If we do not satisfy those standards and we are unsuccessful in taking corrective action to comply with the listing requirements, we may be delisted from the NASDAQ Capital Market.  If our common stock were to be delisted from the NASDAQ Capital Market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Such trading could substantially reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock.

We are not currently engaged in the Patent Licensing Business to any extent, and our revenues following the Asset Sale Transaction will be unpredictable.

We are not currently engaged in the Patent Licensing Business to any extent, and the lead generation business being sold to Bankrate represented substantially all of our total revenues in 2009, 2010, and year to date 2011.  Following the Asset Sale Transaction, we intend to generate revenues solely from the Patent Licensing Business, and we expect no revenues from the Patent Licensing Business during the remainder of 2011 and for at least a portion of 2012.  Since we have not historically generated revenues from the Patent Licensing Business, our historical financial and operating information is of limited value in evaluating the Patent Licensing Business, and our revenues, if any, following completion of the Asset Sale Transaction will be unpredictable.  We will continue to incur salary and other expenses of operating our business as a public company. Our results of operations and financial condition will be materially adversely effected if we fail to effectively reduce our overhead costs to reflect the new Patent Licensing Business or if the Patent Licensing Business does not perform to our expectations.  In addition, the members of our management team do not have significant experience operating a business focused on licensing and otherwise enforcing patented technologies, and therefore may require time to adequately familiarize themselves with the nature of our new Patent Licensing Business.

The patent licensing business is unpredictable, and if our patents are declared invalid, our business may be harmed.

The success of our patent licensing business model will depend on our ability to generate royalty fees from licensing our technology. However, it is possible that one or more of our patents might be declared invalid if challenged by an entity against whom we seek to enforce our patent rights. Even if the patents are upheld as valid, we may have difficulty identifying entities that will voluntarily enter into a license for our patented technology. In this case, we may be required to litigate to recover damages for infringement, and we will incur significant legal and expert fees and costs, and the litigation may take several years to conclude.

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and limit our revenue growth.

If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office, or USPTO, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue growth. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of litigation for infringement, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such actions.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we may diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions made by juries and trial courts.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

If we are required to litigate to enforce our patented technologies, our patent enforcement actions will be almost exclusively prosecuted in federal court. Federal trial courts that hear patent enforcement actions also hear criminal cases, which will take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions may have an adverse effect on our business in the future unless this trend changes.

As patent enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our patents.

We believe that the more prevalent patent enforcement actions become, the more difficult it will be for us to voluntarily license our patents. As a result, we may need to increase the number of our patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This may increase the risks associated with an investment in our company.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 15, 2011, certain information with respect to the beneficial ownership of InsWeb’s Common Stock by (i) each stockholder known by InsWeb to be the beneficial owner of more than 5% of InsWeb’s Common Stock, (ii) each director of InsWeb, (iii) the executive officers of InsWeb, and (iv) all directors and executive officers of InsWeb as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding(2)

5% Stockholders
Osmium Capital Partners(3)	1,047,659	16.4%
Lusman Capital Management, LLC(4)	450,000	7.0%

Directors and Executive Officers
Hussein A. Enan(5)	1,925,655	28.0%
Richard A. Natsch	312,578	4.9%
James M. Corroon(6)	117,126	1.8%
Dennis H. Chookaszian(7)	212,739	3.2%
Thomas W. Orr(8)	155,262	2.4%
Robert A. Puccinelli(9)	193,726	3.0%
Elisabeth H. DeMarse(10)	45,000	0.7%
L. Eric Loewe(11)	196,270	3.0%
Steven J. Yasuda(12)	51,692	.8%
Current directors and executive officers as a group (9 persons)(13)	3,210,048	41.9%

(1)
The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The address of all officers and directors is C/O InsWeb Corporation, 10850 Gold Center Drive, Suite 250, Rancho Cordova, CA 95670.

(2)
Calculated on the basis of 6,397,166 shares of Common Stock outstanding as of November 15, 2011. Shares of common stock subject to options presently exercisable or exercisable within 60 days of November 15, 2011, are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership for any other person or entity.

(3)
Based on information contained in the Voting and Support Agreement between the Reporting Owners and Bankrate, Inc. dated October 10, 2011, the address for Osmium Capital Partners is 388 Market Street, Suite 920, San Francisco, California 94111.

(4)	Based on information contained in Schedule 13G dated November 3, 2011.
(5)	Includes 41,250 shares held by Mr. Enan’s spouse. Also includes 468,167 shares subject to options exercisable within 60 days following November 15, 2011.
(6)	Includes 108,605 shares subject to options exercisable within 60 days following November 15, 2011.
(7)
Includes 416 shares held by Mr. Chookaszian’s spouse, which he disclaims beneficial ownership of. Also, includes 164,823 shares subject to options exercisable within 60 days following November 15, 2011.

(8)	Includes 130,262 shares subject to options exercisable within 60 days following November 15, 2011.
(9)	Includes 157,451 shares subject to options exercisable within 60 days following November 15, 2011.
(10)	Includes 45,000 shares subject to options exercisable within 60 days following November 15, 2011.
(11)	Includes 138,935 shares subject to options exercisable within 60 days following November 15, 2011.
(12)	Includes 45,960 shares subject to options exercisable within 60 days following November 15, 2011.
(13)	Includes 1,259,203 shares subject to options exercisable within 60 days following November 15, 2011.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT OUR 2012 ANNUAL MEETING

Under InsWeb’s bylaws, in order for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of InsWeb at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670. To be timely for the 2012 annual meeting, such notice must be delivered to or mailed and received at InsWeb’s principal executive offices, not less than 120 calendar days in advance of the date that InsWeb’s proxy statement was released to stockholders in connection with the 2011 annual meeting, except that if the date of the 2012 annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the proxy statement for the 2011 annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the 2012 meeting is first made. A stockholder’s notice to the Secretary shall set forth, as to each matter the stockholder proposes to bring before the annual meeting, (a) a brief description of  the business to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

In connection with InsWeb’s next annual meeting of stockholders, under the Securities and Exchange Commission Rule 14a-4, management may solicit proxies that confer discretionary authority to vote with respect to any non-management proposal unless InsWeb has received notice of the proposal not later than April 23, 2012.

Proposals of stockholders intended to be included in InsWeb’s proxy statement for the next annual meeting of the stockholders of InsWeb must be received by InsWeb at its offices at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670, no later than February 8, 2012, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in InsWeb’s proxy statement for that meeting.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of this proxy statement may have been sent to multiple stockholders in a household. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to a stockholder’s broker, bank or other nominee holding shares of our common stock for such stockholder or to us at InsWeb, 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670, Attention: Corporate Secretary, or call our Corporate Secretary at (916) 853-3342. Stockholders wishing to receive separate copies of our proxy statements in the future, and stockholders sharing an address that wish to receive a single copy of our proxy statements if they are receiving multiple copies of our proxy statements, should contact his or her bank, broker or other nominee record holder, or may contact the corporate secretary at the above address.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the “Investor Relations” section of our corporate website at http://investor.insweb.com/.

For printed copies of any of our reports, including this proxy statement, please contact our Corporate Secretary in writing at InsWeb, 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670, or call our Corporate Secretary at (916) 853-3342.

OTHER MATTERS

As of the date of this proxy statement, our board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the special meeting, or any adjournment or postponement of the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Your vote is very important. Whether or not you plan to attend the special meeting of stockholders, please vote by proxy over the Internet, by telephone or by mailing the enclosed proxy card.

By Order of the Board of Directors,
Hussein A. Enan
Chairman and Chief Executive Officer

Rancho Cordova, California
November 23, 2011

APPENDIX A

ASSET PURCHASE AGREEMENT

Execution Copy

ASSET PURCHASE AGREEMENT

between

BANKRATE, INC.

and

INSWEB CORPORATION

DATED AS OF OCTOBER 10, 2011

TABLE OF CONTENTS
		Page
ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.	Definitions	1
Section 1.2.	Other Definitional Provisions	9
ARTICLE II

PURCHASE AND SALE

Section 2.1.	Purchase and Sale of Assets	9
Section 2.2.	Excluded Assets	10
Section 2.3.	Assumption of Certain Liabilities	11
Section 2.4.	Excluded Liabilities	12
Section 2.5.	Non-Assignable Assets	12
Section 2.6.	Purchase Price	13
Section 2.7.	Allocation of the Purchase Price	13
Section 2.8.	Purchase Price Adjustment	14
Section 2.9.	Purchase Price Adjustment Payments.	15
Section 2.10.	Withholding	16
ARTICLE III

CLOSING
Section 3.1.	Closing	16
Section 3.2.	Closing Deliveries	16
ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1.	Conditions to Obligations of Purchaser	18
Section 4.2.	Conditions to Obligations of Seller	19
Section 4.3.	Frustration of Conditions to Closing	20
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1.	Organization	20
Section 5.2.	Authority; Binding Effect	20
Section 5.3.	Non-Contravention	21
Section 5.4.	Governmental Authorization	21
Section 5.5.	SEC Filings; Financial Statements	21
Section 5.6.	Tax Matters	22

i

ii

EXHIBITS

Exhibit A	–	Form of Voting and Support Agreement
Exhibit B	–	Form of Bill of Sale
Exhibit C	–	Form of Assignment and Assumption Agreement
Exhibit D	–	Form of Patent License Agreement

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of the 10th day of October, 2011, among InsWeb Corporation, a Delaware corporation (“Seller”), on behalf of itself and its Subsidiaries, and Bankrate, Inc., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell the Purchased Assets and transfer the Assumed Liabilities to Purchaser, and Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities from Seller, all on the terms and conditions set forth herein.

WHEREAS, as an inducement to and condition of Purchaser’s willingness to enter into this Agreement Hussein Enan, Danielle Enan, Osmium Capital, LP, Osmium Capital II, LP, and Osmium Spartan LP will enter into voting and support agreements, the form of which is attached as Exhibit A hereto, concurrently with the execution and delivery of this Agreement, and the Board of Directors of Seller has approved the entry by such persons into such agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant third party that has made an Acquisition Proposal that are no less favorable in any substantive respect to Seller than those contained in the Non-Disclosure Agreement.

“Accounts Receivable” shall mean all accounts receivable, notes receivable and other indebtedness and amounts due and owed by any third party to Seller or any of its Affiliates arising or held in connection with the Business prior to the Closing Date.

“Acquisition Proposal” means any offer or proposal (whether or not in writing) from any Person relating to any (a) merger, consolidation, share exchange, business combination or other similar transaction involving Seller that, if consummated, would result in a third party acquiring 20% or more of the outstanding voting power of Seller or the surviving entity of such transaction immediately following such transaction, (b) sale, lease or other disposition by Seller (including by way of merger, consolidation, share exchange, business combination, joint venture, sale of shares of capital stock of Seller or otherwise), of assets of Seller representing 20% or more of the assets of the Seller Group, or from which 20% or more of the consolidated revenues or net income of the Seller Group are derived, (c) issuance of shares of capital stock of the Seller representing 20% or more of the voting power of Seller or (d) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 20% of the shares of capital stock of the Seller then outstanding.

“Affiliate” shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation” shall have the meaning set forth in Section 2.7(a).

“Allocation Objection Notice” shall have the meaning set forth in Section 2.7(b).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(a)(v).

“Assumed Contracts” shall have the meaning set forth in Section 2.1.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Benefit Plans” shall have the meaning set forth in Section 5.16(a).

“Bill of Sale” shall have the meaning set forth in Section 3.2(a)(iv).

“Business” shall mean all of the business of lead generation and aggregation, publishing, advertising, marketing, quotations and sales of leads and clicks in the insurance industry, as currently conducted by the Seller Group.  For the avoidance of doubt, “Business” shall not include the registration, maintenance, enforcement or licensing of the Retained Patent Rights.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in California or New York are authorized or obligated by law or executive order to close.

“Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Change of Seller Board Recommendation” has the meaning set forth in Section 7.2(d).

“Closing” shall mean the consummation of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.8.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Net Working Capital” shall have the meaning set forth in Section 2.8.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Controlling Party” shall have the meaning set forth in Section 7.16(b)(iii).

“Disclosure Schedules” shall have the meaning set forth in the introduction to Article V.

“Encumbrances” shall mean Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other matters typically raised as exceptions in a commitment to issue a title insurance policy.

“Environmental Law” shall mean any applicable Law relating directly or indirectly to (i) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), (ii) occupational health and safety or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, Release or disposal of, Hazardous Materials.

“Environmental Permit” shall mean a permit, license, certificate, approval or authorization issued by a Governmental Authority pursuant to an Environmental Law.

“ERISA” shall have the meaning set forth in Section 5.16(a).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.8.

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.8.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Excluded Taxes” shall mean any and all (i) Taxes of Seller or any of its Affiliates; (ii) Taxes imposed on or resulting to Purchaser or any of its Affiliates (x) as a transferee or successor or (y) otherwise attaching to the Purchased Assets, in the case of each of clause (x) and (y) for all taxable periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; (iii) Taxes relating to the Excluded Assets or the Excluded Liabilities; and (iv) Transfer Taxes for which the Seller is responsible pursuant to Section 7.16(a).

“Final Net Working Capital” shall have the meaning set forth in Section 2.9.

“Final Resolution Date” shall have the meaning set forth in Section 2.8(d).

“FTC” means the United States Federal Trade Commission.

“GAAP” shall mean accounting principles and practices generally accepted in the United States of America.

“Governmental Authority” shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

“Governmental Authorizations” shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business under the applicable Laws of any Governmental Authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” shall mean all materials, pollutants or contaminants regulated pursuant to Environmental Law, including oils, petroleum, petroleum products, asbestos and asbestos-containing materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Cash Payment” shall have the meaning set forth in Section 2.6.

“Intellectual Property Schedules” shall mean, collectively, Schedule 1.1(b), Schedule 1.1(c), and Schedule 1.1(d).

“Knowledge of Seller” shall mean the actual knowledge, after reasonable inquiry, of any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel of Seller, or Tarek ElSawaf or Rodrigo DeGuzman.

“Laws” shall include any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

“Leased Real Property” has the meaning set forth in Section 5.12.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, mortgage, charge, pledge, hypothecation, lease, condition, option, right of first refusal or first offer or other third party (or governmental) right, charge or similar encumbrance.

“Loss” shall mean any claims, actions, causes of action, judgments, awards, Liabilities, losses, costs (including reasonable attorney’s fees and other out-of-pocket costs incurred in investigating, preparing and defending the foregoing) or damages.

“Material Adverse Effect” shall mean any change, effect, event, circumstance or occurrence that is or would reasonably be expected to be materially adverse to (i) the business, results of operations or financial condition of the Business, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement, provided that for purposes of clause (i), none of the following changes, effects, events, circumstances or occurrences shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (a) changes or effects in the general economic conditions or the securities, syndicated loan, credit or financial markets; (b) changes in GAAP; (c) changes or effects, including legal, tax or regulatory changes, that generally affect the industry in which Seller operates; (d) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; (e) earthquakes, hurricanes or other natural disasters; (f) any failure by the Business to meet internal projections or forecasts for any period or any change in the price of Seller’s Common Stock on the NASDAQ Capital Market or any suspension of trading in securities generally on the NASDAQ Capital Market (it being understood that the facts or occurrences giving rise or contributing to any such failure, change or suspension may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); (g) any adverse impact of the public announcement or performance of this Agreement on relationships between Seller on the one hand and insurance agents, carriers and lead suppliers on the other hand, to the extent of any benefit that Purchaser receives from new relationships or improvements in existing relationships with such agents, carriers and suppliers; and (h) any matter disclosed in the Disclosure Schedules to this Agreement where and to the extent that an adverse effect is reasonably apparent from the face of such disclosure, except, in the cases of clauses (a), (b), (c), and (d), for changes or effects that disproportionately affect the Business relative to other participants in the industry in which Seller operates.

“Material Contract” shall have the meaning set forth in Section 5.10.

“Material Transferred Intellectual Property” shall have the meaning set forth in Section 5.11.

“Net Working Capital” means: (i) the sum of all current assets of Seller, excluding Cash Equivalents, any non-recurring items, and items related to the transactions contemplated hereby, minus (ii) the sum of all current liabilities of Seller, excluding any non-recurring items and items related to the transactions contemplated hereby.  “Net Working Capital” shall exclude all intercompany accounts and the settlement thereof.  An example of the calculation of Net Working Capital solely for illustrative purposes is set forth on Schedule 1.1(e) attached hereto.

“Non-Controlling Party” shall have the meaning set forth in Section 7.16(b)(iii).

“Non-Disclosure Agreement” shall mean that certain non-disclosure agreement dated July 15, 2011, between Purchaser and Seller.

“Objection Notice” shall have the meaning set forth in Section 2.8.

“Patent License Agreement” shall have the meaning set forth in Section 3.2(a)(vii).

“Permitted Encumbrances” shall mean (i) all Liens approved in writing by Purchaser as Permitted Encumbrances, (ii) Encumbrances, other than Liens securing indebtedness for borrowed money or gurantees or credit supports thereof, that, individually and in the aggregate, do not and would not reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable, (iii) Liens for Taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, and (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations that are incurred in the ordinary course of business and are not delinquent.

“Person” shall mean an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or other entity or organization.

“Proposed Allocation” shall have the meaning set forth in Section 2.7(b).

“Proxy Statement” means a proxy statement relating to the approval of this Agreement by Seller’s stockholders.

“Purchase Price” shall have the meaning set forth in Section 2.6.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the heading of this Agreement.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 6.3.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, migrating or leaching into or through the environment, including surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Materials), or as otherwise defined under Environmental Laws.

“Representatives” shall mean, with respect to a Person, its directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives.

“Retained Patent Rights” shall mean the Seller Group’s United States patents, provisional patent applications, patent applications, patent continuations, patent continuations-in-part, divisions, patent reissues, patent disclosures, industrial designs, utility models, business methods, discoveries, inventions (whether or not patentable or reduced to practice and whether or not currently owned by Seller or obtained at any time in the future) and improvements thereto and any and all foreign equivalents thereof, in each case that correspond to or are based upon the patents and patent applications  set forth on Schedule 1.1(a).  The “Retained Patent Rights” include all rights to grant non-exclusive licenses, bring or defend proceedings and claim, retain and collect damages, license fees and other relief in respect of all past, present or future infringements of such rights.  The “Retained Patent Rights”  as used herein further include the tangible and digital embodiments of such rights, including all files, documents, instruments, journals, summaries, abstracts, papers, books, invention disclosures, and records of Seller or any of its Affiliates relating thereto.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the heading of this Agreement.

“Seller Board Recommendation” has the meaning set forth in Section 7.1.

“Seller Financial Statements” has the meaning set forth in Section 5.5.

“Seller Group” means the Seller and all of its Subsidiaries, collectively.

“Seller SEC Documents” has the meaning set forth in Section 5.5.

“Seller Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock entitled to vote at the Seller Stockholder Meeting.

“Seller Stockholder Meeting” means a duly convened meeting of Seller’s stockholders called to obtain the Seller Stockholder Approval, or any valid adjournment or postponement thereof.

“Straddle Period” means any taxable year or period beginning on or before, and ending after, the Closing Date.

“Subsidiary” shall mean an entity as to which Seller or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests.  Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Seller or Purchaser or any other relevant entity, as the case may be.  Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Seller or Purchaser or any other relevant entity, as the case may be.

“Superior Proposal” means any written Acquisition Proposal (except that all percentages therein shall be changed to “50%”) made by a third party that, in the good faith judgment of Seller’s Board of Directors or any committee thereof, after consultation with its financial advisors and outside counsel, taking into account all the terms and conditions of such proposal that Seller’s Board of Directors or any committee thereof deems relevant (including the legal, financial, regulatory, timing and other aspects of the proposal and any changes to the terms of this Agreement proposed by Purchaser in response to such proposal or otherwise), is more favorable, from a financial point of view, to Seller than the transactions contemplated hereby.

“Tax Return” shall mean any return, report, declaration, information return, statement or other document (including any schedule or attachment thereto and any amendment thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxes” shall mean all federal, state, local or foreign taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

“Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary, transfer, duty, recording or other similar tax, fee or charge imposed on the sale of the Purchased Assets pursuant to this Agreement.

“Transferred Intellectual Property” shall mean, collectively, (i) the Transferred Trademark Rights, (ii) the Transferred Intellectual Property Licenses, (iii) rights in all domain name registrations of the Seller Group, including those set forth on Schedule 1.1(b), but not including the domain name registrations set forth on Schedule 2.2, and (iv) the Transferred Know-How.  For the avoidance of doubt, the Transferred Intellectual Property does not include the Retained Patent Rights.

“Transferred Intellectual Property Licenses” shall mean, collectively, all licenses and agreements of the Seller Group relating to the Transferred Trademark Rights, domain name registrations of the Seller Group (but not including the domain name registrations set forth on Schedule 2.2), or Transferred Know-How, including those licenses and agreements set forth on Schedule 1.1(c).

“Transferred PII” has the meaning set forth in Section 7.14.

“Transferred Know-How” shall mean, except for the Retained Patent Rights, all trade secrets, know-how and ideas, rights in research and development, commercially practiced processes and methods, copyrights, copyrightable works, moral rights, mask work rights, database rights and design rights, and registrations or applications for registration of copyrights and any renewals or extensions thereof, in each case owned or licensed by the Seller Group or used in the Business.

“Transferred Trademark Rights” shall mean all registered and unregistered trademarks, service marks, brand names, logos, slogans, certification marks and trade dress owned or licensed by the Seller Group, including those set forth on Schedule 1.1(d), together with all goodwill, designs and other identifiers associated with the foregoing, but not including the registered and unregistered trademarks, service marks, brand names, logos, slogans, certification marks and trade dress set forth on Schedule 2.2.

“Transferring Employee” shall have the meaning set forth in Section 7.15(a).

Section 1.2.  Other Definitional Provisions.

(a)           The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)           The words “dollars” and “$” shall mean United States of America dollars.

(d)           The words “including” shall mean “including, without limitation.”

(e)           When a reference is made in this Agreement to an Article, a Section, an Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE

Section 2.1.  Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Liens and Encumbrances of any kind or nature other than Permitted Encumbrances, all of the right, title and interest of the Seller Group in and to all of the assets of the Seller Group excluding only the Excluded Assets described in Section 2.2 below, as the same shall exist and as of the Closing Date (collectively, the “Purchased Assets”), including:

(a)           all assets of the Seller Group relating to the Business which are set forth on the Closing Balance Sheet as finally determined on the Final Resolution Date or accounted for in the calculation of Final Net Working Capital;

(b)           all right, title and interest of the Seller Group in and to the Business as a going concern, including Seller’s goodwill and Seller’s corporate name “InsWeb Corporation”;

(c)           all machinery, equipment, vehicles, furniture and other tangible personal property of the Seller Group, including  personal property listed in Schedule 5.13(a);

(d)           all personal property leases of the Seller Group, including those listed in Schedule 5.13(b);

(e)           all Transferred Intellectual Property;

(f)           all causes of action, judgments, claims, demands and other rights of the Seller Group, other than to the extent relating to the Retained Patent Rights;

(g)           all Accounts Receivable, including, but not limited to, all Accounts Receivable arising from services performed prior to the Closing Date notwithstanding that the invoices relating thereto have not yet been issued;

(h)           all rights of the Seller Group relating to or arising out of or under express or implied warranties from suppliers;

(i)           all prepaid expenses, advances and deposits of the Seller Group, including those made under any lead purchase agreements, but excluding those relating to Excluded Assets;

(j)           all books and records of the Seller Group, including but not limited to, correspondence, employment records, production records, accounting records, property records, mailing lists, customer and vendor lists and other records and files of or relating to the Business, but excluding those relating solely to Excluded Assets (which exclusion applies to that portion of any books and records that relate to the Excluded Assets, even if included within or comprising a more general book and record); provided that Seller shall be entitled to retain archival copies of any such books and records related to Excluded Assets solely as is reasonably necessary to comply with its obligations under applicable Law (but not for use in its business);

(k)           all contracts, licenses, purchase orders, sales orders, commitments and other agreements to which the Seller Group is a party or in which the Seller Group has rights, including those listed in Schedule 5.10, but excluding those relating solely to Excluded Assets or any leases for real property (the “Assumed Contracts”); and

(l)           any refund (or credit) of any Tax for which Purchaser is entitled pursuant to Section 7.16(a)(iv).

The transfer, sale and assignment of the books and records, Transferred Intellectual Property and other intangible assets shall be delivered solely by electronic delivery.  Following the Closing,  for a period of eighteen months, upon the written request of Purchaser, Seller will provide Purchaser with convenience copies of any books and records with respect to the Purchased Assets upon payment to Seller of Seller’s actual, out-of-pocket costs of providing such materials as an administrative fee, not to exceed $10,000.  In the event that Seller intends to destroy any such books or records prior to the date that is eighteen months after Closing, Seller shall first notify Purchaser and offer to deliver such books and records to Purchaser for Seller’s actual, out-of-pocket delivery costs.

Section 2.2.  Excluded Assets Anything contained in Section 2.1 above to the contrary notwithstanding, Seller shall not sell, transfer, convey, assign or deliver to Purchaser, and the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a)           any Cash Equivalents;

(b)           the Retained Patent Rights;

(c)           the Leased Real Property;

(d)           any losses, loss carryforwards or tax credits of the Seller Group for any taxable period ending on or before the Closing Date (or the portion of a Straddle Period ending on and including the Closing Date) that Purchaser does not succeed to under applicable Law and any refund (or credit) of any Tax for which the Seller Group is entitled pursuant to Section 7.16(a)(iv);

(e)           any current and prior insurance policies of the Seller Group and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(f)           any employee benefit plans, programs, arrangements, agreements and policies maintained by the Seller Group;

(g)           (i) the corporate books and records of the Seller Group, (ii) personnel records of the Seller Group, (iii) any attorney work product, attorney-client communications and other items protected by the Seller Group’s attorney-client privilege, and (iv) any documents that were received by the Seller Group from third parties, in each case in connection with the proposed acquisition of the Purchased Assets by a third party or that were prepared by Seller or any of its Affiliates in connection therewith;

(h)           any causes of action, judgments, damage awards, claims, demands and other rights of the Seller Group to the extent relating to the Retained Patent Rights, Excluded Assets set forth in the other clauses of this Section 2.2 or the Excluded Liabilities;

(i)           any shares of capital stock of Seller’s Subsidiaries;

(j)           any rights, agreements, contracts, loans or receivables between or among members of the Seller Group; and

(k)           those other assets, properties and rights listed on Schedule 2.2.

Section 2.3.  Assumption of Certain Liabilities On the terms and subject to the conditions of this Agreement, on the Closing Date, simultaneously with the transfer, conveyance and assignment by Seller to Purchaser of the Purchased Assets, Purchaser shall assume or otherwise be liable for the following Liabilities of Seller, excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)           all Liabilities of Seller relating to the Business as and to the extent set forth on the Closing Balance Sheet and taken into account in the calculation of Final Net Working Capital;

(b)           all Liabilities of Seller under (i) the Assumed Contracts, and (ii) the leases, contracts, licenses, purchase orders, sales orders, commitments and other agreements to which Seller is a party or in which Seller has rights relating to the Business and entered into by Seller after the date hereof consistent with the terms of this Agreement and included in the Purchased Assets, except in each case, to the extent such Liabilities, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

(c)           all Liabilities in connection with the Transferring Employees to the extent arising from activities after the Closing, and relating to any period of employment with Purchaser or its Affiliates; and

(d)           all Liabilities in respect to Taxes for which Purchaser is liable pursuant to Section 7.16(a).

Section 2.4.  Excluded Liabilities Purchaser does not and shall not assume, pay, perform or discharge any liabilities or obligations of the Seller Group other than the Assumed Liabilities, and, without limiting the foregoing, it is expressly agreed by the parties that notwithstanding Section 2.3, Purchaser shall not assume or be liable for any of the following Liabilities or obligations of the Seller Group (the “Excluded Liabilities”):

(a)           any costs and expenses incurred by the Seller Group incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(b)           any Liabilities in respect of any Excluded Assets;

(c)           any Liabilities in respect to Taxes for which Seller is liable pursuant to Section 7.16(a);

(d)           any Liabilities relating to or arising under any employee benefit plans, programs, arrangements, agreements and policies maintained by the Seller Group, including, but not limited to, any Liabilities arising under the Seller Executive Retention and Severance Plan;

(e)           any obligations of the Seller Group to any person in respect of wages, salaries and vacation pay that are payable with respect to services performed by such individuals prior to their termination of employment or service with the Seller Group;

(f)           any claims by any current or former Transferring Employees for workers compensation, personal injury or other claims of a similar nature allegedly relating to any period of their employment or engagement by Seller or any of its Affiliates; and

(g)           any obligations, agreements, contracts, indebtedness, or payables between or among members of the Seller Group; and

(h)           those other Liabilities listed on Schedule 2.4.

Section 2.5.  Non-Assignable Assets. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or an attempted agreement to transfer, sublease or assign any contract, license, lease, commitment, sales order, purchase order or other agreement, or any claim or right of any benefit arising thereunder or resulting therefrom if any such attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of Purchaser thereunder.  Seller shall, between the date hereof and the Closing Date and, if requested by Purchaser, after the Closing Date, use commercially reasonable efforts to obtain the consent of any party or parties to any such contracts, licenses (other than licenses of commercially available off-the-shelf software, firmware, or other intellectual property in-licensed or acquired by Seller (or any Affiliate thereof) and used in the ordinary course of the Business), leases, commitments, sales orders, purchase orders or other agreement included in the Purchased Assets to the transfer, sublease or assignment thereof by Seller to Purchaser, in all cases in which such consent is required for transfer, sublease or assignment; provided that nothing in this paragraph shall be construed as requiring Seller to make any payments to such parties not expressly contemplated by the contract, license, lease, commitment sales order, purchase order or other agreement, including without limitation (1) out-of-pocket costs incurred in gathering information and making filings with any governmental authority, (2) fees and penalties charged by any governmental authority, and (3) fees and penalties charged by any other person.  In the event that any such consent is not obtained, and other than with respect to any contract, license, lease, commitment, sales order, purchase order or other agreement with the customers or suppliers of Seller, Seller shall, at the request of Purchaser and to the extent it is reasonably practicable to do so, deliver or enter into such further agreements or instruments as may reasonably be necessary or appropriate to permit Purchaser to enjoy the benefits and assume the burdens of the applicable contract, license, lease, commitment, sales order, purchase order, agreement, claim, or right.

Section 2.6.  Purchase Price. In consideration of the sale and transfer of the Purchased Assets, on the terms and subject to the conditions of this Agreement, Purchaser agrees to pay to Seller $65,000,000 (the “Initial Cash Payment”), subject to adjustment as determined pursuant to Section 2.8 (the “Purchase Price”), and Purchaser agrees to assume, satisfy and discharge the Assumed Liabilities.  The Initial Cash Payment shall be paid in immediately available funds on the Closing Date, by wire transfer in accordance with written instructions given by Seller to Purchaser not less than two Business Days prior to the Closing.  The Purchase Price shall be allocated as described in Section 2.7.

Section 2.7.  Allocation of the Purchase Price.

(a)           Purchaser and Seller shall allocate the Purchase Price and  the Assumed Liabilities required to be taken into account for income tax purposes among the Purchased Assets (the “Allocation”).  The Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and this Section 2.7.

(b)           Purchaser and Seller agree that the Allocation shall be determined pursuant to the following procedure:   No later than forty-five days following the Final Resolution Date, Seller shall deliver to Purchaser an allocation of the Purchase Price and Assumed Liabilities required to be taken into account for income tax purposes among the Purchased Assets (the “Proposed Allocation”).  Purchaser shall deliver written notice to Seller within 30 days after Purchaser’s receipt of the Proposed Allocation if Purchaser objects to the Proposed Allocation (the “Allocation Objection Notice”).  The Allocation Objection Notice shall specify the basis for such objection and such items or amounts as to which Purchaser so objects, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Proposed Allocation.  If Purchaser delivers an Allocation Notice within such 30-day period, the parties shall, during the 30 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts.  If after such 30-day period the Seller and Purchaser are unable to reach such agreement, the parties shall submit such Proposed Allocation to Ernst & Young LLP, unless the parties mutually agree to submit such Proposed Allocation to another independent accounting firm, Ernst & Young LLP or such other agreed firm shall resolve any such objections within 30 days after its engagement for this purpose in a manner that is in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and this Agreement.  The cost of such resolution shall be borne (and paid) 50% by Seller and 50% by Purchaser. The Allocation shall be the Proposed Allocation, if no Allocation Objection Notice with respect thereto is duly delivered pursuant to the foregoing procedures; or if an Allocation Objection Notice is delivered, as agreed by Purchaser and Seller or, absent such agreement, the resolution by Ernst & Young LLP or such other agreed firm pursuant to the foregoing procedures.

(c)           In the event that any Tax Authority disputes the Allocation, Seller or Purchaser, as the case may be, shall promptly notify the other party of the nature of such dispute.

(d)           Purchaser and Seller agree to prepare and file any Tax Returns required to be filed with any Taxing Authority (including Internal Revenue Service Form 8594) in accordance with the Allocation, and they further agree not to take any tax position that is inconsistent with the Allocation, in each case except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).

Section 2.8.  Purchase Price Adjustment.

(a)           Not less than five Business Days prior to the Closing Date, Seller shall in good faith cause to be prepared an estimated balance sheet as of the Closing Date which shall reflect the Purchased Assets and Assumed Liabilities (the “Estimated Closing Balance Sheet”), which shall be prepared in accordance with GAAP and in form and substance reasonably satisfactory to Purchaser, and which shall reflect a calculation of the amount of Net Working Capital which Seller estimates will exist as of the Closing Date based on the Estimated Closing Balance Sheet (the “Estimated Net Working Capital”).  If the Estimated Net Working Capital exceeds $2,000,000, in addition to the Initial Cash Payment, Purchaser shall pay to Seller at the Closing an amount equal to such excess.  If the Estimated Net Working Capital is less than $2,000,000, Purchaser shall deduct from the amount of the Initial Cash Payment an amount equal to such deficiency.

(b)           No later than sixty days following the Closing Date, Purchaser will cause to be prepared and delivered to Seller a balance sheet as of the Closing Date which shall reflect the Purchased Assets and Assumed Liabilities (the “Closing Balance Sheet”) and a certificate setting forth Purchaser’s calculation of the Closing Net Working Capital based on the Closing Balance Sheet.  “Closing Net Working Capital” means the Net Working Capital as of the Closing Date.  The Closing Balance Sheet and Closing Net Working Capital will be prepared in accordance with GAAP on a basis consistent with the Estimated Closing Balance Sheet.  Purchaser will make available to Seller and its accountants all records and work papers used in preparing the calculation of Closing Net Working Capital.

(c)           If Seller disagrees with Purchaser’s calculation of the Closing Net Working Capital delivered pursuant to Section 2.8(b), Seller shall, within thirty days after delivery of the documents referred to in Section 2.8(b), deliver a written notice (the “Objection Notice”) to Purchaser disagreeing with such calculation and setting forth Seller’s calculation of such amount.  Any such Objection Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in Purchaser’s calculation of the Closing Net Working Capital delivered pursuant to Section 2.8(b).  If Seller does not deliver an Objection Notice within such thirty day period, then the amount of the Closing Net Working Capital shall be deemed to be finally determined as set forth on Purchaser’s calculation thereof.

(d)           If an Objection Notice is delivered pursuant to Section 2.8(c), Seller and Purchaser shall, during the thirty days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Net Working Capital.  If, after such 30-day period, Seller and Purchaser are unable to reach such agreement, the parties shall submit such disputed items or amounts for the purpose of calculating the Closing Net Working Capital to Ernst & Young LLP, unless the parties mutually agree to submit such dispute to another independent accounting firm, and Ernst & Young LLP or such other agreed firm shall resolve any such objections within thirty days after its engagement for this purpose.  In making such calculation, such accounting firm shall consider only those items or amounts in Purchaser’s calculation of the Closing Net Working Capital as to which Seller has disagreed and shall adhere to the standards set forth above in Section 2.8(b) and Section 2.8(c).  The accounting firm shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by Purchaser, on the one hand, or Seller, on the other hand, or less than the smallest value for such item or amount assigned by Purchaser, on the one hand, or Seller, on the other hand.  The accounting firm shall resolve only such items or amounts that are in dispute.  The accounting firm shall deliver to Seller and Purchaser as promptly as practicable (but in any event within thirty days of its retention) a report setting forth such calculation (such date, the “Final Resolution Date”).  Such report shall be final and binding upon Seller and Purchaser.  The cost of such review and report shall be borne (and paid) by the party whose calculation of Closing Net Working Capital is further in amount from the Closing Net Working Capital finally determined by Ernst & Young LLP, or if the parties’ calculations are equally close in amount to the Closing Net Working Capital finally determined by Ernst & Young LLP, fifty percent by Seller and fifty percent by Purchaser.

Section 2.9.  Purchase Price Adjustment Payments.

(a)           Purchaser and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the calculation of the Closing Net Working Capital and in the conduct of the reviews referred to in Section 2.8 including making reasonably available to the extent necessary books, written and electronic records, work papers and personnel.

(b)           If the absolute value of the difference between the Final Net Working Capital and the Estimated Net Working Capital is greater than $25,000, then within two Business Days after the Final Resolution Date, (i) if the Final Net Working Capital exceeds the Estimated Net Working Capital, Purchaser shall pay to Seller an amount equal to such excess, or (ii) if the Estimated Net Working Capital exceeds the Final Net Working Capital, Seller shall pay to Purchaser an amount equal to such excess.  Payments must be made in immediately available funds by wire transfer of immediately available funds to the bank account or accounts specified in writing by Seller or Purchaser, as applicable.  If the absolute value of the difference between the Final Net Working Capital and the Estimated Net Working Capital is equal to or less than $25,000, then no post-Closing adjustment payment shall be payable hereunder.

(c)           For purposes of this Agreement, “Final Net Working Capital” means the Closing Net Working Capital as shown in Purchaser’s calculation delivered pursuant to Section 2.8(b), if no Objection Notice with respect thereto is duly delivered pursuant to Section 2.8(c); or, if an Objection Notice is delivered, as agreed by Purchaser and Seller pursuant to Section 2.8(d) or in the absence of such agreement, as shown in the accounting firm’s calculation delivered pursuant to Section 2.8(d).

(d)           Purchaser and Seller shall treat any post-Closing adjustment payments made under this Section 2.9 as adjustments to the Purchase Price for all Tax purposes.

Section 2.10.  Withholding.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable U.S. federal, state or local or foreign Laws.  To the extent that amounts are so deducted and withheld by Purchaser, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller or other Person in respect of which such deduction and withholding was made by Purchaser.

ARTICLE III

CLOSING

Section 3.1.  Closing.  The Closing shall take place at the offices of Sidley Austin llp, located at 1001 Page Mill Road, Building 1, Palo Alto, California 94304, at 10:00 a.m. local time on the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 4.1 and 4.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date and time as may be agreed by the parties.  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing shall be deemed to have become effective as of 12:01 a.m., California time on the Closing Date.

Section 3.2.  Closing Deliveries.

(a)           At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following instruments and documents:

(i)           a copy of Seller’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)           a good standing certificate for Seller, and a certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, certifying (A) that there have been no amendments to the Certificate of Incorporation of Seller since the date of the copy provided under Section 3.2(a)(i); (B) that the bylaws of Seller are in the form attached to such certificate; (C) that the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Patent License Agreement and the transactions contemplated hereby and thereby were duly adopted by the Board of Directors of Seller in the form attached to such certificate, and (D) the incumbency and signatures of the officers of Seller executing this Agreement and the Patent License Agreement;

(iii)           the certificate referred to in Section 4.1(a);

(iv)           a bill of sale, dated the Closing Date, duly executed by Seller, in the form attached as Exhibit B hereto (the “Bill of Sale”);

(v)           an assignment and assumption agreement, dated the Closing Date, duly executed by Seller, in the form attached as Exhibit C hereto (the “Assignment and Assumption Agreement”);

(vi)           all consents, waivers or approvals required to be obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(vii)           an executed copy of a Patent License Agreement, duly executed by Seller, in the form attached as Exhibit D hereto (the “Patent License Agreement”);

(viii)           a duly executed certificate of non-foreign status in the form of the applicable sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv); and

(ix)           any other documents reasonably requested by Purchaser.

(b)           At the Closing, Purchaser shall deliver or cause to be delivered to Seller: (1) the Initial Cash Payment, by wire transfer in immediately available funds to one or more accounts specified in writing by Seller at least two Business Days prior to the Closing Date, and (2) the following instruments and documents:

(i)           a copy of Purchaser’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)           a good standing certificate for Purchaser, and a certificate of the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, certifying (A) that there have been no amendments to the Certificate of Incorporation of Purchaser since the date of the copy provided under Section 3.2(b)(i); (B) that the bylaws of Purchaser are in the form attached to such certificate; (C) that the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Patent License Agreement and the transactions contemplated hereby and thereby were duly adopted by the Board of Directors of Purchaser in the form attached to such certificate, and (D) the incumbency and signatures of the officers of Purchaser executing this Agreement and the Patent License Agreement;

(iii)           the certificate referred to in Section 4.2(a);

(iv)           the Assignment and Assumption Agreement, duly executed by Purchaser; and

(v)           an executed copy of the Patent License Agreement.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1.  Conditions to Obligations of Purchaser.  The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Purchaser) as of the Closing of the following conditions.

(a)           No Misrepresentation or Breach of Covenants and Warranties.  (i) There shall be no continuing material failure by Seller to perform or comply with any of its covenants and agreements herein that by their terms are to be performed or complied with at or prior to the Closing; (ii) each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all respects on the date hereof and on the Closing Date as though made on the Closing Date, except (x) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date, (y) for changes therein specifically resulting from any transaction expressly consented to in writing by Purchaser, (z) for failures of representations and warranties (other than those contained in Sections 5.1(a), 5.2 and 5.3(a)), read for purposes of this clause (z) to exclude any materiality, Material Adverse Effect or similar qualification contained in such representations and warranties, to be true and correct on the date hereof and on the Closing Date as though made on the Closing Date as to matters that, individually or in the aggregate, would not have a Material Adverse Effect; and (iii) there shall have been delivered to Purchaser a certificate to the effect of clauses (i) and (ii), dated the Closing Date, signed on behalf of Seller by an authorized officer of Seller.

(b)           Seller Stockholder Approval.  Seller shall have obtained the Seller Stockholder Approval.

(c)           No Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have occurred and be continuing at the Closing Date a Material Adverse Effect.

(d)           No Injunction or Restraint.  No decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect.

(e)           Necessary Governmental Approvals.  The waiting period under the HSR Act shall have expired or been terminated, and the parties shall have received all approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby.

(f)           Other Agreements.  Seller shall have executed and delivered to Purchaser, or caused to be executed and delivered, the Bill of Sale, the Assignment and Assumption Agreement, and the Patent License Agreement.

Section 4.2.  Conditions to Obligations of Seller.  The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Seller) as of the Closing of the following conditions.

(a)           No Misrepresentation or Breach of Covenants and Warranties.  (i) There shall be no continuing material failure by Purchaser to perform or comply with any of its covenants and agreements herein that by their terms are to be performed or complied with at or prior to the Closing; (ii) each of the representations and warranties of Purchaser contained or referred to herein shall be true and correct in all respects on the date hereof and on the Closing Date as though made on the Closing Date, except (y) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date, (z) for failures of representations and warranties (other than those contained in Sections 6.1(a), 6.2 and 6.3(a)), read for purposes of this clause (y) to exclude any materiality, Purchaser Material Adverse Effect or similar qualification contained in such representations and warranties, to be true and correct on the date hereof and on the Closing Date as though made on the Closing Date as to matters that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect; and (iii) there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Purchaser by an authorized officer of Purchaser.

(b)           Seller Stockholder Approval.  Seller shall have obtained the Seller Stockholder Approval.

(c)           No Injunction or Restraint.  No decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect.

(d)           Necessary Governmental Approvals.  The waiting period under the HSR Act shall have expired or been terminated, and the parties shall have received all approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby.

(e)           Other Agreements.  Purchaser shall have executed and delivered to Seller, or caused to be executed and delivered, the Assignment and Assumption Agreement and the Patent License Agreement.

Section 4.3.  Frustration of Conditions to Closing.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as qualified by the Disclosure Schedules delivered by Seller to Purchaser concurrent with the execution of this Agreement (the “Disclosure Schedules”), Seller hereby represents and warrants to Purchaser as follows:

Section 5.1.  Organization.

(a)           Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller owns all of the outstanding equity interests in each Subsidiary of Seller, and there are no options, warrants, calls, subscription rights or other securities or rights convertible into or exercisable for equity interests in any Subsidiary of Seller that could result in Seller owning less than all of the outstanding equity interests in any Subsidiary of Seller at any time prior to the Closing Date.  Seller has the power to cause the delivery to Purchaser of any Purchased Assets owned or held by such Subsidiary.

(b)           Seller is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2.  Authority; Binding Effect.

(a)           Seller has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Patent License Agreement and to perform its obligations hereunder and thereunder, subject only to the Seller Stockholder Approval and any Governmental Authorizations referenced in Section 5.4.  The execution and delivery by Seller of this Agreement and the Patent License Agreement, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action, other than the Seller Stockholder Approval.

(b)           This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, and the Patent License Agreement will be, prior to the Closing, duly executed and delivered by Seller and will, after the Closing, constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3.  Non-Contravention.  The execution, delivery and performance of this Agreement and of the Patent License Agreement by Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) subject to obtaining the Seller Stockholder Approval, violate any provision of the certificate of incorporation or bylaws of Seller, (b) subject to obtaining the consents referred to in Schedule 5.3, conflict with, or result in the breach of, constitute a default under, result in or give to any Person any rights of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller Group, or result in or give to any Person any rights of amendment or recapture, under any agreement, lease of real estate or license of intellectual property to which Seller is a party or to which its assets are subject, or result in the creation of any Lien upon any of the Purchased Assets or other assets of the Seller Group, except in each case for any violations, breaches, conflicts, defaults, losses, Liens, terminations, cancellations, accelerations, amendments or recaptures that would not, individually or in the aggregate, have a Material Adverse Effect, and (c) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which the Seller Group is subject, except, with respect to this clause (c), for any violations, breaches, conflicts, defaults, losses, Liens, terminations, cancellations, accelerations, amendments or recaptures that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.4.  Governmental Authorization.  The execution and delivery of this Agreement and of the Patent License Agreement by Seller, and the consummation of the transactions contemplated hereby and thereby, do not require any consent or approval of, action by, or any notice to or other filing with, any Governmental Authority, except for: (a) consents, approvals, actions, notices and filings the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect, (b) as provided under the notification and waiting period requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, and (d) filings as may be required under the rules and regulations of the NASDAQ Capital Market.

Section 5.5.  SEC Filings; Financial Statements.  Since January 1, 2009, Seller has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by Seller with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Seller SEC Documents”).  As of their respective filing dates or, if supplemented, modified or amended since the time of filing and prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, the Seller SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, each as in effect on the date each such document was filed.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Seller and the consolidated Subsidiaries of Seller included in the Seller SEC Documents (collectively, the “Seller Financial Statements”) (i) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (as in effect in the United States on the date of such Seller Financial Statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity of Seller and its consolidated Subsidiaries as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act).  As of the date hereof, there are no Liabilities of the Seller Group except (w) as set forth in the Seller Financial Statements, (x) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2010, (y) Liabilities not required by GAAP to be reflected on a consolidated balance sheet of the Seller Group, and (z) Excluded Liabilities.

Section 5.6.  Tax Matters.  Except as set forth on Schedule 5.6(a), the Seller Group has timely filed all material Tax Returns which are required to be filed in respect of the Business, the Purchased Assets and the Assumed Liabilities, all such Tax Returns are true, correct and complete in all material respects, and the Seller Group has timely paid all Taxes shown to be due on such Tax Returns and all other material Taxes the non-payment of which could result in a Lien on the Purchased Assets, otherwise adversely affect the Business or result in the Purchaser or any of its Affiliates becoming liable or responsible for such Taxes, and all monies required to be withheld by the Seller Group from payments to employees or other persons have been collected or withheld, and either timely paid to the respective Taxing Authorities or set aside for such purpose and accrued, reserved against and entered upon the books of the Business, and there is no claim, audit or other proceeding pending or threatened in writing with respect to any material Taxes that could, if adversely determined, result in a Lien on the Purchased Assets, otherwise adversely affect the Business or result in the Purchaser or any of its Affiliates becoming liable or responsible for such Taxes.  The Purchased Assets do not include any equity interests in any corporation, partnership, limited liability company or other entity nor is any Purchased Asset required to be treated as such for U.S. federal income tax purposes.  No Liens for material Taxes have been filed on the Purchased Assets and, to the knowledge of the Seller, there is no basis for asserting any claims for such Liens that could, if adversely determined, result in a Lien on the Purchased Assets, otherwise adversely affect the Business or result in the Purchaser or any of its Affiliates becoming liable or responsible for such Taxes.  No waivers or extensions of any statute of limitations have been requested or given with respect to Taxes the non-payment of which could result in a Lien on the Purchased Assets, otherwise adversely affect the Business or result in the Purchaser or any of its Affiliates becoming liable or responsible for such Taxes.  Schedule 5.6(b) sets forth a list of the jurisdictions to which the Seller Group has filed any Tax Return since December 31, 2007 and specifies the type of Tax Return so filed.

Section 5.7.  Absence of Material Changes.  Since December 31, 2010 through the date hereof, except as set forth on Schedule 5.7, the Business has been operated only in the ordinary course consistent with past practice and there has not been:

(a)           any Material Adverse Effect;

(b)           any sale, lease, license, abandonment or other disposition by Seller of any material assets used in the Business that would constitute Purchased Assets, except in the ordinary course of business;

(c)           any incurrence, creation or assumption of any indebtedness (other than trade payables incurred in the ordinary course of business consistent with past practice), or guarantee of any indebtedness or obligation of any third party, or reimbursement obligation to any issuer of a letter of credit or similar instrument supporting any indebtedness or obligation of any third party;

(d)           any capital expenditures in excess of $50,000 in the aggregate;

(e)           any change in any method of accounting or accounting practice or policy used by Seller or the Business in the preparation of its financial statements;

(f)           any changes to the working capital policies applicable to the Business; and

(g)           any agreement or commitment to take any action described in this Section 5.7.

Section 5.8.  No Litigation.  Except as set forth on Schedule 5.8, as of the date hereof, no material litigation, investigation or proceeding by or before any Governmental Authority is pending against or, to the Knowledge of Seller, threatened in writing against the Seller Group.

Section 5.9.  Compliance with Laws.  Except with respect to environmental matters, which are addressed in Section 5.14:

(a)           the Seller Group is in compliance with all Laws applicable to the ownership or operation of the Business, except to the extent that the failure to comply therewith would not, individually or in the aggregate, have a Material Adverse Effect; and

(b)           the Seller Group possesses, and is in compliance with, all Governmental Authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess or comply with any such Governmental Authorization would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10.  Contracts.  Schedule 5.10 sets forth, as of the date of this Agreement, each contract, agreement, commitment or arrangement (other than a non-exclusive license of the Retained Patent Rights to a third party) to which any member of the Seller Group is currently a party and that relates to the Business and either (a) (i) has as a counterparty an entity that represented one of the fifteen largest customers or one of the fifteen largest suppliers of the Seller Group, in either case determined based on the respective amount of revenue earned or expense accrued for the six months ended June 30, 2011, or (ii) represents an aggregate future liability of the Seller Group reasonably expected to be in excess of $50,000 or represents the future right of the Seller Group to receive an amount reasonably expected to be in excess of $50,000, in any one fiscal year, (b) has as a counterparty any Governmental Authority; (c) relates to the establishment of a joint venture or partnership; (d) relates to capital expenditures and involves future payments in excess of $25,000; (e) relates to indebtedness of the Business in excess of $25,000 or any guarantee of or reimbursement of any issuer of a letter of credit supporting obligations in excess of $25,000; (f) used to effectuate a material acquisition, divestiture, merger or similar transaction that has not been consummated or that has been consummated since January 1, 2007, but contains representations, covenants, indemnities or other obligations that are still in effect; (g) related to the purchase or sale of material real property entered into since January 1, 2007; or (h) is otherwise material to the Business (each, as amended or supplemented as of the date hereof, a “Material Contract”).  Except as noted in Schedule 5.10, prior to the date hereof, Seller has delivered to Purchaser a true and complete copy of each Material Contract.  Except as set forth in Schedule 5.10, each Material Contract (1) is in full force and effect and is a valid and binding obligation of, a member of the Seller Group and, to the Knowledge of Seller, of the other parties thereto, and (2) neither the Seller Group nor, to the Knowledge of Seller, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation thereunder, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).

Section 5.11.  Intellectual Property.  The Intellectual Property Schedules set forth, as of the date of this Agreement, all trademarks, trademark applications, service marks, brand names, logos, slogans, certification marks, trade dress and domain name registrations owned, held, or licensed by the Seller Group, and all intellectual property licenses and agreements to which the Seller Group is a party (other than the Retained Patent Rights, nonexclusive licenses of the Retained Patent Rights to third parties, and intellectual property set forth on Schedule 2.2) whether such intellectual property is duly registered in or filed in the United States Copyright Office, the United States Patent and Trademark Office, or any similar national or international intellectual property authority.  Since January 1, 2007, no application or registration for any Transferred Intellectual Property has been finally rejected or on the merits of such filing.  Except as set forth on Schedule 5.11, (i) the Transferred Intellectual Property that is material to the Business (the “Material Transferred Intellectual Property”), is enforceable, valid and subsisting, and there is no objection or claim, action, investigation or proceeding pending or, to the Knowledge of Seller, being asserted or threatened in writing by any Person with respect to the ownership, validity or enforceability of any Material Transferred Intellectual Property; (ii) Seller is the sole and exclusive owner of (or, with respect to Material Transferred Intellectual Property that is licensed to it, holder of a right to use in the Business) the Material Transferred Intellectual Property; (iii) no license of any kind relating to any Material Transferred Intellectual Property has been granted by the Seller Group, except for nonexclusive trademark licenses granted in the ordinary course of business and that are not Material Contracts and exclusive licenses relating to the development of intellectual property specifically for a customer and licenses to such customer in the ordinary course of business; and (iv) the Transferred Intellectual Property is free and clear of any Liens, other than Permitted Encumbrances.  Except as set forth on Schedule 5.11 or as would not, individually or in the aggregate, have a Material Adverse Effect, (A) to the Knowledge of Seller, the Transferred Intellectual Property and the Business as currently operated does not infringe or misappropriate the intellectual property of any Person, (B) no claim, action, investigation or proceeding by or before any Governmental Authority is pending or, to the Knowledge of Seller, has been threatened in writing claiming that the Business as currently operated infringes or misappropriates the intellectual property of any Person, (C) the Seller Group has taken commercially reasonable action to maintain and preserve the Transferred Intellectual Property, including without limitation entering into appropriate confidentiality/non-disclosure agreements with third parties to whom it discloses any confidential information or trade secrets, and (D) all employees, agents, consultants or contractors who have contributed to the creation or development of any Transferred Intellectual Property either:  (1) created such materials in the scope of his or her employment with the Seller Group at the time of creation of such materials; (2) is a party to a “work-for-hire” agreement under which the Seller Group is deemed to be the original owner/author of all rights, title and interest therein; or (3) has executed an assignment in favor of the Seller Group of all right, title and interest in such material.  Prior to the date hereof, Seller has delivered to Purchaser a true and complete copy of each Transferred Intellectual Property License.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) each Transferred Intellectual Property License is valid and binding on and enforceable against the Seller Group and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect and (y) neither the Seller Group nor, to the Knowledge of Seller, any other party to any Transferred Intellectual Property License is in breach thereof or in default thereunder, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach thereof or default thereunder.

Section 5.12.  Real Property.  The Seller Group does not own any real property that is used in or relates to the Business or is included in the Purchased Assets and does not hold any option to acquire any real property for use with respect to the Business.  Schedule 5.12 sets forth a complete and accurate list and brief description of each lease or similar agreement under which any member of the Seller Group is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”).

Section 5.13.  Personal Property.

(a)           Schedule 5.13(a) contains a complete and accurate list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by the Seller Group having an original cost of $25,000 or more and used in or relating to the Business.

(b)           Schedule 5.13(b) contains a complete and accurate list and description of each written lease or other agreement or right under which the Seller Group is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business, except for any such lease, agreement or right that is terminable by the Seller Group without penalty or payment on notice of 90 days or less, or which involves the payment by the Seller Group of rentals of less than $25,000 per year.  Prior to the date hereof, Seller has delivered to Purchaser a true and complete copy of each such lease or other agreement or right.  Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) all leases and subleases for such machinery, equipment, vehicle or other tangible personal property are valid and binding on and enforceable against the Seller Group and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect and (ii) no written notices of material default under any such lease or sublease have been sent or received by the Seller Group and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material default (whether by lapse of time or notice or both) under any such lease or sublease.

(c)           Except as would not have, individually or in the aggregate, a Material Adverse Effect, all machinery, equipment, vehicles, furniture and other tangible personal property set forth on Schedules 5.13(a) and 5.13(b) are in good working order, ordinary wear and tear excepted, and sufficient for use in the Business as currently conducted.

Section 5.14.  Environmental Matters.  Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect: (i) the Seller Group and the Purchased Assets are in compliance with all applicable Environmental Laws, (ii) the Seller Group and the Purchased Assets are in compliance with all Environmental Permits required for the Seller Group to conduct the Business operations as currently conducted, (iii) the Seller Group has not received during the two (2) years prior to the date hereof any written communication from a Governmental Authority that alleges that the Seller Group is in violation of any Environmental Law, the substance of which communication has not been resolved, or that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and (iv) there are no pending or, to the Knowledge of Seller, threatened claims, complaints or proceedings against the Seller Group relating to compliance with Environmental Laws or Environmental Permits or to a Release of Hazardous Material.  The representations and warranties made in this Section 5.14 are Seller’s exclusive representations and warranties relating to environmental matters.

Section 5.15.  Purchased Assets.  Except as set forth on Schedule 5.15, the Purchased Assets and the intellectual property to be licensed to Purchaser by Seller pursuant to the terms of the Patent License Agreement collectively constitute all of the material properties, rights, interests and other tangible and intangible assets necessary for Purchaser to conduct the Business immediately following the Closing in all material respects as it is conducted by Seller on the date hereof and as it is currently contemplated to be conducted by the Seller Group immediately prior to Closing.  The Business constitutes all of the business of the Seller Group, other than the registration, maintenance, enforcement or licensing of the Retained Patent Rights, as it is conducted on the date hereof and as it will be conducted by the Seller Group immediately prior to Closing.

Section 5.16.  Benefit Plans and Employee Matters.

(a)           Schedule 5.16(a) contains a list of all material “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other material compensation or employee benefit plans, programs, policies, agreements or arrangements, maintained, or contributed to, by Seller or any of its Affiliates (or to which any of them is party) for the benefit of any of its employees or independent contractors (the “Benefit Plans”), excluding any plans, programs, policies, agreements or arrangements mandated by Law.  Seller has made available to Purchaser (i) a copy of each Benefit Plan and any written descriptions of the material terms of the Benefit Plans and (ii) the most recently received Internal Revenue Service determination letter, if any, with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b)           With respect to each Benefit Plan, the requirements of ERISA and the Code have been complied with in all material respects.  Each of Seller’s tax-qualified savings plans (the “Seller’s Savings Plans”) has received a determination or opinion letter from the Internal Revenue Service covering all of the provisions applicable to the Seller’s Savings Plans for which determinations letters are currently available that it is qualified under Section 401(a) of the Code and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the Internal Revenue Service that it is so exempt and no fact or event has occurred since the date of such letter or letters from the Internal Revenue Service that would reasonably be expected to adversely affect the qualified status of any such Sellers’ Savings Plan or the exempt status of any such related trust.

(c)           Neither Seller nor any of its Affiliates is, or, during the five-year period prior to the date of this Agreement has been, party to a collective bargaining or similar agreement with employees.  As of the date hereof: (i) there is not and during the twenty-four (24) month period immediately preceding the date hereof there has not been, any labor strike, work stoppage or lockout pending, or, to the Knowledge of Seller, threatened, against Seller with respect to the Business; (ii) to the Knowledge of Seller, no union organizational campaign is in progress with respect to the employees of Seller employed in the Business and no question concerning representation exists respecting such employees; (iii) there are no pending, or, to the Knowledge of Seller, threatened, charges in connection with the Business against Seller or any current or former employee of Seller employed in the Business before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (iv) Seller has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Business and, to the Knowledge of Seller, no such investigation is in progress.

(d)            Neither the execution of this Agreement, nor the consummation of the transactions or actions contemplated by this Agreement, shall (either alone or in conjunction with another event, such as a termination of employment) (A) entitle any employee or other service provider of the Business to any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment of compensation or benefits under any of the Benefit Plans, or (C) increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans.

Section 5.17.  Relationships with Customers and Suppliers.  Except as set forth on Schedule 5.17, since December 31, 2010, no customer that represented one of the fifteen largest customers or one of the fifteen largest suppliers of the Seller Group, in either case determined based on the respective amount of revenue earned or expense accrued for the six months ended June 30, 2011, has canceled or otherwise terminated or significantly altered, or, to the Knowledge of Seller, threatened to or given notice of its intent to cancel or otherwise terminate or significantly alter, its relationship with the Seller Group.

Section 5.18.  Proxy Statement.  None of the information to be included or incorporated by reference in the Proxy Statement will at the date mailed to Seller’s stockholders or at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Purchaser in writing expressly for inclusion or incorporation by reference therein.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference in the Proxy Statement supplied by Purchaser in writing expressly for inclusion or incorporation by reference therein.

Section 5.19.  Opinion of Financial Advisor.  Seller has received the written opinion of GCA Savvian to the effect that, as of the date of such opinion, the Purchase Price is fair, from a financial point of view, to Seller.

Section 5.20.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates other than GCA Savvian.  Seller is solely responsible for the fees and expenses of GCA Savvian.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 6.1.  Organization.

(a)           Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b)           Purchaser is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.2.  Authority; Binding Effect.

(a)           Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Patent License Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by Purchaser of this Agreement and the Patent License Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action.

(b)           This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, and the Patent License Agreement will be, prior to the Closing, duly executed and delivered by Purchaser and will, after the Closing, constitute a valid and binding obligation of Purchaser, in each case enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 6.3.  Non-Contravention.  The execution, delivery and performance by Purchaser of this Agreement and of the Patent License Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (b) conflict with, or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates, or result in or give to any Person any rights of amendment or recapture, under any agreement, lease of real estate or license of intellectual property to which Purchaser or any of its Affiliates is a party or to which its properties or assets are subject, or (c) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject, except, with respect to clauses (b) and (c), for any violations, breaches, defaults, conflicts, losses, Liens, terminations, cancellations, accelerations, amendments or recaptures that would not, individually or in the aggregate, have a material and adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

Section 6.4.  Governmental Authorization.  The execution and delivery of this Agreement and of the Patent License Agreement by Purchaser, and the consummation of the transactions contemplated hereby and thereby, do not require any consent or approval of, action by, or any notice to or other filing with, any Governmental Authority, except for: (a) consents, approvals, actions, notices and filings the failure of which to obtain or make would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, (b) as provided under the notification and waiting period requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, and (d) filings as may be required under the rules and regulations of the New York Stock Exchange.

Section 6.5.  Financial Capability.  As of the date hereof and on the Closing Date, Purchaser has cash available or has existing borrowing facilities which together are sufficient to pay the Purchase Price on the terms and conditions contemplated by this Agreement.

Section 6.6.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

ARTICLE VII

COVENANTS

Section 7.1.  Preparation of the Proxy Statement; Stockholder Meeting.

(a)           As promptly as reasonably practicable following the date of this Agreement, and in any event within 15 Business Days, Seller shall prepare and file a preliminary Proxy Statement with the SEC.  Subject only to Section 7.2, the Proxy Statement shall include the Seller Board Recommendation.  Purchaser shall reasonably cooperate with Seller in the preparation and filing of the Proxy Statement, and shall furnish all information concerning it that is necessary in connection with the preparation of the Proxy Statement and is reasonably requested by Seller.  Seller shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to stockholders of Seller as promptly as reasonably practicable after such filing.  Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall provide Purchaser with an opportunity to review and comment on such document or response, and shall consider Purchaser’s comments in good faith.  Seller will notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between Seller and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b)           If, at any time prior to the Closing, any information relating to Seller or Purchaser, or any of their respective Affiliates, officers or directors, is discovered by Seller or Purchaser that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party and Seller shall file an appropriate amendment or supplement describing such information with the SEC as promptly as practicable after each party has had a reasonable opportunity to review and comment thereon and, to the extent required by applicable Law, disseminated to the stockholders of Seller as promptly as practicable thereafter.

(c)           Seller shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for the Seller Stockholder Meeting.  Seller shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to Seller’s stockholders in accordance with Section 7.1(a), duly call, give notice of, convene and hold the Seller Stockholder Meeting.  Subject to Section 7.2, Seller’s Board of Directors shall recommend that Seller’s stockholders approve this Agreement and the transactions contemplated hereby (the “Seller Board Recommendation”), and Seller shall, unless there has been a Change of Seller Board Recommendation, use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby, and to take all other action necessary or advisable to secure the Seller Stockholder Approval.  Seller may, and shall at the request of Purchaser, postpone or adjourn the Seller Stockholder Meeting if on a date for which the Seller Stockholder Meeting is scheduled, Seller has not received proxies representing a sufficient number of shares to obtain the Seller Stockholder Approval, provided that the Seller Stockholder Meeting shall not be postponed or adjourned to a date that is more than 15 days after the date for which the Seller Stockholder Meeting was originally scheduled.

(d)           Seller agrees that its obligation to hold the Seller Stockholder Meeting to approve this Agreement and its other obligations under this Section 7.1 (other than the obligation to make the Seller Board Recommendation and include the Seller Board Recommendation in the Proxy Statement) shall not be affected by the commencement, public proposal, public disclosure or communication to Seller of any Alternative Proposal or by any Change of Seller Board Recommendation.

Section 7.2.  No Solicitation of Transactions; Change of Seller Board Recommendation.

(a)           Subject to Section 7.2(b), from and after the date hereof until the Closing or, if earlier, the termination of this Agreement in accordance with Article VIII, Seller shall not, shall cause its Subsidiaries not to, and shall instruct and use its commercially reasonable efforts to cause its Representatives not to on behalf of the Seller Group, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate the submission of any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, or (ii) participate in any discussions or negotiations, or furnish to any person any information, or cooperate with any Person (whether or not a Person making an Acquisition Proposal), with respect to any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal.  Seller shall, shall cause its Subsidiaries to, and shall direct its Representatives to, immediately cease and cause to be terminated any discussion or negotiation with any Persons conducted prior to the date hereof by the Seller Group or any of its Representatives with respect to any Acquisition Proposal.

(b)           Notwithstanding anything to the contrary contained in Section 7.2(a), if, at any time following the date hereof and prior to Seller securing the Seller Stockholder Approval, (i) Seller has received a bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 7.2 and (ii) Seller’s Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then Seller may, subject to compliance with Section 7.2(c), (A) furnish information with respect to Seller to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding the terms of such Acquisition Proposal; provided, however, that Seller (x) shall not, and shall not allow its Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) shall as promptly as practicable provide to Purchaser any material information concerning Seller provided or made available to such other Person (or its Representatives) which was not previously provided or made available to Purchaser.

(c)           Seller shall as promptly as practicable (and in any event within 24 hours) notify Purchaser if Seller receives any written Acquisition Proposal, including a copy of such Acquisition Proposal and the identity of the person making such Acquisition Proposal.  Seller shall (i) keep Purchaser informed on a reasonably current basis of the status of any such Acquisition Proposal and any change to the material terms and conditions thereof and (ii) provide to Purchaser as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including draft agreements) relating to such Acquisition Proposal exchanged between Seller or its Representatives, on the one hand, and the Person making such Acquisition Proposal (or its Representatives), on the other hand.

(d)           Except as set forth in this Section 7.2, neither Seller’s Board of Directors nor any committee thereof shall (i) approve, recommend, or declare advisable or publicly propose to approve, recommend, or declare advisable any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, or the abandonment, termination, delay or failure to consummate the transactions contemplated by this Agreement, or (ii) withdraw or modify, in a manner adverse to Purchaser, or publicly propose to withdraw or modify, in a manner adverse to Purchaser, the Seller Board Recommendation (any action set forth in the foregoing clauses (i) or (ii), a “Change of Seller Board Recommendation”).  Neither Seller’s Board of Directors nor any committee thereof shall allow Seller to, and Seller shall not, (A) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal (which, for the avoidance of doubt, would not include an Acceptable Confidentiality Agreement) or requiring Seller to abandon, terminate, delay or fail to consummate the transactions contemplated by this Agreement, or (B)  take any other action requiring, causing, or reasonably expected to cause, Seller to abandon, terminate, delay or fail to consummate the transactions contemplated by this Agreement.

(e)           Notwithstanding anything to the contrary contained in Section 7.2(d), at any time prior to obtaining the Seller Stockholder Approval, Seller’s Board of Directors or any committee thereof may make a Change of Seller Board Recommendation if Seller’s Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that (i) Seller’s Board of Directors or committee thereof shall not be entitled to exercise its right to make a Change of Seller Board Recommendation until after the third Business Day following Purchaser’s receipt of written notice from Seller advising Purchaser that Seller intends to take such action and specifying the reasons therefor, including in the case that such action is based on a Superior Proposal, the terms and conditions of such Superior Proposal and all related proposed agreements or other documentation, it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new notice and a new three-Business Day period, (ii) during such three-Business Day period Seller shall, to the extent requested by Purchaser, engage in good faith negotiations with Purchaser regarding potential changes to the terms of this Agreement, and (iii) Seller’s Board of Directors and any committee thereof shall in making a Change of Seller Board Recommendation after such three-Business Day period(s), take into account any changes to the terms of this Agreement proposed by Purchaser in response to any proposed Change of Seller Board Recommendation or otherwise.

(f)           Nothing contained in this Section 7.2 shall prohibit Seller or Seller’s Board of Directors or any committee thereof from (i) disclosing to the stockholders of Seller a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Seller if Seller’s Board of Directors or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with applicable Law.  For the avoidance of doubt, it is agreed that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by Seller or Seller’s Board of Directors or any committee thereof (other than a “stop-look-and-listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act) shall constitute a Change of Seller Board Recommendation.

Section 7.3.  Information and Documents.

(a)           From time to time prior to the Closing, upon reasonable advance notice and to the extent permitted by applicable Law, Seller shall permit Purchaser and its Representatives to have such access, during normal business hours, to properties, assets, books, records, agreements, documents, data, files and personnel of, and such other information regarding, the Seller Group and relating to the Business as may reasonably be requested by Purchaser; provided, however, that such access shall not unreasonably interfere with Seller’s operation of its business; provided, further, that Seller shall not be required to afford such access or furnish such information to the extent that Seller believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that Seller shall use its reasonable best efforts to allow for such access or disclosure in a manner and to the extent that does not result in a loss of attorney-client privilege); (ii) result in the disclosure of any trade secrets of third parties or violate any obligations of Seller with respect to confidentiality to any third party or otherwise breach, contravene or violate any agreement to which Seller is party (provided that Seller shall use its reasonable best efforts to allow for such access or disclosure in a manner and to the extent that does not result in such a breach, contravention or violation); (iii) result in a competitor of Seller receiving information that is competitively sensitive in violation of applicable Law; or (iv) otherwise breach, contravene or violate any applicable Law (including the HSR Act).

(b)           All information received by Purchaser and given by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby will be subject to Section 9.8.

Section 7.4.  No Additional Representations.  Purchaser acknowledges that it and its Representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to Purchaser pursuant to this Agreement on or prior to the date hereof.  Purchaser acknowledges that it and its Representatives have been permitted reasonable access to the books and records, facilities, equipment, contracts, and other properties and assets of Seller to the extent relating to the Business and the Purchased Assets that it and its Representatives have desired or requested to see and/or review, and that Purchaser and its Representatives have had an opportunity to meet with the officers and employees of Seller to discuss the Business, the Purchased Assets and the Assumed Liabilities.  Purchaser acknowledges that none of Seller, any of Seller’s Representatives, or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Business, the Purchased Assets or the Assumed Liabilities furnished or made available to Purchaser and its Representatives, except as expressly set forth in this Agreement, and none of Seller, any of Seller’s Representatives or any other Person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents or material made available to Purchaser and its Representatives in certain virtual or physical “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby.

Section 7.5.  Conduct of Seller’s Business.  From and after the date hereof and to the Closing or earlier termination of this Agreement in accordance with Article VIII, except (i) as set forth on Schedule 7.5 or as otherwise expressly contemplated by this Agreement, by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the NASDAQ Capital Market, or (ii) as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), Seller agrees that it will, and will cause its Subsidiaries to:

(a)           conduct the Business only in the ordinary course consistent with past practice, and use reasonable efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties;

(b)           not incur, create or assume any indebtedness (other than trade payables incurred in the ordinary course of business consistent with past practice), or guarantee any indebtedness or obligation of any third party or reimbursement obligation to any issuer of a letter of credit or similar instrument supporting any indebtedness or obligation of any third party, in each case for a principal amount in excess of $50,000 in the aggregate;

(c)           not incur, create or assume any Lien or Encumbrance, other than Permitted Encumbrances, with respect to any assets that would constitute Purchased Assets;

(d)           not dispose of any assets that would constitute Purchased Assets having a value in excess of $50,000 in the aggregate;

(e)           not undertake or commit to any capital expenditures in an amount in excess of $50,000 in the aggregate;

(f)           not enter into any collective bargaining agreement with respect to any employee of the Business;

(g)           not amend, except in the ordinary course of business, any material term of, or waive any material right under, or terminate, or renew on any different terms any Material Contract, nor, except in the ordinary course of business, enter into any contract, agreement, commitment or arrangement that would have been a Material Contract if it had been in effect on the date hereof;

(h)           not make any change in any method of accounting or accounting practice or policy used by Seller or the Business in the preparation of its financial statements, other than such changes as are required by GAAP or applicable Law;

(i)           not make any changes to the working capital policies applicable to the Business;

(j)           not enter into any settlement or release with respect to any material claim, action, cause of action, litigation, investigation or proceeding relating to the Business, unless such settlement or release contemplates only the payment of money without admission of wrongdoing or misconduct and results in an absolute release of such claim, action, cause of action, litigation, investigation or proceeding;

(k)           not issue any common stock or other voting securities of Seller other than pursuant to stock options outstanding as of the date hereof or pursuant to Seller’s employee stock purchase plan; and

(l)           not agree to take any of the foregoing actions.

Section 7.6.  Conduct of Purchaser’s Business.  From and after the date hereof and to the Closing or earlier termination of this Agreement in accordance with Article VIII, Purchaser agrees that it will conduct its commercial relationships with Seller in all material respects in the ordinary course consistent with past practice.

Section 7.7.  Consents of Third Parties; Governmental Approvals(a)           .  (a)  Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated hereby as soon as practicable after the date hereof.  Without limiting the foregoing, (i) each of Purchaser and Seller agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on itself or its Affiliates with respect to the transactions contemplated hereby (which actions shall include furnishing, or causing its applicable Affiliates to furnish, all information requested in connection with approvals of or filings with any Person or other Governmental Authority) and shall promptly cooperate with and furnish information to each other in connection with any such requests to any of them or any of their respective Affiliates in connection with the transactions contemplated hereby, and (ii) each of Purchaser and Seller shall, and shall cause its Affiliates to, use its or their commercially reasonable efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third Person necessary, proper or advisable to be obtained or made Purchaser or Seller in connection with the transactions contemplated hereby or the taking of any action contemplated by this Agreement, including any party to any Material Contract required to be obtained to assign or transfer any such Material Contract to Purchaser; provided that neither Seller nor Purchaser shall have any obligation to offer or pay any consideration or to divest or hold separate any assets or operations or to agree to any restrictions on its business following the Closing in order to obtain any such consents, authorizations or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Purchaser.  During the period prior to the Closing Date, Purchaser shall use commercially reasonable efforts to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.7(a).

(b)            As promptly as practicable after the date hereof and in no event more than ten Business Days after the date hereof, Purchaser (or the applicable Affiliate thereof) and Seller shall file with the FTC and the Antitrust Division the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby.  Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.  Each of Purchaser and Seller agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property (including, in the case of Seller, the Business) as may be required of each of them to file any additional information requested by such agencies under the HSR Act.

Section 7.8.  Bulk Transfer Law.  Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser; provided that Seller shall be liable for, and shall defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns against, and reimburse Purchaser for, any Losses incurred or suffered by Purchaser arising out of, resulting from, or relating to Seller’s failure to comply with the terms and conditions of any applicable “bulk transfer law” or similar laws of any jurisdiction in that may be applicable in connection with the sale of the Purchased Assets to Purchaser.

Section 7.9.  Recordation of Transfer of Intellectual Property.  Purchaser shall be responsible for all applicable recordations of the assignment of the Transferred Intellectual Property.  Seller shall reimburse Purchaser for 50% of the cost and expense of such recordations levied by the agency or organization recording the transfer, provided that such reimbursement obligation shall not apply if the amount to be reimbursed is less than $5,000 in the aggregate.

Section 7.10.  Change of Corporate Name.  Seller agrees promptly after the Closing Date to change its corporate name and the corporate name of its Subsidiaries, InsWeb Insurance Services, Inc. and Potrero Media Corporation, to names that do not include any trademark that is included as part of the Transferred Trademark Rights.

Section 7.11.  Further Assurances.  From time to time after the Closing, and for no further consideration, each of the parties hereto shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be requested by the other party to more effectively convey to, transfer to or vest in Purchaser and its designated Affiliates the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing (including transferring at no additional cost to Purchaser any Purchased Asset contemplated by this Agreement to be transferred to Purchaser at the Closing and that was not so transferred at the Closing) or to more effectively confirm or effect Seller’s retention of the Excluded Assets and the Excluded Liabilities.

Section 7.12.  Covenant Not to Compete.

(a)           In furtherance of the sale of the Purchased Assets to Purchaser hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets so sold, Seller covenants and agrees that, for a period ending on the tenth anniversary of the Closing Date, neither Seller nor any of its Subsidiaries will:

(i)           directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, sell materials to, or otherwise carry on, a business similar to or competitive with the Business; or

(ii)           induce or attempt to persuade any employee, agent, supplier or customer of Seller with respect to the Business to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;

provided, however, that nothing set forth in this Section 7.12 shall prohibit Seller or its Subsidiaries from (1) owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market or (2) selling all or a portion of, or licensing the rights to, the Retained Patent Rights, including to a Person that, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) owns, manages, operates, controls, participates in, performs services for, sells materials to, or otherwise carries on, a business similar to or competitive with the Business.

(b)           If Seller or any Subsidiary of Seller violates any of its obligations under this Section 7.12, Purchaser may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Seller acknowledges that a violation of this Section 7.12 may cause Purchaser irreparable harm which may not be adequately compensated for by money damages.  Seller therefore agrees that in the event of any actual or threatened violation of this Section 7.12, Purchaser shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Subsidiary of Seller to prevent any violations of this Section 7.12.  The prevailing party in any action commenced under this Section 7.12 shall also be entitled to receive reasonable attorneys’ fees and court costs.  It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.12, any term, restriction, covenant or promise in this Section 7.12 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

Section 7.13.  Insurance.  As of the Closing Date, the coverage under all insurance policies relating to the Business shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Purchaser.  Purchaser agrees to arrange for its own insurance policies (which may include self-insurance) with respect to the Business covering all periods and agrees not to seek, through any means, to benefit from any insurance policies of Seller or any of its Affiliates that may provide coverage for claims relating in any way to the Business prior to the Closing.

Section 7.14.  Privacy Policy.  Purchaser represents and warrants that it has in place adequate privacy and security safeguards to protect the personal information regarding Seller’s customers and other users that Purchaser will receive as part of the Purchased Assets (the “Transferred PII”) substantially in accordance with (i) all applicable data protection Laws, and (ii) the material terms of the privacy and security policies in effect on the date hereof unless and until Purchaser provides notice to Seller’s customers and other users, it being understood that Purchaser may amend or replace such privacy and security policies on or after the Closing Date in accordance with applicable Laws.  Commencing on the Closing Date and for no less than 30 days thereafter, Purchaser shall cause the web site www.insweb.com to include a prominent statement providing notice of the change in ownership of the Purchased Assets.

Section 7.15.  Employee and Benefits Matters.

(a)           Prior to the Closing Date, Purchaser and Seller shall communicate in good faith with the employees of Seller engaged in the Business to whom Purchaser shall, in its sole discretion, offer employment with Purchaser or its Affiliates commencing immediately after the Closing (the “Transferring Employees”), regarding post-Closing employment matters relating to such Transferring Employees, including post-Closing employee benefit plans and compensation.

(b)           Except as otherwise required by applicable Law, as of the Closing Date all Transferring Employees shall cease participating in all Benefit Plans, and Purchaser shall permit all Transferring Employees to commence participation in employee benefit plans and compensation arrangements sponsored and maintained by Purchaser or its Affiliates in accordance with the terms of such plans and arrangements.  With respect to any plan that is a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Purchaser or its Affiliates, Purchaser and its Affiliates shall (i) provide eligibility for Transferring Employees under its medical, dental and health plans as of the Closing Date, (ii) waive any pre-existing condition, actively-at-work requirements and waiting periods to the extent waived under the corresponding Benefit Plan and (iii) cause such plans to honor any expenses incurred by the Transferring Employees and their covered dependents under similar plans of Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.  With respect to any Transferring Employees who become participants in any benefit plan or program of Purchaser or any of its Affiliates, Purchaser shall give credit (or, as applicable, cause credit to be given by any of its Affiliates) under such plans and programs, for purposes of eligibility (including for purposes of satisfying any minimum service requirements for participation), vesting and benefit accrual thereunder, for all service recognized by Seller except (i) for purposes of determining benefit accruals under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA)  of Purchaser or its Affiliates and (ii) to the extent that such credit would result in a duplication of benefits.

(c)           Without limiting the foregoing, Seller shall retain responsibility for and continue to pay (or cause to be paid) all medical, life insurance, disability and other welfare plan expenses and benefits for Transferring Employees with respect to claims incurred by such Transferring Employees or their covered dependents prior to the Closing Date, in accordance with the terms of the Benefit Plans.  Expenses and benefits with respect to claims incurred by Transferring Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser and its Affiliates in accordance with the applicable terms of the plans of Purchaser and its Affiliates.  For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability begins; and in the case of a hospital stay, when the employee or covered dependent first enters the hospital.

(d)           Seller shall be responsible for paying out any vacation days earned and unused under Seller’s vacation policy, including any banked amounts, upon a Transferring Employee’s termination of employment with Seller and in accordance with Seller’s vacation policy at or before the Closing Date.

(e)           Seller and its Affiliates shall be responsible for all legally mandated continuation of health care coverage for all employees and any of their covered dependents who experience a qualifying event on or prior to the Closing Date.  Purchaser shall be responsible for all legally mandated continuation of health care coverage for all Transferring Employees and any of their covered dependents who experience a qualifying event after the Closing Date.

(f)           Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that nothing in this Agreement (i) is intended to create an employment related contract between Purchaser or Seller and any Transferring Employee nor may any current or former Transferring Employee rely on this Agreement as the basis for any breach of any employment related contract claim against Purchaser or Seller; (ii) shall be deemed or construed to require Purchaser or Seller to continue to employ any particular Transferring Employee for any period after Closing; (iii) shall be deemed or construed to limit Purchaser’s or Seller’s  right to terminate the employment of any Transferring Employee at any time after Closing; (iv) shall be construed as establishing or amending any Benefit Plan; or (v) is intended to create any rights or obligations except between the parties to this Agreement and no current or former Transferring Employee, no beneficiary or dependent thereof, and no other person who is not a party to this Agreement, shall be entitled to assert any claims hereunder.

Section 7.16.  Tax Matters.

(a)           Liability for Taxes.

(i)           Seller shall be liable for, and shall defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (the “Purchaser Indemnified Parties”) against, and reimburse the Purchaser Indemnified Parties for, any (A) Taxes imposed on or with respect to the Business, the Purchased Assets, and the Assumed Liabilities in each case for all taxable periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; (B) Excluded Taxes; and (C) any costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (A) and (B).

(ii)           Purchaser shall be liable for, and shall defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (the “Seller Indemnified Parties”) against, and reimburse the Seller Indemnified Parties for, any Taxes (other than any Taxes for which the Seller is liable pursuant to this Section 7.16(a)) imposed on or with respect to the Purchased Assets, in each case for all taxable periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(iii)           For purposes of this Section 7.16, Taxes imposed on or with respect to the Business, the Purchased Assets or the Assumed Liabilities with respect to a Straddle Period shall be allocated between the portion of such Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date based on an actual closing of the books of the relevant entity as of the end of the Closing Date; provided, however, that in closing the books, Taxes (such as property Taxes) that are not imposed on income, receipts or otherwise on a transactional basis shall be allocated on a daily basis.

(iv)           Seller shall be entitled to any refunds (including interest paid therewith) in respect of any Tax liability with regard to the Purchased Assets, in each case in respect of a taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on or prior to the Closing Date.  Except as provided in the preceding sentence, Purchaser shall be entitled to any refunds (including interest paid therewith) in respect of any Tax liability with regard to the Business, the Purchased Assets or the Assumed Liabilities.

(v)           Notwithstanding anything to the contrary in this Agreement, each of Purchaser and Seller shall be responsible for and shall pay 50% of any Transfer Taxes.  The party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare and file, with the other party’s cooperation, such Tax Return.  Purchaser and Seller each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) such Transfer Taxes.

(vi)           Purchaser and Seller shall treat any indemnification payment under this Section 7.16(a) as adjustments to the Purchase Price for all Tax purposes.

(vii)           Purchaser or Seller, as the case may be, shall make any payment due under this Section 7.16 to any Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, within 10 days following delivery of written notice to the Purchaser or Seller, as the case may be, that payment of such amounts to the appropriate Taxing Authority or other applicable third party is or was due by the Seller Indemnified Party or the Purchaser Indemnified Party, as the case may be.  In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

(b)           Tax Contests.

(i)           Any party that may be entitled to indemnification under Section 7.16(a) of this Agreement shall promptly notify the other party in writing upon receipt by such party or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which would entitle such party or its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns to indemnification under Section 7.16(a); provided, however, that the failure of such party to give such notice shall not affect such party’s right to indemnification under Section 7.16(a) except to the extent that such party is materially prejudiced as a consequence of such failure.

(ii)           Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided, however, that if such audit or proceeding could reasonably be expected to adversely affect Purchaser or any of its Affiliates, (i) Purchaser shall be entitled to participate at its expense in such audit or proceeding; (ii) Seller shall keep Purchaser timely and reasonably apprised of the status of such audit or proceeding; (iii) Seller shall offer Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such audit or proceeding; and (iv) Seller shall not settle such audit or proceeding without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)           In the case of any Straddle Period, the Controlling Party shall control any Tax audit or administrative or court proceeding relating to the Business, the Purchased Assets or the Assumed Liabilities for Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date; provided, however, that (i) the Non-Controlling Party shall be entitled to participate at its expense in such audit or proceeding; (ii) the Controlling Party shall keep the Non-Controlling Party timely and reasonably apprised of the status of such audit or proceeding; (iii) the Controlling Party shall offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such proceeding or audit; and (iv) the Controlling Party shall not settle such audit or proceeding without the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.  For purposes of this Agreement, “Controlling Party” shall mean Seller if Seller and its Affiliates are reasonably expected to bear the greater Tax liability in connection with a Tax audit or administrative or court proceeding described in Section 7.16(b)(ii), or Purchaser if Purchaser and its Affiliates are reasonably expected to bear the greater Tax liability in connection with a Tax audit or administrative or court proceeding described in Section 7.16(b)(ii); and “Non-Controlling Party” means whichever of the Seller or Purchaser is not the Controlling Party with respect to a Tax audit or administrative or court proceeding described in Section 7.16(b)(ii).

(iv)           In the case of any Tax audit or administrative or court proceeding relating to the Business, the Purchased Assets or the Assumed Liabilities that is not described in Section 7.16(b)(ii) or (iii), Purchaser shall have the sole right to control such audit or proceeding in its sole and absolute discretion.

(c)           Tax Cooperation.  Seller and Purchaser shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets or the Assumed Liabilities (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return; provided, however, that notwithstanding anything to the contrary, Seller shall not have any right to receive or obtain any information relating to, or have any rights with respect to, any Taxes or Tax Return of Purchaser or any of its Affiliates (other than information relating solely to the Business, the Purchased Assets or the Assumed Liabilities).  Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement.

(d)           From and after the date hereof and to the Closing or earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of the Purchaser, with respect to the Business, the Purchased Assets or the Assumed Liabilities, Seller shall not  (and shall not permit any of its Subsidiaries to) make or change any Tax election, settle, compromise or abandon any Tax audit or administrative or court proceeding, or take any other action, in each case if such action could result in a Lien on the Purchased Assets, otherwise adversely affect the Business or result in the Purchaser or any of its Affiliates becoming liable or responsible for Taxes.

ARTICLE VIII

TERMINATION

Section 8.1.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by written agreement of Purchaser and Seller;

(b)           by either Purchaser or Seller, by giving written notice of such termination to the other parties hereto, if the Closing shall not have occurred on or prior to April 9, 2012 (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(c)           by either Purchaser or Seller, by giving of written notice of such termination to the other parties hereto, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable; provided that no party may rely upon this Section 8.1(c) to terminate this Agreement if such party shall have failed to use its commercially reasonable efforts to prevent the entry of such Governmental Order or the taking of such other action in accordance with Section 7.7;

(d)           by Purchaser in the event of any failure by Seller to perform or comply with any of Seller’s agreements such that the condition set forth in Section 4.1(a)(i) would not be satisfied if the Closing Date were to occur on the date of termination, or any failure of the representations or warranties of Seller contained herein to be true and correct such that the condition set forth in Section 4.1(a)(ii) would not be satisfied if the Closing Date were to occur on the date of termination, and in either case such failure remains uncured within 30 days after receipt of notice from Purchaser requesting such failure to be cured;

(e)           by Seller in the event: (i) of any failure by Purchaser to perform or comply with any of Purchaser’s agreements such that the condition set forth in Section 4.2(a)(i) would not be satisfied if the Closing Date were to occur on the date of termination, or any failure of the representations or warranties of Purchaser contained herein to be true and correct such that condition set forth in Section 4.2(a)(ii) would not be satisfied if the Closing Date were to occur on the date of termination, and in either case such failure remains uncured within 30 days after receipt of notice from Seller requesting such breach to be cured, or (ii) that all of the conditions in Section 4.1 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived for a continuous period of five Business Days and Purchaser shall have failed to effect the Closing;

(f)           by either Purchaser or Seller, if the Seller Stockholder Approval shall not have been obtained upon a vote taken thereon at the Seller Stockholder Meeting; or

(g)           by Purchaser, at any time prior to Seller’s receipt of the Seller Stockholder Approval, if the Seller’s Board of Directors or any committee thereof shall have effected a Change of Seller Board Recommendation (whether or not in compliance with Section 7.2).

Section 8.2.  Effect of Termination; Termination Fees.

(a)           In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 7.3(b) (“Information and Documents”) and Article IX (“Miscellaneous”) (other than Section 9.1 (“Non-Survival of Representations and Warranties and Agreements”) and Section 9.10 (“Disclosure Schedules”)) hereof, and except that nothing herein, including the payment of the termination fee under Section 8.2(b), will relieve any party from Liability or limit any party’s Liability for any willful and knowing breach of any covenant set forth in this Agreement prior to such termination.

(b)           In the event of the termination of this Agreement in accordance with Section 8.1 by (A) Purchaser pursuant to Section 8.1(g); (B) either Purchaser or Seller pursuant to Section 8.1(f) and circumstances would have permitted Purchaser to terminate this Agreement pursuant to Section 8.1(g); (C) Purchaser pursuant to Section 8.1(d) as a result of a failure by Seller to perform or comply with its obligations under Sections 7.1 or 7.2, or (D) either Purchaser or Seller pursuant to Section 8.1(b) or 8.1(f) if prior to such termination, (i) an Acquisition Proposal shall have been made to Seller or shall have been made known publicly or to the stockholders of Seller generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (ii) within nine months of such termination, Seller enters into a definitive agreement to consummate any Acquisition Proposal or any Acquisition Proposal is consummated, then Seller shall pay to Purchaser, (x) in the case of a termination by Purchaser covered by clauses (A), (B), or (C), within two Business Days following the date of such termination, (y) in the case of a termination by Seller covered by clause (B), prior to or concurrently with such termination, or (z) in the case of clause (D), upon the earlier of such entry into a definitive agreement or consummation, a termination fee in cash in an amount equal to $2,500,000.

(c)           Any payment made under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser.

(d)           Each of Seller and Purchaser acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement; (ii) without these agreements, Purchaser and Seller would not enter into this Agreement; and (iii) the termination fee payable under Section 8.2(b) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchaser for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  In no event shall Seller be required to pay to Purchaser more than one termination fee pursuant to Section 8.2(b).

ARTICLE IX

MISCELLANEOUS

Section 9.1.  Non-Survival of Representations and Warranties and Agreements.  None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing.  Except for any covenant or agreement that by its terms contemplates performance after the Closing Date, none of the covenants and agreements of the parties contained in this Agreement shall survive the Closing.

Section 9.2.  Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national courier service, or sent by email or facsimile, provided that the email or facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

to Seller:	Bankrate, Inc.
11760 U.S. Highway One, Suite 200
North Palm Beach, Florida 33408
Attention: Edward J. DiMaria
Facsimile: (917) 368-8611
Email: EDiMaria@bankrate.com

with a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Benjamin M. Roth
Facsimile: (212) 403-2000
Email: BMRoth@wlrk.com

to Purchaser:	InsWeb Corporation
10850 Gold Center Drive, Suite 250
Rancho Cordova, CA 95670
Attention: General Counsel
Facsimile: (916) 631-0846
Email: eloewe@insweb.com

with a copy to:	Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, CA 94304
Attention: Karen Dreyfus
Facsimile: (650) 565-7100
Email: kdreyfus@sidley.com

Section 9.3.  Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Purchaser and Seller; provided, that, after receipt of the Seller Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Seller’s stockholders without obtaining such further approval, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.4.  Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of Law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto; provided that Purchaser may assign its rights and obligations under this Agreement to a Subsidiary of Purchaser, so long as Purchaser remains liable for its obligations hereunder.

Section 9.5.  Entire Agreement.  This Agreement (including all schedules and exhibits hereto), together with the Disclosure Schedules, the Voting Agreement, and the Patent License Agreement, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, including, from and after the Closing, the Non-Disclosure Agreement.

Section 9.6.  Parties in Interest.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.7.  Public Disclosure.  Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that the initial press release announcing the execution of this Agreement be made only in a form agreed between the parties.  No other press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of the NASDAQ Capital Market, New York Stock Exchange or any stock exchange upon which the securities of such party are listed, if any, in which case the party issuing such release, announcement or communication will provide the other party, to the extent legally permissible, a reasonable opportunity to comment on such release, announcement or communication.

Section 9.8.  Confidentiality; Return of Information.  Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Purchaser, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors).  No other party shall use any confidential information in any manner whatsoever except solely for the purposes of evaluating the performance of covenants and the accuracy of representations and warranties set forth in this Agreement and planning for the consummation of the purchase and sale of the Purchased Assets and other transactions contemplated hereby and the post-closing integration of the Business with Purchaser’s business.  Notwithstanding any other provision of this Section 9.8, after the Closing, Purchaser may use or disclose without restriction any confidential information included in the Purchased Assets or otherwise reasonably used in or relating to the Business or the Purchased Assets.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its Representatives, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

Section 9.9.  Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses; provided, however, that all filing fees due in connection with filings made pursuant to the HSR Act shall be paid one-half by Purchaser and one-half by Seller.

Section 9.10.  Disclosure Schedules.  The disclosure of any matter in any section of the Disclosure Schedules shall be deemed to be a disclosure for the purposes of the section or subsection of this Agreement to which it corresponds in number and each other section and subsection of this Agreement to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other section or subsection.  The disclosure of any matter in any section of the Disclosure Schedules shall expressly not be deemed to constitute an admission by any party hereto, or to otherwise imply, that any such matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) for the purposes of this Agreement.  Capitalized terms used and not defined in the Disclosure Schedules shall have the meanings set forth in this Agreement.

Section 9.11.  Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery or, solely in the event that the Delaware Court of Chancery declines subject matter jurisdiction, in the federal courts located in the District of Delaware (the “Chosen Courts”); (b) each of the parties irrevocable and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in the Chosen Courts or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) each party agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.2 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware; and (d) each of the parties irrevocably waives the right to trial by jury.

Section 9.12.  Specific Performance.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser and Seller would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

Section 9.13.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Section 9.14.  Headings.  The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.15.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

INSWEB CORPORATION

By:	/s/ Hussein A. Enan
Name: Hussein A. Enan
Title: Chairman of the Board and Chief
Executive Officer

BANKRATE, INC.

By:	/s/ Thomas R. Evans
Name: Thomas R. Evans
Title: President and Chief Executive Officer

APPENDIX B

OPINION OF GCA SAVVIAN

GCA Savvian Advisors, LLC 150 California Street, Ste 2300 San Francisco, CA 94111 (415) 318-3600

October 7, 2011
Board of Directors
InsWeb Corporation
10850 Gold Center Drive, Suite 250
Rancho Cordova, CA 95670

Members of the Board:

We understand that InsWeb Corporation (“InsWeb”) and Bankrate, Inc. (“Bankrate”) plan to enter into an Asset Purchase Agreement (the “Agreement”), to be dated on or about the date hereof, that provides for, among other things, Bankrate to purchase all of the assets of InsWeb’s Lead Generation Business (the “Lead Generation Business”) in a 100% cash transaction (the “Transaction”). You have informed us that, pursuant to the terms of the Agreement, InsWeb will receive $65,000,000 in cash (the “Purchase Price”) for the Lead Generation Business (subject to increase or decrease in the event that InsWeb’s non-cash net working capital at closing exceeds or is less than $2,000,000) (the “Aggregate Consideration”).

You have asked for our opinion as to whether, as of the date hereof, the Aggregate Consideration to be paid for the Lead Generation Business pursuant to the terms of the Agreement, is fair from a financial point of view, to InsWeb.

For purposes of the opinion set forth herein, we have:

(i)	reviewed the draft of the Agreement dated October 6, 2011;
(ii)	reviewed certain publicly available financial statements and other information provided to us by InsWeb relating to the Lead Generation Business;
(iii)	reviewed certain internal financial statements, other financial and operating data, and other information concerning the Lead Generation Business, prepared by the management of InsWeb;
(iv)	reviewed certain financial projections relating to InsWeb prepared by the management of InsWeb;
(v)	discussed the past and current operations, financial condition and the prospects of the Lead Generation Business with the management of InsWeb;
(vi)	compared the financial performance of the Lead Generation Business with that of certain publicly-traded companies that we deemed comparable to the Lead Generation Business;
(vii)	reviewed the financial terms, to the extent publicly available, of certain transactions that we have identified as comparable to the Transaction;
(viii)	analyzed discounted cash flow models for the Lead Generation Business prepared based upon estimates and assumptions provided by the management of InsWeb;
(ix)	analyzed premiums paid in certain other public company transactions that we have identified as comparable to the Transaction;
(x)	participated in discussions and negotiations among representatives of InsWeb and Bankrate and their respective legal and financial advisors with respect to the Transaction; and
(xi)	performed such other analyses and considered such other factors as we deemed appropriate.

 WWW.GCASAVVIAN.COM
SAN FRANCISCO    NEW YORK    TOKYO    LONDON    CHICAGO

B-1

GCA Savvian Advisors, LLC 150 California Street, Ste 2300 San Francisco, CA 94111 (415) 318-3600

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. With respect to the financial projections of the Lead Generation Business, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of InsWeb. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement (without any amendments or modifications thereto), without waiver by any party of any material rights thereunder, that the representations and warranties contained in the Agreement made by the parties thereto are true and correct in all respects material to our analysis, and that the Agreement executed by the parties thereto does not differ in any material respect from the form of the draft Agreement delivered to us on October 6, 2011.  We understand that the Transaction will be consummated following receipt of all required approvals by the shareholders of InsWeb; we also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on InsWeb, Bankrate or on the expected benefits of the Transaction in any way material to our analysis.  Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring or becoming known to us after the date hereof.

We have not made any independent investigation of any legal, accounting or tax matters affecting InsWeb or the Transaction, and we have assumed the correctness of all legal, accounting and tax advice given to InsWeb and its Board of Directors.  We have not been asked to prepare, nor have we prepared, a formal valuation or appraisal of any of the assets, liabilities or securities of InsWeb, Bankrate or any of their respective affiliates, nor have we been furnished with any such valuations and appraisals, and our opinion should not be construed as such.   We have taken into account our experience in transactions that we believe to be generally comparable or relevant, as well as our experience in securities valuation in general.

This opinion does not address InsWeb’s underlying business decision to enter into the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to InsWeb, and it does not constitute a recommendation to InsWeb, its Board of Directors or any committee thereof, its stockholders, or any other person as to any specific action that should be taken in connection with the Transaction.  We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the structure of the Transaction. Moreover, this opinion does not address the fairness of the Transaction to the holders of InsWeb common stock.  We have not evaluated the Company’s go-forward business plan nor have we performed any valuation or analysis with respect to the assets or liabilities that the Company may retain, or distribute, following the Transaction, or any related tax consequences.  Further, this opinion does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any of the Company’s officers, directors or employees, or class of such persons, including, without limitation, in relation to the Aggregate Consideration.

We have acted as financial advisor to the Board of Directors of InsWeb in connection with this Transaction and this opinion and will receive fees for our services, a portion of which is contingent upon the consummation of the Transaction.  In addition, InsWeb has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.  In the two years prior to the date hereof, we have provided financial advisory and financing services for InsWeb and have received fees in connection with such services.  We may also seek to provide such services to InsWeb and Bankrate in the future and expect to receive fees for such services.

It is understood that this letter is for the information of the Board of Directors of InsWeb and may not be used or summarized for any other purpose, or relied upon by any other party, without our prior written consent.  This opinion has been approved by GCA Savvian Advisors LLC’s Fairness Opinion Committee.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Aggregate Consideration represents a fair valuation of the Lead Generation Business to InsWeb Corporation.

Respectfully submitted,

GCA SAVVIAN ADVISORS, LLC

/s/ Todd J. Carter

 WWW.GCASAVVIAN.COM
SAN FRANCISCO    NEW YORK    TOKYO    LONDON    CHICAGO

B-2

APPENDIX C
INFORMATION ABOUT INSWEB CORPORATION

Proposed Asset Sale Transaction

Until the closing of the Asset Sale Transaction, we expect to continue operating the lead generation business in accordance with our existing business strategy. The description of our business below does not reflect changes to our business strategy that will occur if we complete the Asset Sale Transaction. The effects on our Company if the Asset Sale Transaction is completed are described in the proxy statement to which this Appendix C is attached.

General Overview of Business

InsWeb was originally incorporated in California in February 1995 and re-incorporated in Delaware in October 1996, and is headquartered outside Sacramento, California. InsWeb’s headquarters mailing address is 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670, and the telephone number at that location is (916) 853-3300. The principal InsWeb website is www.InsWeb.com.

InsWeb operates an online insurance marketplace that electronically matches consumers and providers of automobile, property, health, term life, and small business insurance. InsWeb has combined knowledge of the insurance industry, marketing and technological expertise and close relationships with insurance companies, agents and other providers to develop an integrated online marketplace. InsWeb’s marketplace enables consumers to research insurance-related topics, search for, analyze and compare insurance products, and request quotes for coverage for automobile, property, health, term life, and small business insurance. Management believes that the InsWeb marketplace supplies insurance providers with pre-qualified consumers at attractive acquisition costs, with the scalable, cost-efficient lead generation capabilities of InsWeb’s Internet-based model. On October 1, 2010, InsWeb acquired Potrero Media Corporation (“Potrero Media”), which operates a complementary service focused on the health and term life insurance markets.

Reportable Segments

The guidance codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASC”) Topic 280-10, “ Disclosure about Segments of an Enterprise and Related Information ” requires that we determine our reportable business segments based on the internal organization used by management for making operating decisions and assessing performance. After InsWeb’s acquisition of Potrero Media Corporation on October 1, 2010, InsWeb had two reportable segments: InsWeb and Potrero Media. Both segments had similar products and services, production methods, distribution methods, and regulatory environments. Because the former shareholders of Potrero Media were entitled to contingent consideration based on the financial performance of the Potrero Media lead generation business, discrete financial and operating information was reported to InsWeb’s Chief Operating Decision Maker (“CODM”). The CODM reviewed the financial and operating results of InsWeb and Potrero Media separately and made decisions about resources to be allocated to each based on their separate performance.

On April 28, 2011, the operations of InsWeb Corporation and Potrero Media Corporation were combined into a single entity under the InsWeb name, and Potrero Media became a non-operating subsidiary of InsWeb Corporation. The combined operations have created a single operating segment as described in the guidance of ASC 280. In particular, the CODM no longer allocates resources between InsWeb and Potrero Media and discrete financial information is no longer available for Potrero Media.

Due to the similarity in their business models, however, all references to “InsWeb” in the description of our business for the period including October 1, 2010 through April 28, 2011 will include Potrero Media, except as specifically noted otherwise. Additional information about InsWeb’s reportable segments can be found in Note 10 to the Consolidated Financial Statements.

The InsWeb Online Insurance Marketplace

InsWeb’s principal source of revenues is transaction fees from participating insurance providers, which include insurance companies, national, statewide or nationwide insurance brokers, and local independent or exclusive agents (such as State Farm agents).Quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge. InsWeb earns a majority of its revenues from participating insurance providers, based on the delivery of qualified leads from consumers who have completed an insurance form. Lead revenues represented approximately 83% of total revenues in 2010, and 88% of total revenues in the nine months ending September 30, 2011. In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website (“Cost per Click” or “CPC” program). In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.” Click-through revenues accounted for approximately 15% of total revenues in 2010 and 11% of total revenues in the nine months ended September 30, 2011.

The Lead Generation Process

Qualified leads are generated by consumers visiting either an InsWeb site or the web-site of one of our marketing partners. The lead generation process generally involves the following steps:

●	data entry by the consumer;

●	comparing the consumer’s profile with the geographic and demographic preferences of our participating insurance providers;

●	delivery of leads to one or more participating insurance providers;

●	follow-up by one or more insurance providers via email or by telephone.

Data Entry. To request an insurance quote, a consumer fills out an online form that requests information such as the consumer’s age, address, and insurance coverage requirements, a process that InsWeb estimates takes approximately 10 minutes, depending on the type of insurance sought and the complexity of the consumer’s profile. The quote request form captures information designed to address the basic underwriting and rating criteria of insurance providers as well as the consumer’s contact information. To assist consumers in evaluating and fulfilling their insurance needs, InsWeb provides consumers with a variety of interactive website features and insurance-related articles. The consumer completes only one online form for a particular type of insurance, but may receive quotes from multiple participating companies depending on which companies have qualified that consumer. This information can also be used to automatically complete portions of the quote request form for other insurance products.

For health insurance, InsWeb also offers consumers the option of calling a customer service representative instead of using the online form. The telephonic interview collects similar information as the online process completed by a consumer, but at the completion of the interview, the customer service representative will have the opportunity to transfer the call directly to a health insurance provider. In these cases, InsWeb is paid a fee for each transferred call.

Qualifying. InsWeb’s software uses criteria set by participating insurance providers to analyze a consumer’s data and determine whether it fits within the provider’s targeted risk profile. Electronic qualifying eliminates the expense of screening and quoting risks that an insurance provider ultimately may not want to accept. Additionally, InsWeb’s system can provide rapid feedback to an insurance provider regarding the impact that particular criteria are having on the number of leads being directed to that provider and also permits individual criteria to be easily added or removed.

Receiving Quotes. After a consumer has completed the form for a particular product, the consumer is informed about the next steps in the quote request process, which varies by type of insurance.   For some products, the consumer will be presented with a web page that contains the logos of insurance providers who are interested in presenting a quote to the consumer.  Insurance providers will contact the consumer and present a quote on a delayed basis, either via e-mail or telephone. In some cases, the consumer lead is delivered to an agent or other intermediary that will provide the consumer with a list of available insurance companies and insurance plans. The consumer will select one of the available options and begin the insurance purchasing process.

Delivery of Leads. InsWeb earns revenues from participating insurance providers based on the delivery of qualified leads, whether or not the consumer actually purchases a policy. In some cases, an insurance provider who receives a consumer lead from InsWeb is a participant in a network operated by one of InsWeb’s competitors, and InsWeb will receive a share of the revenue that the competitor earns from the sale of the lead.

Purchase of Policy. After InsWeb generates and delivers a qualified lead, insurance providers may respond directly to the interested consumer by e-mail or telephone to close the purchase of the policy. The delivery of a qualified lead to the provider does not require further involvement by InsWeb, although InsWeb monitors insurance provider responses and works with them to ensure that they are responding to leads in a timely fashion.

Interactive Website Features and Information

To assist consumers in evaluating and fulfilling their insurance needs, InsWeb provides consumers with a variety of interactive website features and insurance-related information, including:

●	tools to help consumers estimate their coverage requirements for auto and term life insurance;

●	links to companies that can help consumers estimate their coverage requirements for health and term life insurance;

●	research capabilities to help consumers review the financial strength of insurance companies nationwide;

●	answers to frequently asked questions on insurance;

●	articles on a wide variety of insurance and personal finance topics; and

●	glossaries of insurance-related terms.

Insurance Products

Insurance providers participating in InsWeb’s online insurance marketplace currently offer automobile, property, health, term life, and small business insurance in all 50 states, plus the District of Columbia. Automobile insurance comprises the largest segment of the consumer insurance market, and, to date, has accounted for most of the consumer traffic on InsWeb’s online marketplace, and a majority of its revenues.

InsWeb has contractual relationships with third-party providers for small business, renters, condominium insurance, home warranty, RV, and motorcycle insurance. At present, the InsWeb online marketplace does not enable consumers to view multiple providers with respect to these types of insurance; instead, consumers seeking quotes for these products are linked to a single insurance company or third party for each product in the states in which it is available.

In addition, the InsWeb online marketplace offers both subscription and display advertising on its agent directory pages. These pages display listings of several insurance companies and not more than eight local agents for the consumer to contact.

Sales

Insurance Company Relationships

InsWeb believes that establishing long-term relationships with reputable insurance companies is essential to its ability to offer a desirable insurance marketplace on its website. InsWeb’s focus is to maintain and expand the product offerings available on the online marketplace by selling InsWeb’s services to additional companies and expanding InsWeb’s relationship with participating insurance companies and agencies. At September 30, 2011, InsWeb and its subsidiaries had relationships with 104 insurance related companies for automobile, health, property and term life insurance, including many large companies with established brand names that InsWeb believes are attractive to consumers.

Insurance Agent Networks

 InsWeb’s two proprietary agent network offerings, AgentInsider and Producer Pipeline, allow insurance agents and brokers to purchase leads for automobile, property, term life, health and small business insurance. In addition, InsWeb has entered into agreements with several large insurance companies through which the insurance company pays some or all of the cost of the leads purchased by their agents through InsWeb’s network.  Generally, InsWeb is paid a fee for each consumer lead sent to an agent or broker, regardless of whether or not a policy is sold to the applicant. In a few cases, however, InsWeb’s contract with the lead purchaser provides that the lead fee is paid only if the consumer takes a specific action, for example, contacting the lead purchaser.

As of September 30, 2011, there were approximately 12,372 personal lines insurance agents who were approved to actively purchase consumer leads through AgentInsider. For the nine months ended September 30, 2011, agents purchasing leads directly through AgentInsider represented 32% of total transaction fees. Separately, certain insurance carriers purchase leads from InsWeb and redistribute them to their agents. At September 302011, approximately 1,764 such agents were indirectly accessible to consumers, due to the redistribution process mentioned previously. As of September 30, 2011, there were approximately 2,700 agents and brokers approved to purchase health leads through Producer Pipeline. In 2010, 44% of InsWeb’s total revenues were derived from lead purchases by agents,  including sales to carriers who redistribute leads to their agents. In the nine months ended September 30, 2011, 37% of InsWeb’s total revenues were derived from lead purchases by agents, including sales to carriers who redistribute leads to their agents.

Distribution through Competitors

Consumer leads for which InsWeb has a limited offering continue to be distributed on a revenue share basis through InsWeb competitors, including Bankrate Insurance, as more fully explained below. Such leads accounted for 15% of InsWeb’s total revenues in 2010, and 6% in the nine months ended September 30, 2011.

Marketing

InsWeb’s marketing program consists of a two-pronged effort, with substantial resources directed both at attracting increased consumer traffic to the InsWeb website, and building and expanding relationships with participating insurance providers. InsWeb believes that increased traffic will encourage insurance providers to develop and expand their relationship with InsWeb, and that enhancing the comparative shopping opportunities available through increased insurance provider participation will drive further increases in consumer traffic.

Consumer Marketing

InsWeb’s consumer acquisition strategy consists of three distinct approaches: Form hosting relationships, direct to consumer marketing, and working with competitors to offer their consumers access to additional providers.

1) Form Hosting Relationships: InsWeb has entered into over 50 “form-hosting” marketing agreements, where the consumer fills out the quote request form on the marketing partner’s site. Once the information is collected, the partner contacts (pings) InsWeb as well as, in many cases, one or more of InsWeb’s competitors, and seeks bids for that particular lead. In “real time”, InsWeb’s systems calculate the approximate revenue that can be obtained by selling that lead, and bids according to a pre-determined gross margin requirement. If InsWeb is the winning bidder for that lead, the lead will be distributed to providers in the usual manner. If InsWeb does not win the bid, it owes nothing to the marketing partner. InsWeb believes that the form hosting platform allows greater control over its revenue and margin because its bids can be adjusted easily to accommodate InsWeb’s business needs. In 2010, leads generated by form hosting relationships accounted for 51% of InsWeb’s total revenues. In the nine months ended September 30, 2011, leads generated by form hosting relationships accounted for 48% of InsWeb’s total revenues.

2) Direct to Consumer Marketing:   InsWeb’s direct marketing strategy is designed to cost effectively increase consumer traffic to its websites and to drive awareness of insurance products and services available on its websites. InsWeb employs various means of marketing which include sponsored search, organic search, online display advertising, e-mail campaigns, as well as partnerships with high-profile online sites, and other miscellaneous marketing efforts. Direct to consumer marketing accounted for 33% of total revenues in 2010 and 29% in the nine months ending September 30, 2011

a) Search Engine Marketing:  InsWeb manages a network of websites that are specifically designed for search engine marketing purposes.  Search engine marketing is a form of online marketing designed to engage consumers after they type in a search term and land on a   search engine results page. Organic search placements are achieved through search engine optimization (SEO), and paid search placements are purchased directly from a search engine on a keyword basis.  In either instance, factors such as the content, the design of the site, and the consumer experience can influence the ranking and overall performance of the site in the search engine results.  As of September 30, 2011, InsWeb’s search engine marketing, including both paid search as well as organic search, was conducted primarily by Potrero Media, which oversees more than 1,500 web sites and actively manages millions of internet search terms.

b) Email campaigns: InsWeb partners with a number of companies who will send insurance offers via email to their customer database. Typically these companies have an affinity with the consumer, and email them regularly, thereby making these programs very effective.  In addition, InsWeb markets to an internal database of millions of consumers who have shopped for insurance over the past several years.

c) Online Display Advertising: InsWeb’s online direct-response advertising, is intended to create a presence for InsWeb on a wide range of websites. InsWeb’s key advertisements are delivered through content sponsorships, banners and keywords on financial, news, real estate, classifieds, automobile, directory and general interest sites. Some advertising may be done on InsWeb’s behalf by companies that specialize in advertising online, with whom InsWeb has developed strategic partnerships.  InsWeb, and some of its third-party marketing providers also conduct advertising campaigns promoting InsWeb through emails and electronic newsletters. InsWeb’s advertisements are targeted primarily at consumers who may be actively seeking insurance. In addition, InsWeb’s websites provide consumers with a variety of free interactive tools and content to help them with their research for insurance coverage.

d) Other Sources of Traffic: InsWeb seeks out relationships with companies whose websites feature a high volume of traffic or a substantive focus that is related to the purchase of insurance coverage, such as sites related to automobiles, homes, personal finances, health or small businesses. Agreements with these online companies typically provide that InsWeb pay the online company a transaction fee (based on click-throughs or consumer leads) and in very limited cases, a fixed fee. Online companies integrate links into their websites connecting to InsWeb’s marketplace. InsWeb provides functionality to further integrate with online companies and, in some cases, provides co-branding functionality whereby the online company’s logo is presented on the InsWeb marketplace to those consumers directed to InsWeb’s marketplace from a company’s site. Finally, InsWeb receives a small amount of traffic organically, from consumers who have previously visited one of its sites, or through word of mouth.

 Many of InsWeb’s online advertising and marketing agreements have a 30 to 90 day term, with either party having a right to terminate the agreement on seven days notice or less.

3) Working with Competitors: For several years, InsWeb has been working with several of its competitors, chiefly Bankrate Insurance (comprising NetQuote.com and InsureMe.com) and InsuranceLeads.com in a two-way relationship that enables all parties to maximize their revenues from every lead generated. In real time, each party’s system determines which among its own providers are available to buy any given lead. Once that has been determined, the systems “pings” competitors with details of the lead, without personally identifiable information, to find out if they have any other buyers for that same lead. If they do have buyers from different affiliations than the original party, the parties share in the additional revenue generated. In 2010, InsWeb’s revenues from consumers acquired from competitors represented 15% of total revenues, and in the nine months ended September 30, 2011, InsWeb’s revenues from consumers acquired from competitors represented 23% of total revenues.

Traditional Consumer Marketing. Currently, InsWeb’s consumer marketing is focused on online marketing efforts. However, in the past, InsWeb has engaged in traditional advertising, including radio, television and print advertising, and may do so again in the future.

Insurance Agent and Broker Marketing and Acquisition

InsWeb’s local agent sales and marketing efforts seek to identify, through direct mail, email and telephone solicitation, referrals from other local agents and general advertising, insurance agents and brokers interested in participating in the AgentInsider or Producer Pipeline programs. In addition, sales efforts are directed toward securing carrier assistance, either through sponsored agreements, whereby insurance carriers promote and market InsWeb’s agent networks to their local agents, through subsidies of a portion of the cost of leads sold to certain of the carriers’ agents, or simply by inviting InsWeb sales personnel to agent gatherings.

Technology

Architecture and Interfaces

InsWeb has invested significant resources to develop and deploy its proprietary technology platforms. InsWeb believes these platforms constitute a significant competitive advantage.

InsWeb’s software architecture facilitates interoperability among software components to maximize responsiveness, flexibility and reliability. This architecture enables InsWeb to efficiently develop and deploy new consumer qualification and data delivery modules to meet the needs of insurance companies or large agents and brokers. It also simplifies the process of providing InsWeb’s core marketplace functionality for use on insurance company sites. In order to speed implementation for each lead purchaser, InsWeb has developed transmission software components which allow consumer data to be custom-formatted for delivery based on the requirements of the lead purchaser’s computer system. InsWeb has developed custom communication software to provide multiple types of real-time telecommunication links to its lead purchasers. These components provide a variety of solutions to the lead purchaser to best meet their needs and interface with their legacy systems. InsWeb has devoted significant time and resources to maximize the efficiency of integrating lead purchasers into its online marketplace and to create a flexible, customizable Web interface.

All of InsWeb’s websites are accessible to consumers via standard Web browsers and are designed without unnecessary graphics that would increase download time.

InsWeb’s AgentInsider platform  powers a self-service web site which give agents the ability to manage their accounts entirely online, including registration, the choice of zip codes in which the agent wishes to receive leads, the number of leads they wish to receive, and claim and receive credit for any bad leads.  In addition, agents can also manage the financial end of the transaction, namely the entry and automatic processing of their credit card information. These platforms enable InsWeb to transact with thousands of agents with relatively few customer service representatives. Agents participating in the Producer Pipeline network initially register and select zip codes through an offline process, but on-going account activity is typically handled online.

InsWeb’s server software is designed as a high-volume transaction-processing environment, with a focus on reliability, redundancy and around-the-clock availability. It is designed to enable the system to respond rapidly and to simultaneously underwrite and rate a consumer’s profile against all participating insurance companies’ criteria. The software is also designed for scalability, enabling InsWeb to expand processing capacity through the addition of more processors and servers as transaction volumes increase.

Security

InsWeb employs third-party firewall technology to protect its corporate network from intrusion and uses proprietary designs to isolate confidential data on its network so that only selected information is publicly available on its website. Consumer information is transmitted to InsWeb’s site using Secure Socket Layer encryption technology, a widely used technology for transmitting encoded data via a Web browser. InsWeb offers a number of other encryption methods for delivery of consumer information to insurance companies or local agents. InsWeb protects its system management functions using security models integrated with the operating system. Additionally, some sensitive software applications incorporate proprietary authentication schemes.

Site Operations

InsWeb’s hardware servers, storage systems, Internet connections, back-up strategies and network are designed to allow its online marketplace to operate continuously. InsWeb’s main Web servers are located in a leased facility located in the Sacramento, California area. Potrero Media's main Web servers are located in a managed hosting facility located in Dallas, Texas. InsWeb uses a number of internally-developed and third-party software products to monitor the performance and availability of its website and core products. InsWeb continuously monitors consumer traffic, response times and capacity to ensure a high quality of service for consumers and insurance companies. InsWeb maintains a disaster recovery site in the Sacramento, California area to facilitate the operation of its online marketplace in case of a failure at its main facility. Potrero Media’s main application servers and databases run with redundancy in a clustered environment. If a single server fails, a duplicate instance of the server will resume normal operations with no downtime.

Product Development

InsWeb devotes resources to improving the structure of its products and delivering additional tools that allow insurance providers to effectively reach consumers. InsWeb continually releases new versions of its online user interface, which may incorporate technology advances, new product features and improvements in consumer interactivity. InsWeb also invests in refining its online consumer tools and research materials, as well as developing new support products. InsWeb continues to research new methods of designing more useful insurance-related material and presenting it to the consumer in a more meaningful context.

InsWeb’s technology expenses were approximately $2.5 million for the nine months ended September 30, 2011, $2.6 million in 2010 and $3.4 million in 2009.

Privacy Policy

InsWeb believes that the privacy of personally identifiable information of Internet users is becoming increasingly important as the use of the Internet for electronic commerce continues to grow. InsWeb has adopted privacy policies for each of its consumer websites regarding the use and disclosure of consumer information that is collected online. For some websites, InsWeb is a licensee of the TRUSTe Privacy Program and adheres to these standards regarding the protection of the personally identifiable information of Internet users.

 Competition

The online insurance lead generation market, like the broader electronic commerce market, is highly competitive. InsWeb competes with other companies that provide qualified consumer leads to insurance companies and agents, as well as with:

●	single insurance company websites that offer quotes for their own insurance products online or by telephone;

●	other lead generation services that provide consumer leads to insurance agents;

●	web-based information delivery services that use generic filings with state regulators to deliver estimated price quotes from various insurance companies;

●	web-assisted agency distribution services that provide an Internet-based distribution channel for traditional insurance agencies;

●	online workplace marketers that sell insurance to employees over their employer’s intranet; and

●	providers of software technology to insurance companies and other competitors that may target electronic commerce solutions for the insurance industry.

InsWeb believes the principal bases for competition in the online insurance lead generation market include:

●	brand awareness;

●	variety and quality of providers, including a combination of insurance providers;

●	strength of relationships and depth of technology integration with insurance companies;

●	breadth and pricing of insurance product selection;

●	speed, accessibility and convenience;

●	quality and quantity of website content; and

●	relationships with other online companies.

Government Regulation

The insurance industry is subject to extensive regulation under state laws. Insurance laws and regulations cover all aspects of the insurance process, including sales techniques, underwriting for eligibility, rates, compensation, claim payments and record keeping by licensed insurance companies and insurance agents. InsWeb generates consumer leads for  licensed insurance companies and agents and we, therefore, may be required to comply with a complex set of rules and regulations that typically vary from state to state. If InsWeb fails to comply with a rule or regulation, InsWeb, any insurance company doing business with InsWeb, our officers, or agents with whom we contract could be subject to various sanctions, including censure, fines, a cease-and-desist order or other penalties. This risk, as well as changes in the regulatory climate or the enforcement or interpretation of existing law, could require changes to InsWeb’s business or otherwise harm InsWeb’s business. Furthermore, because the application of online commerce to the insurance market continues to evolve, the impact of current or future regulations on InsWeb’s business is difficult to anticipate.

In order to provide the types of services that require an insurance license, InsWeb established InsWeb Insurance Services, Inc. in 1997 and currently maintains property and casualty licenses in 50 states and the District of Columbia and a life and health license in California. Licensing laws and regulations vary depending on the jurisdiction. The applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Such authorities generally are vested with broad discretion concerning the allowance, renewal and revocation of licenses and approvals. The inability to obtain or maintain the requisite agent licenses or other necessary licenses, permits, or authorizations could harm InsWeb’s business.

Intellectual Property

InsWeb regards its intellectual property as critical to its success, and relies upon patent, trademark, copyright and trade secrets laws in the United States and other jurisdictions to protect its proprietary rights. The INSWEB mark has been registered in the United States, France, Germany, South Korea, Japan and the United Kingdom, and many other countries. Other U.S. and worldwide trademark applications and registrations include, but are not limited to, AgentInsider, AgentInsider.com, InsWeb.com, InsuranceRates.com, BestInsuranceMatch.com, FreeInsuranceAdvice.com, LocalInsuranceAgents.com, Where You and Your Insurance Really Click,  Lower Your Insurance Costs, Not Your Expectations, Potrero Media, Producer Pipeline, and MedHealthInsurance. InsWeb has applied for various patents on its core technology and related patentable subject matter; and five patents have been issued: U.S. Patent No. 6,898,597 (Event Log); U.S. Patent No. 7,107, 325 (System and method for optimizing and processing electronic pages in multiple languages); U.S. Patent No. 7,707,505 (Dynamic tabs for a graphical user interface); U.S Patent No. 7,389,246 (Insurance rating calculation software component architecture); U.S. Patent No. 7,640,176 (Insurance Agent Contact System). InsWeb’s pending trademark registrations and patent applications may not be approved or granted; or, if granted, may be successfully challenged by others or invalidated through administrative process or litigation. In addition, effective patent, copyright, trademark, and trade secret protection may be unavailable or limited in some foreign countries. InsWeb also seeks to protect its proprietary rights through physical and technological security measures, and through the use of confidentiality or license agreements with its business partners, employees, consultants, advisors and others. Despite InsWeb’s efforts to protect its proprietary rights from unauthorized use or disclosure, employees, consultants, advisors or others may not maintain the confidentiality of InsWeb’s proprietary information, and this proprietary information may otherwise become known, or be independently developed, by competitors. The steps InsWeb has taken may not prevent misappropriation of its proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect its proprietary rights as fully as in the United States.

InsWeb licenses its trademarks and similar proprietary rights to third parties. While InsWeb attempts to ensure that the quality of its brand and product offering is maintained by these companies, they may nevertheless misuse the licensed intellectual property in ways that lessen the value of InsWeb’s proprietary rights or the reputation of InsWeb or its services.

From time to time, InsWeb receives notice of claims of infringement of other parties’ proprietary rights or claims that its own patents or other intellectual property rights are invalid.  In the past, InsWeb has been subject to infringement claims in the ordinary course of its business and other claims of alleged infringement of the trademark rights of third parties by InsWeb and the companies with which it does business. Any of these claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention and resources or require InsWeb to enter into royalty or licensing agreements. Licenses may not be available on reasonable terms, if at all, and the assertion or prosecution of any infringement claims could significantly harm InsWeb’s business.

Employees

As of September 30, 2011, InsWeb had 70 full-time employees. InsWeb has never had a work stoppage, and none of its employees are currently represented under collective bargaining agreements. InsWeb considers its relations with its employees to be good. InsWeb believes that its future success will depend in part on the continued service of its senior management and key technical personnel and its ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel. Competition for qualified personnel in InsWeb’s industry and geographical location is intense. InsWeb may not continue to be successful in attracting and retaining a sufficient number of qualified personnel to conduct its business in the future.

We have no long-term employment agreements with any of our key personnel. However, the executive officers and certain other key members of management are eligible to participate in the InsWeb Executive Retention and Severance Plan (the “Plan”) approved by the Board of Directors on June 14, 2004 and revised on December 22, 2008 and November 1, 2011. Participants in the Plan are entitled to receive cash severance payments and health and medical benefits in the event their employment is terminated in connection with a change in control. Participants will also receive these benefits if InsWeb terminates their employment other than for “cause” or if the participant voluntarily terminates his employment for “good reason” following certain specified actions by InsWeb. Upon any other termination of employment, the participant will be entitled only to accrued salary through the date of termination and any other vested benefits. Benefits under the plan are reduced or eliminated if the employee obtains substitute employment.

Properties

InsWeb has a non-cancelable lease through February 14, 2017 for approximately, 16,000 square feet of office space in the Sacramento area which houses its corporate headquarters.  InsWeb has two, consecutive options to extend the term for five years each at the prevailing market rent.

InsWeb’s San Francisco office location includes administrative, product development, sales and marketing functions in a 10,000 square foot facility, which InsWeb occupies under a non-cancelable lease expiring in October 2014. InsWeb has four consecutive options to extend the term for five years each. Mr. Richard A. Natsch, President and COO and Mrs. Heather K. Natsch, Senior Vice President, of InsWeb are co-owners of Mission Potrero Properties, LLC, which are the lessors of the property that InsWeb occupies.

Legal Proceedings

Securities Class Action

A securities class action lawsuit was filed on December 5, 2001 in the United States District Court for the Southern District of New York, (the “Court”) purportedly on behalf of all persons who purchased our common stock from July 22, 1999 through December 6, 2000. The complaint named as defendants InsWeb, certain current and former officers and directors, and three investment banking firms that served as underwriters for InsWeb’s initial public offering in July 1999. The complaint, as subsequently amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10 and 20 of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offering failed to disclose, among other things, that (i) the underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of the shares of our stock sold in the offerings and (ii) the underwriters had entered into agreements with customers whereby the underwriters agreed to allocated shares of the stock sold in the offering to those customers in exchange for which the customers agreed to purchase additional shares of InsWeb stock in the aftermarket at pre-determined prices. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, all of which have been consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. In February 2003, the Court dismissed the claims in the InsWeb action alleging violations of the Securities Exchange Act of 1934 but allowed the plaintiffs to proceed with the remaining claims. In June 2003, the plaintiffs in all of the cases presented a settlement proposal to all of the issuer defendants. Under the proposed settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. InsWeb and most of the other issuer defendants have accepted the settlement proposal. While the District Court was considering final approval of the settlement, the Second Circuit Court of Appeals vacated the class certification of plaintiffs’ claims against the underwriters in six cases designated as focus or test cases. On December 14, 2006, the District Court ordered a stay of all proceedings in all of the lawsuits pending the outcome of plaintiffs’ petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Because of the significant technical barriers presented by the Court’s decision, the parties withdrew the proposed settlement and the plaintiffs filed an amended complaint. Representatives of all of the parties to the IPO litigation agreed to a revised settlement; as with the earlier settlement proposal, the revised settlement proposal does not require InsWeb to contribute any cash. The revised settlement was approved by the District Court on October 5, 2009, but a number of plaintiffs appealed the approval to the Second Circuit Court of Appeal. Subsequently, the District Court determined that none of the objectors had standing to appeal.  One of the putative objectors has filed a notice of appeal of the determination as to him. There is no assurance that the new settlement will be upheld on appeal. If the settlement is not upheld, InsWeb intends to defend the lawsuit vigorously. The litigation and settlement process is inherently uncertain and management cannot predict the outcome, though, if unfavorable, it could have a material adverse effect on InsWeb’s financial condition, results of operations and cash flows.

Section 16(b) Lawsuit

On October 12, 2007, Vanessa Simmonds, a purported stockholder of InsWeb, filed a complaint in the United States District Court for the Western District of Washington, against InsWeb and two investment banking firms that served as underwriters for the initial public offering of our common stock in July 1999. The complaint alleges that:  (i) the defendants, other underwriters of the offering, and unspecified officers, directors and principal stockholders of InsWeb constituted a “group” that owned in excess of 10% of InsWeb’s outstanding common stock between July 23, 1999 and July 20, 2000; (ii) the defendants were therefore subject to the “short swing” prohibitions of Section 16(b) of the Securities Exchange Act of 1934; and (iii) the defendants engaged in purchases and sales, or sales and purchases, of InsWeb’s common stock within periods of less than six months in violation of the provisions of Section 16(b). The complaint seeks disgorgement of all profits allegedly received by the defendants, with interest and attorneys’ fees, for transactions in violation of Section 16(b). InsWeb, as the statutory beneficiary of any potential Section 16(b) recovery, is named as a nominal defendant in the complaint. A number of similar lawsuits against underwriters of other public offerings have recently been filed by the same plaintiff and law firm. On February 11, 2008, the court approved a stipulated order that InsWeb need not answer or otherwise respond to the complaint. On February 28, 2008, the plaintiff filed an amended complaint, and InsWeb was again excused from filing an answer. On

 March 12, 2009 the court issued an order dismissing the lawsuit with prejudice, but plaintiffs  appealed this order to the Ninth Circuit Court of Appeal. On December 2, 2010, the Ninth Circuit determined that the plaintiff’s demand letters sent to 30 defendant issuers were inadequate and affirmed the district court's dismissal of plaintiff's claim as to those defendants. The Ninth Court remanded another 24 cases, including InsWeb’s case, with instructions that the District Court permit the underwriters and issuers to file motions challenging the adequacy of the demand letters in those cases. The Ninth Circuit made clear to the District Court that the Ninth Circuit expects the District Court to dismiss claims as to issuers, such as InsWeb, that received demand letters similar to the letters that were found to be inadequate.  But the Ninth Circuit also reversed the District Court's decision that the statute of limitations had run on claims of certain issuers, including InsWeb, which may leave open the possibility that plaintiff could send new demand letters. On June 27, 2011,the United States Supreme Court granted the underwriters’ and plaintiff’s request for review. If the lawsuit is reinstated on appeal, InsWeb intends to defend the lawsuit vigorously. The litigation and settlement process is inherently uncertain and management cannot predict the outcome, though, if unfavorable, it could have a material adverse effect on InsWeb’s financial condition, results of operations and cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Risks Related to Our Company if the Asset Sale Transaction is Not Completed

In addition to the risk factors set forth below and the other information contained in the proxy statement to which this Appendix C is attached, you should carefully consider the risk factors relating to the Asset Sale Transaction and to our new Patent Licensing Business beginning on page 48 of the proxy statement.

Our integration of the operations of Potrero Media and InsWeb into a single entity may result in additional expenses or distract management from their other responsibilities, either of which could harm our business

On April 28, 2011, InsWeb’s Board of Directors approved a plan to integrate the operations of Potrero Media and InsWeb into a single entity under the InsWeb name. The integration is expected to achieve additional operational synergies and efficiencies. However, successful integration of the two companies will require significant attention by management to allocate resources, prioritize initiatives and develop a business plan for the combined organization. These tasks may distract management from their current responsibilities, or we may incur expenses to obtain additional resources to optimize the value of the integration, either of which could materially harm our business.

We have a history of losses and we may not maintain profitability.

As of September 30, 2011, our accumulated deficit was $189.9 million. Our operating results for future periods are subject to numerous uncertainties, and we may not generate sufficient revenues to achieve or maintain profitability on a quarterly or annual basis. If we are unable to sustain profitability, we may need to seek additional financing to continue our business operations. Such financing could be on terms that are dilutive to our existing stockholders or could involve the issuance of securities that have rights and preferences that are senior to those associated with our common stock. Moreover, if such financing were not available or were available only upon terms that were unacceptable to us, we could be required to delay, reduce, or cease certain of our operations, any of which could materially harm our business and financial results.

Health insurance companies and their agents may purchase fewer health insurance leads because of uncertainty about the impact of recent health care reform legislation and new regulations.

Following the acquisition of Potrero Media on October 1, 2010, a larger portion of our revenue is derived from the sale of health insurance leads. In September 2010, certain provisions of the Patient Protection and Affordable Care Act (“Act”) became effective which required health insurance companies to include additional benefits in their plans and to remove annual limits in order to be compliant.  This, combined with the medical loss ratio requirement that went into effect in January 2011, had an impact on the percentage of insurance premiums that insurance companies were able to spend on administrative costs, including broker compensation. A number of insurance carriers and large agencies temporarily reduced their lead purchases while they assessed and modified their plans, systems, and procedures to comply with the new law.  Potential uncertainty about the impact of other provisions of the Act that become effective in the future make it difficult for us to forecast operating results for our subsidiary.

If we are unable to continue generating positive cash flows from operations, our ability to operate could suffer or cease.

In 2010, our business generated $1.3 million in operating income, and in the nine month period ending September  30, 2011 our business generated operating income of $600,000.  At September 30, 2011, we had cash and cash equivalents of $7.9 million. In order to remain competitive, we must continue to make investments essential to our ability to operate, including in particular, investments in direct consumer marketing. In addition, we will continue to face the costs of being a public company. In the event that we are unable to generate revenues sufficient to offset our costs, or if our costs of marketing and operations are greater than we anticipate, we may be unable to grow our business at the rate desired or may be required to delay, reduce, or cease certain of our operations, any of which could materially harm our business and financial results.

Our future revenues and costs are unpredictable and our operating results are likely to fluctuate from quarter to quarter.

An evaluation of our future prospects is very difficult. An investor in our common stock must consider the possibility that we may not be able to successfully address the uncertainties inherent in our business model. Moreover, due to recent changes in our business model, including the increased portion of our revenues associated with health insurance following the acquisition of Potrero Media in October 2010, InsWeb believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Factors that may cause fluctuations in our operating results include the following, many of which are outside our control:

●	we may experience consumer dissatisfaction with our online marketplace as we add or change features, or as the product options available from participating insurance companies and agents varies;

●
we may experience increases in our direct marketing expenses or a reduction in the number of consumers visiting our websites due to competition with other lead generation companies and online advertisers;

●	consumer traffic to our websites may also fluctuate as a result of changes in level of advertising by entities with which we have insurance marketing relationships;

●	our revenues may be harmed if we lose one or more significant insurance company or agency relationships or if any of our participating insurance companies or agencies merge with one another;

●	our revenues may be harmed by inadequate levels of participation by local personal lines insurance agents in our agent networks;

●	our revenues may be affected by changes to the revenue sharing arrangements we have with third-party intermediaries; and

●	use of the Internet by consumers may fluctuate due to seasonal factors or other uncontrollable factors affecting consumer behavior.

Seasonality affecting insurance shopping and Internet advertising may cause fluctuations in our operating results.

We typically experience seasonality in our business associated with general slowness in the insurance industry during the year-end holiday period. Online advertising for insurance products becomes more expensive during the holiday period as internet portals and other online firms dedicate an increasing percentage of their inventory to seasonal goods and services. Conversely, the cost of online advertising typically returns to normal levels and the number of consumer visits to our websites typically expands substantially in the first quarter of the year. Because of this seasonality, investors may not be able to predict our annual operating results based on a quarter-to-quarter comparison of our operating results. We believe seasonality will have an ongoing impact on our business.

Because a significant portion of our revenue is attributable to automobile insurance shopping on our online marketplace, we are especially vulnerable to risks related to the online market for automobile insurance or the automobile insurance industry generally.

Automobile insurance accounted for approximately 78% of our transaction revenues in 2010 and approximately 67% of our transaction revenues in the nine month period ending September 30, 2011.  Our recent acquisition of Potrero Media has increased the percentage of revenues attributed to life and health insurance, but we anticipate that automobile insurance will continue to account for a substantial portion of our revenues for the foreseeable future. As a result, if we fail to attract a broad base of consumers to shop for automobile insurance on our site, our ability to generate revenue will be reduced and our business will be harmed. In addition, property and casualty insurance, including automobile insurance, is subject to operating cycles. During a cycle in which loss ratios rise, insurance companies may choose to restrict the amount of business they write directly or through local agents  while they await approval of rate increases from the various state insurance departments. Our business would be harmed if our participating insurance companies or local agents purchase fewer leads.

The loss of a significant customer relationship could result in a significant decrease in our revenues.

A limited number of customers account for a substantial percentage of our revenues. For the nine months ended September 30, 2011, one customer (Geico) accounted for 13% of total revenues. Should one or more of our key insurance company partners cease to participate in our online marketplace or reduce its lead purchases, our operating results could be materially harmed. Although InsWeb continually seeks to diversify its customer base by adding insurance providers to the online marketplace, we may be unable to offset the effects of an adverse change in one of our key customer relationships. Because of the broad market presence of some of our customers, we expect to continue to generate a substantial portion of our revenues from a limited number of customers for the foreseeable future.

If we are unable to promote our brands and expand our brand recognition, our ability to draw consumers and agents to our services will be limited.

A growing number of websites offer services that are similar to and competitive with the services offered on our online insurance marketplace. Therefore, a positive recognition of our brands is critical to attracting additional consumers to our websites. Our current consumer marketing program consists of the maintenance of certain online relationships and other selective cost-effective marketing campaigns, designed to maintain consumer awareness of InsWeb and our online insurance marketplace. Our contracts with companies that direct traffic to InsWeb’s websites require use of advertising materials approved by InsWeb.  Nevertheless, InsWeb is exposed to the risk that a company may generate consumer traffic to InsWeb by using unapproved content that damages the consumer perception of InsWeb or our participating insurance providers.

InsWeb’s local agent sales and marketing efforts use direct mail, email and telephone solicitation, referrals from other local agents and general advertising to identify personal lines insurance agents interested in purchasing leads from our agent networks. In addition, sales efforts are directed toward signing carrier-sponsored agreements, whereby insurance carriers promote and market the use of our agent networks to their appointed local agents, both captive and independent. In order to attract and retain consumers and local agents and to promote and maintain our brands, we are continuing our financial commitment to both the consumer and agent marketing efforts. However, if our marketing efforts do not generate a corresponding increase in revenues or we otherwise fail to successfully promote our brands, or if these efforts require excessive expenditures, our business will be harmed. Moreover, if consumers or agents do not perceive our existing services to be of high quality, or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received, the value of our brands could be harmed.

Our ability to maintain a positive recognition of our brand also depends in part on the quality of the products and services consumers receive from our participating providers, including timely response to requests for quotes or coverage. If we are unable to provide consumers with high-quality products and services, the value of our brands may be harmed and the number of consumers using our services may decline.

Competition in the market for online insurance lead generation is intense, and if we are unable to compete effectively with current competitors or new competitors that enter the market, the fees paid to us by participating insurance companies may fall, the fees charged by online companies with which we have strategic relationships may rise, and our market share may suffer.

The online insurance lead generation market, like the broader electronic commerce market, is both rapidly evolving and highly competitive. Increased competition, particularly by companies operating local agent networks, could reduce the fees we are able to charge our participating insurance providers or increase the fees we are required to pay for online advertising, resulting in reduced margins or loss of market share, any of which could harm our business. In addition, our current and future competitors may be able to:

●	undertake more extensive marketing campaigns for their brands and services;

●	devote more resources to website and systems development;

●	adopt more aggressive pricing policies; and

●	make more attractive offers to potential employees, online companies and third-party service providers.

Accordingly, we may not be able to maintain or grow consumer traffic to our websites and our base of participating insurance providers, our competitors may grow faster than we do, or companies with whom we have strategic relationships may discontinue their relationships with us, any of which would harm our business.

We do not have exclusive relationships or long-term contracts with insurance companies, which may limit our ability to retain these insurance companies as participants in our marketplace and maintain the attractiveness of our services to consumers.

We do not have an exclusive relationship with any of the insurance companies whose insurance products are offered on our online marketplace, and thus, consumers may obtain quotes and coverage from these insurance companies without using our website. Our participating insurance companies also offer their products directly to consumers through insurance agents, mass marketing campaigns or through other traditional methods of insurance distribution. In most cases, our participating insurance companies also offer their products and services over the Internet, either directly to consumers or through one or more of our online competitors, or both. In addition, most of our agreements with our participating insurance companies are cancelable at the option of either party upon 90 days’ notice or less. Furthermore, our agreements permit the insurance company to limit their lead purchases to certain states, products, and consumer profiles. We have experienced, and expect to continue to experience, reductions in the level of lead purchases in our marketplace or complete termination by participating insurance companies. These reductions in purchases, terminations, or an inability to attract additional insurance companies to our marketplace could materially affect our revenues and harm our business.

We may not be able to maintain or grow our networks of agents and brokers.

A substantial portion of consumers visiting our websites prefer to continue their insurance quote request and policy purchase through a local agent. We have devoted significant resources to attracting agents to our networks, and local agents collectively account for a significant portion of our transaction revenues. However, agents can choose to purchase consumer leads from an increasing number of online sources, and we have experienced and expect to continue to experience lapses in agent accounts and fluctuations in buying behavior. If we are unable to maintain an adequate level of agent participation in our agent networks, consumers may become dissatisfied with our website offerings, our revenues may decline, and our business may be harmed.

The outcome and impact of the securities class action lawsuit involving InsWeb is uncertain.

A securities class action lawsuit was filed on December 5, 2001 in the United States District Court for the Southern District of New York, (the “Court”) purportedly on behalf of all persons who purchased our common stock from July 22, 1999 through December 6, 2000. The complaint named as defendants InsWeb, certain current and former officers and directors, and three investment banking firms that served as underwriters for InsWeb’s initial public offering in July 1999. The complaint, as subsequently amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10 and 20 of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offering failed to disclose, among other things, that (i) the underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of the shares of our stock sold in the offerings and (ii) the underwriters had entered into agreements with customers whereby the underwriters agreed to allocated shares of the stock sold in the offering to those customers in exchange for which the customers agreed to purchase additional shares of InsWeb stock in the aftermarket at pre-determined prices. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, all of which have been consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. In February 2003, the Court dismissed the claims in the InsWeb action alleging violations of the Securities Exchange Act of 1934 but allowed the plaintiffs to proceed with the remaining claims. In June 2003, the plaintiffs in all of the cases presented a settlement proposal to all of the issuer defendants. Under the proposed settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. InsWeb and most of the other issuer defendants have accepted the settlement proposal. While the District Court was considering final approval of the settlement, the Second Circuit Court of Appeals vacated the class certification of plaintiffs’ claims against the underwriters in six cases designated as focus or test cases. On December 14, 2006, the District Court ordered a stay of all proceedings in all of the lawsuits pending the outcome of plaintiffs’ petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Because of the significant technical barriers presented by the Court’s decision, the parties withdrew the proposed settlement and the plaintiffs filed an amended complaint. Representatives of all of the parties to the IPO litigation agreed to a revised settlement; as with the earlier settlement proposal, the revised settlement proposal does not require InsWeb to contribute any cash. The revised settlement was approved by the District Court on October 5, 2009, but a number of plaintiffs appealed the approval to the Second Circuit Court of Appeal. Subsequently, the District Court determined that none of the objectors had standing to appeal.  One of the putative objectors has filed a notice of appeal of the determination as to him. There is no assurance that the new settlement will be upheld on appeal. If the settlement is not upheld, InsWeb intends to defend the lawsuit vigorously. The litigation and settlement process is inherently uncertain and management cannot predict the outcome, though, if unfavorable, it could have a material adverse effect on InsWeb’s financial condition, results of operations and cash flows.

Laws and regulations that govern the insurance industry could expose us, or our participating insurance companies, our officers, or agents with whom we contract, to legal penalties if we fail to comply, and could require changes to our business.

We generate consumer leads for licensed insurance companies and agents, and we, therefore, may be required to comply with a complex set of rules and regulations that often vary from state to state. If we fail to comply with a rule or regulation, we, an insurance company doing business with us, our officers, or agents with whom we contract, could be subject to various sanctions, including censure, fines, a cease-and-desist order or other penalties. This risk, as well as changes in the regulatory climate or the enforcement or interpretation of existing law, could expose us to additional costs, including indemnification of participating insurance companies for their costs, and could require changes to our business or otherwise harm our business. Furthermore, because the application of online commerce to the consumer insurance market is relatively new, the impact of current or future regulations on InsWeb’s business is difficult to anticipate.

If we are unable to safeguard the security and privacy of consumers’ and participating insurance companies’ confidential data, consumers and insurance companies may not use our services and our business may be harmed.

A significant barrier to electronic commerce and communications is the secure transmission of personally identifiable information of Internet users as well as other confidential information over public networks. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against security breaches or to alleviate problems caused by any breaches. Additionally, many states have enacted laws mandating notice to consumers after a security breach affecting a database containing personally identifiable information. To date, we have experienced no breaches in our network security. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as names, addresses, Social Security and credit card numbers, user names and passwords and insurance company rate information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms we use to protect consumers’ and insurance companies’ confidential information. A security breach could reduce consumer confidence in our service and our business may be harmed.

System failures or internet service failures could reduce or limit traffic on our website or interrupt our communications with individual insurance companies and harm our ability to generate revenue.

Since launching our online marketplace, we have experienced occasional minor system failures or internet service failures that have resulted in all or a portion of one of our websites being out of service for a period of time while our technicians brought backup systems online. We may experience further system failures or internet service failures in the future that could disrupt the operation of our websites and could harm our business. Our revenues depend in large part on the volume of traffic on our websites and, more particularly, on the number of leads generated by our websites in response to consumer inquiries. Accordingly, the performance, reliability and availability of our websites, and network infrastructure are critical to our reputation and our ability to attract a high volume of traffic to our websites and to attract and retain participating insurance companies and agents. Moreover, we believe that consumers who have a negative experience with an electronic commerce website may be reluctant to return to that site. Thus, a significant failure or outage affecting our systems could result in severe long-term damage to our business.

Additionally, several of our participating insurance companies have chosen a technical solution that requires that our website servers communicate with these insurance companies’ computer systems in order to perform the underwriting and risk analysis and rating functions required to generate quotes. Thus, the availability of quotes from a given insurance company may depend in large part upon the reliability of that insurance company’s own computer systems, over which we have no control.

Our facilities and systems are vulnerable to natural disasters and other unexpected losses, and we may not have adequate insurance to cover such losses.

InsWeb’s computer hardware operations are located in leased facilities in the Sacramento, California area. Potrero Media’s computer hardware operations are located in leased facilities in the Dallas, Texas area. If these locations experienced a system failure, the performance of our website would be harmed. These systems are also vulnerable to damage from fire, power loss, telecommunications failures, break-ins, natural disasters and similar events. If we seek to replicate our systems at other locations, we will face a number of technical challenges, particularly with respect to database replications, which we may not be able to address successfully. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

We rely on the services of our executive officers and other key personnel, whose knowledge of our business and the insurance industry and technical expertise would be extremely difficult to replace.

Our future success is substantially dependent on the continued services and continuing contributions of our senior management and other key personnel, particularly Hussein A. Enan, Chairman of our board and Chief Executive Officer, and Richard A. Natsch, President and Founder of Potrero Media.  The loss of the services of any of our executive officers or other key employees could harm our business. We have no long-term employment agreements with any of our key personnel, although L. Eric Loewe, Senior Vice President and General Counsel, Steven Yasuda, Controller and Chief Accounting Officer, and certain other key employees are entitled to certain severance benefits should their employment be involuntarily terminated. We maintain a $2 million life insurance policy on Mr. Enan and a $1 million life insurance policy on Mr. Natsch naming InsWeb as the beneficiary, but we maintain no similar insurance on any of our other key employees. InsWeb has granted stock options as incentives to executive officers, new employees and certain other key personnel. As the value of these incentives is highly dependent on an increase in the market price of our common stock, we may be unable to retain such key employees, nor retain or recruit other officers and key employees in the future.

We are subject to claims for infringement of intellectual property, which, with or without merit, could be costly to defend or settle.

From time to time, we have been subject to claims of infringement of other parties’ proprietary rights or claims that our own trademarks, patents or other intellectual property rights are invalid. Infringement claims of this type, with or without merit, could be time-consuming to defend, result in costly litigation, divert management attention and resources, require us to modify our business practices and websites, or require us to enter into royalty or license agreements. License agreements may not be available on reasonable terms, if at all. InsWeb’s assertion or prosecution of any infringement claims against other entities also could be time-consuming and divert management’s attention.

Our stock price has fluctuated widely.

The trading price of our common stock has been volatile and may be significantly affected by factors including actual or anticipated fluctuations in our operating results, limited trading volume, new products or new contracts by us or our competitors, loss of key insurance providers, conditions and trends in the electronic commerce and insurance industries, general market conditions and other factors. These fluctuations may continue and could harm our stock price. Any negative change in the public’s perception of the prospects of Internet or electronic commerce companies could also depress our stock price regardless of our results.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover, even if such a transaction would be beneficial to our stockholders.

Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors.

APPENDIX D

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS FOR THE PERIOD ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2009

Overview

InsWeb operates an online insurance marketplace that electronically matches consumers and providers of automobile, property, health, term life, and small business insurance. InsWeb has combined extensive knowledge of the insurance industry, technological expertise and close relationships with a significant number of insurance companies to develop an integrated online marketplace.

InsWeb’s principal source of revenues is transaction fees from participating insurance providers, which include insurance companies, national, statewide or nationwide insurance brokers, and local independent or exclusive agents (such as State Farm agents). Quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge. InsWeb earns a majority of its revenues from participating insurance providers, based on the delivery of qualified leads from consumers who have completed an insurance form. Lead revenues represented approximately 83% of total revenues in 2010, and post acquisition of Potrero Media, 87% of total revenues in Q4 2010. In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website (“Cost per Click” or “CPC” program). In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.” Click-through revenues accounted for approximately 15% of total revenues in 2010, and post acquisition of Potrero Media, 12% of total revenues in Q4 2010.

A significant portion of our revenues result from sales of leads to agents within our two proprietary networks: AgentInsider and Producer Pipeline. As of December 31, 2010, approximately 13,000 local personal lines insurance agents were actively purchasing consumer leads through AgentInsider, representing 32% of total transaction fees. As of December 31, 2010, there were approximately 2,200 agents and brokers purchasing health leads through Producer Pipeline. We expect that the sales of consumer leads to insurance agents in our networks, augmented by sales of leads to agents in networks operated by third parties, will continue to represent a significant percentage of transaction fees.

InsWeb’s consumer acquisition strategy is designed to cost effectively increase consumer traffic to its websites and to drive awareness of insurance products and services available on its websites. For the year ended December 31, 2010, direct traffic, consisting of consumers who responded to an online advertisement or an e-mail campaign, represented the largest source of traffic to InsWeb websites. However, a significant and growing percentage of consumer leads generated by InsWeb resulted from form hosting relationships, in which InsWeb bids for a consumer lead generated by a third party, including several of InsWeb’s direct competitors.

InsWeb has focused its efforts on developing insurance company coverage for automobile insurance in order to be able to offer true comparative online shopping for this important segment of the insurance market. Automobile insurance accounted for approximately 78% of our transaction revenues in 2010 and approximately 83% in 2009. We anticipate that automobile insurance will continue to account for a substantial portion of our revenues for the foreseeable future. Health insurance, following the acquisition of Potrero Media on October 1, 2010, represented 6% of the transaction revenues for 2010.

InsWeb has been dependent on a limited number of customers for a majority of its automobile insurance transaction fee revenues, although recent expansion of InsWeb’s offering has reduced that dependency to some extent. For the year ended December 31, 2009, one insurance company (American Family) accounted for 10% of total revenues.  At December 31, 2010, two customers (SureHits and Geico) accounted for 17% and 12% of accounts receivable, respectively. At December 31, 2009, three customers (American Family, Insurance.com, and NetQuote) accounted for 16%, 13%, and 12% of accounts receivable, respectively.

InsWeb and Potrero Media have been operating as separate entities since the Closing Date. InsWeb is continuing to evaluate the potential benefits that may arise from a reorganization and combination of the two entities.  To facilitate such a reorganization, InsWeb and the selling shareholders are discussing a potential amendment to the Purchase Agreement, which may cancel the future contingent consideration in exchange for a fixed payment to be paid in 2011.  At the time of the filing of this Annual Report on Form 10-K, the agreement has not been completed or approved by the board of directors.  Management believes that if the amendment is consummated it could have a material impact on our consolidated financial statements.

Results of Operations

InsWeb earned $1.3 million in 2010 and incurred operating losses of $1.3 million in 2009 and $2.5 million in 2008; and as of December 31, 2010, our accumulated deficit was $192.0 million. Though we were cash flow positive from operations in

2010, InsWeb’s cash flow activities’ from operations have historically consumed substantial amounts of cash, cash equivalents and short-term investments ($806,000 in 2009 and $754,000 in 2008) and may require capital in the future. At December 31, 2010, InsWeb had $6.7 million in cash and cash equivalents. The losses and the related accumulated deficit are a result of the significant costs incurred in the development of InsWeb’s technology platform, the establishment of relationships with insurance companies, their integration with the InsWeb site, and InsWeb’s marketing and sales activities. In order to remain competitive, InsWeb must continue to make investments essential to its ability to operate, and InsWeb intends to continue to invest in product development and maintenance, and sales and marketing. In addition, InsWeb will continue to incur the costs associated with being a publicly listed company, including the costs of compliance with the provisions of the Sarbanes-Oxley Act of 2002, among other compliance related items.

The following table sets forth selected statement of operations data with the respective percentage change from the prior year:

	Year ended December 31,		Percentage Change from Prior Year
(in thousands)	2010	2009	2010	2009
Revenues:
Transaction fees:
Auto insurance	$33,082	$28,984	14%	(8)%
Health	2,509	79	3,076%	93%
Property insurance	3,846	3,551	8%	4%
Term life insurance	2,079	1,789	16%	6%
Agent directory	385	442	(13)%	(38)%
Other insurance offerings	298	157	90%	441%
	42,199	35,002	21%	(6)%
Other	160	167	(4)%	(25)%
Total revenues	42,359	35,169	20%	(6)%
Operating expenses:
Direct marketing	28,370	23,397	21%	(12)%
Sales and marketing	5,743	6,588	(13)%	10%
Technology	2,629	3,418	(23)%	4%
General and administrative	4,321	3,055	41%	(24)%
Total operating expenses	41,063	36,458	13%	(9)%
Income (loss) from operations	$1,296	$(1,289)	201%	47%

The following table sets forth selected statement of operations data as a percentage of total revenues:

	Year ended December 31,
	2010	2009
Revenues:

Transaction fees:
Auto insurance	78.1%	82.4%
Health insurance	5.9%	0.2%
Property insurance	9.1%	10.1%
Term life insurance	4.9%	5.1%
Agent directory	0.9%	1.3%
Other	1.1%	0.9%
Total revenues	100.0%	100.0%
Operating expenses:
Direct marketing	67.0%	66.6%
Sales and marketing	13.5%	18.7%
Technology	6.2%	9.7%
General and administrative	10.2%	8.7%
Total operating expenses	96.9%	(103.7)%
Income (loss) from operations	3.1%	(3.7)%

Non-GAAP Financial Information

In evaluating InsWeb’s business, InsWeb’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that InsWeb defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring gains and losses that are not related to InsWeb’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of InsWeb’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION
(In thousands)

	Year ended December 31,
	2010	2009
Net income (loss)	$1,295	$(1,261)
Less
Interest income	25	28
Add
Interest expense	26	-
Share-based compensation expense	928	820
Depreciation and amortization of property, equipment and intangible assets from continuing operations	474	188
Acquisition costs	744	-
Severance and other	-	384
Adjusted EBITDA from continuing operations	$3,442	$103

Adjusted EBITDA is not a measurement of InsWeb’s financial performance under U.S. GAAP and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss). The principal limitations of this measure are that: 1) it does not reflect InsWeb’s actual expenses and may thus have the effect of inflating or reducing InsWeb’s net income (loss) and net income (loss) per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

Metrics:

As described in Part I, InsWeb employs multiple consumer acquisition methods for each of its key product lines - automobile, property, term life and health insurance.  In evaluating the performance of its business, InsWeb regularly reviews the direct marketing (consumer acquisition) costs and operating margin by insurance product and source of consumer traffic. The number of consumers available and the cost of acquisition can fluctuate significantly for each of InsWeb’s consumer acquisition methods based on many different and complex variables. By reviewing the operating margin on a detailed basis, InsWeb’s management believes that it is in a position to observe fluctuations in performance and to adjust its marketing mix in a timely manner to grow revenues while maintaining an acceptable overall operating margin.

All amounts in the following charts are in thousands, except per consumer amounts, and include results for Potrero Media for the period from October 1, 2010 to December 31, 2010.  Year-over-year changes may not be meaningful for the term-life and health products as a result of the acquisition.

Auto direct to consumers	Shopping consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	10,781	$8,729	$5,525	37%
2009	17,979	$13,121	$8,619	34%
% Change	(40.0%)	(33.5%)	(35.9%)	7.0%
Auto form hosting	Lead submitting consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	1,918	$19,657	$14,810	25%
2009	781	$11,527	$9,114	21%
% Change	145.6%	70.5%	62.5%	17.8%
Auto from competitors	Lead submitting consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	1,520	$4,696	$2,378	49%
2009	1,455	$4,336	$2,324	46%
% Change	4.5%	8.3%	2.3%	6.4%
Total auto		Transaction revenues	Direct marketing expenses	% Margin
2010		$33,082	$22,713	31%
2009		$28,984	$20,057	31%
% Change		14.1%	13.2%	1.8%

Property direct to consumers	Shopping c onsumers	Transaction revenues	Direct marketing expenses	% Margin
2010	967	$1,744	$1,019	42%
2009	1,610	$2,117	$1,338	37%
% Change	(39.9%)	(17.6%)	(23.8%)	13.0%
Property form hosting	Lead submitting consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	101	$1,025	$790	23%
2009	78	$616	$413	33%
% Change	29.5%	66.4%	91.3%	(30.4%)
Property from competitors	Lead submitting consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	169	$1,077	$542	50%
2009	115	$818	$448	45%
% Change	47.0%	31.7%	21.0%	9.8%

Total property		Transaction revenues	Direct marketing expenses	% Margin
2010		$3,846	$2,351	39%
2009		$3,551	$2,199	38%
% Change		8.3%	6.9%	2.1%

Term life direct to consumers	Shopping consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	977	$1,143	$496	57%
2009	180	$880	$293	67%
% Change	442.8%	29.7%	69.3%	(15.2%)
Term life form hosting	Lead submitting consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	30	$420	$335	20%
2009	18	$529	$237	55%
% Change	66.7%	(20.6%)	41.4%	(63.3%)
Term life from competitors	Lead submitting consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	54	$516	$296	43%
2009	29	$380	$207	46%
% Change	86.2%	35.8%	43.0%	(6.3%)
Total term life		Transaction revenues	Direct marketing expenses	% Margin
2010		$2,079	$1,127	46%
2009		$1,789	$737	59%
% Change		16.1%	52.9%	(22.2%)

Health direct to consumers	Shopping consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	4,332	$2,290	$1,744	24%
2009	193	$46	$-	100%
% Change	2,144.6%	4,878.3%	N/A	(76.2%)
Health form hosting	Lead submitting consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	14	$168	$117	30%
2009	-	$-	$-	N/A
% Change	N/A	N/A	N/A	N/A
Health from competitors	Lead submitting consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	13	$51	$26	49%
2009	9	$33	$17	48%
% Change	44.4%	54.5%	52.9%	1.1%
Total health	Consumers	Transaction revenues	Direct marketing expenses	% Margin
2010	N/A	$2,509	$1,887	25%
2009	N/A	$79	$17	78%
% Change	N/A	3,075.9%	11,000.0%	(68.4%)

Definitions:

Direct to consumers: Revenues, and direct marketing expenses derived from consumers who started a shopping session on a website of InsWeb or its subsidiaries.

From competitors: Revenues and direct marketing expenses derived from consumers who were acquired by InsWeb from its competitors - Bankrate and Insuranceleads.com,in the form of qualified leads.

Form hosting: Revenues and direct marketing expenses derived from consumers who InsWeb acquired directly from non-competitor 3rd parties in the form of qualified leads.

Transaction Fees.

Automobile insurance transaction fees (consisting of lead fees, commissions and click-through fees) increased 14% to $33.1 million in 2010 from $29.0 million in 2009. The increase in transaction fees was primarily attributable to a 71% increase in transaction revenue from form hosting traffic sources, partially offset by a 34% decrease in transaction revenue from direct to consumer sources of traffic. The increase in transaction revenue from form hosting traffic reflects InsWeb’s efforts in 2010 to expand form hosting relationships. InsWeb expects the number of form hosting relationships will increase during 2011.

Health insurance transaction fees increased to $2.5 million in 2010 from $79,000 in 2009. Of the $2.4 million increase in health insurance transaction fees, the entire increase was attributed to the acquisition of Potrero Media on October 1, 2010. InsWeb expects health insurance transaction fees to comprise a growing percentage of its future total revenues.

Property insurance transaction fees (consisting primarily of lead fees) increased 8% to $3.8 million in 2010 from $3.6 million in 2009. The increase in transaction fees was primarily attributable to a 37% increase in the revenue earned per consumer acquired through direct to consumer traffic sources in 2010 compared to 2009. The increase in revenue per consumer can be partially attributed to increased monetization of qualified property leads in 2010. The increase in revenue was offset by a 40% decrease in the number of consumers shopping for property insurance acquired through direct to consumer traffic sources in 2010 compared to 2009.

Term life insurance transaction fees (consisting primarily of lead fees) increased 16% to $2.1 million in 2010 from $1.8 million in 2009. The increase in transaction fees was primarily attributable to a 443% increase in the number of consumers acquired through direct to consumer traffic sources in 2010 compared to 2009, offset by a 76% decrease in revenue earned per consumer acquired through direct to consumer traffic sources in 2010 compared to 2009. The decrease in revenue per consumer can be partially attributed to more leads being sold at lower prices in 2010 compared to the number of consumers acquired through direct to consumer traffic sources in 2009. Term life insurance transaction fees for 2010 include $286,000 from Potrero Media after  the acquisition of Potrero Media on October 1, 2010.

Included in the automobile, health, property and term life transaction fees mentioned above are transaction revenues of $6.3 million in 2010 and $5.6 million in 2009 that InsWeb receives from competitors such as Bankrate Insurance when they complement InsWeb's offering by distributing our leads to additional providers. InsWeb expects to continue to expand these revenue sharing relationships in 2011.

Agent directory revenues (consisting of subscription revenue and advertising revenues) decreased 13% to $385,000 in 2010 from $442,000 in 2009. This decrease was due primarily to lower advertising revenues generated from sales of banner ads on the agent directory site.

Other.

Development and maintenance fees decreased 4% to $160,000 in 2010, from $167,000 in 2009.

Operating Expenses

	Year ended December 31,		Percentage Change from Prior Year
(In thousands, except percentages)	2010	2009	2010	2009
Operating expenses:

Direct marketing	$28,370	$23,397	21%	(12)%
Sales and marketing	5,743	6,588	(13)%	10%
Technology	2,629	3,418	(23)%	4%
General and administrative	4,321	3,055	41%	(24)%

Direct marketing (consumer acquisition) metrics and costs were as follows:

	Year ended December 31,		Percentage Change from Prior Year
(In thousands, except percentages and per consumer amounts)	2010	2009	2010		2009
Direct marketing costs	$28,370	$23,397	21%		(12)%
Direct marketing costs as a percent of transaction fees	67%	67%	—%		(6)%
Number of consumers	29,144	29,960	(3	) %	47%
Direct marketing cost per consumer	$0.97	$0.78	24%		(40)%

Direct Marketing. Direct marketing expenses consist of advertising, promotions and fees incurred to drive consumer traffic directly to the InsWeb online marketplace, and fees paid to third parties pursuant to form hosting marketing partnerships. For the year ended December 31, 2010, the largest source of revenue was consumers acquired through form hosting marketing partnerships.

Direct marketing expenses were $28.4 million in 2010 as compared to $23.4 million in 2009.  The 21% increase in spending in 2010 compared to 2009 is primarily due to continued increase of consumers being acquired through form hosting marketing partnerships. Direct marketing expenses also increased by $2.2 million attributed to the acquisition of Potrero Media on October 1, 2010. Direct marketing expense as a percent of transaction revenues was 67% in both 2010 and 2009.

InsWeb expects direct marketing levels to increase in 2011, in part as a result of InsWeb’s acquisition of PotreroMedia and in part, as InsWeb expects to continue to increase its consumer traffic and marketing sources in 2011.

Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses, including employee benefits, facility costs, telecommunications and systems costs, for InsWeb’s sales and marketing personnel. Sales and marketing expenses decreased 13% to $5.7 million in 2010 from $6.6 million in 2009. The decrease was primarily due to a decrease in headcount related expenses in 2010 compared to 2009, due to a staff reduction in September 2009 and a decrease in consulting fees. This was partly offset by an increase in sales and marketing expenses of $419,000 attributed to the acquisition of Potrero Media on October 1, 2010. InsWeb expects sales and marketing expenses to increase in 2011, primarily due to InsWeb’s acquisition of Potrero Media.

Technology. Technology expenses consist primarily of payroll and related expenses, including employee benefits, facility and systems costs, for product and site development personnel involved with support and maintenance of the InsWeb online insurance marketplace. Technology expenses decreased 23% to $2.6 million in 2010 from $3.4 million in 2009. The decrease was primarily due to a decrease in headcount related expenses in 2010 compared to 2009, due to a staff reduction in September 2009. This was partly offset by an increase in technology expenses of $233,000 attributed to the acquisition of Potrero Media on October 1, 2010. InsWeb expects technology expenses to increase in 2011, primarily due to InsWeb’s acquisition of Potrero Media.

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses, including employee benefits, facility costs, telecommunications and systems costs, for InsWeb’s general management, administrative and accounting personnel, as well as other general corporate expenses. General and administrative expenses increased 41% to $4.3 million in 2010 from $3.1 million in 2009.  The increase was primarily due to costs directly associated with the acquisition of Potrero Media on October 1, 2010, share-based compensation expense and general and administrative expenses of $212,000 related to the acquisition of Potrero Media’s operations. InsWeb expects general and administrative expenses to decrease slightly in 2011.

Interest and Other Income, Net. Net interest income (expense) was ($1,000) for 2010 compared to $28,000 in 2009.  Interest income was $25,000 in 2010 compared to $28,000 in 2009.  Interest expense was $26,000 in 2010 compared to $0 in 2009. Due to the acquisition of Potrero Media on October 1, 2010, interest expense is recognized on imputed interest for the contingent consideration related to the transaction. InsWeb’s investment portfolio consists entirely of cash, cash equivalents and short-term investments. InsWeb expects that returns received from its investment portfolio in the near future will be negligible given current economic conditions in the United States.

Income Taxes. InsWeb recognized no expense for, and did not receive a benefit from income taxes for the years ended December 31, 2010 and 2009.

Critical Accounting Policies

InsWeb’s discussion and analysis of its financial condition and results of operations are based on InsWeb’s consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires InsWeb to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. InsWeb bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. InsWeb believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition. InsWeb’s principal source of revenues is transaction fees from participating insurance providers, either directly from an insurance company or from a local insurance agent. While quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge, InsWeb earns revenues from participating insurance providers based on the delivery of qualified leads. In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website (“Sponsored Web Link” program). In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.” InsWeb recognizes revenue when (i) persuasive evidence of an arrangement between InsWeb and the customer exists, (ii) delivery of the product to the customer has occurred or service has been provided to the customer, (iii) the price to the customer is fixed or determinable and (iv) collectability of the sales price is reasonably assured.

Business Combinations. In 2010, InsWeb adopted ASC 805, Business Combinations, which revised the accounting guidance that is required to apply for acquisitions in comparison to prior fiscal years. The underlying principles are similar to the previous guidance and require that InsWeb recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. The goodwill recognized of $2.7 million is attributable to the excess purchase consideration over assets acquired and liabilities assumed. While InsWeb uses their best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, InsWeb’s estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, InsWeb will record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to InsWeb’s consolidated statements of operations. Direct transaction costs associated with a business combination are expensed as incurred (prior to fiscal 2010, direct transaction costs were included as part of the purchase price);

Contingencies. As discussed in Part I, Item 3 (“Legal Proceedings”) and in Part II, Note 6 of Notes to the Consolidated Financial Statements of this report, InsWeb is a defendant in: i) a class action lawsuit that alleges InsWeb violated certain federal securities laws at the time of its initial public offering; ii) a securities lawsuit alleging certain officers and directors and significant shareholders violated the short swing trading prohibition of Section 16(b) of the Securities Exchange Act. InsWeb cannot accurately predict the ultimate outcome of these matters at this time and therefore, cannot estimate the range of probable loss, if any, due to the inherent uncertainties of litigation. InsWeb believes it has meritorious defenses; however InsWeb cannot assure that it will prevail in any of these actions. An unfavorable outcome could have a material adverse effect on InsWeb’s financial condition, results of operations and cash flows.

Share-Based Compensation. InsWeb accounts for share-based compensation in accordance with ASC 718 “Compensation – Stock Compensation.” Under the provisions of ASC 718, share-based compensation cost is generally estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (BSM) option-pricing model. The BSM option-pricing model requires various highly judgmental assumptions including expected option life, volatility, and forfeiture rates. If any of the assumptions used in the BSM option-pricing model change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period. Generally, compensation cost is recognized over the requisite service period. However, to the extent performance conditions affect the vesting of an award, compensation cost will be recognized only if the performance condition is satisfied. Compensation cost will not be recognized, and any previously recognized compensation cost will be reversed, if the performance condition is not satisfied.

Income Taxes. Under the asset and liability method prescribed under ASC 740, “Income Taxes”, InsWeb recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. At December 31, 2010 and December 31, 2009, InsWeb had unrecognized tax benefits of approximately $0.3 million and $0.3 million, respectively (none of which, if recognized, would favorably affect InsWeb’s effective tax rate). InsWeb does not believe there will be any material changes in its unrecognized tax positions over the next twelve months.

For tax return purposes, InsWeb had net operating loss carry forwards at December 31, 2010 of approximately $187.8 million and $76.8 million for federal income tax and state income tax purposes, respectively. Included in these amounts are unrealized federal and state net operating loss deductions resulting from stock option exercises of approximately $4.8 million each. The benefit of these unrealized stock option-related deductions has not been included in the deferred tax assets table below and will be recognized as a credit to additional paid-in capital when realized. Federal and state net operating loss carry forwards begin expiring in 2011 and 2012, respectively.

The carrying value of our deferred tax assets, which was approximately $66.4 million at December 31, 2010, is dependent upon our ability to generate sufficient future taxable income. We have established a full valuation allowance against our net deferred tax assets to reflect the uncertainty of realizing the deferred tax benefits, given historical losses. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. This assessment requires a review and consideration of all available positive and negative evidence, including our past and future performance, the market environment in which we operate, the utilization of tax attributes in the past, and the length of carryforward periods and evaluation of potential tax planning strategies. We expect to continue to maintain a full valuation allowance until an appropriate level of profitability is sustained or we are able to develop tax strategies that would enable us to conclude that it is more likely than not that a portion of our deferred tax assets would be realizable.

Liquidity and Capital Resources

Summarized cash flow information is as follows (in thousands):

	Year ended December 31,
	2010	2009
Cash provided by (used in) operating activities	$4,418	$(806)
Cash used in investing activities	(5,095)	(2,109)
Cash provided by financing activities	1,009	78

At December 31, 2010, InsWeb’s principal source of liquidity was $6.7 million in cash and cash equivalents. InsWeb adheres to an investment policy with minimal market or settlement risk with its current holdings. There are no restrictions or limitations regarding access to the $6.7 million in cash and cash equivalents. Since inception, InsWeb has financed its operations primarily through the sale of preferred and common stock.

In 2010, net cash provided by operating activities primarily consisted of InsWeb’s net income of $1.3 million, noncash share-based compensation of $0.9 million, noncash depreciation and amortization of $0.5 million, a decrease in prepaid expenses and other current assets of $0.2 million, an increase in accounts payable of $0.4 million, and an increase in deferred revenue of $1.5 million. This was offset by a decrease in accounts receivable of $0.2 million and a decrease in accrued expenses of $0.3 million. In 2009 net cash used by operating activities primarily consisted of InsWeb’s net loss of $1.3 million and an increase in accounts receivable of $0.6 million.  This was offset by noncash depreciation and amortization of $0.2 million and noncash share-based compensation of $0.8 million.

Net cash used in investing activities in 2010 of $5.1 million was primarily due to $5.3 million related to the purchase of Potrero Media, purchase and redemptions of $1.1 million, net in short-term investments and the purchase of $0.2 million in property and equipment. This was offset by a decrease in restricted cash of $1.5 million. Net cash used in investing activities in 2009 of $2.1 million was due to an increase of $2.1 million in restricted cash for the use as collateral to obtain a commercial credit line. Pursuant to the commercial credit agreement, the collateral value of the securities account should be no less than $2.0 million, based on investments held by InsWeb. As of December 31, 2009, restricted cash used as collateral for the credit line was $2.1 million. The collateral value may become unrestricted, if InsWeb elects to cancel the commercial credit agreement with the issuing bank.

Net cash used in financing activities in 2010 of $1.0 million was due to the proceeds from issuance of common stock through employee stock plans. Net cash provided by financing activities in 2009 of $78,000 are proceeds from the issuance of common stock through employee stock plans.

InsWeb currently anticipates that its cash and cash equivalents will be sufficient to meet its anticipated cash needs to fund operations and capital expenditures for at least the next 12 months. Although InsWeb does not anticipate the need for additional financing to meet its operating needs or to expand its business internally, in February 2011, the Board of Directors authorized InsWeb to file a universal shelf registration statement on Form S-3.  Once filed with and declared effective by the Securities and Exchange Commission, the shelf registration statement will cover the potential issuance of up to $15 million of new securities.  The filing of the shelf registration statement is designed to provide InsWeb with greater flexibility to take advantage of acquisition, financing and other business opportunities when and if such opportunities arise.  InsWeb has no specific plans to issue securities under the shelf registration statement. Accordingly, no assurances can be given as to whether or when any offering under this registration statement will be completed or the exact number of shares that may be issued by InsWeb. InsWeb cannot be certain that additional financing will be available when required, on favorable terms or at all. If InsWeb is not successful in raising additional capital as required, its business could be materially harmed. If additional funds were raised through the issuance of equity securities, the percentage ownership of InsWeb’s then-current stockholders would be reduced.

APPENDIX E

INSWEB CORPORATION CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of InsWeb Corporation

We have audited the accompanying consolidated balance sheets of InsWeb Corporation (“Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of InsWeb Corporation at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Sacramento, California
March 31, 2011

INSWEB CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$6,733	$6,401
Short-term investments	1,137	—
Accounts receivable, net of allowances of $6 at 2010 and $0 at 2009	3,307	2,014
Restricted cash equivalents and restricted short-term investments	580	2,105
Prepaid expenses and other current assets	559	710
Related party receivables	319	—
Total current assets	12,635	11,230
Intangible assets	6,965	150
Goodwill	2,689	—
Related party receivable	—	311
Property and equipment, net	171	109
Other assets	32	80
Total assets	$22,492	$11,880

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,740	$2,113
Accrued expenses	428	635
Accrued contingent consideration (See Note 3)	1,172	—
Deferred revenue	2,321	804
Total current liabilities	7,661	3,552
Accrued contingent consideration (See Note 3)	2,071	—
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value. Authorized: 5,000 shares; no shares issued or outstanding at 2010 and 2009	—	—
Common stock, $0.001 par value. Authorized: 25,000 shares; 8,714 shares issued and 5,490 shares outstanding at 2010; and 8,043 shares issued and 4,819 shares outstanding at 2009	9	8
Paid-in capital	210,753	207,617
Treasury stock, 3,224 shares at 2010 and 2009	(6,334)	(6,334)
Accumulated deficit	(191,668)	(192,963)
Total stockholders’ equity	12,760	8,328
Total liabilities and stockholders’ equity	$22,492	$11,880

See accompanying notes.

INSWEB CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Years Ended December 31,
	2010	2009

Revenues:
Transaction fees	$42,199	$35,002
Other	160	167
Total revenues	42,359	35,169
Operating expenses:
Direct marketing	28,370	23,397
Sales and marketing	5,743	6,588
Technology	2,629	3,418
General and administrative	4,321	3,055
Total operating expenses	41,063	36,458
Income (loss) from operations	1,296	(1,289)
Interest income (expense), net	(1)	28
Net income (loss)	$1,295	$(1,261)

Net income (loss) per share:
Basic	$0.26	$(0.26)
Diluted	$0.23	$(0.26)

Shares used in computing net income (loss) per share:
Basic	4,972	4,796
Diluted	5,611	4,796

See accompanying notes.

INSWEB CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
Years ended December 31, 2010 and 2009
(Amounts in thousands, except per share amounts)

	Common Stock			Treasury Stock		Accumulated Other
	Shares	Amount	Paid-in Capital	Shares	Amount	Comprehensive Income (Loss)	Accumulated Deficit	Total

Balances, December 31, 2008	8,004	8	$206,719	(3,224)	$(6,334)	$1	$(191,702)	$8,692
Issuance of shares through employee stock purchase plan and stock option plan	39	—	78	—	—	—	—	78
Share-based compensation expense	—	—	820	—	—	—	—	820
Comprehensive loss:
Change in unrealized gain (loss) on investments	—	—	—	—	—	(1)	—	(1)
Net loss	—	—	—	—	—	—	(1,261)	(1,261)
Comprehensive loss	—	—	—	—	—	—	—	(1,262)

Balances, December 31, 2009	8,043	8	207,617	(3,224)	(6,334)	—	(192,963)	8,328
Issuance of shares through employee stock purchase plan and stock option plan	359	1	1,008	—	—	—	—	1,009
Share-based compensation expense	—	—	928	—	—	—	—	928
Issuance of common stock in connection with the Potrero Media acquisition (Note 3)	312	—	1,200	—	—	—	—	1,200
Comprehensive income:
Net income	—	—	—	—	—	—	1,295	1,295
Comprehensive income	—	—	—	—	—	—	—	1,295

Balances, December 31, 2010	8,714	$9	$210,753	(3,224)	$(6,334)	$—	$(191,668)	$12,760

See accompanying notes.

INSWEB CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS
(Amounts in thousands)

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$1,295	$(1,261)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of acquisition:
Share-based compensation	928	820
Depreciation and amortization	474	188
Interest income from related party receivables	(8)	(7)
Provision for doubtful accounts	6	(8)
Interest income on short-term investments	(2)	—
Interest expense on contingent consideration	25	—
Net changes in operating assets and liabilities:
Accounts receivable	(166)	(556)
Prepaid expenses and other current assets	249	1
Other assets	78	54
Accounts payable	378	(25)
Accrued expenses	(316)	(379)
Deferred revenue	1,477	367
Net cash provided by (used in) operating activities	4,418	(806)
Cash flows from investing activities:
Purchases of short-term investments	(1,898)	(1)
Redemptions of short-term investments	763	—
Change in restricted cash	1,525	(2,105)
Purchases of property, equipment and intangible assets, net of acquisition	(154)	(3)
Purchase of Potrero Media, net of cash acquired	(5,331)	—
Net cash used in investing activities	(5,095)	(2,109)
Cash flows from financing activities:
Proceeds from issuance of common stock through stock plans	1,009	78
Net cash provided by financing activities	1,009	78
Net increase (decrease) in cash and cash equivalents	332	(2,837)
Cash and cash equivalents, beginning of year	6,401	9,238
Cash and cash equivalents, end of year	$6,733	$6,401

See accompanying notes.

Supplemental disclosures of cash flow information and non-cash transactions:

In connection with its acquisition of Potrero Media, InsWeb assumed liabilities and issued common stock as follows:

Fair value of net assets acquired	$11,239
Cash paid for acquisition	(5,331)
Liabilities assumed and issuance of common stock	$5,908

INSWEB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.           Business of InsWeb Corporation

InsWeb operates an online insurance marketplace that electronically matches consumers and providers of automobile, property, health, term life, and small business insurance. On October 1, 2010, InsWeb acquired Potrero Media, which operates a similar service focused on the health and term life insurance markets. Potrero Media is operated as a separate, wholly-owned subsidiary of InsWeb, and is treated as a separate reportable segment in recognition of its separate corporate structure.

InsWeb’s principal source of revenues is transaction fees from participating insurance providers, either directly from an insurance company or from a local insurance agent. While quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge, InsWeb earns revenues from participating insurance providers based on the delivery of qualified leads. These fees are earned, generally, from the delivery of a lead to a participating insurance provider or local agent. In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website. In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.”

InsWeb is subject to all of the risks inherent in the electronic commerce industry and special risks related to the online insurance industry. These risks include, but are not limited to, uncertain economic conditions which could result in lower growth rates, the changing nature of the electronic commerce industry, variations in the availability and cost of acquiring consumer traffic, unpredictability of future revenues, reliance on key customers –insurance carriers, agents and other providers – who are themselves subject to volatility in their operating cycles, and reliance on a third-party intermediary who provides leads to local insurance agents on InsWeb’s behalf. These risks and uncertainties, among others, could cause InsWeb’s actual results to differ materially from historical results or those currently anticipated. In light of the evolving nature of InsWeb’s business to better capitalize on its position as a leading insurance portal, including the current expansion of InsWeb’s agent network program, InsWeb believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance. Moreover, there is no assurance that InsWeb will be able to achieve and sustain profitability.

2.           Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements include the accounts of InsWeb Corporation and its wholly-owned subsidiaries, Potrero Media, InsWeb Insurance Services, Inc. and Goldrush Insurance Services, Inc. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

InsWeb recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For non-recognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity will be required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made.

Use of estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, cash equivalents and short-term investments

InsWeb considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Investments with maturities greater than three months at the date of purchase but less than one year are classified as short-term investments. Cash, cash equivalents and short-term investments are stated at cost, which approximates fair value, given the relatively short duration of the underlying securities.

2.           Summary of Significant Accounting Policies (continued)

Revenue recognition

InsWeb recognizes revenue when (i) persuasive evidence of an arrangement between InsWeb and the customer exists, (ii) delivery of the product to the customer has occurred or service has been provided to the customer, (iii) the price to the customer is fixed or determinable and (iv) collectability of the sales price is reasonably assured.

Transaction fee revenue from consumer leads is recognized when such lead (either as a consumer click-through or after completion of the InsWeb application) is delivered to a participating insurance company. Transaction fee revenue from closed policies is recognized in the period that the insurance company has sold an insurance policy from a qualified consumer lead.

Online marketing and direct marketing expense

InsWeb’s marketing strategy is designed to increase consumer traffic to its website and to drive awareness of its insurance products and services. InsWeb employs various means of advertising, which consist primarily of online advertising, sponsored search, portal advertising, e-mail campaigns and strategic partnerships with high-profile online companies that can drive significant traffic to its site. Fees related to InsWeb’s online marketing are expensed in the period the related consumer click-through occurs or in some cases, when the consumer leads are generated. Online advertising payments based on per unit transactions are expensed in the period in which the consumer traffic occurred and are included in direct marketing expense.

Costs related to advertising and promotions of products are charged to sales and marketing expense as incurred. Direct marketing expense for the years ended December 31, 2010 and 2009 were $28,370,000 and $23,397,000, respectively.

Property and equipment and other long-lived assets

Property and equipment are stated at cost less accumulated depreciation. Depreciation on computer and office equipment, furniture and fixtures and purchased software is calculated using the straight-line method over the estimated useful lives of the assets, generally two to five years. Amortization on leasehold improvements is calculated using the straight-line method over the estimated useful lives of the improvements or the remaining term of the lease, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred.

InsWeb evaluates the recoverability of its long-lived assets, including intangible assets subject to amortization in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 360, Property, Plant and Equipment. ASC 360 requires the recognition of impairment losses related to long-lived assets in the event the net carrying value of such assets exceeds fair value. InsWeb assesses the impairment of its long-lived assets annually or when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. No such indicators of impairment were identified as of December 31, 2010 and 2009.

Concentration of risk—credit

Financial instruments that potentially subject InsWeb to concentrations of credit risk, as defined by ASC 825, “Financial Instruments,” consist principally of cash, cash equivalents, short-term investments and accounts receivable. InsWeb deposits its cash, cash equivalents and short-term investments with various domestic financial institutions. Such deposits may exceed federal deposit insurance limits.

InsWeb’s investments consist of diversified investment grade securities. InsWeb’s investment policy limits the amount of credit exposure to investments in any one issue, and InsWeb believes no significant concentration of credit risk exists with respect to these investments.

InsWeb’s customer base is dispersed across many different geographic areas, and most customers are in the insurance industry in the United States. Collection of trade receivables may be affected by changes in economic or other industry conditions and may, accordingly, impact InsWeb’s overall credit risk. InsWeb performs ongoing credit evaluations of its customers and generally does not require collateral. InsWeb reviews the need for allowances for potential credit losses based on historical losses, and records a provision when collectability is uncertain. InsWeb has not experienced significant credit losses to date. Generally, receivables are due 30 days from the invoice date and are considered past due after this date.

2.           Summary of Significant Accounting Policies (continued)

Concentration of risk—significant customers

There were no significant customers for the year ended December 31, 2010. For the year ended December 31, 2009, three insurance companies (Allstate, American Family, and State Farm) each accounted for 10%, of total revenues.  At December 31, 2010, two customers (SureHits and Geico) accounted for 17% and 12% of accounts receivable, respectively. At December 31, 2009, three customers (American Family, Insurance.com, and Bankrate Insurance) accounted for 16%, 13%, and 12% of accounts receivable, respectively.

Business Combinations

 In 2010, InsWeb adopted ASC 805, Business Combinations, which revised the accounting guidance that is required to apply for acquisitions in comparison to prior fiscal years. The underlying principles are similar to the previous guidance and require that InsWeb recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. The goodwill recognized of $2.7 million is attributable to the excess purchase consideration over assets acquired and liabilities assumed. While InsWeb uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, InsWeb’s estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, InsWeb will record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to InsWeb’s consolidated statements of operations. Direct transaction costs associated with a business combination are expensed as incurred (prior to fiscal 2010, direct transaction costs were included as part of the purchase price). InsWeb has applied ASC 805 to the acquisition of Potrero Media and continues to evaluate the impact this update will have on our consolidated financial statements.

Goodwill and Intangible Assets

Goodwill and intangible assets that are not subject to amortization are tested for impairment annually or more frequently when events or changes in circumstances indicate that the asset might be impaired in accordance with ASC 350, “Intangibles – Goodwill and Other.” Goodwill is the excess of the acquisition cost of a business over the fair value of the identifiable net assets acquired. InsWeb believes no impairment exists for its goodwill at December 31, 2010.

In connection with the acquisition of Potrero Media, InsWeb acquired intangible assets including websites and technology, customer relationships and non-compete agreements. The estimated fair value of these intangibles is amortized on a straight-line basis over the estimated useful lives of 5.75 years for websites, technology and customer relationships and 3 years for non-compete agreements.

Share-Based Payments

InsWeb accounts for share-based compensation in accordance with ASC 718 “Compensation – Stock Compensation.” Under the provisions of ASC 718, share-based compensation cost is generally estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (BSM) option-pricing model. The BSM option-pricing model requires various highly judgmental assumptions including expected option life, volatility, and forfeiture rates. If any of the assumptions used in the BSM option-pricing model change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period. Generally, compensation cost is recognized over the requisite service period. However, to the extent performance conditions affect the vesting of an award, compensation cost will be recognized only if the performance condition is satisfied. Compensation cost will not be recognized, and any previously recognized compensation cost will be reversed, if the performance condition is not satisfied.

 InsWeb recognizes compensation costs for stock-based payment transactions to employees and Board of Directors, based on their grant-date fair value on a straight-line approach over the service period for which such awards are expected to vest. The fair value of stock options pursuant to the InsWeb’s 1997 and 2008 Stock Option Plans and Employee Stock Purchase Plan (“ESPP”), respectively, is determined using the BSM option-pricing  model. The determination of fair value is affected by InsWeb’s stock price, as well as assumptions regarding subjective and complex variables such as expected employee exercise behavior and our expected stock price volatility over the expected term of the award. Generally, InsWeb’s assumptions are based on historical information and judgment is required to determine if historical trends may be indicators of future outcomes. The key assumptions for the BSM option-pricing model calculation are:

2.           Summary of Significant Accounting Policies (continued)

 Expected term. The expected term represents the period that InsWeb’s share-based awards are expected to be outstanding. InsWeb’s expected term was determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior.

Expected volatility. InsWeb uses the trading history of its common stock in determining an estimated volatility factor when using the Black-Scholes option-pricing formula to determine the fair value of options granted.

Risk-free interest rate. InsWeb bases the risk-free interest rate used in the BSM option-pricing model on the implied yield currently available on U.S. Treasury zero-coupon issues with the same or substantially equivalent remaining term.

Expected dividend. InsWeb has not declared dividends to date. Therefore, InsWeb uses a zero value for the expected dividend value factor when using the Black-Scholes option-pricing formula to determine the fair value of options granted.

Estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. When estimating forfeitures, InsWeb considers historical voluntary and involuntary termination behavior as well as analysis of actual option forfeitures.

Employee stock-based compensation expense is calculated based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates and an adjustment to stock-based compensation expense will be recognized at that time.

Changes to our underlying stock price, our assumptions used in the BSM option-pricing model calculation and the InsWeb’s forfeiture rate, as well as future equity granted or assumed through acquisitions could significantly impact the compensation expense we recognize.

Income taxes

Under the asset and liability method prescribed under ASC 740, “Income Taxes,” InsWeb recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Net income (loss) per share

Basic and diluted net income (loss) per share is computed using the weighted-average number of shares of common stock outstanding. Diluted earnings per share is a measure of the potential dilution that would occur if stock options had been exercised. Potentially dilutive securities have been excluded from the computation of diluted net loss per share as their effect would be antidilutive.

The following table reconciles the numerator and denominator used to calculate basic and diluted net income (loss) per share of common stock:

	Year Ended December 31,
(In thousands, except per share amounts)	2010	2009

Numerator for basic and diluted net income (loss) per share:
Net income (loss) available to common stockholders	$1,295	$(1,261)

Denominator for net income (loss) per share:
Basic—weighted average shares of common stock outstanding	4,972	4,796
Dilutive effect of employee stock options	639	—
Diluted	5,611	4,796

Net income (loss) per share:
Basic—as reported	$0.26	$(0.26)
Diluted—as reported	$0.23	$(0.26)

2.           Summary of Significant Accounting Policies (continued)

Excluded from the dilutive earnings per share calculation were approximately 953,000 and 2,185,000 options to purchase our common stock that were outstanding at December 31, 2010 and 2009, respectively, because their effect would have been anti-dilutive.

Recently Issued Accounting Pronouncements

In December 2010, the FASB issued Accounting Standards Update ("ASU") No. 2010-29, Business Combinations (Topic 805)–Disclosure of Supplementary Pro Forma Information for Business Combinations–a consensus of the FASB Emerging Issues Task Force ("ASU 2010-29"). ASU 2010-29 requires a public entity to disclose pro forma revenue and earnings for a business combination occurring in the current year as though the business combination occurred as of the beginning of the year or, if comparative statements are presented, pro forma amounts are required to be presented as though the business combination took place as of the beginning of the comparative year. ASU 2010-29 also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. InsWeb will apply ASU 2010-29 prospectively to business combinations consummated subsequent to January 1, 2011. InsWeb is currently evaluating the impact this update will have on our consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, Intangibles–Goodwill and Other (Topic 350)–When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying amounts–a consensus of the FASB Emerging Issues Task Force("ASU 2010-28"). ASU 2010-28 provides guidance on (i) the circumstances under which step 2 of the goodwill impairment test must be performed for reporting units with zero or negative carrying amounts and (ii) the qualitative factors to be taken into account when performing step 2 in determining whether it is more likely than not that an impairment exists. For public entities, the provisions of ASU 2010-28 will be effective for fiscal years and interim periods within those years beginning after December 15, 2010. InsWeb is currently evaluating the impact this update will have on our consolidated financial statements.

Segment information

InsWeb operates in two segments, InsWeb and Potrero Media. Both InsWeb and PotreroMedia market their online marketplaces in the United States. The Chief Executive Officer has been identified as the Chief Operating Decision Maker because he has final authority over resource allocation decisions and performance assessment. InsWeb’s products and operations are managed and reported in two operating segments, InsWeb and Potrero Media. Both segments operate an online insurance marketplace that electronically matches consumers and providers of automobile, property, health and term life insurance.

Reclassifications

Certain amounts in our 2009 consolidated financial statements have been reclassified to conform to the presentation of our 2010 consolidated financial statements. Intangible assets have been reclassified from Other assets to Intangible assets on the consolidated balance sheets.

3.           Acquisition

On October 1, 2010 (the “Closing Date”), InsWeb completed its acquisition of 100% of the capital stock of Potrero Media pursuant to the Stock Purchase Agreement and related amendments (“Purchase Agreement”) signed on August 31, 2010. Potrero Media was acquired for a fair market value of $11.2 million paid in a combination of cash, stock and contingent earnout payments as discussed further below. InsWeb accounts for acquisitions in accordance with ASC 805 “Business Combinations.” Accordingly, the net assets acquired were recorded at their estimated fair values and Potrero Media’s operating results are included in the Company’s consolidated financial statements from the date of acquisition.

The maximum purchase price for Potrero Media, exclusive of the discounting or probability reductions associated with the contingent consideration, was $12.5 million as of the Closing Date. The $12.5 million maximum purchase price is comprised of $6.0 million in cash paid at the Closing Date, $844,000 in cash paid within 30 days of the Closing Date associated with excess working capital as of September 30, 2010, $1.5 million in cash due at the first anniversary of the Closing Date, $1.2 million related to issuance of 312,578 shares of common stock in Insweb to be held in escrow and

3.           Acquisition (continued)

released on the first anniversary of the Closing Date, and a total of up to $3.0 million in contingent consideration, to be paid in cash up to $1.0 million annually for each of the first three full calendar years following the Closing Date.

Contingent Consideration

InsWeb is entitled to withhold $1.5 million of the purchase consideration due to the selling shareholders if Potrero Media’s EBITDA (EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation and amortization), subject to certain adjustments as specified in the Purchase Agreement, is less than approximately $686,000 for the first nine months of calendar year 2011. The selling shareholders have the right to elect whether the withholding, if earned, will be satisfied from the second cash payment or from the stock payment due on the first anniversary of the closing date.

As described in the Purchase Agreement, the annual contingent consideration payments are contingent upon Potrero Media meeting certain adjusted EBITDA numbers. Provided Potrero Media’s EBITDA exceeds the minimum EBITDA requirements for 2011, 2012, or 2013, Potrero Media’s stakeholders will receive contingent consideration payments for that year. The contingent consideration is calculated as five times the amount that annual EBITDA exceeds the required minimum EBITDA, up to a maximum of $1 million.

InsWeb and Potrero Media have been operating as separate entities since the Closing Date. InsWeb is continuing to evaluate the potential benefits that may arise from a reorganization and combination of the two entities.  To facilitate such a reorganization, InsWeb and the selling shareholders are discussing a potential amendment to the Purchase Agreement, which may cancel the future contingent consideration in exchange for a fixed payment to be paid in 2011.  At the time of the filing of this Annual Report on Form 10-K, the agreement has not been completed or approved by the board of directors.  Management believes that if the amendment is consummated it could have a material impact on our consolidated financial statements.

Purchase Price Allocation

The fair value of the Potrero Media purchase price is comprised of the following (in thousands):
Consideration paid on the Closing Date:
Cash payment	$6,821

Consideration to be paid after the Closing Date:
Contingent anniversary payment in 2011	1,140
Common stock to be issued one year after the Closing Date	1,200
Contingent cash payments based on EBITDA for 2011, 2012 and 2013	2,055
Other	23
$11,239

InsWeb accounts for acquisitions in accordance with ASC 805 “Business Combinations.” Accordingly, the net assets acquired were recorded at their estimated fair values and PotreroMedia’s operating results are included in the Company’s consolidated financial statements from the date of acquisition. The goodwill recognized of $2.7 million is attributable to the excess purchase consideration over acquired tangible and intangible assets and liabilities assumed. The goodwill relates to expected synergies and the assembled workforce of Potrero Media. None of the goodwill is expected to be deductible for income tax purposes.

The acquired intangible assets included $2.7 million of customer relationships with a weighted average useful life of 5.75 years, $4.3 million of website technology with a weighted average useful life of 5.75 years and $0.2 million of non-compete agreements with a weighted average useful life of 3 years.

3.           Acquisition (continued)

Management determined the fair value of intangible assets based on a number of factors, including a third-party valuation, utilizing either the cost or income approach in conjunction with limited discussions with management and certain forecasts prepared by InsWeb. The income approach was utilized for the valuation of customer relationships and non-compete agreements. The cost approach was utilized for the valuation of websites and technologies.  When the income approach was used, the rate utilized to discount net cash flows to their present values was approximately 30%. The discount rates were determined using a weighted-average cost of capital which incorporated the implied cost of equity and debt of InsWeb based on the forecasted cash flows after consideration of InsWeb’s rate of return on debt, capital, equity, the weighted average return on invested capital, and the internal rate of return specific to this transaction.

Estimated useful lives for the intangible assets were based on estimates of technology life cycles and InsWeb’s intended future use of the intangible assets. Intangible assets are being amortized using the straight-line method, considering the pattern in which the economic benefits of the intangible assets are consumed.

The purchase price allocation relating to the Potrero Media acquisition was accounted for as follows (in thousands):

Acquired assets:
Cash and cash equivalents	$1,490
Accounts receivable	1,133
Other assets	145
Intangible assets, net	7,180
Goodwill	2,689
12,637

Assumed liabilities:
Accounts payable and other liabilities	(1,398)
Total liabilities assumed	(1,398)

Total purchase price	$11,239

InsWeb has allocated goodwill in accordance with ASC 350 “Assigning Goodwill to Reporting Units.” Goodwill has been assigned to reporting units that are expected to benefit from the synergies of the combination even though other assets or liabilities of the acquired entity may not be assigned to that reporting unit. Goodwill was allocated to each reporting unit based upon expected synergies to be benefitted for each segment in 2011. Allocation of goodwill to InsWeb’s reporting units is as follows:

Potrero Media	$2,151
InsWeb	538
$2,689

InsWeb incurred approximately $744,000 in acquisition-related expenses of which $35,000 represented legal expenses, $558,000 were related to investment banking charges and $151,000 in accounting and valuation expenses. These costs are included in the consolidated statement of operations in general and administrative operating expenses.

3.           Acquisition (continued)

Pro forma Results of Operations

The unaudited pro forma results of operations provided below for fiscal 2010 and 2009 is presented as though the acquisition had occurred at the beginning of the period presented. The pro forma information presented below does not intend to indicate what the Company's results of operations would have been if the acquisitions had in fact occurred at the beginning of the earliest period presented nor does it intend to be a projection of the impact on future results or trends.

	Years ended December 31,
	2010	2009
Total revenues	$53,106	$47,505
Operating income	1,636	(494)
Net income (loss)	1,522	(456)
Earnings per share	0.31	(0.10)
Diluted earnings per share	0.27	(0.10)

4.           Share-Based Payments

In July 1997, InsWeb authorized the 1997 Stock Option Plan (the “Option Plan”) and the Senior Executive Option Plan (the “Executive Plan”). Under the Option Plan, the Board of Directors may issue incentive stock options to employees of InsWeb and its subsidiaries and may also issue nonqualified stock options to employees, officers, directors, independent contractors and consultants of InsWeb and its subsidiaries. Under the Executive Plan, the Board of Directors may issue nonqualified stock options to employees, officers and directors of InsWeb and its subsidiaries.

In May 2003, the Option Plan was amended, with stockholder approval, to provide that each director would receive a fully-vested option to purchase 5,000 shares of common stock on July 1st (or the first business day thereafter) of each year in which the director remains in office.

The Option Plan provided for an automatic annual increase in the share reserve, to be effective on the first day of each fiscal year, by a number of shares equal to 5% of the number of common shares outstanding as of the last day of the preceding fiscal year. With the expiration of the 1997 Stock Option Plan and Senior Executive Option Plan, in July 2007, InsWeb’s Board of Directors authorized and shareholders approved the 2008 Stock Option Plan in February 2008, and options to purchase 1,500,000 shares of common stock were authorized under this plan. These options have a contractual term ranging from two to five years.

Options granted under the above plans are priced at the common stock’s fair market value on the date of grant and generally vest ratably over the requisite service period. In 2009 and 2010, performance-based options have also been granted and to the extent performance conditions affect the vesting of an award, compensation cost will be recognized only if the performance condition is satisfied. Compensation cost will not be recognized, and any previously recognized compensation cost will be reversed, if the performance condition is not satisfied. Certain options granted to members of InsWeb’s Board of Directors vest immediately.

4.           Share-Based Payments (continued)

Options outstanding and currently exercisable by exercise price at December 31, 2010 are as follows:

	Options Outstanding		Options Currently Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Number Outstanding	Weighted Average Exercise Price
(in thousands, except contractual life and exercise price amounts)
$1.40-$2.10	469	2.23	453	$2.07
$2.30-$2.94	415	2.64	415	$2.79
$2.98-$4.35	381	1.89	381	$3.41
$4.74-$5.00	378	2.26	328	$4.89
$5.10-$5.10	20	4.50	20	$5.10
$5.25-$5.25	387	4.24	220	$5.25
$5.35-$11.16	566	3.79	201	$8.02
	2,616	2.90	2,018	$3.90

InsWeb has an Employee Stock Purchase Plan (the “Purchase Plan”) under which eligible employees may authorize payroll deductions of up to 15% of their compensation to purchase shares at 85% of the lower of the fair market value of the common stock on the date of commencement of the offering or on the last day of the six-month purchase period. During 2010 and 2009 11,290 and 22,692 shares respectively, were distributed to employees at prices ranging from $1.97 per share to $3.48 per share. The weighted average fair values of the 2010 and 2009 awards were $3.33 and $2.32 per share, respectively.

At December 31, 2010, InsWeb had 413,000 shares of its common stock reserved for future issuance under the Purchase Plan. The number of shares of common stock issuable under the 1999 Plan is increased by 50,000 shares each year until January 1, 2008 and no shares thereafter.

The following table sets forth the total share-based compensation expense resulting from stock options and the Purchase Plan included in InsWeb’s operating expenses in its condensed consolidated statements of operations for the years ended December 31, 2010 and 2009 (in thousands):

	Year Ended December 31
	2010	2009

Sales and marketing	$132	$205
Technology	108	89
General and administrative	688	526
Total share-based compensation expense	$928	$820

4.           Share-Based Payments (continued)

The fair value of share-based awards granted pursuant to InsWeb’s stock option plans was estimated using the BSM option-pricing model with the following weighted average assumptions for the years ended December 31, 2010 and 2009:

	Year Ended December 31
	2010	2009

Expected term (in years)	3.05	2.55
Expected volatility	0.78	0.92
Risk-free interest rate	1.3%	1.2%
Expected dividend	—	—
Weighted-average fair value at grant date	$3.02	$1.21

The BSM option-pricing model is also used to determine the fair value of the shares issued for the Purchase Plan for the years ended December 31, 2010 and 2009. In connection with the Purchase Plan, for 2010 and 2009, assumptions used for expected term (in years), volatility and risk-free interest rate were approximately 0.50, 0.68 and 0.2% for the year ended December 31, 2010 and 0.50, 1.01 and 0.3% for the year ended December 31, 2009.

Activity under all of InsWeb’s stock option plans is as follows:

(in thousands, except exercise price amounts)	Shares Available for Grant	Shares Outstanding	Weighted Average Exercise Price
Balances, December 31, 2009	1,040	2,185	$4.15
Additional shares reserved	96	—	—
Granted	(885)	885	$5.96
Exercised	—	(348)	$2.81
Canceled/forfeited	106	(106)	$16.95
Balances, December 31, 2010	357	2,616	$4.42

During the year ended December 31, 2010, the following summarizes InsWeb’s stock option plan activity:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested-January 1, 2010	47	$2.08
Granted	885	$5.96
Vested	(293)	$4.96
Forfeited	(32)	$5.10

Nonvested-December 31, 2010	607	$6.18

The aggregate intrinsic values of options outstanding and exercisable at December 31, 2010 and 2009 were $8,812,000 and $914,000, respectively. Aggregate intrinsic value represents the total intrinsic value (the aggregate difference between the closing stock price of InsWeb’s common stock of $8.18 and $3.25 on December 31, 2010 and 2009, respectively and the exercise price for in-the-money options) that would have been received by the option holders if all options had been exercised on December 31, 2010 and 2009, respectively. The total intrinsic value of options exercised for the years ended December 31, 2010 and 2009 were $1,178,000 and $16,000, respectively. The weighted-average remaining contractual terms of options outstanding and exercisable at December 31, 2010 and 2009 were 2.90 and 3.08 years, respectively.

As of December 31, 2010, there was $1,609,000 in unrecognized compensation cost for all stock options outstanding that were unvested. This amount is expected to be recognized over the weighted-average period of 1.7 years. InsWeb’s current practice is to issue new shares to satisfy share option exercises.

Cash received from stock option exercises and purchases under the Purchase Plan for December 31, 2010 and 2009 were $1,008,000 and $78,000.

5.  Fair Value Measurements

The following table presents the assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 (in thousands):

	December 31,
	2010	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$3,850	$3,850	$—	$—
Short-term investments	1,137	1,137	—	—
Restricted short-term investments	580	580
Total assets at fair value	$5,567	$5,567	$—	$—
Liabilities:
Contingent consideration	$3,243	—	—	$3,243
Total liabilities at fair value	$3,243	—	—	$3,243

The following table presents the financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 (in thousands):

	December 31,
	2009	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$5,313	$5,313	$—	$—
Restricted cash equivalents	2,105	2,105
Total	$7,418	$7,418	$—	$—

Cash equivalents, short-term investments and restricted cash equivalents and restricted short-term investments include certificates of deposit, money market funds and commercial paper from corporations whose credit ratings are P-1 by Moody’s or A-1 by Standard & Poor’s. The carrying value of these cash equivalents, short-term investments and restricted cash equivalents and short-term investments approximates fair value. For these securities, the InsWeb uses quoted prices in active markets for identical assets to determine their fair value and are considered to be Level 1 instruments.

The fair value of the contingent consideration associated with the Potrero Media acquisition was accrued for and classified as accrued contingent consideration in the accompanying consolidated balance sheet. The fair value was determined based on unobservable inputs, namely management’s estimate of expected performance based on current information, and therefore are considered to be Level 3 liabilities. The following table provides a reconciliation of the beginning and ending balances for the liability measured at fair value using significant unobservable inputs (Level 3).

Contingent Consideration
Balance as of January 1, 2010	—
Additions – Potrero Media acquisition	$3,218
Change in fair value	25
Balance as of December 31, 2010	$3,243

Management determined the fair value of contingent consideration based on a number of factors, including a third-party valuation, utilizing using either the cost or income approach in conjunction with discussions with management and certain forecasts prepared by InsWeb. The income approach was utilized for the valuation of customer relationships and non-compete agreements. The cost approach was utilized for the valuation of websites and technologies. When the income approach was used, the rate utilized to discount net cash flows to their present values was approximately 30%. The discount rates were determined using a weighted-average cost of capital which incorporated the implied cost of equity and debt of InsWeb based on the forecasted cash flows after consideration of InsWeb’s rate of return on debt, capital, equity, the weighted average return on invested capital, and the internal rate of return specific to this transaction.

6.           Consolidated Financial Statement Details

Cash, cash equivalents and short-term investments

Cash and cash equivalents consist of the following (in thousands):

	December 31,
	2010	2009
Cash	$2,884	$1,087
Money market funds	522	128
Commercial paper	3,327	5,186
	$6,733	$6,401

InsWeb accounts for its short-term investments under ASC 320, “Investments - Debt and Equity Securities”. Management determines the appropriate classification of its debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. InsWeb has short-term investments of $1.1 million at December 31, 2010 and none in 2009.

At December 31, 2010, the contractual maturities of InsWeb’s investment portfolio are less than one year. The gains and losses from the sale of available-for-sale securities have not been significant to date.

Restricted cash equivalents and restricted short-term investments

As of December 31, 2010, restricted short-term investments consists of $580,000 in short-term investments used as collateral to obtain a commercial credit line. Pursuant to the commercial credit agreement the collateral value of the securities account should be no less than $550,000, based on investments held by InsWeb. As of December 31, 2010, restricted short-term investments used as collateral for the credit line was $580,000. The collateral value may become unrestricted if InsWeb elects to cancel the commercial credit agreement with the issuing bank.

As of December 31, 2009, restricted cash equivalents consists of $2.1 million in cash equivalents used as collateral to obtain a commercial credit line. Pursuant to the commercial credit agreement the collateral value of the securities account should be no less than $2.0 million, based on investments held by the Company. As of December 31, 2009, restricted cash equivalents used as collateral for the credit line was $2.1 million. The collateral value may become unrestricted if InsWeb elects to cancel the commercial credit agreement with the issuing bank.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2010	2009
Prepaid payroll taxes	$—	$172
Prepaid insurance	133	131
Prepaid software licenses	47	122
Prepaid rent	185	95
Other	194	190
	$559	$710

Related party receivables

As of December 31, 2010 and 2009, related party receivables relates to promissory notes totaling $300,000 received from two non-officer employees and one former non-officer employee of InsWeb in exchange for cash and the related interest accrued on these notes.  These notes are unsecured loans with a per annum rate of 2.42%.  Principal and interest are payable in full on or before July 2011.  It is not practicable to estimate the fair value of these financial instruments due to the nature of these transactions and because of the significance of the cost to obtain independent appraisals for this purpose.

6.           Consolidated Financial Statement Details (continued)

Intangible assets

Intangible assets, consisted of the following (in thousands):

	December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Intangibles, Net

Websites and technology	$4,300	$187	$4,113
Customer relationships	2,700	118	2,582
Non-compete agreements	180	15	165
Total acquisition related intangibles, net	$7,180	$320	$6,860
Non-acquisition related domain name	$225	$120	$105
Total intangible assets	$7,405	$440	$6,965

As of December 31, 2010, future amortization of finite-lived intangibles that will be recorded in operating expenses is estimated as follows (in thousands):

Fiscal Year Ending December 31,
2011	$1,322
2012	1,323
2013	1,277
2014	1,217
2015	1,217
Thereafter	609

Total	$6,965

Amortization expense was $364,000 and $45,000 for the years ended December 31, 2010 and 2009, respectively.

The weighted average useful life for intangible assets is 5.66 years. Intangible asset categories and weighted average useful lives consist of the following:

Websites and technology	5.75 years
Customer relationships	5.75 years
Non-compete agreements	3 years
Non-acquisition related domain name	5 years

Property and equipment

Property and equipment, net, consists of the following (in thousands):

	December 31,
	2010	2009
Computer and office equipment	$899	$730
Furniture and fixtures	452	450
Leasehold improvements	688	687
Software	621	621
	2,660	2,488
Less accumulated depreciation	(2,489)	(2,379)
	$171	$109

Depreciation expense was $110,000 and $188,000 for the years ended December 31, 2010 and 2009, respectively.

6.           Consolidated Financial Statement Details (continued)

Accrued expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2010	2009

Accrued employee compensation	$357	$430
Deferred rent	39	150
Other	32	55
	$428	$635

7. Commitments and Contingencies

Leases

InsWeb has a non-cancelable 10-year operating lease agreement through April 2011 for office space in the Sacramento area which houses its corporate headquarters. On December 27, 2010, InsWeb entered into a full-service lease for approximately 16,000 square feet of office space in a building that will house InsWeb’s headquarters. The new facility is located in Rancho Cordova, California, a short distance from InsWeb’s current headquarters. The term of the new lease is five years, commencing on or about May 1, 2011; however, InsWeb has two, consecutive options to extend the term for five years each at the prevailing market rent.

Potrero Media’s headquarters and its principal administrative, product development, sales and marketing operations are located in a 10,000 square foot facility in San Francisco, California, which Potrero Media occupies under a non-cancelable lease expiring in October 2014. Potrero Media has four consecutive options to extend the term for five years each. Mr. Richard A. Natsch, President, Potrero Media and Mrs. Heather K. Natsch, Chief Financial Officer, Potrero Media are co-owners of Mission Potrero Properties, LLC, which are the lessors of the property that Potrero Media occupies.

Future minimum lease commitments as of December 31, 2010 are summarized as follows (in thousands):

Years ending December 31,	Future minimum lease commitments
2011	$509
2012	410
2013	472
2014	444
2015	341
Thereafter	408
$2,584

Rent expense for the years ended December 31, 2010 and 2009 was $1,011,000 and $999,000, respectively.

7.           Commitments and Contingencies (continued)

Securities Class Action

A securities class action lawsuit was filed on December 5, 2001 in the United States District Court for the Southern District of New York, (the “Court”) purportedly on behalf of all persons who purchased our common stock from July 22, 1999 through December 6, 2000. The complaint named as defendants InsWeb, certain current and former officers and directors, and three investment banking firms that served as underwriters for InsWeb’s initial public offering in July 1999. The complaint, as subsequently amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10 and 20 of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offering failed to disclose, among other things, that (i) the underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of the shares of our stock sold in the offerings and (ii) the underwriters had entered into agreements with customers whereby the underwriters agreed to allocated shares of the stock sold in the offering to those customers in exchange for which the customers agreed to purchase additional shares of InsWeb stock in the aftermarket at pre-determined prices. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, all of which have been consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. In February 2003, the Court dismissed the claims in the InsWeb action alleging violations of the Securities Exchange Act of 1934 but allowed the plaintiffs to proceed with the remaining claims. In June 2003, the plaintiffs in all of the cases presented a settlement proposal to all of the issuer defendants. Under the proposed settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. InsWeb and most of the other issuer defendants have accepted the settlement proposal. While the District Court was considering final approval of the settlement, the Second Circuit Court of Appeals vacated the class certification of plaintiffs’ claims against the underwriters in six cases designated as focus or test cases. On December 14, 2006, the District Court ordered a stay of all proceedings in all of the lawsuits pending the outcome of plaintiffs’ petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Because of the significant technical barriers presented by the Court’s decision, the parties withdrew the proposed settlement and the plaintiffs filed an amended complaint. Representatives of all of the parties to the IPO litigation agreed to a revised settlement; as with the earlier settlement proposal, the revised settlement proposal does not require InsWeb to contribute any cash. The revised settlement was approved by the District Court on October 5, 2009, but a number of plaintiffs appealed the approval to the Second Circuit Court of Appeal. There is no assurance that the new settlement will be upheld on appeal. If the settlement is not upheld, InsWeb intends to defend the lawsuit vigorously. The litigation and settlement process is inherently uncertain and management cannot predict the outcome, though, if unfavorable, it could have a material adverse effect on InsWeb’s financial condition, results of operations and cash flows.

Section 16(b) Lawsuit

On October 12, 2007, Vanessa Simmonds, a purported stockholder of InsWeb, filed a complaint in the United States District Court for the Western District of Washington, against InsWeb and two investment banking firms that served as underwriters for the initial public offering of our common stock in July 1999. The complaint alleges that:  (i) the defendants, other underwriters of the offering, and unspecified officers, directors and principal stockholders of InsWeb constituted a “group” that owned in excess of 10% of InsWeb’s outstanding common stock between July 23, 1999 and July 20, 2000; (ii) the defendants were therefore subject to the “short swing” prohibitions of Section 16(b) of the Securities Exchange Act of 1934; and (iii) the defendants engaged in purchases and sales, or sales and purchases, of InsWeb’s common stock within periods of less than six months in violation of the provisions of Section 16(b). The complaint seeks disgorgement of all profits allegedly received by the defendants, with interest and attorneys fees, for transactions in violation of Section 16(b). InsWeb, as the statutory beneficiary of any potential Section 16(b) recovery, is named as a nominal defendant in the complaint. A number of similar lawsuits against underwriters of other public offerings have recently been filed by the same plaintiff and law firm. On February 11, 2008, the court approved a stipulated order that InsWeb need not answer or otherwise respond to the complaint. On February 28, 2008, the plaintiff filed an amended complaint, and InsWeb was again excused from filing an answer. On March 12, 2009 the court issued an order dismissing the lawsuit with prejudice, but plaintiffs  appealed this order to the Ninth Circuit Court of Appeal. On December 2, 2010, the Ninth Circuit determined that the plaintiff’s demand letters sent to 30 defendant issuers were inadequate and affirmed the district court's dismissal of plaintiff's claim as to those defendants. The Ninth Court remanded another 24 cases, including InsWeb’s case, with instructions that the District Court permit the underwriters and issuers to file motions challenging the adequacy of the demand letters in those cases. The Ninth Circuit made clear to the District Court that the Ninth Circuit expects the District Court to dismiss claims as to issuers, such as InsWeb, that received demand

7.           Commitments and Contingencies (continued)

letters similar to the letters that were found to be inadequate.  But the Ninth Circuit also reversed the District Court's decision that the statute of limitations had run on claims of certain issuers, including InsWeb, which may leave open the possibility that plaintiff could send new demand letters.  The underwriters and plaintiff are seeking review by the United States Supreme Court. If the lawsuit is reinstated on appeal, InsWeb intends to defend the lawsuit vigorously. The litigation and settlement process is inherently uncertain and management cannot predict the outcome, though, if unfavorable, it could have a material adverse effect on InsWeb’s financial condition, results of operations and cash flows.

8.           Income Taxes

For tax return purposes, InsWeb had net operating loss carry forwards at December 31, 2010 of approximately $187.8 million and $76.8 million for federal income tax and state income tax purposes, respectively. Federal and state net operating loss carry forwards begin expiring in 2011 and 2012, respectively.

The components of the deferred tax assets and liabilities are presented below (in thousands):

	December 31,
	2010	2009
Net operating loss carry forwards	$66,398	$68,599
Tax credit carry forwards	639	958
Accruals and allowances	965	55
Other	1,107	895
Total deferred tax asset	69,109	70,507

Intangible assets related to acquisition	2,733	—
Total deferred tax liability	2,733	—

Less valuation allowance	(66,376)	(70,507)
Net deferred tax asset	$—	$—

Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, InsWeb has recorded a valuation allowance against its net deferred tax asset. The valuation allowance recorded for the year ended December 31, 2010 decreased by $4,131,000 and increased by $1,052,000 in 2009.

The valuation allowance in both 2010 and 2009 includes $2.7 million related to excess tax benefits of stock option deductions prior to the adoption of ASC Topic 718. The benefits will increase additional paid-in capital when realized.

8.           Income Taxes (continued)

The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

	December 31,
	2010		2009
Federal tax (benefit) at statutory rate	34%		34%
Share based compensation	(12	) %	(21	) %
Acquisition related expenses	33%		—
Other	2%		(1	) %
Adjustment due to change in valuation allowance	(57	) %	(12	) %
Provision for income taxes	—%		—%

Under the asset and liability method prescribed under ASC 740, “Income Taxes,” InsWeb recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. For all periods presented, InsWeb had unrecognized tax benefits of approximately $0.3 million (none of which, if recognized, would affect InsWeb’s effective tax rate). InsWeb does not believe there will be any material changes in its unrecognized tax positions over the next twelve months.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2010	2009
Balance at January 1	$300	$300
Increases (decrease) related to prior year tax positions	—	—
Increases related to current year tax positions	—	—
Settlements	—	—
Reductions due to lapse of applicable statute of limitations	—	—
Balance at December 31	$300	$300

Interest and penalty costs related to unrecognized tax benefits, if any, are classified as a component of income tax expense in the accompanying Statements of Operations. InsWeb, however, did not recognize any interest and penalty expense related to unrecognized tax benefits for the years ended December 31, 2010 and 2009.

InsWeb files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. InsWeb is subject to U.S. federal and state examination for the calendar tax years ending 1996 through 2010.

9.           Employee Benefit Plan

InsWeb has a defined contribution plan offered to all eligible employees, which is qualified under section 401(k) of the Internal Revenue Code. InsWeb will match 50% of the first 4% of elective contributions made by each qualifying employee in 2010 and an additional discretionary match up to an additional 50% of the first 4% of elective contributions, if certain adjusted EBITDA targets are met. InsWeb matched 50% of the first 8% of elective contributions made by each qualifying employee in 2009. Each participant is 100% vested in elective contributions and is incrementally vested as follows: 20% one year, 40% two years, 70% three years and 100% after four consecutive years of service in employer contributions. Employer contributions for the years ended December 31, 2010 and 2009 were $110,000 and $137,000.

10.           Segments

InsWeb’s products and operations are managed and reported in two operating segments, InsWeb and Potrero Media. Both segments operate an online insurance marketplace that electronically matches consumers and providers of automobile, property, health and term life insurance. InsWeb’s Chief Operating Decision Maker currently reviews the operating results of InsWeb and Potrero Media separately and makes decisions about resources to be allocated to each based on their separate performance. Transfers between segments are recorded at cost. Potrero Media was acquired on October 1, 2010 and therefore, segment information only includes results for the quarter ended December 31, 2010 for Potrero Media. Only one segment was in existence in 2009, therefore segment information is not disclosed for the period ended December 31, 2009.

Segment Information			Intercompany
	InsWeb	Potrero Media	Eliminations	Consolidated
Operating revenues from external customers	$39,515	$2,844	$-	$42,359
Intersegment revenues	5	76	(81)	-
Total revenue	$39,520	$2,920	$(81)	$42,359

Direct marketing expenses paid to external vendors	$26,147	$2,223	$-	$28,370
Intersegment direct marketing expenses	76	5	(81)	-
Total direct marketing	$26,223	$2,228	$(81)	$28,370

Gross margin	$13,297	$692	$-	$13,989
Other operating expenses	$11,829	$864	$-	$12,693
Income from operations	$1,468	$(172)	$-	$1,296

Total assets	$21,067	$2,469	$(1,044)	$22,492

11.           Related Party Transaction

Mr. Richard A. Natsch, President, Potrero Media and Mrs. Heather K. Natsch, Chief Financial Officer, Potrero Media  are owners of Mission Potrero Properties, LLC, which are the lessors of the property that Potrero Media occupies under a non-cancelable lease dated August 20, 2008. Potrero Media currently pays rent of $12,500 per month. The initial term of the lease will expire on October 1, 2014, but Potrero Media has four consecutive options to extend the term, each for a five year period.

APPENDIX F

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2011

Overview

InsWeb (the “Company,” “InsWeb,” “we,” “us,” or “our”) operates an insurance lead generation business that provides consumer leads to insurance companies, insurance agents and other providers of automobile, property, health, term life and small business insurance. InsWeb has combined extensive knowledge of the insurance industry, technological expertise and close relationships with insurance companies, agents and other providers to develop an integrated online marketplace.

As noted in Note 15, “Subsequent Events,” on October 10, 2011, we entered into an Asset Purchase Agreement with Bankrate, Inc (“Bankrate”).  The Asset Purchase Agreement or Asset Sale Transaction provides for the sale of substantially all of the assets and certain liabilities relating to our insurance lead generation business. Under the terms of the Asset Purchase Agreement, Bankrate has agreed to pay $65 million in cash for the assets, subject to certain adjustments, and to assume certain liabilities of InsWeb, as described in the Asset Purchase Agreement.  Following the closing, we will retain a portfolio of e-commerce and online insurance distribution patents. We refer to this as the Asset Sale Transaction.

The Asset Sale Transaction is subject to various closing conditions, including the approval of our shareholders. Accordingly, the discussion and analysis of our operating results for the periods covered in this Quarterly Report on Form 10-Q and our statements regarding future trends or expectations  relate solely to our business as it is currently conducted.

InsWeb’s principal source of revenues is transaction fees from insurance providers, which include insurance companies, national, statewide or nationwide insurance brokers, and local independent or exclusive agents (such as State Farm agents). Quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge. InsWeb earns a majority of its revenues from participating insurance providers, based on the delivery of qualified leads from consumers who have completed an insurance form. Lead revenues represented approximately 88% and 85% of total revenues for the nine months ended September 30, 2011 and 2010 respectively. In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website (“Cost per Click” or “CPC” program). In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.” Click-through revenues accounted for approximately 11% and 14% of total revenues for the nine months ended September 30, 2011 and 2010 respectively.

We have focused our efforts on automobile insurance, which accounted for approximately 78% and 83% of our transaction revenues in 2010 and 2009 respectively. With the addition of Potrero Media, however, health insurance revenues have increased significantly. For the nine month period ending September 30, 2011, automobile insurance accounted for 68% and health insurance accounted for 19% of our transaction revenues.  For the comparable nine month period in 2010, automobile insurance accounted for approximately 83% and health insurance accounted for less than 1% of transaction revenues. We anticipate that automobile insurance will continue to account for a substantial portion of our revenues for the remainder of 2011.

Results of Operations

The following financial highlights and key metrics are provided as a resource for our investors

	Three months Ended		Nine months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Revenues (in thousands):
Aut	$8,391	$8,891	$26,370	$24,140
Health	2,577	18	7,316	64
Property	901	970	2,584	2,922
Term life	775	463	2,341	1,432
Agent directory	65	93	213	301
All other	17	45	129	187
Total transaction fees	$12,726	$10,480	$38,953	$29,046
Direct marketing costs (in thousands):	$8,490	$6,881	$26,118	$19,425

Direct marketing costs as a percent of revenues:	67%	65%	67%	67%
Cash, cash equivalents, short-term investments and restricted short-term investments (in thousands):	$8,875	$10,770	$8,875	$10,770
Account receivable (in thousands):	$4,527	$3,381	$4,527	$3,381
Day sales outstanding (DSO):	37	29	37	29
Headcount:	70	61	70	61

Transaction Fees.

InsWeb earns transaction fees from participating insurance providers based on the delivery of qualified consumer leads or consumer click-throughs. InsWeb’s primary methods of acquiring consumer traffic are:

Direct to consumers: consumers who started a shopping session on a website of InsWeb or its subsidiaries, including consumers acquired through paid and organic search, or through email;

From competitors: consumers who were acquired by InsWeb from its competitors - Bankrate and AllWebLeads Inc., in the form of qualified leads;

Form hosting:  consumers who InsWeb acquired directly from non-competitor 3rd parties in the form of qualified leads.

Automobile insurance transaction fees (consisting of lead fees and click-through fees) decreased to $8.4 million for the three months ended September 30, 2011, compared to $8.9 million for the comparable periods in 2010 and increased to $26.4 million for the nine months ended September 30, 2011, compared to $24.1 million for the comparable periods in 2010. The decrease in automobile insurance revenues for the three months ended September 30, 2011 compared to the comparable period in 2010 resulted from a $1.6 million or 67% decrease in the revenue from direct to consumer traffic sources and a $0.4 million or 7% decrease in revenue from form hosting traffic sources, offset against a $1.5 million or 155% increase in the revenue from consumers acquired from competitor traffic sources. The increase in automobile insurance revenues for the nine months ended September 30, 2011 resulted from a $4.0 million or 110% increase in the revenue from consumers acquired from competitor traffic sources and a $1.7 million or 13% increase in revenue from form hosting traffic sources, offset against a $3.4 million or 50% decrease in the revenue from direct to consumer traffic sources. InsWeb expects the number of form hosting relationships to remain at or near current levels for the remainder of 2011.

Health insurance transaction fees (consisting of lead fees and click-through fees) increased to $2.6 million and $7.3 million for the three and nine months ended September 30, 2011, from $18,000 and $64,000 for the comparable periods in 2010, the entire increase was attributed to the acquisition of Potrero Media on October 1, 2010. With the acquisition, InsWeb expects health insurance transaction fees to remain at or near the current percentage of total revenues for the remainder of 2011.

Property insurance transaction fees (consisting primarily of lead fees) decreased to $0.9 million and $2.6 million for the three and nine months ended September 30, 2011, compared to $1.0 million and $2.9 million for the comparable periods in 2010.  The decrease in transaction fees for the three and nine months ended September 30, 2011 from the comparable periods in 2010 was primarily attributable to a decrease in revenue from direct to consumer traffic sources.

Term life insurance transaction fees (consisting primarily of lead fees) increased to $0.8 million and $2.3 million for the three and nine months ended September 30, 2011 from $0.5 million and $1.4 million for the comparable periods in 2010.  The increase in transaction fees was primarily attributable to the acquisition of Potrero Media on October 1, 2010 and a net increase in the number of consumers acquired from form hosting traffic sources. An increase of 0.8 million and 2.9 million consumers were acquired from direct to consumer traffic sources and a 21,000 or 181% and 46,000 or 223% increase in the number of consumers were acquired from form hosting traffic sources for the three and nine months ended September 30, 2011. The increase in direct to consumer traffic was primarily attributed to Potrero Media. InsWeb expects the number of form hosting relationships to remain at the current levels for the remainder of 2011.

We expect auto, health, property and term life transaction fees to remain at or near current levels for the remainder of 2011.

Agent directory revenues (consisting of subscription revenue and advertising revenues) were $0.1 million for both the three months ended September 30, 2011 and the comparable period in 2010. Agent directory revenues decreased to $0.2 million for the nine months ended September 30, 2011 from $0.3 million for the comparable period in 2010. Agent directory revenues are expected to remain at current levels for the remainder of 2011.

Operating Expenses

	Three months ended September 30,		Percentage change from
(in thousands, except percentages)	2011	2010	prior period

Operating expenses:
Direct marketing	$8,490	$6,881	23%
Sales and marketing	1,657	1,206	37%
Technology	612	615	-%
General and administrative	1,488	1,459	2%

	Nine months ended September 30,		Percentage change from
(in thousands, except percentages)	2011	2010	prior period

Operating expenses:
Direct marketing	$26,118	$19,425	34%
Sales and marketing	5,723	3,869	48%
Technology	2,526	1,685	50%
General and administrative	4,075	3,045	34%

Direct Marketing. Direct marketing expenses consist of advertising, promotions and fees incurred to drive consumer traffic directly to the InsWeb online marketplace, and fees paid to third parties pursuant to form hosting marketing partnerships.

Direct marketing expenses for the three and nine months ending September 30, 2011 increased to $8.5 million and $26.1 million from $6.9 million and $19.4 million for the comparable periods in 2010. The 23% and 34% increase in spending for the three and nine months ended September 30, 2011 from the comparable periods in 2010 is primarily due to continued increase of consumers being acquired through form hosting marketing partnerships. The increase in direct marketing expenses for the three and nine months ended September 30, 2011 were also attributed to the acquisition of Potrero Media on October 1, 2010. Direct marketing expenses as a percent of total revenues were 67% for the three and nine months ended September 30, 2011 and 2010.

We expect direct marketing expenses relative to revenues, to remain at or near current levels for the remainder of 2011 as we do not expect significant changes in our marketing sources. However we are continuing our endeavors to increase organic traffic.

Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses, including employee benefits, facility costs, telecommunications and systems costs, for our sales and marketing personnel. Sales and marketing expenses increased to $1.7 million and $5.7 million for the three and nine months ended September 30, 2011, from $1.2 million and $3.9 million for the comparable periods in 2010. The increase was primarily due to sales and marketing expenses attributed to the acquisition of Potrero Media on October 1, 2010, severance costs associated with the reorganization in May 2011 reduction in force and corporate overhead allocation. Sales and marketing expenses are expected to remain at or near current levels for the remainder of 2011.

Technology. Technology expenses consist primarily of payroll and related expenses, including employee benefits, facility and systems costs, for product and site development personnel involved with our technology initiatives. Technology expenses were $0.6 million for both the three months ended September 30, 2011 and the comparable period in 2010. Technology expenses increased to $2.5 million for the nine months ended September 30, 2011, from $1.7 million for the comparable period in 2010. The increase was primarily due to technology related expenses attributable to the acquisition of Potrero Media on October 1, 2010, severance costs associated with the reorganization in May 2011, corporate overhead allocation and software licenses. Technology expenses are expected to remain at or near current levels for the remainder of 2011.

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses, including employee benefits, facility costs, telecommunications and systems costs, for our general management, administrative and accounting personnel, as well as other general corporate expenses. General and administrative expenses were $1.5 million for both the three months ended September 30, 2011 and the comparable period in 2010.General and administrative expenses increased to $4.1 million for the nine months ended September 30, 2011 from $3.0 million for the comparable period in 2010. The increase was primarily due to the general and administrative expenses attributable to the acquisition related expenses of Potrero Media, share-based compensation expense, and an increase in salaries and benefits. The increase in salaries and benefits include the increases for senior management approved by the Compensation Committee on December 15, 2010. General and administrative expenses are expected to increase significantly for the remainder of 2011 with an increase in transaction related costs associated to the Asset Purchase Agreement with Bankrate.

Interest and Other Income, Net. Net interest income (expense) was $1,000 and ($23,000) for the three and nine months ended September 30, 2011 as compared to $8,000 and $20,000 in the comparable periods in 2010.  Due to the acquisition of Potrero Media on October 1, 2010, interest expense is recognized on imputed interest for the contingent consideration related to the transaction. On May 2, 2011, InsWeb and the former shareholders of Potrero Media executed the Third Amendment to the Purchase Agreement. As a result of the Third Amendment, InsWeb paid Potrero Media’s former shareholders $2.1 million on May 2, 2011 in exchange for their waiver of all rights to future consideration under the Stock Purchase Agreement. As a result, InsWeb eliminated the contingent consideration liability of $3.3 million from its balance sheet during the three month period ended June 30, 2011 and therefore, imputed interest expense will no longer be recognized.  As a result of the Third Amendment, the Company recognized other income of approximately $1.2 million, included in Other Income, net in the Condensed Consolidated Statements of Income. This represented the difference between the payment of $2.1 million agreed to in Third Amendment and the $3.3 million contingent consideration liability outstanding as of May 2, 2011, the execution date of the Third Amendment. InsWeb’s investment portfolio consists entirely of cash, cash equivalents and short-term investments. InsWeb expects that returns received from its investment portfolio in the remainder of 2011 will be negligible given current economic conditions in the United States.

Income Taxes. A provision of $6,000 for income taxes was recognized for the three and nine months ended September 30, 2011, compared to $10,000 and $17,000 for the comparable periods in 2010.

Critical Accounting Policies

InsWeb’s discussion and analysis of its financial condition and results of operations are based on InsWeb’s consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires InsWeb to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. InsWeb bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. InsWeb believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition. InsWeb’s principal source of revenues is transaction fees from participating insurance providers, either directly from an insurance company or from a local insurance agent. While quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge, InsWeb earns revenues from participating insurance providers based on the delivery of qualified leads. In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website (“Sponsored Web Link” program). In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.” InsWeb recognizes revenue when (i) persuasive evidence of an arrangement between InsWeb and the customer exists, (ii) delivery of the product to the customer has occurred or service has been provided to the customer, (iii) the price to the customer is fixed or determinable and (iv) collectability of the sales price is reasonably assured.

Business Combinations. In 2010, InsWeb adopted ASC 805, Business Combinations, which revised the accounting guidance that is required to apply for acquisitions in comparison to prior fiscal years. The underlying principles are similar to the previous guidance and require that InsWeb recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. The goodwill recognized of $2.7 million is attributable to the excess purchase consideration over assets acquired and liabilities assumed. While InsWeb uses their best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, InsWeb’s estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, InsWeb will record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to InsWeb’s consolidated statements of income. Direct transaction costs associated with a business combination are expensed as incurred (prior to fiscal 2010, direct transaction costs were included as part of the purchase price).

Contingencies. As discussed in Part I, Item 1, “Financial Statements — Note 14 — Commitments and Contingencies.” Notes to Consolidated Financial Statements of this report, InsWeb is a defendant in: i) a class action lawsuit that alleges InsWeb violated certain federal securities laws at the time of its initial public offering; ii) a securities lawsuit alleging certain officers and directors and significant shareholders violated the short swing trading prohibition of Section 16(b) of the Securities Exchange Act. InsWeb cannot accurately predict the ultimate outcome of these matters at this time and therefore, cannot estimate the range of probable loss, if any, due to the inherent uncertainties of litigation. InsWeb believes it has meritorious defenses; however InsWeb cannot assure that it will prevail in any of these actions. An unfavorable outcome could have a material adverse effect on InsWeb’s financial condition, results of operations and cash flows.

Share-Based Compensation. InsWeb accounts for share-based compensation in accordance with ASC 718 “Compensation – Stock Compensation.” Under the provisions of ASC 718, share-based compensation cost is generally estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (BSM) option-pricing model. The BSM option-pricing model requires various highly judgmental assumptions including expected option life, volatility, and forfeiture rates. If any of the assumptions used in the BSM option-pricing model change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period. Generally, compensation cost is recognized over the requisite service period. However, to the extent performance conditions affect the vesting of an award, compensation cost will be recognized only if the performance condition is satisfied. Compensation cost will not be recognized, and any previously recognized compensation cost will be reversed, if the performance condition is not satisfied.

Income Taxes. Under the asset and liability method prescribed under ASC 740, “Income Taxes”, InsWeb recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. At September 30, 2011 and September 30, 2010, InsWeb had unrecognized tax benefits of approximately $0.3 million and $0.3 million, respectively (none of which, if recognized, would favorably affect InsWeb’s effective tax rate). InsWeb does not believe there will be any material changes in its unrecognized tax positions over the next twelve months.

For tax return purposes, InsWeb had net operating loss carry forwards at September 30, 2011 of approximately $187.3 million and $77.4 million for federal income tax and state income tax purposes, respectively. Federal and state net operating loss carry forwards begin expiring in 2011 and 2012, respectively.

The carrying value of our deferred tax assets, which was approximately $65.2 million at September 30, 2011, is dependent upon our ability to generate sufficient future taxable income. We have established a full valuation allowance against our net deferred tax assets to reflect the uncertainty of realizing the deferred tax benefits, given historical losses. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. This assessment requires a review and consideration of all available positive and negative evidence, including our past and future performance, the market environment in which we operate, the utilization of tax attributes in the past, and the length of carryforward periods and evaluation of potential tax planning strategies. We expect to continue to maintain a full valuation allowance until an appropriate level of profitability is sustained or we are able to develop tax strategies that would enable us to conclude that it is more likely than not that a portion of our deferred tax assets would be realizable.

Liquidity and Capital Resources

Summarized cash flow information is as follows (in thousands):

	Nine months ended September 30,
	2011	2010
Cash provided by operating activities	$900	$2,161
Cash used in investing activities	(1,274)	(216)
Cash provided by financing activities	1,536	186

At September 30, 2011, InsWeb’s principal source of liquidity was $7.9 million in cash and cash equivalents. Since inception, we have financed our operations primarily through the sale of preferred and common stock; and more recently, operations have been funded through operating cash flows.

For the nine months ended September 30, 2011, net cash provided by operating activities was $0.9 million, primarily consisting of our net income adjusted for non-cash share-based compensation, depreciation and amortization of property, equipment and intangible assets and gain on extinguishment of contingent consideration of $2.7 million , offset by changes in operating assets and liabilities of $1.8 million. For the nine months ended September 30, 2010, net cash provided by operating activities was $2.2 million, consisting of our net income adjusted for non-cash share-based compensation and depreciation and amortization of property, equipment and intangible assets of $1.9 million and net changes in operating assets and liabilities of $0.3 million.

For the nine months ended September 30, 2011 net cash used by investing activities was $1.3 million representing a payment of $2.1 million to Potrero Media’s prior owners in exchange for their waiver of all rights to contingent consideration related to InsWeb’s acquisition and $74,000 purchase of property and equipment, offset by $0.6 million decrease in restricted cash, $0.2 million decrease in short term investments and $0.2 million decrease in related party receivable. For the comparable nine months ended September 30, 2010, net cash used in investing activities was $0.2 million consisting of purchases of restricted and unrestricted short term investments of $1.7 million offset by an increase in cash equivalents of $1.5 million due to the reduction of collateral required to maintain a commercial credit line.

For the nine months ended September 30, 2011 and 2010, net cash provided by financing activities was $1.5 million and $0.2 million respectively, and was primarily attributable to proceeds from employee stock plans for the comparable periods, offset by a repurchase of shares for the nine months ended September 30, 2011.

InsWeb has a non-cancelable lease through February 14, 2017 for approximately 16,000 square feet of office space in the Sacramento area which houses its corporate headquarters.  InsWeb has two, consecutive options to extend the term for five years each at the prevailing market rent.

InsWeb’s San Francisco office location includes administrative, product development, sales and marketing functions in a 10,000 square foot facility, which InsWeb occupies under a non-cancelable lease expiring in October 2014. InsWeb has four consecutive options to extend the term for five years each. Mr. Richard A. Natsch, President and COO and Mrs. Heather K. Natsch, Senior Vice President, of InsWeb are co-owners of Mission Potrero Properties, LLC, which are the lessors of the property that InsWeb occupies.

Future minimum lease commitments as of September 30, 2011 are summarized as follows (in thousands):

Years ending December 31	Future minimum lease commitments
2011	38
2012	424
2013	472
2014	444
2015	341
Thereafter	394
$2,113

InsWeb currently anticipates that its cash and cash equivalents will be sufficient to meet its anticipated cash needs to fund operations and capital expenditures for at least the next 12 months.

Non-GAAP Financial Measure and Reconciliation

In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

InsWeb Corporation
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION
(In thousands)
(unaudited)
	Three months ended
	September 30,	June 30,	September 30,
	2011	2011	2010
Net income	$501	$979	$357
Less
Interest income	1	5	8
Other income	-	1,203	-
Add
Interest expense	-	8	-
Provision for income taxes	6	-	10
Share-based compensation expense	324	245	277
Depreciation and amortization of property, equipment and intangible assets from continuing operations	352	355	34
Severance expense	-	480	-
Potrero Media acquisition costs	-	45	592
Bankrate transaction costs	242	-	-
Adjusted EBITDA from continuing operations	$1,424	$904	$1,262

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss).  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating or reducing the Company’s net income (loss) and net income (loss) per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.  In addition, the September 30, 2010 information does not include Potrero Media.

APPENDIX G

INSWEB CORPORATION UNAUDITED CONDENSED CONSOLIDATED
 FINANCIAL STATEMENTS FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2011

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)
(unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$7,895	$6,733
Short-term investments	980	1,137
Accounts receivable, net	4,527	3,307
Prepaid expenses and other current assets	517	559
Restricted short-term investments	-	580
Related party receivables	137	319
Total current assets	14,056	12,635
Intangible assets	5,974	6,965
Goodwill	2,689	2,689
Property and equipment, net	167	171
Other noncurrent assets	34	32
Total assets	$22,920	$22,492

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,171	$3,740
Accrued expenses and other current liabilities	688	428
Accrued contingent consideration	-	1,172
Deferred revenue	959	2,321
Total current liabilities	5,818	7,661
Accrued contingent consideration	-	2,071
Other noncurrent liabilities	80	-
Total liabilities	5,898	9,732

Commitments and contingencies

Stockholders’ equity:
Common stock	9	9
Paid-in capital	213,492	210,753
Treasury stock	(6,589)	(6,334)
Accumulated deficit	(189,890)	(191,668)
Total stockholders’ equity	17,022	12,760
Total liabilities and stockholders’ equity	$22,920	$22,492

See accompanying notes.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues	$12,753	$10,520	$39,046	$29,170

Operating expenses:
Direct marketing	8,490	6,881	26,118	19,425
Sales and marketing	1,657	1,206	5,723	3,869
Technology	612	615	2,526	1,685
General and administrative	1,488	1,459	4,075	3,045
Total operating expenses	12,247	10,161	38,442	28,024
Income from operations	506	359	604	1,146

Other income, net	-	-	1,203	-
Interest income (expense), net	1	8	(23)	20

Income before income taxes	507	367	1,784	1,166

Provision for income taxes	(6)	(10)	(6)	(17)

Net income	$501	$357	$1,778	$1,149

Net income per share:
Basic	$0.09	$0.08	$0.31	$0.24
Diluted	$0.08	$0.07	$0.28	$0.21

Weighted-average shares used in computing per share amounts
Basic	5,777	4,856	5,663	4,839
Diluted	6,394	5,592	6,370	5,508

See accompanying notes.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$1,778	$1,149
Adjustments to reconcile net income to net cash used by operating activities:
Share-based compensation	948	591
Depreciation and amortization	1,069	111
Interest income from related party receivables	(4)	(6)
Provision for doubtful accounts	(6)	-
Interest on contingent consideration	34	-
Gain on extinguishment of contingent consideration	(1,154)	-
Net changes in operating assets and liabilities:
Accounts receivable	(1,214)	(1,367)
Prepaid expenses and other current assets	42	307
Other assets	(2)	4
Accounts payable	431	1,322
Accrued expenses and other current liabilities	260	(172)
Deferred revenue	(1,362)	222
Other liabilities	80	-
Net cash provided by operating activities	900	2,161

Cash flows from investing activities:
Purchases of short-term investments	(2,205)	(1,656)
Redemption of short-term investments	2,360	-
Change in restricted cash and short-term investments	580	1,525
Payments from related party receivables	186	-
Purchases of property and equipment	(74)	(85)
Payments related to Potrero Media acquisition	(2,123)	-
Change in interest receivable	2	-
Net cash used in investing activities	(1,274)	(216)

Cash flows from financing activities:
Proceeds from issuance of common stock through stock plans	1,791	186
Repurchase of common stock	(255)	-
Net cash provided by financing activities	1,536	186
Net increase in cash and cash equivalents	1,162	2,131
Cash and cash equivalents, beginning of period	6,733	6,401
Cash and cash equivalents, end of period	$7,895	$8,532

See accompanying notes.

INSWEB CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

1. Business of InsWeb

InsWeb operates an insurance lead generation business that provides consumer leads to insurance companies, insurance agents and other providers of automobile, property, health, term life, and small business insurance. On October 1, 2010, InsWeb acquired Potrero Media Corporation (“Potrero Media”), which operated a complementary lead generation business focused on the health and term life insurance markets.

InsWeb’s principal source of revenues is transaction fees from participating insurance providers, either directly from an insurance company or from a local insurance agent. While quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge, InsWeb earns revenues from participating insurance providers based on the delivery of qualified leads. These fees are earned, generally, from the delivery of a lead to a participating insurance provider or local agent. In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website. In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.”

InsWeb is subject to all of the risks inherent in the electronic commerce industry and special risks related to the online insurance industry. These risks include, but are not limited to, uncertain economic conditions which could result in lower growth rates, the changing nature of the electronic commerce industry, variations in the availability and cost of acquiring consumer traffic, and unpredictability of future revenues from insurance carriers, agents and other insurance providers. These risks and uncertainties, among others, could cause InsWeb’s actual results to differ materially from historical results or those currently anticipated. In light of the evolving nature of InsWeb’s business to better capitalize on its position as a leading insurance portal, including the integration of Potrero Media, InsWeb believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance. Moreover, there is no assurance that InsWeb will be able to achieve and sustain profitability.

2. Basis of Presentation

The consolidated financial statements include the accounts of InsWeb Corporation and its wholly-owned subsidiaries, Potrero Media, InsWeb Insurance Services, Inc. and Goldrush Insurance Services, Inc. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

The accompanying unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not contain all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly InsWeb’s financial position as of September 30, 2011 and the results of operations for the three and nine months ended September 30, 2011 and 2010 and of cash flows for the nine months ended September 30, 2011 and 2010. The financial data and other information disclosed in these notes to the condensed consolidated financial statements related to these periods are unaudited. The results for the nine months ended September 30, 2011 are not necessarily indicative of the results to be expected for any future period.

These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in InsWeb’s Annual Report on Form 10-K and other information as filed with the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The December 31, 2010 condensed consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. The Company believes the disclosures in its notes to the condensed consolidated financial statements are adequate to make the information presented not misleading.

On April 28, 2011, the operations of InsWeb Corporation and Potrero Media Corporation were combined into a single entity under the InsWeb name. The combined operations now constitute a single operating segment based on the guidance of Accounting Standards Codification (“ASC”) 280 “Segment Reporting.” Further information regarding segments can be found in Footnote 13 to the Consolidated Financial Statements. All references to “InsWeb” in describing our business for periods after October 1, 2010 will include Potrero Media, except as specifically noted otherwise.

INSWEB CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

In September 2011, the Financial Accounting Standards Board ("FASB") issued the Accounting Standards Update ("ASU") to permit an entity the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the first step of the two-step goodwill impairment test. Accordingly, based on the option created by the amended guidance, the calculation of a reporting unit's fair value is not required unless, as a result of the qualitative assessment, it is more likely than not that fair value of the reporting unit is less than its carrying amount. The amended guidance, which should be applied prospectively, becomes effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We are currently evaluating the impact this update will have on our condensed consolidated financial statements.

In May 2011, as part of ongoing efforts with the International Accounting Standards Board to achieve convergence, the FASB issued the ASU on fair value measurements and disclosures to (i) clarify the application of existing fair value measurement and disclosure requirements and (ii) change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements.  The amendments in this ASU are effective for public entities for interim and annual periods beginning after December 15, 2011 and should be applied prospectively, with early application not permitted. We are currently evaluating the impact this update will have on our condensed consolidated financial statements.

In June 2011, the financial statement presentation of comprehensive income was amended by an ASU issued by the FASB to (i) eliminate the option to present the components of other comprehensive income ("OCI") in the statement of changes in stockholder's equity, (ii) require presentation of net income and OCI and their respective components either in a single continuous statement or in two separate but consecutive statements and (iii) require presentation of reclassification adjustments on the face of the statement. The amendments in this ASU do not change (i) the items that must be reported in OCI or when an item of OCI must be reclassified to net income or (ii) the option for an entity to present components of OCI either net of related tax effects or before related tax effects. Amendments to comprehensive income should be applied retrospectively and become effective for public entities for interim and annual periods beginning after December 15, 2011 with early adoption permitted. We are currently evaluating the impact this update will have on our condensed consolidated financial statements.

InsWeb has evaluated subsequent events through the time of filing these financial statements. Based upon the evaluation, there was no material impact on the accompanying consolidated financial statements.

3. Share-Based Payments

InsWeb maintains a stock option plan and an employee stock purchase plan. The following table sets forth the total share-based compensation expense relating to these plans included in InsWeb’s operating expenses in its condensed consolidated statements of income for the three and nine months ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Technology	$19	$30	$71	$60
Sales and marketing	31	31	131	81
General and administrative	275	216	746	450
	$325	$277	$948	$591

INSWEB CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

4. Concentration of Risk — Significant Customers

For the three and nine months ended September 30, 2011, one customer (Geico) accounted for 13% and 13% of total revenues, respectively.  For the three months ended September 30, 2010, three customers (Surehits, American Family, and Geico) accounted for 12%, 11%, and 11%, respectively.  For the nine months ended September 30, 2010, American Family accounted for 11% of total revenues.  At September 30, 2011, three customers (21st Century,  State Farm and American Family Mutual) accounted for 12%, 10%  and 10% of accounts receivable, respectively.  At December 31, 2010, two customers (SureHits and Geico) accounted for 17% and 12% of accounts receivable, respectively.

5.  Fair Value Measurements

The following table presents the assets and liabilities measured at fair value on a recurring basis as of September 30, 2011 (in thousands):

	September 30,
	2011	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$554	$554	$—	$—
Short-term investments	980	980	—	—
Total assets at fair value	$1,534	$1,534	$—	$—

The following table presents the financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 (in thousands):

	December 31,
	2010	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$3,850	$3,850	$—	$—
Short-term investments	1,137	1,137	—	—
Restricted short-term investments	580	580
Total assets at fair value	$5,567	$5,567	$—	$—
Liabilities:
Contingent consideration	$3,243	—	—	$3,243
Total liabilities at fair value	$3,243	—	—	$3,243

Cash equivalents, short-term investments and restricted short-term investments include certificates of deposit, money market funds and commercial paper from corporations whose credit ratings are P-1 by Moody’s or A-1 by Standard & Poor’s. The carrying value of these cash equivalents, short-term investments and restricted short-term investments approximates fair value. For these securities, InsWeb uses quoted prices in active markets for identical assets to determine their fair value and are considered to be Level 1 instruments.

The fair value of the contingent consideration associated with the Potrero Media acquisition was accrued for and classified as accrued contingent consideration in the accompanying consolidated balance sheet. See Part I, Item 1, “Financial Statements — Note 6 — Acquisition.” The fair value was determined based on unobservable inputs, namely management’s estimate of expected performance based on current information, and therefore are considered to be Level 3 liabilities. The following table provides a reconciliation of the beginning and ending balances for the liability measured at fair value using significant unobservable inputs (Level 3).

Contingent Consideration
Balance as of January 1, 2011	$3,243
Payments	(2,123)
Interest on contingent consideration	34
Gain on extinguishment of contingent consideration (see Note 6)	(1,154)
Balance as of September 30, 2011	$-

INSWEB CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Management determined the fair value of contingent consideration based on a number of factors, including a third-party valuation, utilizing using either the cost or income approach in conjunction with discussions with management and certain forecasts prepared by InsWeb. The income approach was utilized for the valuation of customer relationships and non-compete agreements. The cost approach was utilized for the valuation of websites and technologies. When the income approach was used, the rate utilized to discount net cash flows to their present values was approximately 30%. The discount rates were determined using a weighted-average cost of capital which incorporated the implied cost of equity and debt of InsWeb based on the forecasted cash flows after consideration of InsWeb’s rate of return on debt, capital, equity, the weighted average return on invested capital, and the internal rate of return specific to this transaction.

6.           Acquisition

On October 1, 2010 (the “Closing Date”), InsWeb completed its acquisition of 100% of the capital stock of Potrero Media pursuant to the Stock Purchase Agreement and related amendments (“Purchase Agreement”) signed on August 31, 2010. Potrero Media was acquired for a fair market value of $11.2 million paid in a combination of cash, stock and contingent earnout payments. InsWeb accounts for acquisitions in accordance with ASC 805 “Business Combinations.” Accordingly, the net assets acquired were recorded at their estimated fair values and Potrero Media’s operating results were included in the Company’s condensed consolidated financial statements from the date of acquisition.

On May 2, 2011, InsWeb and the former shareholders of Potrero Media executed the Third Amendment to the Purchase Agreement. As a result of the Third Amendment, InsWeb paid Potrero Media’s former shareholders $2.1 million on May 2, 2011 in exchange for their waiver of all rights to future consideration under the Stock Purchase Agreement. As a result, InsWeb eliminated the contingent consideration liability of $3.3 million from its balance sheet during the three month period ended June 30, 2011.   As a result of the Third Amendment, the Company recognized other income of approximately $1.2 million, included in Other Income, net in the Condensed Consolidated Statements of Income. This represented the difference between the payment of $2.1 million agreed to in Third Amendment and the $3.3 million contingent consideration liability outstanding as of May 2, 2011, the execution date of the Third Amendment.

7. Related Party Receivables

As of September 30, 2011 related party receivables relate to cash and accrued interest to be received at the maturity date on a promissory note with a principal amount totaling $100,000 from one current non-officer employee of InsWeb. As of December 31, 2010, related party receivables relate to cash and accrued interest to be received at the maturity date on promissory notes with principal amounts totaling $300,000 from two former non-officer employees and one current non-officer employee of InsWeb. These notes are unsecured loans with a per annum rate of 2.42%. The two former non-officer employees paid their promissory notes and interest in full in July 2011. The maturity date for all principal and interest on the current non-officer employee’s promissory note was extended to December 31, 2011.

8. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30, 2011	December 31, 2010

Prepaid rent and current portion of lease deposits	$15	$185
Prepaid insurance	203	133
Prepaid software licenses	20	47
Other receivables	250	77
Other	29	117
	$517	$559

9. Restricted Short-Term Investments

As of September 30, 2011 and December 31, 2010, restricted short-term investments consisted of $0 and $580,000 respectively in short-term investments used as collateral to obtain a commercial credit line. The commercial credit agreement required the collateral value of the securities account to be at least $550,000, based on investments held by InsWeb. In May 2011, InsWeb cancelled its commercial credit agreement with the issuing bank and therefore, the collateral was released from restriction. The unrestricted short-term investments were reclassified to short-term investments.

INSWEB CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

10. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30, 2011	December 31, 2010

Accrued employee compensation	$526	$357
Deferred rent	131	39
Other	31	32
	$688	$428

11. Comprehensive Income

Total comprehensive income was as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net income (loss)	$501	$357	$1,778	$1,149
Other comprehensive income (loss) - change in unrealized gain or loss on investments	-	5	-	2
Comprehensive income (loss)	$501	$362	$1,778	$1,151

12. Net Income Per Share

Basic net income per share is computed using the weighted-average number of shares of common stock outstanding. Diluted income per share is a measure of the potential dilution that would occur if stock options had been exercised.

The following table reconciles the numerator and denominator used to calculate basic and diluted net income per share of common stock:

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share amounts)	2011	2010	2011	2010

Numerator for basic and diluted net income per share:
Net income available to common stockholders	$501	$357	$1,778	$1,149

Denominator for net income per share:
Basic—weighted average shares of common stock outstanding	5,777	4,856	5,663	4,839
Dilutive effect of employee stock options	617	736	707	669
Diluted	6,394	5,592	6,370	5,508

Net income per share:
Basic	$0.09	$0.08	$0.31	$0.24
Diluted	$0.08	$0.07	$0.28	$0.21

INSWEB CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

13. Segments

Prior to the acquisition of Potrero Media, the Company operated one segment. From the October 1, 2010  through April 28, 2011, InsWeb’s operations were managed and reported in two operating segments, InsWeb and Potrero Media. Both segments operated an online insurance lead generation business for a variety of personal insurance products. Because the former shareholders of Potrero Media were entitled to contingent consideration based on the financial performance of the Potrero Media lead generation business, discrete financial and operating information was reported to InsWeb’s Chief Operating Decision Maker (“CODM”). The CODM reviewed the financial and operating results of InsWeb and Potrero Media separately and made decisions about resources to be allocated to each based on their separate performance.

On April 28, 2011, the operations of InsWeb Corporation and Potrero Media Corporation were combined into a single entity under the InsWeb name, and Potrero Media became a non-operating subsidiary of InsWeb Corporation. The combined operations have created a single operating segment as described in the guidance of ASC 280”Segment Reporting.” In particular, the CODM no longer allocates resources between InsWeb and Potrero Media and discrete financial information is no longer available for Potrero Media. Because InsWeb operated as one segment for the three and nine months ended September 30, 2010 and the Company is operating and disclosing its current results as one segment for the comparable periods ended September 30, 2011, no restated segment results are disclosed herein as the current disclosures are consistent with those provided in the prior comparable periods reported herein.

14. Commitments and Contingencies

Leases

InsWeb has a non-cancelable lease through February 14, 2017 for approximately, 16,000 square feet of office space in the Sacramento area which houses its corporate headquarters.  InsWeb has two, consecutive options to extend the term for five years each at the prevailing market rent.

InsWeb’s San Francisco office location includes administrative, product development, sales and marketing functions in a 10,000 square foot facility, which InsWeb occupies under a non-cancelable lease expiring in October 2014. InsWeb has four consecutive options to extend the term for five years each. Mr. Richard A. Natsch, President and COO and Mrs. Heather K. Natsch, Senior Vice President, of InsWeb are co-owners of Mission Potrero Properties, LLC, which are the lessors of the property that InsWeb occupies.

Securities Class Action

A securities class action lawsuit was filed on December 5, 2001 in the United States District Court for the Southern District of New York, (the “Court”) purportedly on behalf of all persons who purchased our common stock from July 22, 1999 through December 6, 2000. The complaint named as defendants InsWeb, certain current and former officers and directors, and three investment banking firms that served as underwriters for InsWeb’s initial public offering in July 1999. The complaint, as subsequently amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10 and 20 of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offering failed to disclose, among other things, that (i) the underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of the shares of our stock sold in the offerings and (ii) the underwriters had entered into agreements with customers whereby the underwriters agreed to allocated shares of the stock sold in the offering to those customers in exchange for which the customers agreed to purchase additional shares of InsWeb stock in the aftermarket at pre-determined prices. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, all of which have been consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. In February 2003, the Court dismissed the claims in the InsWeb action alleging violations of the Securities Exchange Act of 1934 but allowed the plaintiffs to proceed with the remaining claims. In June 2003, the plaintiffs in all of the cases presented a settlement proposal to all of the issuer defendants. Under the proposed settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. InsWeb and most of the other issuer defendants have accepted the settlement proposal. While the District Court was considering final approval of the settlement, the Second Circuit Court of Appeals vacated the class certification of plaintiffs’ claims against the underwriters in six cases designated as focus or test cases. On December 14, 2006, the District Court ordered a stay of all proceedings in all of the lawsuits pending the outcome of plaintiffs’ petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Because of the significant technical barriers presented by the Court’s decision, the parties withdrew the proposed settlement and the plaintiffs filed an amended complaint. Representatives of all of the parties to the IPO litigation agreed to a revised settlement; as with the earlier settlement proposal, the revised settlement proposal does not require InsWeb to contribute any cash. The revised settlement was approved by the District Court on October 5, 2009, but a number of plaintiffs appealed the approval to the Second Circuit Court of Appeal. Subsequently, the District Court determined that none of the objectors had standing to appeal.  One of the putative objectors has filed a notice of appeal of the determination as to him. There is no assurance that the new settlement will be upheld on appeal. If the settlement is not upheld, InsWeb intends to defend the lawsuit vigorously. The litigation and settlement process is inherently uncertain and management cannot predict the outcome, though, if unfavorable, it could have a material adverse effect on InsWeb’s financial condition, results of operations and cash flows.

INSWEB CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Section 16(b) Lawsuit

On October 12, 2007, Vanessa Simmonds, a purported stockholder of InsWeb, filed a complaint in the United States District Court for the Western District of Washington, against InsWeb and two investment banking firms that served as underwriters for the initial public offering of our common stock in July 1999. The complaint alleges that:  (i) the defendants, other underwriters of the offering, and unspecified officers, directors and principal stockholders of InsWeb constituted a “group” that owned in excess of 10% of InsWeb’s outstanding common stock between July 23, 1999 and July 20, 2000; (ii) the defendants were therefore subject to the “short swing” prohibitions of Section 16(b) of the Securities Exchange Act of 1934; and (iii) the defendants engaged in purchases and sales, or sales and purchases, of InsWeb’s common stock within periods of less than six months in violation of the provisions of Section 16(b). The complaint seeks disgorgement of all profits allegedly received by the defendants, with interest and attorneys’ fees, for transactions in violation of Section 16(b). InsWeb, as the statutory beneficiary of any potential Section 16(b) recovery, is named as a nominal defendant in the complaint. A number of similar lawsuits against underwriters of other public offerings have recently been filed by the same plaintiff and law firm. On February 11, 2008, the court approved a stipulated order that InsWeb need not answer or otherwise respond to the complaint. On February 28, 2008, the plaintiff filed an amended complaint, and InsWeb was again excused from filing an answer. On March 12, 2009 the court issued an order dismissing the lawsuit with prejudice, but plaintiffs  appealed this order to the Ninth Circuit Court of Appeal. On December 2, 2010, the Ninth Circuit determined that the plaintiff’s demand letters sent to 30 defendant issuers were inadequate and affirmed the district court's dismissal of plaintiff's claim as to those defendants. The Ninth Court remanded another 24 cases, including InsWeb’s case, with instructions that the District Court permit the underwriters and issuers to file motions challenging the adequacy of the demand letters in those cases. The Ninth Circuit made clear to the District Court that the Ninth Circuit expects the District Court to dismiss claims as to issuers, such as InsWeb, that received demand letters similar to the letters that were found to be inadequate.  But the Ninth Circuit also reversed the District Court's decision that the statute of limitations had run on claims of certain issuers, including InsWeb, which may leave open the possibility that plaintiff could send new demand letters. On June 27, 2011,the United States Supreme Court granted the underwriters’ and plaintiff’s request for review. If the lawsuit is reinstated on appeal, InsWeb intends to defend the lawsuit vigorously. The litigation and settlement process is inherently uncertain and management cannot predict the outcome, though, if unfavorable, it could have a material adverse effect on InsWeb’s financial condition, results of operations and cash flows.

INSWEB CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

15.   Subsequent Event

On October 10, 2011, we entered into an Asset Purchase Agreement with Bankrate, Inc (“Bankrate”).  The Asset Purchase Agreement or Asset Sale Transaction provides for the sale of substantially all of the assets and certain liabilities relating to our insurance lead generation business and we anticipate recording a gain from the Asset Sale Transaction. If the Asset Sale Transaction is completed, we will no longer conduct the lead generation business. Instead, we will focus on the new Patent Licensing Business. We intend to generate revenues and related cash flows from the grant of intellectual property rights for the use of, or pertaining to, our patented technologies. We currently own five issued patents and two patent applications. We may also consider the sale of one or more of our patents. Under the terms of the Asset Purchase Agreement, Bankrate has agreed to pay $65 million in cash for the assets, subject to certain adjustments, and to assume certain liabilities of InsWeb, as described in the Asset Purchase Agreement.  Following the closing, we will retain a portfolio of e-commerce and online insurance distribution patents. We refer to this as the Asset Sale Transaction.

The Asset Sale Transaction is subject to various closing conditions, including the receipt of regulatory approvals and the approval of our stockholders.  The transaction is not subject to a financing condition.  Our board of directors has unanimously recommended that our stockholders approve the transaction.  Hussein Enan, our Chairman and Chief Executive Officer, and various funds managed by Osmium Capital Partners, which, together with Mr. Enan, collectively own approximately 40% of our outstanding shares on the date hereof, have entered into Voting and Support Agreements with Bankrate which obligate them to vote in favor of the transaction and against other acquisition proposals.  Mr. Enan, who holds approximately 24% of our outstanding shares on the date hereof, has agreed that he will not, among other things, sell, transfer, assign, tender in any tender or exchange offer, or otherwise dispose of any of his shares or, with limited exceptions, exercise any stock options for our shares. The transaction is expected to close by the end of 2011.

The Asset Purchase Agreement contains customary representations and warranties of the parties. The statements set forth in those representations and warranties are made solely for purposes of the Asset Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Asset Purchase Agreement.  Moreover, some of those representations and warranties may have only been true at a certain date, may be subject to a contractual standard of materiality or may have been used for purposes of allocating risk between us and Bankrate rather than establishing matters of fact.  Our stockholders are not third party beneficiaries under the Asset Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of our company or of Bankrate.

The Asset Purchase Agreement also includes customary covenants of our company and Bankrate.  We have generally agreed to operate our business in the ordinary course until the closing of the transaction.  Subject to certain exceptions, we have also agreed not to solicit or initiate discussion with third parties regarding other proposals to acquire our company or substantially all of the assets and certain liabilities related to our lead generation business, and to certain restrictions on our ability to respond to or accept any such proposals.  In connection with the closing of the transactions contemplated by the Asset Purchase Agreement, we have also agreed to license rights under our patent portfolio to Bankrate on a perpetual, royalty-free, non-exclusive basis.

APPENDIX H

INSWEB CORPORATION UNAUDITED PRO FORMA CONDENSED
 CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the sale of substantially all of InsWeb Corporation (“InsWeb” or the “Company”), a Delaware corporation, assets and certain liabilities relating to its insurance lead generation business (the “Asset Sale Transaction”) to Bankrate, Inc. (“Bankrate”). The Asset Sale Transaction is expected to take effect in December, 2011 and is subject to InsWeb stockholder approval. The unaudited pro forma consolidated financial statements related to the Asset Sale Transaction includes certain adjustments to the historical financial statements as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet presents the financial position of the Company at September 30, 2011 giving effect to the Asset Sale Transaction as if it had occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2011 and for the years ended December 31, 2009 and 2010 give effect to the Asset Sale Transaction as if it had occurred at the beginning of each such period.

The unaudited pro forma financial information is presented for informational purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the Asset Sale Transaction been completed as of the dates indicated and is not necessarily indicative of the Company’s future financial position or results of operations.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of InsWeb included in this Proxy Statement.

INSWEB CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2011 (amounts in thousands)

		PRO FORMA
	HISTORICAL (a)	ADJUSTMENTS ("NOTES”)		PRO FORMA

Assets
Current assets:
Cash and cash equivalents	$7,895	$60,835	(b)	$68,730
Short-term investments	980	-		980
Accounts receivable, net	4,527	(4,527)	(c)	-
Prepaid expenses and other current assets	517	(176)	(d)	341
Related party receivables	137	-		137
Total current assets	14,056	56,132		70,188
Intangible assets, net	5,974	(5,974)	(c)	-
Goodwill	2,689	(2,689)	(c)	-
Property and equipment, net	167	(126)	(d)	41
Other noncurrent assets	34	(7)	(d)	27
Total assets	$22,920	$47,336		$70,256

LiLiabilities and stockholders’ equity
Accounts payable	$4,171	$(3,453)	(d)	$718
Income tax payable	-	5,394	(k)	5,394
Accrued expenses and other current liabilities	688	(11)	(d)	677
Deferred revenue	959	(959)	(c)	-
Total current liabilities	5,818	971		6,789

Other noncurrent liabilities	80	-		80

Stockholders’ equity
Common stock	9	-		9
Paid-in capital	213,492	628	(e)	214,120
Treasury stock	(6,589)	-		(6,589)
Accumulated deficit	(189,890)	45,737	(e)	(144,153)

Total Stockholders’ equity	17,022	46,365		63,387

Total liabilities and stockholders’ equity	$22,920	$47,336		$70,256

See accompanying notes.

INSWEB CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2011
(in thousands, except per share amounts)

	HISTORICAL (f)	PRO FORMA ADJUSTMENTS ("NOTES")		PRO FORMA (g)

Revenues	$39,046	$(39,046)	(h)	$-

Operating expenses:
Direct marketing	26,118	(26,118)	(h)	-
Sales and marketing	5,723	(5,723)	(h)	-
Technology	2,526	(2,454)	(i)	72
General and administrative	4,075	(1,645)	(i)	2,430
Total operating expenses	38,442	(35,940)		2,502
Income (loss) from operations	604	(3,106)		(2,502)
Other income, net	1,203	(1,203)	(l)	-
Interest income (expense), net	(23)	34	(j)	11
Income (loss) before income taxes	1,784	(4,275)		(2,491)
Provision for income taxes	(6)	(5,394)	(k)	(5,400)
Net income (loss)	$1,778	$(9,669)		$(7,891)

Net income (loss) per share:
Basic	$0.31	$-		$(1.39)
Diluted	$0.28	$-		$(1.39)

Weighted-average shares used in computing per share amounts:
Basic	5,663	-		5,663
Diluted	6,370	(707)	(m)	5,663

See accompanying notes.

INSWEB CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2010
(in thousands, except per share amounts)

	HISTORICAL (f)	PROFORMA ADJUSTMENTS ("NOTES")		PRO FORMA (g)
Revenues:
Transaction fees	$42,199	$(42,199)	(h)	$-
Other	160	(160)	(h)	-
Total revenues	42,359	(42,359)		-

Operating expenses:
Direct marketing	28,370	(28,370)	(h)	-
Sales and marketing	5,743	(5,743)	(h)	-
Technology	2,629	(2,537)	(i)	92
General and administrative	4,321	(1,507)	(i)	2,814
Total operating expenses	41,063	(38,157)		2,906
Income (loss) from operations	1,296	(4,202)		(2,906)
Interest income (expense), net	(1)	26	(j)	25

Income (loss) before income taxes	1,295	(4,176)		(2,881)

Provision for income taxes	-	(5,534)	(k)	(5,534)

Net income (loss)	$1,295	$(9,710)		$(8,415)

Net income (loss) per share:
Basic	$0.26	$-		$(1.69)
Diluted	$0.23	$-		$(1.69)

Weighted-average shares used in computing per share amounts:
Basic	4,972	-		4,972
Diluted	5,611	(639)	(m)	4,972

See accompanying notes.

INSWEB CORPORATION
 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
  For the Year Ended December 31, 2009
 (in thousands, except per share amounts)

	HISTORICAL (f)	PRO FORMA ADJUSTMENTS ("NOTES")		PRO FORMA (g)
Revenues:
Transaction fees	$35,002	$(35,002)	(h)	$-
Other	167	(167)	(h)	-
Total revenues	35,169	(35,169)		-

Operating expenses:
Direct marketing	23,397	(23,397)	(h)	-
Sales and marketing	6,588	(6,588)	(h)	-
Technology	3,418	(3,337)	(i)	81
General and administrative	3,055	(197)	(i)	2,858
Total operating expenses	36,458	(33,519)		2,939
Loss from operations	(1,289)	(1,650)		(2,939)
Interest income (expense), net	28	-		28

Loss before income taxes	(1,261)	(1,650)		(2,911)

Provision for income taxes	-	(5,572)	(k)	(5,572)

Net loss	$(1,261)	$(7,222)		$(8,483)

Net loss per share:
Basic	$(0.26)	$-		$(1.77)
Diluted	$(0.26)	$-		$(1.77)

Weighted-average shares used in computing per share amounts:
Basic	4,796	-		4,796
Diluted	4,796	-		4,796

See accompanying notes.

INSWEB CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      PLANNED ASSET SALE TRANSACTION TO BANKRATE

On October 10, 2011 (the “Announcement Date”), InsWeb announced that it had entered into a definitive agreement to sell substantially all of its assets and certain liabilities relating to its insurance lead generation business to Bankrate, Inc. pursuant to the Asset Purchase Agreement (the “Agreement”) that was signed on October 10, 2011. The Asset Sale Transaction is subject to several closing conditions, including the receipt of regulatory approvals and approval by InsWeb’s shareholders. InsWeb expects the transaction to be completed in December 2011.

The Agreement requires the payment to InsWeb of $65 million in cash at closing, subject to a working capital adjustment specified in the Agreement.  InsWeb will retain a portfolio of e-commerce and online insurance distribution patents, which it will license to Bankrate on a perpetual, royalty-free, non-exclusive basis.  Under the terms of the Agreement, Bankrate will also assume certain liabilities of InsWeb, as further specified in the Agreement.  Following the closing, InsWeb is expected to continue as a public company and will focus on a new business model in which it will license its patented technologies.

2.     PRO FORMA ADJUSTMENTS FROM THE ASSET SALE TRANSACTION FOR INSWEB

The following pro forma adjustments, in $000s, are included in the unaudited pro forma condensed consolidated balance sheet and statements of operations for InsWeb based upon the terms of the agreement:

(a)	Reflects the historical financial position of InsWeb at September 30, 2011.

(b)	Represents the estimated cash proceeds and (uses) associated with the Agreement which is calculated as follow:

Purchase Price	$65,000
Acquisition costs	(2,446)
Working capital adjustment	(1,719)
Net Asset Sale Transaction proceeds	$60,835

(c)	Reflects the sale of this asset or liability.

(d)	Reflects the sale of certain assets or liabilities specifically associated with the insurance lead generation business.

(e)
The unaudited pro forma condensed consolidated balance sheet reflects an adjustment to accumulated deficit for the estimated gain on the sale net of estimated taxes calculated below, and the pro forma impact of immediate vesting of the outstanding and unvested stock options that would have occurred had the Asset Sale Transaction taken place as of September 30, 2011. The net Asset Sale Transaction proceeds and estimated gain on the sale below are based on balances as of September 30, 2011 and will be different based on the use of the actual balances at closing, actual Asset Sale Transaction costs, and the final working capital adjustment. The actual gain on sale is estimated in the range of $44 million to $47 million.  The gain as included herein was calculated as follows:

Net Asset Sale Transaction proceeds	$60,835
Assets sold in the Asset Sale Transaction	(13,499)

Liabilities assumed in the Asset Sale Transaction	4,423

Expense associated with accelerated option vesting	(628)
Estimated gain on sale before estimated income taxes	$51,131
Less estimated income taxes payable	(5,394)
Estimated gain on sale net of estimated income taxes	$45,737

(f)	Reflects the historical results of operations of InsWeb.
(g)	The insurance lead generation business represents the source of all of InsWeb’s historical revenue and a significant driver of the expenses for the periods shown.
(h)	Reflects the elimination of all revenues, direct marketing and sales and marketing expenses associated with the insurance lead generation business.
(i)	Reflects the effect of the elimination of certain costs specifically associated with the sale of certain assets or liabilities specifically associated with the insurance lead generation.
(j)	Reflects the reduction in interest expense associated with the elimination of certain liabilities.
(k)
Reflects the federal alternative minimum tax and California franchise tax that will be owed by InsWeb on the taxable gain from the sale. A substantial amount of net operating loss carryover is allowed to offset federal taxable income, but net operating loss carryovers may not be utilized in California to offset taxable income in 2011.

(l)
Reflects the elimination of the gain on extinguishment of contingent liability upon the execution of the Third Amendment to the Stock Purchase Agreement with Potrero Media Corporation. This is a non-recurring transaction and not deemed part of the recurring insurance lead generation business.

(m)	Reflects the elimination of dilutive securities because of the net loss.

APPENDIX I

INSWEB CORPORATION UNAUDITED CONDENSED CONSOLIDATED
 FINANCIAL STATEMENTS FOR THE BUSINESS TO BE SOLD

BUSINESS TO BE SOLD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

September 30, 2011

Assets
Current assets:
Cash and cash equivalents	$-
Short-term investments	-
Accounts receivable, net	4,527
Prepaid expenses and other current assets	176
Related party receivables	-
Total current assets	4,703
Intangible assets, net	5,974
Goodwill	2,689
Property and equipment, net	126
Other noncurrent assets	7
Total assets	$13,499

LiLiabilities and stockholders’ equity
Accounts payable	$3,453
Income tax payable	-
Accrued expenses and other current liabilities	11
Deferred revenue	959
Total current liabilities	4,423

Other noncurrent liabilities	-

Stockholders’ equity
Common stock	-
Paid-in capital	9,076
Treasury stock	-
Accumulated deficit	-

Total Stockholders’ equity	9,076

Total liabilities and stockholders’ equity	$13,499

See accompanying notes.

BUSINESS TO BE SOLD
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

Nine Months Ended September 30, 2011

Revenues	$39,046

Operating expenses:
Direct marketing	26,118
Sales and marketing	5,723
Technology	2,454
General and administrative	1,645
Total operating expenses	35,940
Income from operations	3,106
Other income, net	-

Interest income (expense), net	(34)

Income before income taxes	3,072

Provision for income taxes	(1,229)

Net income	$1,843

Net income per share:
Basic	$-
Diluted	$-

Weighted-average shares used in computing per share amounts:
Basic	-
Diluted	-

See accompanying notes.

BUSINESS TO BE SOLD
 UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
 (in thousands, except per share amounts)

Year Ended December 31, 2010
Revenues:
Transaction fees	$42,199
Other	160
Total revenues	42,359

Operating expenses:
Direct marketing	28,370
Sales and marketing	5,743
Technology	2,537
General and administrative	1,507
Total operating expenses	38,157
Income from operations	4,202
Interest income (expense), net	(26)

Income before income taxes	4,176

Provision for income taxes	(1,670)

Net income	$2,506

Net income per share:
Basic	$-
Diluted	$-

Weighted-average shares used in computing per share amounts:
Basic	-
Diluted	-

See accompanying notes.

BUSINESS TO BE SOLD
 UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
 (in thousands, except per share amounts)

Year Ended December 31, 2009
Revenues:
Transaction fees	$35,002
Other	167
Total revenues	35,169

Operating expenses:
Direct marketing	23,397
Sales and marketing	6,588
Technology	3,337
General and administrative	197
Total operating expenses	33,519
Income (loss) from operations	1,650
Interest income (expense), net	-

Income before income taxes	1,650

Provision for income taxes	(660)

Net income	$990

Net loss per share:
Basic	$-
Diluted	$-

Weighted-average shares used in computing per share amounts:
Basic	-
Diluted	-

See accompanying notes.

BUSINESS TO BE SOLD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Business to be Sold

The standalone entity for the business to be sold, "Business to be Sold" consists of an insurance lead generation business that provides consumer leads to insurance companies, insurance agents and other providers of automobile, property, health, term life, and small business insurance. The principal source of revenues for the Business to be Sold is transaction fees from participating insurance providers, either directly from an insurance company or from a local insurance agent. Revenues are earned from participating insurance providers based on the delivery of qualified leads. These fees are earned, generally, from the delivery of a lead to a participating insurance provider or local agent. In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website. In these situations, the third-party will pay a fee for that consumer link or “click-through.”

2. Basis of Presentation

The unaudited condensed consolidated financial statements of the Business to be Sold give effect to the sale of substantially all of the assets and certain liabilities of InsWeb Corporation (“InsWeb” or the “Company”), a Delaware corporation, assets and certain liabilities relating to its insurance lead generation business (the "Asset Purchase Agreement" or “Asset Sale Transaction”) to Bankrate, Inc. (“Bankrate”). The Asset Sale Transaction is expected to take effect in December, 2011 and is subject to InsWeb stockholder approval.

The Business to be Sold represents the financial position of the Company’s insurance lead generation business, the assets and certain liabilities relating to the insurance lead generation business to be assumed by Bankrate from InsWeb. The unaudited condensed consolidated balance sheet for the Business to be Sold at September 30, 2011 gives effect to the Asset Sale Transaction as if it had occurred on that date. The unaudited condensed consolidated statements of operations for the nine months ended September 30, 2011 and for the years ended December 31, 2009 and 2010 for the Business to be Sold give effect to the Asset Sale Transaction as if it had occurred at the beginning of each such period.

The unaudited financial information is presented for informational purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the Asset Sale Transaction been completed as of the dates indicated and is not necessarily indicative of the future financial position or results of operations of the Business to be Sold.

The unaudited condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of InsWeb included in this Proxy Statement.

On April 28, 2011, the operations of InsWeb Corporation and Potrero Media Corporation were combined into a single entity under the InsWeb name. The Business to be Sold includes the combined operations and is conducted as a single operating segment based on the guidance of Accounting Standards Codification (“ASC”) 280 “Segment Reporting.” Further information regarding segments can be found in Footnote 13 to the unaudited condensed consolidated financial statements.

In September 2011, the Financial Accounting Standards Board ("FASB") issued the Accounting Standards Update ("ASU") to permit an entity the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the first step of the two-step goodwill impairment test. Accordingly, based on the option created by the amended guidance, the calculation of a reporting unit's fair value is not required unless, as a result of the qualitative assessment, it is more likely than not that fair value of the reporting unit is less than its carrying amount. The amended guidance, which should be applied prospectively, becomes effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. InsWeb has not evaluated the impact this update will have on the unaudited condensed consolidated financial statements of the Business to be Sold.

In May 2011, as part of ongoing efforts with the International Accounting Standards Board to achieve convergence, the FASB issued the ASU on fair value measurements and disclosures to (i) clarify the application of existing fair value measurement and disclosure requirements and (ii) change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements.  The amendments in this ASU are effective for public entities for interim and annual periods beginning after December 15, 2011 and should be applied prospectively, with early application not permitted. InsWeb has not evaluated the impact this update will have on the unaudited condensed consolidated financial statements of the Business to be Sold.

In June 2011, the financial statement presentation of comprehensive income was amended by an ASU issued by the FASB to (i) eliminate the option to present the components of other comprehensive income ("OCI") in the statement of changes in stockholder's equity, (ii) require presentation of net income and OCI and their respective components either in a single continuous statement or in two separate but consecutive statements and (iii) require presentation of reclassification adjustments on the face of the statement. The amendments in this ASU do not change (i) the items that must be reported in OCI or when an item of OCI must be reclassified to net income or (ii) the option for an entity to present components of OCI either net of related tax effects or before related tax effects. Amendments to comprehensive income should be applied retrospectively and become effective for public entities for interim and annual periods beginning after December 15, 2011 with early adoption permitted. InsWeb has not evaluated the impact this update will have on the unaudited condensed consolidated financial statements of the Business to be Sold.

3. Share-Based Payments

Pursuant to the terms of the Asset Purchase Agreement, liabilities arising under any benefit plan of the Company, including stock options plans, were excluded from the liabilities assumed by Bankrate, Inc.. Accordingly, there are no share based payments included in these unaudited condensed consolidated financial statements for the Business to be Sold.

4. Concentration of Risk — Significant Customers

For the nine months ended September 30, 2011, one customer (Geico) accounted for 13% of total revenues. At September 30, 2011, three customers (21st Century, State Farm and American Family Mutual) accounted for 12%, 10% and 10% of accounts receivable, respectively.

5.  Fair Value Measurements

Pursuant to the Asset Purchase Agreement, the components of the financial statements that give rise to fair value measurements are to remain with the Company. Accordingly, there are no fair value measurements in connection with the unaudited condensed consolidated financial statements for the Business to be Sold.

6. Acquisition

The Business to be Sold includes the insurance lead generation business of Potrero Media Corporation, which was acquired by InsWeb on October 1, 2010. Potrero Media was acquired for a fair market value of $11.2 million paid in a combination of cash, stock and contingent earnout payments. In accordance with ASC 805 “Business Combinations,” the net assets acquired were recorded at their estimated fair values and Potrero Media’s operating results were included in the Business to be Sold unaudited condensed consolidated financial statements from the date of acquisition.

7. Related Party Receivables

Pursuant to the Asset Purchase Agreement, the related party receivables to which the Company is a party are excluded from the assets acquired by Bankrate, Inc. Accordingly, there are no related party receivables associated with the Business to be Sold.

8. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets associated with the Business to be Sold consist of the following (in thousands):

September 30, 2011
Prepaid software licenses	$20
Other receivables	14
Other	142
$176

9. Restricted Short-Term Investments

Pursuant to the Asset Purchase Agreement, restricted short-term investments of the Company were excluded from the assets acquired by Bankrate, Inc. Accordingly, there are no restricted short term investments associated with the Business to be Sold.

10. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities associated with the Business to be Sold consist of the following (in thousands):

September 30, 2011
Other	$11

11. Comprehensive Income

Total comprehensive income associated with the Business to be Sold was as follows (in thousands):

Nine months ended September 30,
2011

Net income	$1,843
Other comprehensive income (loss) - change in unrealized gain or loss on investments	-
Comprehensive income	$1,843

12. Net Income Per Share

Pursuant to the Asset Purchase Agreement, the Company’s common stock will remain with its current stockholders. Accordingly, net income per share is not applicable to the unaudited condensed consolidated financial statements for the Business to be Sold.

13. Segments

The Business to be Sold includes the insurance lead generation business of Potrero Media Corporation ("Potrero Media"), which was acquired by InsWeb on October 1, 2010. On April 28, 2011, the operations of InsWeb Corporation and Potrero Media were combined into a single entity under the InsWeb name. The Business to be Sold includes the combined operations and is conducted as a single operating segment based on the guidance of Accounting Standards Codification ("ASC") 280 "Segment Reporting." In particular, the Chief Operating Decision Maker no longer allocates resources between InsWeb and Potrero Media and discrete financial information is no longer available for Potrero Media.

14. Commitments and Contingencies

Leases

Pursuant to the Asset Purchase Agreement, all real property leases to which the Company is a party were excluded from the assets acquired by Bankrate, Inc.  Accordingly, the Business to be Sold does not include commitments with respect to any real property lease.

Loss Contingencies

Pursuant to the Asset Purchase Agreement, the loss contingencies to which the Company is subject were excluded from the liabilities assumed by Bankrate, Inc. Accordingly, the Business to be Sold does not include loss contingencies for any period prior to the closing of the Asset Sale Transaction.

15. Income Taxes

Under the asset and liability method prescribed under ASC 740, “Income Taxes”, deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases are recognized for the Business to be Sold. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. At September 30, 2011, the Business to be Sold had no unrecognized tax benefits.

For tax return purposes, there were no net operating loss carry forwards or deferred tax assets at September 30, 2011 for the Business to be Sold.

A combined federal and state statutory tax rate of 40% was applied to pre-tax income. The InsWeb net operating loss and tax credits carryovers will not be transferred as part of the Business to be Sold.

INSWEB CORPORATION
10850 Gold Center Dr.
Suite 250
Rancho Cordova, CA 95670

PROXY FOR 2011 SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER 21, 2011
This Proxy is Solicited on Behalf of the Board of Directors of InsWeb Corporation

The undersigned, revoking any proxy previously given, hereby appoints Hussein A. Enan and L. Eric Loewe, and each of them, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to attend and represent the undersigned and to vote all of the shares of stock in InsWeb Corporation, a Delaware corporation (“InsWeb”), which the undersigned is entitled to vote at the Special Meeting of Stockholders of InsWeb to be held at the corporate headquarters of InsWeb located at 10850 Gold Center Dr. Suite 250, Rancho Cordova, CA, 95670 on December 21, 2011, at 9:00 AM local time, and at any adjournment or postponement thereof (1) as hereinafter specified under the proposals listed on the reverse side and as more particularly described in the Proxy Statement of InsWeb dated November 23, 2011 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

 THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.

 Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	Telephone	Mail

To access your online proxy card, please visit www.voteproxy.com and follow the onscreen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time, on December 20, 2011.

Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countires from any touch-tone telephone and follow the instructions. Have your proxy card availible when you call. Vote by phone until 11:59 PM Eastern Time, on December 20, 2011.
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or telephone you do NOT need to mail back your Proxy Card.

(Continued and to be signed on the reverse side)

Please mark

☒	votes as in this example

The Board of Directors recommends a Vote “FOR” the following proposals:

1.
To approve the sale of substantially all of the operating assets of InsWeb as contemplated by the asset purchase agreement between InsWeb and Bankrate, Inc., dated as of October 10, 2011 (as it may be amended from time to time in accordance with the terms thereof).  We refer to this transaction as the “Asset Sale Transaction” and this proposal as the “Asset Sale Proposal”.
		FOR ☐	ABSTAIN ☐	AGAINST ☐

2.	To approve an amendment to our certificate of incorporation to change our name to Internet Patents Corporation effective upon completion of the Asset Sale Transaction.	FOR ☐	ABSTAIN ☐	AGAINST ☐

3.
To approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to InsWeb’s named executive officers in connection with the Asset Sale Transaction, including the agreements and understandings pursuant to which such compensation may be paid or become payable.
		FOR ☐	ABSTAIN ☐	AGAINST ☐

4.
To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal.
		FOR ☐	ABSTAIN ☐	AGAINST ☐

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.

 ☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
___________________________________________
___________________________________________
___________________________________________
___________________________________________

☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Date: ________________________________________	Date: ________________________________________

Signature in Box:	Signature in Box (Joint Owners)

Please sign here exactly as your name(s) appear on the Proxy. If shares of stock are held jointly, both or all of such persons should sign. An authorized person should sign corporate or partnership proxies in full corporate or partnership name. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.